As filed with the Securities and Exchange Commission on July 28, 2014

Registration No. 333-196575

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Pre-Effective

Amendment No. 1

to

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SEACOAST BANKING CORPORATION OF FLORIDA

(Exact name of registrant as specified in its charter)

Florida	6022	59-2260678
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

815 Colorado Avenue

Stuart, Florida 34994

(772) 287-4000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Dennis S. Hudson, III

Chief Executive Officer

Seacoast Banking Corporation of Florida

815 Colorado Avenue

Stuart, Florida 34994

(772) 287-4000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Randolph A. Moore III Alston & Bird LLP One Atlantic Center 1201 W. Peachtree Street Atlanta, Georgia 30309 Telephone: (404) 881-7000	Donald J. McGowan The BANKshares, Inc. 1031 W. Morse Blvd., Suite 323 Winter Park, Florida 32789 Telephone: (407) 622-3181	John P. Greeley Smith Mackinnon, PA 255 South Orange Avenue, Suite 800 Orlando, Florida 32801 Telephone: (407) 843-7300

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the proposed merger described herein have been satisfied or waived.

If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, please an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 14e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)(3)
Common Stock $.10 par value	7,086,041 shares(1)	Not applicable	$148,842,464.10	$19,170.91

(1)	The maximum number of full shares issuable upon consummation of the transaction described herein. Pursuant to Rule 416, this registration statement also covers additional shares that may be issued as a result of stock splits, stock dividends or similar transactions.
(2)	Computed in accordance with Rule 457(f)(2) solely for the purpose of calculating the registration fee and based upon $10.45 (the book value as of March 31, 2014 of the 14,243,298 shares of BANKshares. Inc. common and preferred stock to be acquired).
(3)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary joint proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 28, 2014

PRELIMINARY JOINT PROXY STATEMENT/PROSPECTUS

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

To the Shareholders of Seacoast Banking Corporation of Florida and The BANKshares, Inc.:

On April 24, 2014, Seacoast Banking Corporation of Florida, or Seacoast, Seacoast National Bank, or SNB, The BANKshares, Inc., or BANKshares, and BankFIRST, entered into an Agreement and Plan of Merger (which we refer to as the “merger agreement”) that provides for the combination of two holding companies. Under the merger agreement, BANKshares will merge with and into Seacoast, with Seacoast as the surviving corporation (which we refer to as the “merger”). Immediately following the merger, BankFIRST will merge with and into SNB, with SNB as the surviving bank (which we refer to as the “bank merger” and collectively, with the merger, the “mergers”). The mergers will create the sixth largest Florida-based bank by total assets with approximately $3.0 billion. The combined franchise will also have approximately $2.3 billion of deposits and 46 branches.

In the merger, each share of BANKshares common stock and preferred stock (except for specified shares of BANKshares common stock held by BANKshares or Seacoast and any dissenting shares) will be converted into the right to receive 0.4975 shares of Seacoast common stock (which we refer to as the “exchange ratio” or the “merger consideration”). Although the number of shares of Seacoast common stock that BANKshares shareholders will receive is fixed, the market value of the merger consideration will fluctuate with the market price of Seacoast common stock and will not be known at the time BANKshares shareholders vote on the merger. Based on the closing price of Seacoast’s common stock on the NASDAQ Global Select Market on July 25, 2014, the last practicable date before the date of this document, the value of the per share merger consideration payable to holders of BANKshares common stock and preferred stock was approximately $5.13. We urge you to obtain current market quotations for Seacoast (trading symbol “SBCF”) because the value of the per share merger consideration will fluctuate.

Based on the current number of shares of BANKshares common stock and preferred stock outstanding and reserved for issuance under employee benefit plans, Seacoast expects to issue approximately 7,086,041 shares of common stock to BANKshares shareholders in the aggregate upon completion of the merger. Based on these numbers, upon completion of the merger, current BANKshares shareholders would own approximately 21.4% of the common stock of Seacoast immediately following the merger. However, any increase or decrease in the number of shares of BANKshares common stock and preferred stock outstanding that occurs for any reason prior to the completion of the merger would cause the actual number of shares issued upon completion of the merger to change.

Seacoast and BANKshares will each hold a special meeting of their respective shareholders in connection with the merger. Holders of BANKshares common stock and preferred stock, voting as a separate class, will be asked to vote to approve the merger agreement and related matters as described in this joint proxy statement/prospectus, and Seacoast shareholders will be asked to vote to approve the issuance of shares of Seacoast common stock to BANKshares shareholders in connection with the merger (which we refer to as the “stock issuance”). Both BANKshares and Seacoast shareholders will also be asked to approve the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the merger agreement and related matters and the approval of the stock issuance, respectively, as described in this joint proxy statement/prospectus.

The special meeting of BANKshares shareholders will be held on September 18, 2014 at 1031 West Morse Boulevard, Suite 323, Winter Park, Florida, at 1 p.m. local time. The special meeting of Seacoast shareholders will be held on September 18, 2014 at Wolf Technology Center, 2400 S.E. Salerno Road, Stuart, Florida, at 3 p.m. local time.

BANKshares’ board of directors has determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of BANKshares and its shareholders,

has approved the merger agreement and recommends that BANKshares shareholders vote “FOR” the proposal to approve the merger agreement and “FOR” the proposal to adjourn the BANKshares special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger agreement.

Seacoast’s board of directors has determined that the merger agreement and the transactions contemplated thereby, including the merger and the stock issuance, are advisable and in the best interests of Seacoast and its shareholders, has approved the merger agreement and recommends that Seacoast shareholders vote “FOR” the proposal to approve the stock issuance and “FOR” the proposal to adjourn the Seacoast special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the stock issuance.

This document, which serves as a joint proxy statement for the special meetings of Seacoast and BANKshares shareholders and as a prospectus for the shares of Seacoast common stock to be issued in the merger to BANKshares shareholders, describes the special meeting of BANKshares, the special meeting of Seacoast, the merger, the documents related to the merger and other related matters. Please carefully read this entire joint proxy statement/prospectus, including “Risk Factors,” beginning on page 20, for a discussion of the risks relating to the proposed merger. You also can obtain information about Seacoast from documents that Seacoast has filed with the Securities and Exchange Commission.

If you have any questions concerning the merger, BANKshares shareholders should contact Thomas P. Abelmann, Chief Financial Officer, Secretary and Treasurer, 1031 W. Morse Blvd., Suite 323, Winter Park, Florida 32789 at (407) 622-3183, and Seacoast shareholders should please contact William R. Hahl, Chief Financial Officer, 815 Colorado Avenue, Stuart, Florida, 34994 at (772) 288-6085. We look forward to seeing you at the meetings.

Dennis S. Hudson, III Chairman and Chief Executive Officer Seacoast Banking Corporation of Florida	Donald J. McGowan President and Chief Executive Officer The BANKshares, Inc.

Neither the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, nor any state securities commission or any other bank regulatory agency has approved or disapproved the merger, the issuance of the Seacoast common stock to be issued in the merger or the other transactions described in this document or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either Seacoast or BANKshares, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this joint proxy statement/prospectus is July         , 2014, and it is first being mailed or otherwise delivered to the shareholders of Seacoast and BANKshares on or about July 30, 2014.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON SEPTEMBER 18, 2014

To the Shareholders of Seacoast Banking Corporation of Florida:

Seacoast Banking Corporation of Florida, or Seacoast, will hold a special meeting of shareholders at 3 p.m. local time, on September 18, 2014, at the Wolf Technology Center, 2400 S.E. Salerno Road, Stuart, Florida, to consider and vote upon the following matters:

•	a proposal to issue shares of Seacoast common stock to shareholders of The BANKshares Inc., or BANKshares, in connection with the merger of BANKshares with and into Seacoast, which we refer to as the stock issuance, pursuant to the Agreement and Plan of Merger, dated April 24, 2014, by and among Seacoast, Seacoast National Bank, BANKshares and BankFIRST, or the merger agreement; and

•	a proposal to adjourn the Seacoast special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the stock issuance.

We have fixed the close of business on July 25, 2014 as the record date for the special meeting. Only Seacoast common shareholders of record at that time are entitled to notice of, and to vote at, the Seacoast special meeting, or any adjournment or postponement of the Seacoast special meeting. The approval of the stock issuance proposal requires the affirmative vote of holders of a majority of the Seacoast common stock represented in person or by proxy at the Seacoast special meeting, assuming a quorum is present.

Seacoast’s board of directors has approved the merger agreement, has determined that the merger agreement and the transactions contemplated thereby, including the merger and the stock issuance, are advisable and in the best interests of Seacoast and its shareholders, and recommends that Seacoast shareholders vote “FOR” the proposal to approve the stock issuance and “FOR” the proposal to adjourn the Seacoast special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the stock issuance.

Your vote is very important. We cannot complete the merger unless Seacoast’s common shareholders approve the stock issuance.

Regardless of whether you plan to attend the Seacoast special meeting, please vote as soon as possible. If you hold stock in your name as a shareholder of record, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid return envelope or follow the telephone or Internet voting procedures described on the proxy card. If you hold your stock in “street name” through a bank or broker, please follow the instructions on the voting instruction card furnished by the record holder.

The enclosed joint proxy statement/prospectus provides a detailed description of the special meeting, the merger, the documents related to the merger, including the merger agreement, and other related matters. We urge you to read the joint proxy statement/prospectus, including any documents incorporated in the joint proxy statement/prospectus by reference, and its appendices carefully and in their entirety. If you have any questions concerning the merger or the joint proxy statement/prospectus, would like additional copies of the joint proxy statement/prospectus or need help voting your shares of Seacoast common stock, please contact William R. Hahl, Chief Financial Officer, at (772) 288-6085.

BY ORDER OF THE BOARD OF DIRECTORS,

Dennis S. Hudson, III

Chairman & Chief Executive Officer

Stuart, Florida

July 30, 2014

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON SEPTEMBER 18, 2014

To the Shareholders of The BANKshares, Inc.:

The BANKshares, Inc. will hold a special meeting of shareholders at 1 p.m. local time, on September 18, 2014, at 1031 West Morse Boulevard, Suite 323, Winter Park, Florida 32789, to consider and vote upon the following matters:

•	a proposal to approve the Agreement and Plan of Merger, dated as of April 24, 2014, by and among Seacoast Banking Corporation of Florida, Seacoast National Bank, The BANKshares, Inc. and BankFIRST, pursuant to which BANKshares will merge with and into Seacoast Banking Corporation of Florida, as more fully described in the attached joint proxy statement/prospectus; and

•	a proposal to adjourn the BANKshares special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger agreement.

We have fixed the close of business on July 25, 2014 as the record date for the BANKshares special meeting. Only holders of record of BANKshares common stock and BANKshares preferred stock at that time are entitled to notice of, and to vote as a separate class at, the BANKshares special meeting, or any adjournment or postponement of the BANKshares special meeting. In order for the merger to be approved, at least a majority of the outstanding shares of BANKshares common stock and BANKshares preferred stock, voting as a separate class, must be voted in favor of the proposal to approve the merger agreement.

BANKshares shareholders have appraisal rights under Florida state law entitling them to obtain payment in cash for the fair value of their shares, provided they comply with each of the requirements under Florida law, including not voting in favor of the merger agreement and providing notice to BANKshares. For more information regarding appraisal rights, please see “The Merger — Appraisal Rights for BANKshares Shareholders” beginning on page 68.

Your vote is very important. We cannot complete the merger unless BANKshares’ common and preferred shareholders, voting as a separate class, approve the merger agreement.

Regardless of whether you plan to attend the BANKshares special meeting, please vote as soon as possible. If you hold stock in your name as a shareholder of record, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid return envelope as described on the proxy card. If you hold your stock in “street name” through a bank or broker, please follow the instructions on the voting instruction card furnished by the record holder.

The enclosed joint proxy statement/prospectus provides a detailed description of the special meeting, the merger, the documents related to the merger, including the merger agreement, and other related matters. We urge you to read the joint proxy statement/prospectus, including any documents incorporated in the joint proxy statement/prospectus by reference, and its appendices carefully and in their entirety. If you have any questions concerning the merger or the joint proxy statement/prospectus, would like additional copies of the joint proxy statement/prospectus or need help voting your shares of BANKshares common or preferred stock, please contact Thomas P. Abelmann, Chief Financial Officer, Secretary and Treasurer, at (407) 622-3183.

BANKshares’ board of directors has approved the merger and the merger agreement and recommends that BANKshares shareholders vote “FOR” the proposal to approve the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger agreement.

By Order of the Board of Directors,

Donald J. McGowan

President and Chief Executive Officer

Winter Park, Florida

July 30, 2014

WHERE YOU CAN FIND MORE INFORMATION

Seacoast Banking Corporation of Florida

Seacoast files annual, quarterly, current and special reports, proxy statements and other business and financial information with the Securities and Exchange Commission (the “SEC”). You may read and copy any materials that Seacoast files with the SEC at its Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Please call the SEC at (800) SEC-0330 ((800) 732-0330) for further information on the public reference room. In addition, Seacoast files reports and other business and financial information with the SEC electronically, and the SEC maintains a website located at http://www.sec.gov containing this information. You will also be able to obtain these documents, free of charge, from Seacoast by accessing Seacoast’s website at www.seacoastbanking.com. Copies can also be obtained, free of charge, by directing a written request to:

Seacoast Banking Corporation of Florida

815 Colorado Avenue

P.O. Box 9012

Stuart, Florida 34994

Attn: Investor Relations

Telephone: (772) 288-6085

Seacoast has filed a Registration Statement on Form S-4 to register with the SEC up to 7,086,041 shares of Seacoast common stock to be issued pursuant to the merger. This joint proxy statement/prospectus is a part of that Registration Statement on Form S-4. As permitted by SEC rules, this joint proxy statement/prospectus does not contain all of the information included in the Registration Statement on Form S-4 or in the exhibits or schedules to the Registration Statement on Form S-4. You may read and copy the Registration Statement on Form S-4, including any amendments, schedules and exhibits, at the SEC’s public reference room at the address set forth above. The Registration Statement on Form S-4, including any amendments, schedules and exhibits, is also available, free of charge, by accessing the websites of the SEC and Seacoast or upon written request to Seacoast at the address set forth above.

Statements contained in this joint proxy statement/prospectus as to the contents of any contract or other documents referred to in this joint proxy statement/prospectus are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the Registration Statement on Form S-4. This joint proxy statement/prospectus incorporates important business and financial information about Seacoast that is not included in or delivered with this document, including incorporating by reference documents that Seacoast has previously filed with the SEC. These documents contain important information about Seacoast and its financial condition. See “Documents Incorporated by Reference” beginning on page 132. These documents are available free of charge upon written request to Seacoast at the address listed above.

To obtain timely delivery of these documents, you must request them no later than September 4, 2014 in order to receive them before the special meeting of shareholders.

Except where the context otherwise specifically indicates, Seacoast supplied all information contained in, or incorporated by reference into, this joint proxy statement/prospectus relating to Seacoast, and BANKshares supplied all information contained in this joint proxy statement/prospectus relating to BANKshares.

The BANKshares, Inc.

BANKshares does not have a class of securities registered under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”), is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, and accordingly does not file documents and reports with the SEC.

i

If you have any questions concerning the merger or this joint proxy statement/prospectus, would like additional copies of this joint proxy statement/prospectus or need help voting your shares of BANKshares common and/or preferred stock, please contact BANKshares at:

The BANKshares, Inc.

1031 W. Morse Blvd., Suite 323

Winter Park, Florida 32789

Attention: Corporate Secretary

Telephone: (407) 622-3183

You should rely only on the information contained in, or incorporated by reference into, this joint proxy statement/prospectus. No one has been authorized to give any information or make any representation about the merger or Seacoast or BANKshares that differs from, or adds to, the information in this joint proxy statement/prospectus or in documents that are incorporated by reference herein and publicly filed with the Securities and Exchange Commission. Therefore, if anyone does give you different or additional information, you should not rely on it. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than the date of this joint proxy statement/prospectus, and you should not assume that any information incorporated by reference into this document is accurate as of any date other than the date of such other document, and neither the mailing of this joint proxy statement/prospectus to Seacoast shareholders or BANKshares shareholders nor the issuance of Seacoast common stock in the merger shall create any implication to the contrary.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction.

We have not been authorized to give any information or make any representation about the merger of Seacoast Banking Corporation of Florida or BANKshares, Inc. that differs from, or adds to, the information in this joint proxy statement/prospectus or in documents that are publicly filed with the Securities Exchange Commission. Therefore, if anyone does give you different or additional information, you should not rely on it.

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QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETINGS

The following are answers to certain questions that you may have regarding the special meetings. The parties urge you to read carefully the remainder of this document because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the appendices to, and the documents incorporated by reference in, this document. In this joint proxy statement/prospectus we refer to Seacoast Banking Corporation of Florida as “Seacoast,” Seacoast National Bank as “SNB,” and The BANKshares, Inc. as “BANKshares.”

Q:	Why am I receiving this joint proxy statement/prospectus?

A:	Seacoast, SNB, BANKshares, and BankFIRST have entered into an Agreement and Plan of Merger, dated as of April 24, 2014 (which we refer to as the “merger agreement”) pursuant to which BANKshares will be merged with and into Seacoast, with Seacoast continuing as the surviving company. Immediately following the merger, BankFIRST, a wholly owned bank subsidiary of BANKshares, will merge with and into Seacoast’s wholly owned bank subsidiary, SNB, with Seacoast’s bank subsidiary continuing as the surviving bank and using the name “Seacoast National Bank” (the “bank merger”). A copy of the merger agreement is included in this joint proxy statement/prospectus as Appendix A.

The merger cannot be completed unless, among other things:

•	a majority of Seacoast’s common stock represented in person or by proxy at the Seacoast special meeting vote in favor of the proposal to approve the issuance of shares of Seacoast common stock to BANKshares shareholders in connection with the merger (which we refer to as the “stock issuance”); and

•	a majority of the outstanding shares of BANKshares’ common stock and preferred stock, voting as a separate class, vote in favor of the proposal to approve the merger agreement.

In addition, both Seacoast and BANKshares are soliciting proxies from its shareholders with respect to proposals to adjourn the Seacoast and BANKshares special meetings, as applicable, and if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the stock issuance or merger agreement, as applicable, if there are insufficient votes at the time of such adjournment to approve such proposals.

Each of Seacoast and BANKshares will hold separate special meetings to obtain these approvals. This joint proxy statement/prospectus contains important information about the merger and the other proposals being voted on at the special meetings, and you should read it carefully. It is a joint proxy statement because both the Seacoast and BANKshares boards of directors are soliciting proxies from their respective shareholders. It is a prospectus because Seacoast will issue shares of Seacoast common stock to holders of BANKshares common and preferred stock in connection with the merger. The enclosed materials allow you to have your shares voted by proxy without attending your respective meeting. Your vote is important. We encourage you to submit your proxy as soon as possible.

Q:	Why do Seacoast and BANKshares want to merge?

A:	We believe the combination of Seacoast and BANKshares will create one of the leading community banking franchises in the state of Florida. Each of the Seacoast and BANKshares boards of directors has determined that the merger is fair to, and in the best interest of, its respective shareholders, and recommends that its shareholders vote for their respective proposals. You should review the reasons for the merger described in greater detail under “The Merger — BANKshares’ Reasons for the Merger and Recommendations of the Board of Directors of BANKshares” and “The Merger — Seacoast’s Reasons for the Merger and Recommendations of the Board of Directors of Seacoast.”

Q:	What will I receive in the merger?

A:	Seacoast shareholders: If the merger is completed, Seacoast shareholders will not receive any merger consideration and will continue to hold the shares of Seacoast common stock that they currently hold. Following the merger, shares of Seacoast common stock will continue to be traded on the NASDAQ Global Select Market under the symbol “SBCF.”

BANKshares shareholders: If the merger is completed, you will receive 0.4975 of a share of Seacoast common stock, which we refer to as the exchange ratio, for each share of BANKshares common and preferred stock that you hold immediately prior to the merger. Seacoast will not issue any fractional shares of Seacoast common stock in the merger. Rather, BANKshares shareholders who would otherwise be entitled to a fractional share of Seacoast common stock upon the completion of the merger will instead receive an amount in cash equal to such fractional part of a share of Seacoast common stock multiplied by the average closing price per share of Seacoast common stock on the Nasdaq Global Select Market for the 5 trading day period ending on the trading day preceding the date of the closing of the merger.

Q:	Will the value of the merger consideration change between the date of this joint proxy statement/prospectus and the time the merger is completed?

A:	Yes, the value of the merger consideration will fluctuate between the date of this joint proxy statement/prospectus and the completion of the merger based upon the market value of Seacoast common stock. In the merger, BANKshares shareholders will receive a fraction of a share of Seacoast common stock for each share of BANKshares common and preferred stock they hold. Any fluctuation in the market price of Seacoast common stock after the date of this joint proxy statement/prospectus will change the value of the shares of Seacoast common stock that BANKshares shareholders will receive.

Q:	How does BANKshares’ board of directors recommend that I vote at the special meeting?

A:	BANKshares’ board of directors recommends that you vote “FOR” the proposal to approve the merger agreement and “FOR” the adjournment proposal.

Q:	How does Seacoast’s board of directors recommend that I vote at the special meeting?

A:	Seacoast’s board of directors recommends that you vote “FOR” the proposal to approve the issuance of Seacoast common stock as the merger consideration and “FOR” the adjournment proposal.

Q:	When and where are the special meetings?

A:	The Seacoast special meeting will be held at the Wolf Technology Center, 2400 S.E. Salerno Road, Stuart, Florida, on September 18, 2014, at 3 p.m. local time.

The BANKshares special meeting will be held at 1031 Morse Boulevard, Suite 323, Winter Park, Florida, on September 18, 2014, at 1 p.m. local time.

Q:	Who can vote at the special meetings of shareholders?

A:	Seacoast Special Meeting. Holders of shares of Seacoast common stock at the close of business on July 25, 2014, which is the date that the Seacoast board of directors has fixed as the record date for the Seacoast special meeting, are entitled to vote at the special meeting.

BANKshares Special Meeting. Holders of record of BANKshares common stock and preferred stock at the close of business on July 25, 2014, which is the date that the BANKshares board of directors has fixed as the record date for the BANKshares special meeting, are entitled to vote at the special meeting.

Q:	What do I need to do now?

A:

After you have carefully read this joint proxy statement/prospectus and have decided how you wish to vote your shares, please vote your shares promptly so that your shares are represented and voted at the special meeting. If you hold your shares in your name as a shareholder of record, you must complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope, or follow the telephone or Internet voting procedures described on the proxy card in the case of holders of Seacoast common stock, as soon as possible. If you hold your shares in “street name” through a bank or broker, you must direct your bank or broker how to vote in accordance with the instructions you have received from your bank or broker. “Street name” shareholders who wish to vote in person at the special meeting will need to obtain a proxy form from the institution that holds their shares.

Q:	What constitutes a quorum for the Seacoast special meeting?

A:	The presence at the Seacoast special meeting, in person or by proxy, of holders of a majority of the outstanding shares of Seacoast common stock entitled to vote at the special meeting will constitute a quorum for the transaction of business. Abstentions and broker non-votes, if any, will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

Q:	What constitutes a quorum for the BANKshares special meeting?

A:	The presence at the BANKshares special meeting, in person or by proxy, of holders of a majority of the outstanding shares of BANKshares common stock and preferred stock will constitute a quorum for the transaction of business. Abstentions and broker non-votes, if any, will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

Q:	What is the vote required to approve each proposal?

A:	Seacoast special meeting: Approval of the stock issuance and adjournment proposals requires the affirmative vote of a majority of votes cast at the special meeting, in person or by proxy, of the shares of Seacoast common stock entitled to vote as of the close of business on July 25, 2014, the record date for the Seacoast special meeting, assuming a quorum is present. If you (1) fail to submit a proxy or vote in person at the Seacoast special meeting, (2) mark “ABSTAIN” on your proxy proposal or (3) fail to instruct your bank or broker how to vote with respect to the stock issuance proposal or the adjournment proposal, it will have no effect on both proposals.

BANKshares special meeting: Approval of the merger agreement requires the affirmative vote of at least a majority of all the outstanding shares of common stock and preferred stock, voting separately as a class, and entitled to vote on the merger agreement as of the close of business on July 25, 2014, the record date for the special meeting. If you (1) fail to submit a proxy or vote in person at the BANKshares special meeting, (2) mark “ABSTAIN” on your proxy or (3) fail to instruct your bank or broker how to vote with respect to the proposal to approve the merger agreement, it will have the same effect as a vote “AGAINST” the proposal and no effect on the adjournment proposal. Approval of the adjournment proposal requires the affirmative vote of a majority of the shares of BANKshares common and preferred stock represented in person or by proxy at the special meeting and entitled to vote thereon.

Q:	Why is my vote important?

A:	If you do not submit a proxy or vote in person, it may be more difficult for Seacoast or BANKshares to obtain the necessary quorum to hold their special meetings. In addition, if you are a BANKshares shareholder, your failure to submit a proxy or vote in person, or failure to instruct your bank or broker how to vote, or abstention will have the same effect as a vote against approval of the merger agreement. The merger agreement must be approved by the affirmative vote of at least a majority of the outstanding shares of BANKshares’ common stock and preferred stock, voting as a separate class and entitled to vote on the merger agreement. BANKshares’ board of directors recommends that you vote “FOR” the proposal to approve the merger agreement.

Q:	If my shares are held in “street name” by my bank or broker, will my bank or broker automatically vote my shares for me?

A:	No. Your bank or broker cannot vote your shares without instructions from you. You should instruct your bank or broker how to vote your shares in accordance with the instructions provided to you. Please check the voting form used by your bank or broker.

Q:	What if I abstain from voting or fail to instruct my bank or broker?

A:	Seacoast shareholders: If you (1) mark “ABSTAIN” on your proxy with respect to the stock issuance proposal, (2) fail to submit a proxy or vote in person at the Seacoast special meeting or (3) fail to instruct your bank or broker how to vote with respect to the stock issuance proposal or the adjournment proposal, it will have no effect on the proposals.

BANKshares shareholders: If you (1) fail to submit a proxy or vote in person at the BANKshares special meeting, (2) mark “ABSTAIN” on your proxy or (3) fail to instruct your bank or broker how to vote with respect to the proposal to approve the merger agreement, it will have the same effect as a vote “AGAINST” the proposal. If you fail to submit a proxy or vote in person at the BANKshares special meeting or fail to instruct your bank or broker how to vote or mark “ABSTAIN” on your proxy with respect to the adjournment proposal, it will have no effect on such proposal.

Q:	How will my shares of stock held in Seacoast’s Retirement Savings Plan or Employee Stock Purchase Plan be voted?

A:	If you are a participant in Seacoast’s Retirement Savings Plan or Employee Stock Purchase Plan, your voting instructions must be received by September 12, 2014 (the “cut-off date”) to be counted. When your voting instructions are received by the cut-off date, your shares in these plans will be voted as directed by you. For the shares in your account in Seacoast’s Retirement Savings Plan, if you do not submit your voting instructions by following the instructions on the proxy card, then the trustee of the Retirement Savings Plan will vote, or not vote, in its sole discretion, the shares of common stock in your account. For shares held in your account in the Employee Stock Purchase Plan, your shares will not be voted if you do not give voting instructions as to such shares by proxy.

Q:	How will my shares of common stock held in Seacoast’s Dividend Reinvestment and Stock Purchase Plan be voted?

A:	If you are a participant in Seacoast’s Dividend Reinvestment and Stock Purchase Plan, follow the instructions on the proxy card to provide voting instructions to the trustee. Shares held in your plan account will be combined and voted at the special meeting in the same manner in which you voted those shares registered in your own name either by proxy or in person.

Q:	Can I attend the special meeting and vote my shares in person?

A:	Yes. All shareholders of Seacoast and BANKshares, including shareholders of record and shareholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend their respective special meetings. Holders of record of Seacoast common stock and holders of record of BANKshares common and preferred stock can vote in person at the Seacoast special meeting and BANKshares special meeting, respectively. If you are not a shareholder of record, you must obtain a proxy, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the special meetings. If you plan to attend your special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted. Seacoast and BANKshares reserve the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the Seacoast or BANKshares special meeting is prohibited without Seacoast’s or BANKshares’ express written consent, respectively.

Q:	Can I change my vote?

A:	Seacoast shareholders: Yes. If you are a holder of record of Seacoast common stock, you may revoke any proxy at any time before it is voted by (1) signing and returning a proxy card with a later date, (2) timely submitting another proxy via the telephone or Internet, (3) delivering a written revocation letter to Seacoast’s corporate secretary or (4) attending the special meeting in person, notifying the corporate secretary and voting by ballot at the special meeting. Attendance at the special meeting will not automatically revoke your proxy. A revocation or later-dated proxy received by Seacoast after the vote will not affect the vote. Seacoast’s corporate secretary’s mailing address is: 815 Colorado Avenue, P.O. Box 9012, Stuart, Florida 34995, Attention: Corporate Secretary. If you hold your shares in “street name” through a bank or broker, you should contact your bank or broker to revoke your proxy.

BANKshares shareholders: Yes. If you are a holder of record of BANKshares common or preferred stock, you may revoke any proxy at any time before it is voted by (1) signing and returning a proxy card with a later date, (2) delivering a written revocation letter to BANKshares’ corporate secretary or (3) attending the special meeting in person, notifying the corporate secretary and voting by ballot at the special meeting. Attendance at the special meeting will not automatically revoke your proxy. A revocation or later-dated proxy received by BANKshares after the vote will not affect the vote. BANKshares’ corporate secretary’s mailing address is: 1031 W. Morse Boulevard, Suite 323, Winter Park, Florida 32789. If you hold your shares in “street name” through a bank or broker, you should contact your bank or broker to revoke your proxy.

Q:	What are the U.S. federal income tax consequences of the merger to BANKshares shareholders?

A:	The merger is intended to qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, and accordingly holders of BANKshares common stock and preferred stock are not expected to recognize any gain or loss for U.S. federal income tax purposes on the exchange of shares of BANKshares common and preferred stock for shares of Seacoast common stock in the merger, except to the extent of any cash received in lieu of any fractional shares of Seacoast common stock.

For further information, see “The Merger — Material U.S. Federal Income Tax Consequences of the Merger.”

The U.S. federal income tax consequences described above may not apply to all holders of BANKshares common stock and preferred stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your own tax advisor to determine the particular tax consequences of the merger to you.

Q:	Are BANKshares shareholders entitled to appraisal rights?

A:	Yes. If a BANKshares shareholder wants to exercise appraisal rights and receive the fair value of shares of BANKshares common stock and preferred stock in cash instead of the merger consideration, then you must file a written objection with BANKshares prior to the special meeting stating, among other things, that you will exercise your right to dissent if the merger is completed. Also, you may not vote in favor of the merger agreement and must follow other procedures, both before and after the special meeting, as described in Appendix D to this joint proxy statement/prospectus. Note that if you return a signed proxy card without voting instructions or with instructions to vote “FOR” the merger agreement, then your shares will automatically be voted in favor of the merger agreement and you will lose all appraisal rights available under Florida law. A summary of these provisions can be found under “The Merger — Appraisal Rights for BANKshares Shareholders” beginning on page 68 and detailed information about the special meeting can be found under “Information About the BANKshares Special Meeting” on page 38. Due to the complexity of the procedures for exercising the right to seek appraisal, BANKshares shareholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to strictly comply with the applicable Florida law provisions will result in the loss of the right of appraisal.

Q:	If I am a BANKshares shareholder, should I send in my BANKshares stock certificates now?

A:	No. Please do not send in your BANKshares stock certificates with your proxy. After the merger, Seacoast’s exchange agent, Continental Stock Transfer and Trust Company, will send you instructions for exchanging BANKshares stock certificates for the merger consideration. See “The Merger Agreement—Exchange of Stock Certificates.”

Q:	What should I do if I hold my shares of BANKshares stock in book-entry form?

A:	You are not required to take any specific actions if your shares of BANKshares stock are held in book-entry form. After the completion of the merger, shares of BANKshares stock held in book-entry form automatically will be exchanged for the merger consideration, including shares of Seacoast common stock in book-entry form and any cash to be paid in exchange for fractional shares in the merger.

Q:	Whom may I contact if I cannot locate my BANKshares stock certificate(s)?

A:	If you are unable to locate your original BANKshares stock certificate(s), you should contact Registrar and Transfer Company, Attn: Lost Certificate Department at 10 Commerce Drive, Cranford, NJ 07016, or at (800) 368-5948. Following the merger, any inquiries should be directed to Seacoast’s transfer agent, Continental Stock Transfer and Trust Company at 17 Battery Place, 8th Floor, New York, New York 10004, or at (800) 509-5586.

Q:	When do you expect to complete the merger?

A:	Seacoast and BANKshares expect to complete the merger in the fourth quarter of 2014. However, neither Seacoast nor BANKshares can assure you when or if the merger will occur. Seacoast and BANKshares must first obtain the approval of Seacoast shareholders for the stock issuance and BANKshares shareholders for the merger, respectively, as well as the necessary regulatory approvals.

Q:	Whom should I call with questions?

A:	Seacoast shareholders: If you have any questions concerning the merger or this joint proxy statement/prospectus, would like additional copies of this joint proxy statement/prospectus or need help voting your shares of Seacoast common stock, please contact: William R. Hahl, Chief Financial Officer, 815 Colorado Avenue, Stuart, Florida 34994 (772) 288-6085.

BANKshares shareholders: If you have any questions concerning the merger or this joint proxy statement/prospectus, would like additional copies of this joint proxy statement/prospectus or need help voting your shares of BANKshares common or preferred stock, please contact: Thomas P. Abelmann, Chief Financial Officer, Secretary and Treasurer, 1031 West Morse Blvd., Suite 323, Winter Park, FL 32789 (407) 622-3183.

Important Notice Regarding the Availability of Proxy Materials for the Special

Shareholder Meeting to be Held on September 18, 2014.

The Notice of Special Meeting and this Joint Proxy Statement/Prospectus are available at:

www.proxyvote.com

SUMMARY

The following summary highlights selected information from this joint proxy statement/prospectus. It does not contain all of the information that is important to you. Each item in this summary refers to the page where that subject is discussed in more detail. You should carefully read the entire joint proxy statement/prospectus and the other documents to which we refer to understand fully the merger. See “Where You Can Find More Information” on how to obtain copies of those documents. In addition, the merger agreement is attached as Appendix A to this joint proxy statement/prospectus. The BANKshares, Inc. (“BANKshares”) and Seacoast Banking Corporation of Florida (“Seacoast”) encourage you to read the merger agreement because it is the legal document that governs the merger.

Unless the context otherwise requires throughout this document, “Seacoast” refers to Seacoast Banking Corporation of Florida, “BANKshares” refers to The BANKshares, Inc. and “we,” and “our” refer collectively to Seacoast and BANKshares. The parties refer to the proposed merger of BANKshares with and into Seacoast as the “merger,” the merger of BankFIRST with and into Seacoast National Bank, or “SNB,” as the “bank merger,” and the Agreement and Plan of Merger dated April 24, 2014 by and among Seacoast, BANKshares, BankFIRST and SNB as the “merger agreement.”

Information Regarding Seacoast and BANKshares

Seacoast Banking Corporation of Florida

815 Colorado Avenue

Stuart, Florida 34994

(772) 288-6085

Seacoast is a bank holding company, incorporated in Florida in 1983, and registered under the Bank Holding Company Act of 1956, as amended, or the BHC Act. Seacoast’s principal subsidiary is Seacoast National Bank, a national banking association. SNB commenced its operations in 1933 and operated as “First National Bank & Trust Company of the Treasure Coast” prior to 2006 when it changed its name to Seacoast National Bank.

Seacoast and its subsidiaries offer a full array of deposit accounts and retail banking services, engage in consumer and commercial lending and provide a wide variety of trust and asset management services, as well as securities and annuity products to its customers. SNB had 34 banking offices in 12 counties in Florida at year-end 2013. It has 21 branches in the “Treasure Coast of Florida,” including the counties of Martin, St. Lucie and Indian River on Florida’s southeastern coast. During 2013, Seacoast expanded its footprint by strategically opening five new loan production offices in the larger metropolitan markets it serves, more specifically, three in Orlando, one in Boca Raton, and one in Ft. Lauderdale, Florida.

Seacoast is one of the largest community banks headquartered in Florida with approximately $2.3 billion in assets and $1.8 billion in deposits as of March 31, 2014.

The BANKshares, Inc.

1031 West Morse Boulevard, Suite 323

Winter Park, Florida 32789

Telephone: (407) 622-3183

BANKshares, headquartered in Winter Park, Florida, operates BankFIRST, which was founded in 1989 and has successfully executed a relationship-based business strategy resulting in a solid deposit franchise and an attractive commercial loan production network. Approximately 80% of BankFIRST’s total deposits consist of low cost core deposit accounts, with approximately 39% of total deposits in noninterest bearing demand deposits. BANKshares’ subsidiary bank, BankFIRST, has 12 office locations in central and east central Florida and over $674 million in assets as of March 31, 2014.

Recent Developments

2014 Second Quarter Results—Seacoast

On July 28, 2014, Seacoast reported financial results for the quarter ended June 30, 2014, which included the following:

•	Pre-tax income—Income before income taxes decreased to $3.4 million for the second quarter of 2014, down 9.8% from $3.7 million in the first quarter of 2014, and up from $3.0 million in the second quarter of 2013. Noninterest expenses were up $1.9 million compared to the first quarter 2014 primarily as a result of legal and professional fees associated with the merger.

•	Net income—Seacoast reported net income available to common shareholders of $1.9 million for the second quarter of 2014, compared to net income available to common shareholders of $2.3 million for the first quarter of 2014 and $2.0 million for the second quarter of 2013. Diluted net income per common share for the second quarter of 2014 was $0.07, compared to diluted net income per common share of $0.09 for the first quarter of 2014 and $0.11 for the second quarter of 2013.

•	Strong improvement in credit quality drives performance—Total credit costs were $(1.234) million for the second quarter of 2014, compared to $(0.554) million for the first quarter of 2014 and $1.169 million for the second quarter of 2013. Total credit costs consist of provision for loan losses plus other credit costs, which consist of losses on other real estate owned and repossessed assets and asset disposition expense. Net charge-offs (recoveries) were $(112) thousand or (0.03)% annualized for the second quarter of 2014, compared to $(139) thousand or (0.04)% annualized for the first quarter of 2014 and $2.027 million or 0.64% annualized for the second quarter of 2013. Non-performing loan inflows were $0.810 million in the second quarter of 2014, down from $1.651 million in the first quarter of 2014 and $2.949 million in the second quarter of 2013. Non-performing loans were $21.7 million at June 30, 2014, down $4.5 million, or 17.1%, from the first quarter of 2014 and down $11.5 million, or 34.6%, from the second quarter of 2013. Total non-performing assets were $27.9 million at June 30, 2014, down $4.6 million, or 14.3%, from the first quarter of 2014 and down $15.4 million, or 35.5%, from the second quarter of 2013. The non-performing assets to total assets ratio declined to 1.22% at June 30, 2014, compared to 1.41% at March 31, 2014, and 1.98% at June 30, 2013.

•	Loan growth—Total loans were $1.317 billion at June 30, 2014, a $24 million increase from the first quarter of 2014 and a $71 million increase from the second quarter of 2013.

•	Net interest income—Net interest income for the second quarter of 2014 was $16.8 million, compared to $16.3 million for the first quarter of 2014 and $16.2 million for the second quarter of 2013. The net interest margin in the second quarter of 2014 was 3.10%, up 3 basis points from the first quarter of 2014 and down 2 basis points from the second quarter of 2013.

•	Balance sheet—At June 30, 2014, total assets were $2.294 billion, total deposits were $1.806 billion and total shareholders’ equity was $234.4 million, compared to $2.269 billion in total assets, $1.806 billion in total deposits and $198.6 million in total shareholders’ equity at December 31, 2013.

These results have not been audited or reviewed by Seacoast’s registered independent public accountants, nor have any other review procedures been performed by them with respect to these results. Accordingly, no opinion or any other form of assurance can be provided with respect to this information. Seacoast’s actual results could differ from these results based on the completion of the review by its registered independent public accountants of our interim consolidated financial statements for the six months ended June 30, 2014 when they are subsequently filed with the SEC.

2014 Second Quarter Results—BANKshares

The following provides information on BANKshares’ financial results for the quarter ended June 30, 2014:

•	Pre-tax income—Income before income taxes increased to $1,088 thousand for the second quarter of 2014, up 11.3% from the $979 thousand reported in the first quarter of 2014 and up 47.8% from the $736 thousand in the second quarter of 2013.

•	Net income—BANKshares reported net income of $623 thousand for the second quarter of 2014 as compared to the $664 thousand reported in the first quarter of 2014 and $499 thousand in the second quarter of 2013. The effective income tax rate in the second quarter of 2014 at 42.7% was an increase over the same quarter a year ago and first quarter 2014 as a result of expenses which are not deductible for federal income tax purposes related to costs associated with the pending merger. Diluted earnings per common share (assuming full vesting of share grants but not including conversion of preferred shares) for the second quarter of 2014 was $0.05, compared to $0.05 for the first quarter of 2014, and $0.04 for the second quarter of 2013.

•	Net interest income drove improved performance—Net interest income increased from $5,463 thousand in the first quarter of 2014 to $5,637 thousand in the second quarter of 2014, which was also an increase of $402 thousand or 7.7% when compared to the second quarter of 2013. The increase in net interest income was principally a result of an increase in the amount of net loans outstanding, which stood at $375,235 thousand at June 30, 2014 as compared to $366,200 thousand at March 31, 2014 and $352,016 thousand at June 30, 2013. The taxable equivalent net interest margin in the second quarter of 2014 was 4.27%, unchanged from the first quarter of 2014 but improved from the 3.87% recorded in the second quarter of 2013.

•	Credit Costs—Total credit costs were $358 thousand for the second quarter of 2014, compared to $234 thousand for the first quarter of 2014 and $919 thousand for the second quarter of 2013. Total credit costs consist of provision for loan losses plus other credit costs, which consist of net costs (including losses on sale) of other real estate owned. Net charge-offs (recoveries) were $384 thousand or 0.41% annualized for the second quarter of 2014, compared to $565 thousand or 0.61% annualized for the first quarter of 2014 and $603 thousand or 0.69% annualized for the second quarter of 2013. Non-performing loans were $3,752 thousand at June 30, 2014, down $1,290 thousand, or 25.6%, from the end of the first quarter of 2014 and down $5,170 thousand, or 57.9%, from the second quarter of 2013. Total non-performing assets were $7,303 thousand at June 30, 2014, down $3,261 thousand, or 30.9% from March 31, 2014 and down $7,817 thousand or 51.7% from June 30, 2013.

•	Noninterest Income—Noninterest income increased moderately to $749 thousand in the second quarter of 2014 from $701 thousand in the first quarter, and decreased from the $1,269 thousand recorded in the second quarter of 2013. The decrease was primarily attributable to the absence, in 2014, of any income attributable to the Contingent note payable, whereas in the second quarter of 2013 $467 thousand in income was attributable to that source.

•	Noninterest Expenses—Noninterest expenses rose from $5,052 thousand in the first quarter of 2014 to $5,069 thousand in the second quarter, however non-recurring merger expenses of $76 thousand and $215 thousand were included in the first and second quarters respectively. Without those merger expenses, noninterest expense would have declined by $122 thousand. Similarly, noninterest expenses for the second quarter of 2014 without the effects of merger expenses were $113 thousand lower than the $4,967 thousand recorded in the second quarter of 2013.

•	Loan growth—Total loans net of the allowance for loan losses were $375,235 thousand at June 30, 2014, a $9,035 thousand increase from the end of the first quarter of 2014 and a $23,219 thousand increase from the end of the second quarter of 2013.

•	Balance sheet—At June 30, 2014, total assets were $687,987 thousand, total deposits were $515,663 thousand and total stockholders’ equity was $132,455 thousand compared to total assets of $656,028 thousand, total deposits of $490,751 thousand and total stockholders’ equity of $129,596 thousand, all as of December 31, 2013.

These results have not been audited or reviewed by BANKshares’ registered independent public accountants, nor have any other review procedures been performed by them with respect to these results. Accordingly, no opinion or any other form of assurance can be provided with respect to this information.

Regulatory Approvals

Completion of the merger and the bank merger are subject to various regulatory approvals, including approvals from the Board of Governors of the Federal Reserve System, referred to as the Federal Reserve, and the Office of the Comptroller of the Currency, referred to as the OCC. On July 11, 2014, the OCC approved the bank merger. On July 15, 2014, Seacoast submitted a letter to the Federal Reserve requesting a waiver from the application requirements of the Bank Holding Company Act Section 3(a)(5) in connection with the merger, which we expect to receive.

The Merger (see page 42)

The terms and conditions of the merger are contained in the merger agreement, a copy of which is included as Appendix A to this joint proxy statement/prospectus and is incorporated by reference herein. You should read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

In the merger, BANKshares will merge with and into Seacoast, with Seacoast as the surviving company in the merger. Immediately following the merger of BANKshares into Seacoast, BankFIRST will merge with and into SNB, with SNB as the surviving bank of such merger.

Closing and Effective Time of the Merger (see page 74)

The closing date is currently expected to occur in the fourth quarter of 2014. Simultaneously with the closing of the merger, Seacoast will file articles of merger with the Secretary of State of the State of Florida. The merger will become effective at such time as the articles of merger are filed or such other time as may be specified in the articles of merger. Neither Seacoast nor BANKshares can predict, however, the actual date on which the merger will be completed because it is subject to factors beyond each company’s control, including whether or when the required regulatory approvals and the parties’ respective shareholders’ approvals will be received.

Merger Consideration (see page 74)

Under the terms of the merger agreement, each share of BANKshares common and preferred stock outstanding immediately prior to the effective time of the merger (excluding certain shares held by Seacoast, BANKshares and their wholly-owned subsidiaries and dissenting shares described below) will be converted into the right to receive 0.4975 shares of Seacoast common stock. For each fractional share that would otherwise be issued, Seacoast will pay cash in an amount equal to such fractional part of a share of Seacoast common stock multiplied by the average closing price per share of Seacoast common stock on the Nasdaq Global Select Market for the 5 trading day period ending on the trading day preceding the date of the closing of the merger. No interest will be paid or accrue on cash payable to holders in lieu of fractional shares.

The value of the shares of Seacoast common stock to be issued in the merger will fluctuate between now and the closing date of the merger. Based on the closing price of Seacoast common stock on April 24, 2014, the date of the signing of the merger agreement, the value of the per share merger consideration payable to BANKshares shareholders was approximately $5.34. Based on the closing price of Seacoast common stock on July 25, 2014, the last practicable date before the date of this document, the value of the per share merger consideration payable to BANKshares shareholders was approximately $5.13. BANKshares shareholders should obtain current sale prices for Seacoast common stock, which is traded on the Nasdaq Global Select Market under the symbol “SBCF.”

Equivalent BANKshares Per Share Value (see page 31)

Seacoast common stock trades on the Nasdaq Global Select Market under the symbol “SBCF.” Neither BANKshares common stock nor preferred stock is listed or traded on any established securities exchange or quotation system. Accordingly, there is no established public trading market for the BANKshares common or preferred stock. The following table presents the closing price of Seacoast common stock on April 24, 2014, the date of the public announcement of the merger agreement, and July 25, 2014, the last practicable trading day prior to the printing of this joint proxy statement/prospectus. The table also presents the equivalent value of the merger consideration per share of BANKshares common stock and preferred stock on those dates, calculated by multiplying the closing sales price of Seacoast common stock on those dates by the exchange ratio of 0.4975.

Date	Seacoast closing sale price	Equivalent BANKshares per share value
April 24, 2014	$10.74	$5.34
July 25, 2014	$10.31	$5.13

The value of the shares of Seacoast common stock to be issued in the merger will fluctuate between now and the closing date of the merger. BANKshares shareholders should obtain current sale prices for the Seacoast common stock.

Exchange of Stock Certificates (see page 75)

Promptly after the effective time of the merger, Seacoast’s exchange agent, Continental Stock Transfer and Trust Company, will mail to each holder of record of BANKshares common and preferred stock that is converted into the right to receive the merger consideration a letter of transmittal and instructions for the surrender of the holder’s BANKshares stock certificate(s) for the merger consideration (including cash in lieu of any fractional Seacoast shares) and any dividends or distributions to which such holder is entitled to pursuant to the merger agreement.

Please do not send in your certificate until you receive these instructions.

Material U.S. Federal Income Tax Consequences of the Merger (see page 65)

The merger is expected to qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Code, and accordingly holders of BANKshares common and preferred stock are not expected to recognize any gain or loss for U.S. federal income tax purposes on the exchange of shares of BANKshares common stock and preferred stock for shares of Seacoast common stock in the merger, except to the extent of cash received in lieu of any fractional shares of Seacoast common stock.

The U.S. federal income tax consequences described above may not apply to all BANKshares shareholders. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your own tax advisor to determine the particular tax consequences of the merger to you.

Appraisal Rights (see page 68 and Appendix D)

Under Florida law, BANKshares shareholders have the right to dissent from the merger and receive a cash payment equal to the fair value of their shares of BANKshares stock instead of receiving the merger consideration. To exercise appraisal rights, BANKshares shareholders must strictly follow the procedures established by Sections 607.1301 through 607.1333 of the Florida Business Corporation Act, or the FBCA,

which include filing a written objection with BANKshares prior to the special meeting stating, among other things, that the shareholder will exercise his or her right to dissent if the merger is completed, and not voting for approval of the merger agreement. A shareholder’s failure to vote against the merger agreement will not constitute a waiver of such shareholder’s dissenters’ rights.

Opinion of BANKshares’s Financial Advisor (see page 47 and Appendix B)

Hovde Group, LLC (“Hovde”) has delivered a written opinion to the board of directors of BANKshares that, as of the date of the merger agreement, based upon and subject to certain matters stated in the opinion, the exchange ratio in connection with the merger is fair to the holders of BANKshares common stock and preferred stock from a financial point of view. We have attached this opinion to this joint proxy statement/prospectus as Appendix B. The opinion of Hovde is not a recommendation to any BANKshares shareholder as to how to vote on the proposal to approve the merger agreement. You should read this opinion completely to understand the procedures followed, matters considered and limitations and qualifications on the reviews undertaken by Hovde in providing its opinion

For further information, please see the section entitled “The Merger — Opinion of BANKshares’ Financial Advisor” beginning on page 47.

Opinion of Seacoast’s Financial Advisor (see page 54 and Appendix C)

Guggenheim Securities, LLC (“Guggenheim Securities”) delivered its opinion to the board of directors of Seacoast to the effect that, as of April 21, 2014 and based on the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, the exchange ratio in the merger was fair, from a financial point of view, to Seacoast. The full text of Guggenheim Securities’ written opinion, which is attached as Appendix C to this joint proxy statement/prospectus and which you should read carefully and in its entirety, is subject to the assumptions, limitations, qualifications and other conditions contained in such opinion and is necessarily based on economic, capital markets and other conditions, and the information made available to Guggenheim Securities, as of the date of such opinion.

Guggenheim Securities’ opinion was provided to Seacoast’s board of directors (in its capacity as such) for its information and assistance in connection with its evaluation of the exchange ratio, did not constitute a recommendation to Seacoast’s board of directors with respect to the merger, nor does it or any materials provided in connection therewith constitute advice or a recommendation to any holder of Seacoast common stock as to how to vote in the merger or otherwise. Guggenheim Securities’ opinion addresses only the fairness, from a financial point of view, of the exchange ratio to Seacoast in connection with the merger and does not address any other term or aspect of the merger agreement, the merger or any other agreement, transaction document or instrument contemplated by the merger agreement or to be entered into or amended in connection with the merger or any financing or other transactions related thereto.

For further information, please see the section entitled “The Merger — Opinion of Seacoast’s Financial Advisor” beginning on page 54.

Recommendation of the Seacoast Board of Directors (see page 34)

After careful consideration, the Seacoast board of directors recommends that Seacoast shareholders vote “FOR” the approval of the Seacoast share issuance proposal and the approval of the adjournment proposal described in this document. Each of the directors of Seacoast has entered into a support agreement with BANKshares, pursuant to which each has agreed to vote “FOR” the Seacoast share issuance proposal and any other matter required to be approved by the shareholders of Seacoast to facilitate the transactions contemplated by the merger agreement, subject to the terms of the support agreements.

For more information regarding the support agreements, please see the section entitled “Information About the Seacoast Special Meeting — Shares Subject to Support Agreements; Shares Held by Directors and Executive Officers.”

For a more complete description of Seacoast’s reasons for the merger and the recommendations of the Seacoast board of directors, please see the section entitled “The Merger — Seacoast’s Reasons for the Merger and Recommendations of the Board of Directors of Seacoast” beginning on page 47.

Recommendation of the BANKshares Board of Directors (see page 38)

After careful consideration, the BANKshares board of directors recommends that BANKshares shareholders vote “FOR” the approval of the merger agreement and the approval of the adjournment proposal described in this document. Each of the directors of BANKshares has entered into a support agreement with Seacoast pursuant to which each has agreed to vote “FOR” the approval of the merger agreement and any other matter required to be approved by the shareholders of BANKshares to facilitate the transactions contemplated by the merger agreement, subject to the terms of the support agreements.

For more information regarding the support agreements, please see the section entitled “Information About the BANKshares Special Meeting — Shares Subject to Support Agreements; Shares Held by Directors and Executive Officers.”

For a more complete description of BANKshares’ reasons for the merger and the recommendations of the BANKshares board of directors, please see the section entitled “The Merger — BANKshares’s Reasons for the Merger and Recommendations of the Board of Directors of BANKshares” beginning on page 45.

Interests of BANKshares Directors and Executive Officers in the Merger (see page 72)

In considering the recommendation of the BANKshares board of directors with respect to the merger agreement, you should be aware that some of BANKshares’ directors and executive officers have interests in the merger that are different from, or in addition to, the interests of BANKshares’s shareholders generally. Interests of officers and directors that may be different from or in addition to the interests of BANKshares’ shareholders include:

•	The merger agreement provides for the acceleration of the vesting of certain BANKshares restricted stock and restricted stock units.

•	Certain of BANKshares’s executive officers have entered into agreements with Seacoast that provide for the termination of existing employment agreements and provide for certain payments and benefits in connection with or following the merger.

•	BANKshares’s directors and executive officers are entitled to continued indemnification and insurance coverage under the merger agreement.

These interests are discussed in more detail in the section entitled “The Merger — Interests of BANKshares Directors and Executive Officers in the Merger” beginning on page 72. The BANKshares board of directors was aware of the different or additional interests set forth herein and considered such interests along with other matters in adopting and approving the merger agreement and the transactions contemplated thereby, including the merger.

Treatment of BANKshares Equity Awards (see page 72)

The merger agreement provides that, immediately prior to the effective time, each then-outstanding award, grant, unit, option to purchase or other right to purchase shares of BANKshares common stock under a BANKshares equity plan, including any restricted stock awards, to (i) become vested in accordance with its terms, (ii) exercised in accordance with its terms or (iii) terminated. All such equity awards, to the extent they become vested or exercisable, will be cancelled and converted into the right to receive, at the effective time, the number of shares of Seacoast common stock equal to the exchange ratio.

Regulatory Approvals (see page 68)

Completion of the merger and the bank merger are subject to various regulatory approvals, including approvals from the Board of Governors of the Federal Reserve System, referred to as the Federal Reserve, and the OCC. Notifications and/or applications requesting approvals for the merger or for the bank merger may also be submitted to other federal and state regulatory authorities and self-regulatory organizations. The parties have filed notices and applications to obtain the necessary regulatory approvals of the Federal Reserve and the OCC. Although the parties have received OCC approval for the bank merger and currently believe they should be able to obtain all remaining regulatory approvals in a timely manner, they cannot be certain when or if they will obtain them or, if obtained, whether they will contain terms, conditions or restrictions not currently contemplated that will be detrimental to or have a material adverse effect on the combined company after the completion of the merger. The regulatory approvals to which the completion of the merger and bank merger are subject are described in more detail under the section entitled “The Merger — Regulatory Approvals,” beginning on page 68.

Conditions to Completion of the Merger (see page 83)

The completion of the merger depends on a number of conditions being satisfied or, where permitted, waived, including:

•	the approval of the merger agreement by BANKshares shareholders;

•	the approval of the Seacoast share issuance by Seacoast shareholders;

•	all regulatory approvals from the Federal Reserve, the OCC, and any other regulatory approval required to consummate the merger and the bank merger shall have been obtained and remain in full force and effect and all statutory waiting periods shall have expired, and such approvals or consents shall not be subject to any conditions or consequences that would have a material adverse effect on Seacoast or any of its subsidiaries after the effective time of the merger;

•	the absence of any order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the merger, the bank merger or the other transactions contemplated by the merger agreement;

•	the effectiveness of the Registration Statement on Form S-4, of which this joint proxy statement/prospectus is a part, under the Securities Act of 1933, as amended, or the Securities Act, and no order suspending such effectiveness having been issued or threatened;

•	the authorization for listing on the Nasdaq Global Select Market of the shares of Seacoast common stock to be issued in the merger;

•	the accuracy of the other party’s representations and warranties in the merger agreement on the date of the merger agreement and as of the effective time of the merger (or such other date specified in the merger agreement) other than, in most cases, inaccuracies that would not reasonably be likely to have a material adverse effect on such party;

•	performance in all material respects by the other party of its respective obligations under the merger agreement;

•	the receipt of corporate authorizations and other certificates;

•	in the case of Seacoast, BANKshares’ receipt of all consents required as a result of the transactions contemplated by the merger agreement pursuant to certain material contracts;

•	the absence of any material adverse effect on the other party;

•	receipt by each party of a legal opinion of its counsel or accounting advisor, as to the tax-free nature of the merger;

•	the maintenance by both parties of certain minimum consolidated tangible shareholders’ equity amounts; and

•	in the case of Seacoast, the vesting, exercise or termination of BANKshares’ equity awards.

No assurance is given as to when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Third Party Proposals (see page 80)

BANKshares has agreed to a number of limitations with respect to soliciting, negotiating and discussing acquisition proposals involving persons other than Seacoast, and to certain related matters. The merger agreement does not, however, prohibit BANKshares from considering an unsolicited bona fide acquisition proposal from a third party if certain specified conditions are met.

Termination (see page 84)

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after the approval of the merger agreement by BANKshares shareholders:

•	by mutual consent of Seacoast and BANKshares;

•	by either Seacoast or BANKshares, if there is a breach by the other party of any representation, warranty, covenant or other agreement set forth in the merger agreement, that would, if occurring or continuing on the closing date, result in the failure to satisfy the closing conditions of the party seeking termination and such breach cannot be or is not cured within 30 days following written notice to the breaching party;

•	by either Seacoast or BANKshares, if a requisite regulatory consent has been denied and such denial has become final and non-appealable;

•	by either Seacoast or BANKshares, if the Seacoast or BANKshares shareholders fail to approve the merger agreement or the Seacoast share issuance in connection with the merger, as applicable, at a duly held meeting of such shareholders or any adjournment or postponement thereof;

•	by either Seacoast or BANKshares, if the merger has not been completed by December 31, 2014, unless the failure to complete the merger by such date is due to a breach of the merger agreement by the party seeking to terminate the merger agreement;

•	by Seacoast, if (i) the BANKshares board of directors withdraws, qualifies or modifies their recommendation that the BANKshares shareholders approve the merger agreement in a manner adverse to Seacoast, (ii) Seacoast fails to substantially comply with any of the provisions of the merger agreement relating to third party acquisition proposals, or (iii) the BANKshares board of directors recommends, endorses, accepts or agrees to a third party acquisition proposal;

•	by BANKshares, in order to enter into an agreement relating to a superior proposal in accordance with the provisions of the merger agreement relating to third party acquisition proposals (provided that BANKshares has not materially breached any such provisions and pays Seacoast the required termination fee); and

•	by Seacoast, if holders of more than 5% in the aggregate of BANKshares common stock have voted such shares against the merger agreement or the merger at the BANKshares special meeting and have given notice of their intent to exercise their dissenters’ rights.

Termination Fee (see page 85)

BANKshares must pay Seacoast a termination fee of $4.0 million if:

•	Seacoast terminates the merger agreement (i) as a result of a willful breach of a covenant, or agreement by BANKshares; (ii) because BANKshares has withdrawn, qualified or modified its recommendation to shareholders in a manner adverse to Seacoast; or (iii) because BANKshares has failed to substantially comply with the no-shop covenant or its obligations under the merger agreement by failing to hold a special meeting of BANKshares shareholders; and

•	BANKshares receives or there is a publicly announced third party acquisition proposal that has not been formally withdrawn or abandoned prior to the termination of the merger agreement; and

•	within 12 months of the termination of the merger agreement, BANKshares either consummates a third party acquisition proposal or enters into a definitive agreement or letter of intent with respect to a third party acquisition proposal; or

•	Seacoast terminates the merger agreement as a result of the board of directors of BANKshares recommending, endorsing, accepting or agreeing to a third party acquisition proposal; or

•	BANKshares terminates the merger agreement because a superior proposal has been made and has not been withdrawn and BANKshares has accepted or agreed to an acquisition proposal (and none of BANKshares nor its representatives has failed to comply in all material respects with the terms of the merger agreement including third party acquisition proposals).

Except in the case of a willful breach of the merger agreement, the payment of the termination fee will fully discharge BANKshares from any losses that may be suffered by the other party arising out of the termination of the merger agreement.

NASDAQ Listing (see page 79)

Seacoast will cause the shares of Seacoast common stock to be issued to the holders of BANKshares common and preferred stock in the merger to be authorized for listing on the NASDAQ Global Select Market, subject to official notice of issuance, prior to the effective time of the merger.

Accounting Treatment (see page 68)

Seacoast will account for the merger under the acquisition method of accounting for business combinations under accounting principles generally accepted in the United States of America.

Seacoast Special Meeting (see page 34)

The special meeting of Seacoast shareholders will be held on September 18, 2014, at 3 p.m., local time, at the Wolf Technology Center, 2400 S.E. Salerno Road, Stuart, Florida. At the special meeting, Seacoast shareholders will be asked to vote on:

•	the proposal to approve the issuance of Seacoast common stock in connection with the merger;

•	the Seacoast adjournment proposal; and

•	any other matters as may properly be brought before the special meeting or any adjournment or postponement of the special meeting.

Holders of Seacoast common stock as of the close of business on July 25, 2014 record date are entitled to notice of and to vote at the Seacoast special meeting. As of the record date, there were an aggregate of 26,044,056 shares of Seacoast common stock outstanding and entitled to vote held by approximately 1,202 holders of record. Each Seacoast shareholder can cast one vote for each share of Seacoast common stock owned on the record date.

As of the record date, directors and executive officers of Seacoast and their affiliates owned and were entitled to vote 6,603,199 shares of Seacoast common stock, representing approximately 25.4% of the shares of Seacoast outstanding and entitled to vote on that date. As of the record date, BANKshares did not own or have the right to vote any of the outstanding shares of Seacoast common stock. As of the record date, one director of BANKshares owned or had the right to vote with respect to 5,473,984 shares of Seacoast common stock, representing approximately 21.0% of the shares Seacoast common stock outstanding.

BANKshares Special Meeting (see page 38)

The special meeting of BANKshares shareholders will be held on September 18, 2014, at 1 p.m., local time, at 1031 West Morse Blvd., Suite 323, Winter Park, Florida 32789. At the special meeting, BANKshares shareholders will be asked to vote on:

•	the proposal to approve the merger agreement;

•	the BANKshares adjournment proposal; and

•	any other matters as may properly be brought before the special meeting or any adjournment or postponement of the special meeting.

Holders of BANKshares common and preferred stock as of the close of business on July 25, 2014 record date will be entitled to vote at the special meeting. As of the record date, there were an aggregate of 12,761,799 shares of BANKshares common stock and 1,476,666 shares of preferred stock outstanding and entitled to notice and to vote held by approximately 183 holders of record. Each BANKshares shareholder can cast one vote for each share of BANKshares voting common or preferred stock owned on the record date.

As of the record date, directors and executive officers of BANKshares and their affiliates owned and were entitled to vote 7,643,850 shares of BANKshares common stock, representing approximately 59.9% of the shares of BANKshares outstanding and entitled to vote on that date. As of the record date, Seacoast did not own or have the right to vote any of the outstanding shares of BANKshares common or preferred stock. As of the record date, one director of Seacoast owned or had the right to vote with respect to 5,103,618 shares of BANKshares common stock.

Required Shareholder Votes (see pages 35 and 39)

In order to approve the merger agreement, the holders of at least a majority of the outstanding shares of BANKshares common and preferred stock, voting as a separate class and entitled to vote at the BANKshares special meeting must vote in favor of the merger agreement. In order to approve the Seacoast share issuance in connection with the merger, a majority of the votes cast on the Seacoast share issuance proposal at the Seacoast special meeting must be voted in favor of the proposal.

No Restrictions on Resale

All shares of Seacoast common stock received by BANKshares shareholders in the merger will be freely tradable, except that shares of Seacoast received by persons who are or become affiliates of Seacoast for purposes of Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act.

Market Prices and Dividend Information (see page 32)

Seacoast common stock is listed and trades on The NASDAQ Global Select Market under the symbol “SBCF.” As of March 31, 2014, there were 25,984,488 shares of Seacoast common stock outstanding. Approximately 48.9% of these shares are owned by institutional investors, as reported by NASDAQ. Seacoast’s top two institutional investors own approximately 27.4% of its outstanding stock. Seacoast has approximately 7,368 shareholders of record.

To Seacoast’s knowledge, the only shareholders who owned more than 5% of the outstanding shares of Seacoast common stock on March 31, 2014 were: CapGen Capital Group III LP (21.1%), 120 West 45th Street, Suite 1010, New York, New York 10036; and Second Curve Capital, LLC (6.3%), 237 Park Avenue, 9th Floor, New York, NY 10017.

Neither BANKshares common stock nor preferred stock is listed or traded on any established securities exchange or quotation system. Accordingly, there is no established public trading market for the BANKshares common stock or preferred stock. The shares of BANKshares common and preferred stock are not traded on any exchange or other organized market. BANKshares is not aware of any sales of shares of BANKshares’ common stock or preferred stock that have occurred after January 1, 2012. Transactions in the shares are privately negotiated directly between the purchaser and sales, if they do occur, are not subject to any reporting system. The shares of BANKshares are not traded frequently. As of March 31, 2014, there were 12,550,103 shares of BANKshares common stock outstanding held by approximately 161 shareholders of record. In addition, there were 1,476,666 shares of preferred stock outstanding as of March 31, 2014 held by approximately 15 shareholders of record.

The following tables show, for the indicated periods, the high and low sales prices per share for Seacoast common stock, as reported on NASDAQ. Seacoast did not pay cash dividends on its common stock during the periods indicated.

	Seacoast Common Stock
	High	Low	Dividends
2014
First Quarter	$12.51	$10.55	$0.00
Second Quarter	$11.28	$10.00	$0.00
Third Quarter (through July 25, 2014)	$11.05	$10.16	$0.00
2013
First Quarter	$11.25	$7.75	$0.00
Second Quarter	$11.00	$8.50	$0.00
Third Quarter	$12.30	$10.10	$0.00
Fourth Quarter	$12.49	$10.10	$0.00
2012
First Quarter	$9.70	$7.50	$0.00
Second Quarter	$9.55	$6.85	$0.00
Third Quarter	$8.45	$6.60	$0.00
Fourth Quarter	$8.25	$6.90	$0.00

Dividends from SNB are Seacoast’s primary source of funds to pay dividends on its common stock. Under the National Bank Act, national banks may in any calendar year, without the approval of the OCC, pay dividends to the extent of net profits for that year, plus retained net profits for the preceding two years (less any required transfers to surplus). The need to maintain adequate capital in SNB also limits dividends that may be paid to Seacoast. Beginning in the third quarter of 2008, Seacoast reduced its dividend per share of common stock to de minimis $0.01. On May 19, 2009, Seacoast’s board of directors voted to suspend quarterly dividends on its common stock entirely.

Any dividends paid on Seacoast’s common stock would be declared and paid at the discretion of its board of directors and would be dependent upon Seacoast’s liquidity, financial condition, results of operations, capital requirements and such other factors as the board of directors may deem relevant. Seacoast does not expect to pay dividends on its common stock in the foreseeable future and expects to retain all earnings, if any, to support its capital adequacy and growth.

BANKshares has not paid any dividends on the shares of BANKshares common stock or preferred stock.

Comparison of Shareholders’ Rights (see page 87)

The rights of BANKshares shareholders who continue as Seacoast shareholders after the merger will be governed by the articles of incorporation and bylaws of Seacoast rather than the articles of incorporation and bylaws of BANKshares. For more information, please see the section entitled “Comparison of Shareholders’ Rights” beginning on page 87.

Risk Factors (see page 20)

Before voting at the Seacoast or BANKshares special meeting, you should carefully consider all of the information contained or incorporated by reference into this joint proxy statement/prospectus, including the risk factors set forth in the section entitled “Risk Factors” beginning on page 20 or described in Seacoast’s reports filed with the SEC, which are incorporated by reference into this joint proxy statement/prospectus. Please see “Documents Incorporated by Reference” beginning on page 132.

RISK FACTORS

An investment in Seacoast common stock in connection with the merger involves risks. Seacoast describes below the material risks and uncertainties that it believes affect its business and an investment in the Seacoast common stock. In addition to the other information contained in, or incorporated by reference into, this joint proxy statement/prospectus, including Seacoast’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and the matters addressed under “Forward-Looking Statements,” you should carefully read and consider all of the risks and all other information contained in this joint proxy statement/prospectus in deciding whether to vote to approve the merger agreement or share issuance, as the case may be. Additional Risk Factors included in Item 1A in Seacoast’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 are incorporated by reference. You should read and consider those Risk Factors in addition to the Risk Factors listed below. If any of the risks described in this joint proxy statement/prospectus occur, Seacoast’s financial condition, results of operations and cash flows could be materially and adversely affected. If this were to happen, the value of the Seacoast common stock could decline significantly, and you could lose all or part of your investment.

Risks Associated with the Merger

The market price of Seacoast common stock after the merger may be affected by factors different from those currently affecting BANKshares or Seacoast.

The businesses of Seacoast and BANKshares differ in some respects and, accordingly, the results of operations of the combined company and the market price of Seacoast’s shares of common stock after the merger may be affected by factors different from those currently affecting the independent results of operations of each of Seacoast and BANKshares. For a discussion of the business of Seacoast and of certain factors to consider in connection with that business, see the documents incorporated by reference into this joint proxy statement/prospectus and referred to under “Documents Incorporated by Reference.”

Because the sale price of Seacoast common stock will fluctuate, you cannot be sure of the value of the merger consideration that you will receive in the merger until the closing.

Under the terms of the merger agreement, each share of BANKshares common and preferred stock outstanding immediately prior to the effective time of the merger (excluding dissenting shares) will be converted into the right to receive 0.4975 shares of Seacoast common stock (plus cash in lieu of fractional shares). The value of the shares of Seacoast common stock to be issued to BANKshares shareholders in the merger will fluctuate between now and the closing date of the merger due to a variety of factors, including general market and economic conditions, changes in the parties’ respective businesses, operations and prospects, and regulatory considerations, among other things. Many of these factors are beyond the control of Seacoast and BANKshares. We make no assurances as to whether or when the merger will be completed. BANKshares shareholders should obtain current sale prices for shares of Seacoast common stock before voting their shares of BANKshares common stock at the special meeting.

Shares of Seacoast common stock to be received by BANKshares shareholders as a result of the merger will have rights different from the shares of BANKshares common and preferred stock.

Upon completion of the merger, the rights of former BANKshares shareholders will be governed by the articles of incorporation, as amended, and bylaws of Seacoast. The rights associated with BANKshares common and preferred stock are different from the rights associated with Seacoast common stock, although both companies are organized under Florida law. Please see the section entitled “Comparison of Shareholders’ Rights” beginning on page 87 for a discussion of the different rights associated with Seacoast common stock.

Seacoast and BANKshares shareholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

Seacoast shareholders currently have the right to vote in the election of the board of directors of Seacoast and on other matters affecting Seacoast. BANKshares shareholders currently have the right to vote in the election of the board of directors of BANKshares and on other matters affecting BANKshares. Upon the completion of the merger, each party’s shareholders will be a shareholder of Seacoast with a percentage ownership of Seacoast that is smaller than such shareholder’s current percentage ownership of Seacoast or BANKshares, as applicable. It is currently expected that the former shareholders of BANKshares as a group will receive shares in the merger constituting approximately 21.4% of the outstanding shares of the combined company’s common stock immediately after the merger. Because of this, BANKshares and Seacoast shareholders will have less influence on the management and policies of the combined company than they now have on the management and policies of Seacoast or BANKshares, as applicable.

CapGen is the largest shareholder of both Seacoast and BANKshares and its ownership position in both Seacoast and BANKshares causes them to be bank holding companies under the law and, as a result, the merger may require additional regulatory approvals and commitments.

CapGen Capital Group III LP, and its general partner, CapGen Capital Group III LLC, are bank holding companies of Seacoast, and CapGen Capital Group LP and its general partner, CapGen Capital Group LLC, are bank holding companies of BANKshares. CapGen owns approximately 21% of the outstanding shares of Seacoast common stock and approximately 39.18% of the outstanding shares of BANKshares common stock. Each of CapGen Capital Group III LP and CapGen Capital Group III LLC may require certain approvals and commitments of the Federal Reserve before we can complete the merger. Furthermore, each of the CapGen entities executed a shareholder support agreement to vote in favor of the merger and the merger consideration, but the support agreements are subject to each CapGen entity obtaining the appropriate regulatory approvals and commitments. The receipt of such CapGen regulatory approvals and commitments may delay the closing of the merger and there can be no assurance that such approvals will be granted or obtained in a timely fashion.

Seacoast and BANKshares will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees, customers, suppliers and vendors may have an adverse effect on the business, financial condition and results of operations of BANKshares and Seacoast. These uncertainties may impair Seacoast’s or BANKshares’ ability to attract, retain and motivate key personnel, depositors and borrowers pending the consummation of the merger, as such personnel, depositors and borrowers may experience uncertainty about their future roles following the consummation of the merger. Additionally, these uncertainties could cause customers (including depositors and borrowers), suppliers, vendors and others who deal with Seacoast or BANKshares to seek to change existing business relationships with Seacoast or BANKshares or fail to extend an existing relationship. In addition, competitors may target each party’s existing customers by highlighting potential uncertainties and integration difficulties that may result from the merger.

Seacoast and BANKshares have a small number of key personnel. The pursuit of the merger and the preparation for the integration may place a burden on each company’s management and internal resources. Any significant diversion of management attention away from ongoing business concerns and any difficulties encountered in the transition and integration process could have a material adverse effect on each company’s business, financial condition and results of operations.

In addition, the merger agreement restricts each party from taking certain actions without the other party’s consent while the merger is pending. These restrictions may, among other matters, prevent such party from pursuing otherwise attractive business opportunities, selling assets, incurring indebtedness, engaging in significant capital expenditures in excess of certain limits set forth in the merger agreement, entering into other transactions or making other changes to such party’s business prior to consummation of the merger or termination of the merger agreement. These restrictions could have a material adverse effect on each party’s business, financial condition and results of operations. Please see the section entitled “The Merger Agreement — Conduct of Business Pending the Merger” beginning on page 76 for a description of the covenants applicable to BANKshares and Seacoast.

Seacoast may fail to realize the cost savings estimated for the merger.

Although Seacoast estimates that it will realize cost savings from the merger when fully phased in, it is possible that the estimates of the potential cost savings could turn out to be incorrect. For example, the combined purchasing power may not be as strong as expected, and therefore the cost savings could be reduced. In addition, unanticipated growth in Seacoast’s business may require Seacoast to continue to operate or maintain some facilities or support functions that are currently expected to be combined or reduced. The cost savings estimates also depend on Seacoast’s ability to combine the businesses of Seacoast and BANKshares in a manner that permits those costs savings to be realized. If the estimates turn out to be incorrect or Seacoast is not able to combine the two companies successfully, the anticipated cost savings may not be fully realized or realized at all, or may take longer to realize than expected.

The combined company expects to incur substantial expenses related to the merger.

The combined company expects to incur substantial expenses in connection with completing the merger and combining the business, operations, networks, systems, technologies, policies and procedures of Seacoast and BANKshares. Although Seacoast and BANKshares have assumed that a certain level of transaction and combination expenses would be incurred, there are a number of factors beyond their control that could affect the total amount or the timing of their combination expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. Due to these factors, the transaction and combination expenses associated with the merger could, particularly in the near term, exceed the savings that the combined company expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings related to the combination of the businesses following the completion of the merger. In addition, prior to completion of the merger, each of BANKshares and Seacoast will incur or have incurred substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement. If the merger is not completed, Seacoast and BANKshares would have to recognize these expenses without realizing the anticipated benefits of the merger.

Seacoast and BANKshares may waive one or more of the conditions to the merger without re-soliciting shareholder approval for the merger.

Each of the conditions to the obligations of Seacoast and BANKshares to complete the merger may be waived, in whole or in part, to the extent permitted by applicable law, by agreement of Seacoast and BANKshares, if the condition is a condition to both parties’ obligation to complete the merger, or by the party for which such condition is a condition of its obligation to complete the merger. The boards of directors of Seacoast and BANKshares may evaluate the materiality of any such waiver to determine whether amendment of this joint proxy statement/prospectus and re-solicitation of proxies are necessary. Seacoast and BANKshares, however, generally do not expect any such waiver to be significant enough to require re-solicitation of shareholders. In the event that any such waiver is not determined to be significant enough to require re-solicitation of shareholders, the companies will have the discretion to complete the merger without seeking further shareholder approval.

The merger is expected to qualify as a tax-free “reorganization” within the meaning of the Code.

It is expected that the merger will qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Code. If the merger does not qualify as a tax-free reorganization, then the holders of shares of BANKshares common stock and preferred stock will recognize any gain with respect to the entire consideration received in the merger, including the per share stock consideration received. The consequences of the merger to any particular BANKshares shareholder will depend on that shareholder’s individual situation. We strongly urge you to consult your own tax advisor to determine the particular tax consequences of the merger to you.

Regulatory approvals may not be received, may take longer than expected or impose conditions that are not presently anticipated.

Before the transactions contemplated by the merger agreement, including the merger and the bank merger, may be completed, various approvals must be obtained from bank regulatory authorities. Certain parent company investors in Seacoast and BANKshares, respectively, each of which represent investment funds organized by CapGen Financial Group, will also combine as a result of the merger of SNB and BankFIRST, and such combination may require additional bank regulatory approvals be obtained before the transactions contemplated by the merger agreement, including the merger and the bank merger, may be completed. These governmental entities may impose conditions on the granting of such approvals. Such conditions or changes and the process of obtaining regulatory approvals could have the effect of delaying completing the merger or of imposing additional costs or limitations on Seacoast following the merger. Although we have received OCC approval for the bank merger, the remaining regulatory approvals may not be received at all, may not be received in a timely fashion, and may contain conditions on the completion of the merger that are not anticipated or have a material adverse effect. If the consummation of the merger is delayed, including by a delay in receipt of necessary governmental approvals, the business, financial condition and results of operations of each company may also be materially adversely affected.

The fairness opinions of Seacoast’s and BANKshares’ financial advisors will not reflect changes in circumstances between the dates of the opinions and the completion of the merger.

Each of the Seacoast and BANKshares board of directors received opinions from its respective financial advisors to address the fairness of the exchange ratio from a financial point of view as of the date of such opinions. Subsequent changes in the operation and prospects of Seacoast or BANKshares, general market and economic conditions and other factors that may be beyond the control of Seacoast or BANKshares, and on which Seacoast’s and BANKshares’ financial advisors’ opinions were based, may significantly alter the value of Seacoast or BANKshares or the prices of the shares of Seacoast common stock or BANKshares common and preferred stock by the time the merger is completed. Because Seacoast and BANKshares do not anticipate asking their respective advisors to update their opinions, the opinions will not address the fairness of the merger consideration from a financial point of view at the time the merger is completed, or as of any other date other than the date of such opinions. For a description of the opinions that Seacoast and BANKshares received from their respective financial advisors, please refer to the sections entitled “The Merger — Opinion of BANKshares’ Financial Advisor” beginning on page 47 and “The Merger — Opinion of Seacoast’s Financial Advisor” beginning on page 54.

BANKshares’ executive officers and directors have financial interests in the merger that are different from, or in addition to, the interests of BANKshares shareholders.

Executive officers of BANKshares negotiated the terms of the merger agreement with Seacoast, and the BANKshares board of directors approved (excluding the CapGen director who abstained) and recommended that BANKshares shareholders vote to approve the merger agreement. In considering these facts and the other information contained in this joint proxy statement/prospectus, you should be aware that certain BANKshares and BankFIRST executive officers and directors have financial interests in the merger that are different from, or in addition to, the interests of BANKshares shareholders generally. See “The Merger — Interests of BANKshares Directors and Executive Officers in the Merger” on page 72 for information about these financial interests.

The unaudited pro forma combined condensed consolidated financial information included in this document is illustrative only and the actual financial condition and results of operations after the merger may differ materially.

The unaudited pro forma combined condensed consolidated financial information in this document is presented for illustrative purposes only and is not necessarily indicative of what Seacoast’s actual financial condition or results of operations would have been had the merger been completed on the dates indicated. The pro forma combined condensed consolidated financial information reflects adjustments, which are based upon preliminary estimates, to record the BANKshares identifiable tangible and intangible assets acquired and liabilities assumed at fair value. The purchase price allocation reflected in this document is preliminary and the final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of BANKshares as of the date of the completion of the merger. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this document. For more information, please see the section entitled “Unaudited Pro Forma Combined Consolidated Financial Information” beginning on page 134.

The termination fees and the restrictions on third party acquisition proposals set forth in the merger agreement may discourage others from trying to acquire BANKshares.

Until the completion of the merger, with some limited exceptions, BANKshares is prohibited from soliciting, initiating, encouraging or participating in any discussion concerning a proposal to acquire BANKshares, such as a merger or other business combination transaction, with any person other than Seacoast. In addition, BANKshares has agreed to pay to Seacoast in certain circumstances a termination fee equal to $4.0 million. These provisions could discourage other companies from trying to acquire BANKshares even though those other companies might be willing to offer greater value to BANKshares shareholders than Seacoast has offered in the merger. The payment of any termination fee could also have an adverse effect on BANKshares’ financial condition. See “The Merger Agreement — Third Party Proposals” beginning on page 80 and “The Merger Agreement — Termination Fee” beginning on page 85.

Failure of the merger to be completed, the termination of the merger agreement or a significant delay in the consummation of the merger could negatively impact Seacoast and BANKshares.

If the merger is not consummated, the ongoing business, financial condition and results of operations of each party may be materially adversely affected and the market price of each party’s common stock and preferred stock may decline significantly, particularly to the extent that the current market price reflects a market assumption that the merger will be consummated. If the consummation of the merger is delayed, the business, financial condition and results of operations of each company may be materially adversely affected. If the merger agreement is terminated and a party’s board of directors seeks another merger or business combination, such party’s shareholders cannot be certain that such party will be able to find a party willing to engage in a transaction on more attractive terms than the merger.

Some of the performing loans in the BANKshares loan portfolio being acquired by Seacoast may be under collateralized, which could affect Seacoast’s ability to collect all of the loan amount due.

In an acquisition transaction, the purchasing financial institution may be acquiring under collateralized loans from the seller. Under collateralized loans are risks that are inherent in any acquisition transaction and are mitigated through the loan due diligence process that the purchaser performs and the estimated fair market value adjustment that the purchaser places on the seller’s loan portfolio. The year a loan was originated can impact the current value of the collateral. Many Florida banks have performing loans that are under collateralized because of the decline in real estate values during the 2006 through 2010 economic downturn. While real estate values generally commenced stabilizing in 2011, and in some markets began to increase in recent years, nonetheless like other financial services institutions, BANKshares’ and Seacoast’s loan portfolios have under collateralized loans that are still performing.

When it acquires another loan portfolio, Seacoast will place what is referred to as a fair market value adjustment on the acquired loan portfolio to address certain risks, including those relating to under collateralized loans. With respect to the BANKshares loan portfolio, Seacoast has placed a preliminary $16 million fair value adjustment which Seacoast believes is adequate to mitigate the risk of under collateralized performing loans. Seacoast has engaged a third party valuation firm who will value the acquired loan portfolio as of the acquisition date. There is no assurance that the adjustment that Seacoast has placed on the BANKshares loan portfolio to mitigate against under collateralized performing loans will be adequate or that Seacoast will not incur losses that could be greater than this adjustment.

Risks Associated with Seacoast’s Business

New lines of business or new products and services may subject Seacoast to additional risks.

From time to time, Seacoast may implement or may acquire new lines of business or offer new products and services within existing lines of business. There are substantial risks and uncertainties associated with these efforts, particularly in instances where the markets are not fully developed. In developing and marketing new lines of business and/or new products and services, Seacoast may invest significant time and resources. Initial timetables for the introduction and development of new lines of business and/or new products or services may not be achieved and price and profitability targets may not prove feasible. External factors, such as compliance with regulations, competitive alternatives and shifting market preferences, may also impact the successful implementation of a new line of business or a new product or service. Furthermore, any new line of business and/or new product or service could have a significant impact on the effectiveness of Seacoast’s system of internal controls. Failure to successfully manage these risks in the development and implementation of new lines of business or new products or services could have a material adverse effect on Seacoast’s business, financial condition and results of operations.

An interruption in or breach in security of Seacoast’s information systems may result in a loss of customer business and have an adverse effect on Seacoast’s results of operations, financial condition and cash flows.

Seacoast relies heavily on communications and information systems to conduct its business. Any failure, interruption or breach in security of these systems could result in failures or disruptions in Seacoast’s customer relationship management, general ledger, deposits, servicing or loan origination systems. If any such failures, interruptions or security breaches of its communications or information systems occur, they may not be adequately addressed by Seacoast. Further, the occurrence of any such failures, interruptions or security breaches could damage Seacoast’s reputation, result in a loss of customer business, subject Seacoast to additional regulatory scrutiny or expose Seacoast to civil litigation and possible financial liability, any of which could have a material adverse effect on Seacoast’s results of operations, financial condition and cash flows.

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

Certain statements contained in this joint proxy statement/prospectus, including statements included or incorporated by reference in this joint proxy statement/prospectus, are not statements of historical fact and constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be protected by the safe harbor provided by the same. These statements are subject to risks and uncertainties, and include information about possible or assumed future results of operations of Seacoast after the merger is completed as well as information about the merger. Words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “would,” “continue,” “should,” “may,” or similar expressions, or the negatives thereof, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Many possible events or factors could affect the future financial results and performance of each of Seacoast and BANKshares before the merger or Seacoast after the merger, and could cause those results or performance to differ materially from those expressed in the forward-looking statements. These possible events or factors include, but are not limited to:

•	the failure to obtain the approval of shareholders of Seacoast and BANKshares in connection with the merger;

•	the timing to consummate the proposed merger;

•	the risk that a condition to closing of the proposed merger may not be satisfied;

•	the risk that a regulatory approval that may be required for the proposed merger is not obtained or is obtained subject to conditions that are not anticipated;

•	the parties’ ability to achieve the synergies and value creation contemplated by the proposed merger;

•	the parties’ ability to promptly and effectively integrate the businesses of Seacoast and BANKshares;

•	the diversion of management time on issues related to the merger;

•	the failure to consummate or delay in consummating the merger for other reasons;

•	changes in laws or regulations; and

•	changes in general economic conditions

For additional information concerning factors that could cause actual conditions, events or results to materially differ from those described in the forward-looking statements, please refer to the “Risk Factors” section of this joint proxy statement/prospectus, as well as the factors set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Seacoast’s most recent Form 10-K report and to Seacoast’s most recent Form 8-K reports, which are available online at www.sec.gov, and are incorporated by reference herein. No assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of Seacoast or BANKshares. The forward-looking statements are made as of the date of this joint proxy statement/prospectus or the date of the applicable document incorporated by reference into this joint proxy statement/prospectus. We undertake no obligation to publicly update or otherwise revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SEACOAST SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following selected historical consolidated financial data as of and for the twelve months ended December 31, 2013, 2012, 2011, 2010 and 2009 is derived from the audited consolidated financial statements of Seacoast. The following selected historical consolidated financial data as of and for the three months ended March 31, 2014 and 2013, is derived from the unaudited consolidated financial statements of Seacoast and has been prepared on the same basis as the selected historical consolidated financial data derived from the audited consolidated financial statements and, in the opinion of Seacoast’s management, reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this data for those dates.

The results of operations as of and for the three months ended March 31, 2014, are not necessarily indicative of the results that may be expected for the twelve months ending December 31, 2014 or any future period. You should read the following selected historical consolidated financial data in conjunction with: (i) the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Seacoast’s audited consolidated financial statements and accompanying notes included in Seacoast’s Annual Report on Form 10-K for the twelve months ended December 31, 2013; and (ii) the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Seacoast’s unaudited consolidated financial statements and accompanying notes included in Seacoast’s Quarterly Report on Form 10-Q for the three months ended March 31, 2014, both of which are incorporated by reference into this joint proxy statement/prospectus. See “Documents Incorporated by Reference.”

	(unaudited) Three Months ended March 31,		Year ended December 31,
	2014	2013	2013	2012	2011	2010	2009
Net interest income	$16,221	$16,000	$65,206	$64,809	$66,839	$66,212	$73,589
Provision for loan losses	(735)	953	3,188	10,796	1,974	31,680	124,767
Noninterest income:
Other	5,558	5,931	24,319	21,444	18,345	18,134	17,495
Loss on sale of commercial loan	—	—	—	(1,238)	—	—	—
Securities gains, net	17	25	419	7,619	1,220	3,687	5,399
Noninterest expenses	18,783	18,959	75,152	82,548	77,763	89,556	130,227

Income (loss) before income taxes	3,748	2,044	11,604	(710)	6,667	(33,203)	(158,511)
Provision (benefit) for income taxes	1,449	—	(40,385)	—	—	—	(11,825)

Net income (loss)	$2,299	$2,044	$51,989	$(710)	$6,667	$(33,203)	$(146,686)

Per Share Data
Net income (loss) available to common shareholders:
Diluted	0.09	0.06	2.44	(0.24)	0.16	2.41	(23.39)
Basic	0.09	0.06	2.46	(0.24)	0.16	2.41	(23.39)
Cash dividends declared	0.00	0.00	0.00	0.00	0.00	0.00	0.05
Book value per share common	8.79	6.20	8.40	6.16	6.46	6.42	9.25
Dividends to net income (%)	0.0	0.0	0.0	0.0	0.0	0.0	n/m (1)

Assets	$2,315,992	$2,202,049	$2,268,940	$2,173,929	$2,137,375	$2,016,381	$2,151,315
Securities	658,512	649,196	641,611	656,868	668,339	462,001	410,735
Net loans	1,292,984	1,202,270	1,284,139	1,203,977	1,182,509	1,202,864	1,352,311
Deposits	1,819,795	1,762,164	1,806,045	1,758,961	1,718,741	1,637,228	1,779,434
Shareholders’ equity	228,382	166,705	198,604	165,546	170,077	166,299	151,935
Performance ratios:
Return on average assets	0.41	0.38	2.38	(0.03)	0.32	(1.60)	(6.58)
Return on average equity	4.02	5.09	28.36	(0.43)	4.03	(19.30)	(73.79)
Net interest margin(2)	3.07	3.15	3.15	3.22	3.42	3.37	3.55
Average equity to average assets	10.13	7.50	8.38	7.81	8.01	8.27	8.92

(1)	Not meaningful
(2)	On a fully taxable equivalent basis

BANKSHARES SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following selected historical consolidated financial data as of and for the twelve months ended December 31, 2013, 2012, 2011, 2010 and 2009 is derived from the audited consolidated financial statements of BANKshares. The following selected historical consolidated financial data as of and for the three months ended March 31, 2014 and 2013, is derived from the unaudited consolidated financial statements of BANKshares and has been prepared on the same basis as the selected historical consolidated financial data derived from the audited consolidated financial statements and, in the opinion of BANKshares’ management, reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this data for those dates.

The results of operations as of and for the three months ended March 31, 2014, are not necessarily indicative of the results that may be expected for the twelve months ending December 31, 2014 or any future period. You should read the following selected historical consolidated financial data in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations”

	(unaudited) Three months ended March 31,		Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
Net interest income	$5,463	$5,077	$21,059	$21,801	$19,451	$20,085	$19,725
Provision for loan losses	133	334	1,435	1,771	2,066	4,788	5,936
Noninterest income:
Other	692	789	3,078	3,068	2,733	2,771	2,532
Contingent note recovery	—	—	1,286	—	—	—	—
Gain (loss) on sale of securities available for sale	9	49	51	2,017	(4)	493	84
Noninterest expenses	5,052	5,054	20,358	23,614	20,432	21,694	21,602

Earnings (loss) before income taxes	979	527	3,681	1,501	(318)	(3,133)	(5,197)
Provision (benefit) for income taxes	315	163	662	375	(397)	(1,483)	(2,116)

Net earnings (loss)	$664	$364	$3,019	$1,126	$79	$(1,650)	$(3,081)

Net earnings (loss) available to common stockholders’:
Diluted(1)	0.05	0.03	0.24	0.09	0.01	(0.12)	(0.22)
Basic(2)	0.05	0.03	0.24	0.09	0.01	(0.12)	(0.22)
Cash dividends declared	—	—	—	—	—	—	—
Book value per share common(3)	10.45	10.34	10.33	10.30	10.28	9.13	9.28
Tangible book value per share common(3)	4.42	4.13	4.26	4.05	4.16	3.46	3.39
Tangible book value per share common and preferred(4)	3.89	3.66	3.78	3.58	3.68	3.43	3.37
Dividends to net earnings	—	—	—	—	—	—	—
Assets	$674,072	$671,467	$656,028	$664,774	$608,566	$600,754	$604,738
Securities available for sale	146,199	169,565	150,892	174,259	149,462	125,115	123,571
Net loans (including loans held for sale)	366,200	339,759	360,739	334,515	289,615	295,548	321,706
Deposits	506,231	506,449	490,751	499,225	409,238	401,759	404,735
Stockholders’ equity	131,109	129,209	129,596	128,649	127,958	126,751	128,609
Stockholders’ tangible equity	55,432	51,680	53,490	50,570	51,705	48,003	46,951
Performance ratios:
Return on average assets	0.40	0.22	1.83	0.65	0.05	(1.10)	(2.05)
Return on average tangible equity	4.83	2.78	22.03	8.60	0.65	(12.49)	(24.27)
Net interest margin(5)	4.27	3.85	4.03	3.84	4.08	4.50	4.33
Average tangible equity to average assets	8.38	7.95	8.31	7.54	8.00	8.81	8.43

(1) — Diluted net earnings (loss) available to common stockholders’ includes nonvested share grants and does not assume conversion of the Preferred shares.

(2) — Basic net earnings (loss) available to common stockholders’ excludes nonvested share grants and does not assume the conversion of the preferred shares.

(3) — Book value and tangible book value per share common excludes nonvested share grants and does not assume the conversion of the preferred shares.

(4) — Tangible book value per share common and preferred includes nonvested share grants and does assume the conversion of the preferred shares.

(5) — On a fully taxable equivalent basis.

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED

CONSOLIDATED FINANCIAL DATA

The following table presents selected unaudited pro forma combined consolidated financial data about the financial condition and results of operations of Seacoast giving effect to the merger. See “The Merger — Accounting Treatment.”

The following table presents the information as if the merger had become effective on March 31, 2014 and December 31, 2013, respectively, with respect to condensed consolidated balance sheet data, and on January 1, 2014, with respect to condensed consolidated statement of earnings data. The selected unaudited pro forma combined consolidated financial data have been derived from, and should be read in conjunction with, the historical financial information that Seacoast and BANKshares have incorporated by reference into, or included, in this joint proxy statement/prospectus as of and for the indicated periods. See “Unaudited Pro Forma Combined Consolidated Financial Information,” “Documents Incorporated by Reference” and “Index to BANKshares’ Consolidated Financial Statements.”

The selected unaudited pro forma combined consolidated financial data are presented for illustrative purposes only and does not necessarily indicate the financial results of the combined companies had the companies actually been combined at the beginning of the period presented. The selected unaudited pro forma combined consolidated financial information also does not consider any potential impacts of current market conditions on revenues, potential revenue enhancements, anticipated cost savings and expense efficiencies, or asset dispositions, among other factors.

	Three Months Ended March 31, 2014	Year Ended Dec 31, 2013
Pro Forma Condensed Consolidated Statement of Earnings Data:
Net interest income	$21,831	$86,865
Provision for loan losses	500	5,023
Income before provision for income taxes	5,913	20,035
Net income	3,694	57,929
Preferred stock dividends	—	—
Net income available to common shareholders	3,694	57,929
Per Share Data:
Earnings per share available to common shareholders
Basic	$0.11	$2.17
Diluted	$0.11	$2.18
Cash dividends per common share	$—	$—
Pro Forma Condensed Consolidated Balance Sheet
Total loans, net	$1,652,465	$1,638,213
Total assets	2,932,202	2,867,106
Total deposits	2,326,025	2,296,796
Total borrowings	115,144	115,144
Stockholders’ equity	304,529	273,238

UNAUDITED COMPARATIVE PER SHARE DATA

Presented below for Seacoast and BANKshares is historical, unaudited pro forma combined and pro forma equivalent per share financial data as of and for the twelve months ended December 31, 2013 and as of and for the three months ended March 31, 2014. The information presented below should be read together with: (i) Seacoast’s audited consolidated financial statements and accompanying notes included in Seacoast’s Annual Report on Form 10-K for the twelve months ended December 31, 2013, and Seacoast’s unaudited consolidated financial statements and accompanying notes included in Seacoast’s Quarterly Report on Form 10-Q for the three months ended March 31, 2014, both of which are incorporated by reference into this joint proxy statement/prospectus; and (ii) BANKshares’ audited consolidated financial statements and accompany notes for the twelve months ended December 31, 2013, and unaudited consolidated financial statements and accompanying notes for the three months ended March 31, 2014, both of which are included elsewhere in this joint proxy statement/prospectus. See “Index to BANKshares’ Consolidated Financial Statements” and “Documents Incorporated by Reference.”

The unaudited pro forma combined and pro forma per equivalent share information gives effect to the merger as if the merger had been effective on December 31, 2013, or March 31, 2014, in the case of the book value data, and as if the merger had been effective as of January 1, 2014, in the case of the earnings per share and the cash dividends data. The unaudited pro forma data combines the historical results of BANKshares into Seacoast’s consolidated statement of income. While certain adjustments were made for the estimated impact of fair value adjustments and other acquisition-related activity, they are not indicative of what could have occurred had the acquisition taken place on January 1, 2014.

The unaudited pro forma adjustments are based upon available information and certain assumptions that Seacoast management believes are reasonable. The unaudited pro forma data, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, do not reflect the impact of factors that may result as a consequence of the merger or consider any potential impacts of current market conditions of the merger on revenues, expense efficiencies, asset dispositions, among other factors. As a result, unaudited pro forma data are presented for illustrative purposes only and do not represent an attempt to predict or suggest future results. Upon completion of the merger, the operating results of BANKshares will be reflected in the consolidated financial statements of Seacoast on a prospective basis.

	As of and for the three months ended March 31, 2014
	Seacoast historical	BANKshares historical	Pro Forma combined	Per equivalent BANKshares share(1)
Earnings per common share
Basic	$0.09	$0.05	$0.11	$0.05
Diluted	$0.09	$0.05	$0.11	$0.05
Cash dividends per common share	$—	$—	$—	$—
Common equity per common share	$8.79	$10.45	$9.20	$4.58

	As of and for the three months ended December 31, 2013
	Seacoast historical	BANKshares historical	Pro Forma combined	Per equivalent BANKshares share(1)
Earnings per common share
Basic	$2.44	$0.24	$2.17	$1.08
Diluted	$2.46	$0.24	$2.18	$1.08
Cash dividends per common share	$—	$—	$—	$—
Common equity per common share	$8.40	$10.33	$8.92	$4.45

(1)

The equivalent share information in the above tables are computed using 7,086,041 additional shares of Seacoast common stock issued to BANKshares shareholders at an exchange ratio of 0.4975 shares of Seacoast for each share of BANKshares.

MARKET PRICES AND DIVIDEND INFORMATION

Seacoast common stock is listed and trades on The NASDAQ Global Select Market under the symbol “SBCF.” As of March 31, 2014, there were 25,984,488 shares of Seacoast common stock outstanding. Approximately 48.9% of these shares are owned by institutional investors, as reported by NASDAQ. Seacoast’s top two institutional investors own approximately 27.4% of its outstanding stock. Seacoast has approximately 7,368 shareholders of record.

To Seacoast’s knowledge, the only shareholders who owned more than 5% of the outstanding shares of Seacoast common stock on March 31, 2014 were: CapGen Capital Group III LP (21.1%), 120 West 45th Street, Suite 1010, New York, NY 10036; and Second Curve Capital, LLC (6.3%), 237 Park Avenue, 9th Floor, New York, NY 10017.

Neither BANKshares common stock nor preferred stock is listed or traded on any established securities exchange or quotation system. Accordingly, there is no established public trading market for the BANKshares common stock or preferred stock. BANKshares is not aware of any sales of shares of BANKshares’ common stock or preferred stock that have occurred after January 1, 2012. Transactions in the shares are privately negotiated directly between the purchaser and the seller and sales, if they do occur, are not subject to any reporting system. The shares of BANKshares are not traded frequently. As of March 31, 2014, there were 12,769,457 shares of BANKshares common stock outstanding, which were held by 161 holders of record. In addition, there were 1,476,666 shares of preferred stock outstanding.

The following tables show, for the indicated periods, the high and low sales prices per share for Seacoast common stock, as reported on NASDAQ. Cash dividends declared and paid per share on Seacoast common stock are also shown for the periods indicated below. Seacoast did not pay cash dividends on its common stock during the periods indicated. BANKshares did not declare any cash dividends on its common stock or preferred stock for the indicated periods. Seacoast common stock is traded on the NASDAQ Global Select Market under the symbol “SBCF.”

The high and low sales prices reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.

	Seacoast Common Stock			BANKshares Common and Preferred Stock
	High	Low	Dividend	High	Low	Volume(1)
2012
First Quarter	$9.70	$7.50	$—	$—	$—	—
Second Quarter	$9.55	$6.85	$—	$—	$—	—
Third Quarter	$8.45	$6.60	$—	$—	$—	—
Fourth Quarter	$8.25	$6.90	$—	$—	$—	—
2013
First Quarter	$11.25	$7.75	$—	$—	$—	—
Second Quarter	$11.00	$8.50	$—	$—	$—	—
Third Quarter	$12.30	$10.10	$—	$—	$—	—
Fourth Quarter	$12.49	$10.10	$—	$—	$—	—
2014
First Quarter	$12.51	$10.55	$—	$—	$—	—
Second Quarter	$11.28	$10.00	$—	$—	$—	—
Third Quarter (through July 25, 2014)	$11.05	$10.16	$—	$—	$—	—

(1)	There have been little or no trades in BANKshares stock during the periods shown and no reports to management on the prices of shares traded.

Dividends from SNB are Seacoast’s primary source of funds to pay dividends on its common stock. Under the National Bank Act, national banks may in any calendar year, without the approval of the OCC, pay dividends to the extent of net profits for that year, plus retained net profits for the preceding two years (less any required transfers to surplus). The need to maintain adequate capital in SNB also limits dividends that may be paid to Seacoast. Beginning in the third quarter of 2008, Seacoast reduced its dividend per share of common stock to de minimis $0.01. On May 19, 2009, Seacoast’s board of directors voted to suspend quarterly dividends on its common stock entirely.

Any dividends paid on Seacoast’s common stock would be declared and paid at the discretion of its board of directors and would be dependent upon Seacoast’s liquidity, financial condition, results of operations, capital requirements and such other factors as the board of directors may deem relevant. Seacoast does not expect to pay dividends on its common stock in the foreseeable future and expects to retain all earnings, if any, to support its capital adequacy and growth.

INFORMATION ABOUT THE SEACOAST SPECIAL MEETING

This section contains information about the special meeting that Seacoast has called to allow Seacoast shareholders to vote on the Seacoast share issuance in connection with the merger. The Seacoast board of directors is mailing this joint proxy statement/prospectus to you, as a Seacoast shareholder, on or about July 30, 2014. Together with this joint proxy statement/prospectus, the Seacoast board of directors is also sending to you a notice of the special meeting of Seacoast shareholders and a form of proxy that the Seacoast board of directors is soliciting for use at the special meeting and at any adjournments or postponements of the special meeting.

Time, Date, and Place

The special meeting is scheduled to be held on September 18, 2014 at 3 p.m., local time, at the Wolf Technology Center, 2400 S.E. Salerno Road, Stuart, Florida.

Matters to Be Considered at the Meeting

At the special meeting, Seacoast shareholders will be asked to consider and vote on:

•	a proposal to approve the issuance of Seacoast common stock in the merger, which we refer to in this document as the Seacoast share issuance proposal;

•	a proposal of the Seacoast board of directors to adjourn or postpone the special meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the Seacoast share issuance proposal; and

•	any other matters as may properly be brought before the special meeting or any adjournment or postponement of the special meeting.

At this time, the Seacoast board of directors is unaware of any other matters that may be presented for action at the special meeting. If any other matters are properly presented, however, and you have completed, signed and submitted your proxy, the person(s) named as proxy will have the authority to vote your shares in accordance with his or her judgment with respect to such matters. A copy of the merger agreement is included in this joint proxy statement/prospectus as Appendix A, and we encourage you to read it carefully in its entirety.

Under the Nasdaq Listing Rules, a company listed on Nasdaq is required to obtain shareholder approval prior to the issuance of common stock or securities convertible into or exercisable for common stock in connection with the acquisition of the stock or assets of another company if the common stock has or will have upon issuance voting power equal to or in excess of 20% of the voting power outstanding before the issuance of stock or securities convertible into or exercisable for common stock, or the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. If we complete the merger, the number of shares of Seacoast common stock issued in the merger will exceed 20% of the shares of Seacoast common stock outstanding before such issuance. Accordingly, Seacoast must obtain the approval of Seacoast shareholders for the issuance of shares of Seacoast common stock in connection with the merger.

Recommendation of the Seacoast Board of Directors

The Seacoast board of directors unanimously recommends (excluding the CapGen representative who abstained) that Seacoast shareholders vote “FOR” the Seacoast share issuance proposal and “FOR” the Seacoast adjournment proposal. See “The Merger — Seacoast’s Reasons for the Merger and Recommendations of the Board of Directors of Seacoast.”

Record Date and Quorum

July 25, 2014 has been fixed as the record date for the determination of Seacoast shareholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. At the close of business on the record date, there were 26,044,056 shares of Seacoast common stock outstanding and entitled to vote at the special meeting, held by 1,202 holders of record.

A quorum is necessary to transact business at the special meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Seacoast common stock entitled to vote at the special meeting is necessary to constitute a quorum. Shares of Seacoast common stock represented at the special meeting but not voted, including shares that a shareholder abstains from voting and shares held in “street name” with a bank, broker or other nominee for which a shareholder does not provide voting instructions, will be counted for purposes of establishing a quorum. Once a share of Seacoast common stock is represented at the special meeting, it will be counted for the purpose of determining a quorum not only at the special meeting but also at any adjournment or postponement of the special meeting. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned or postponed.

Required Vote

The Seacoast share issuance proposal will be approved if a majority of the votes cast on the proposal are voted in favor of the proposal. The Seacoast adjournment proposal will be approved if the votes cast in favor of such proposal exceed the votes cast against such proposal. For each proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.”

If you vote to “ABSTAIN” with respect to the Seacoast share issuance proposal, this will have no effect on the outcome of the vote on the proposal. If you do not vote on the Seacoast share issuance proposal, this will have no effect on the outcome of the vote on the proposal.

If you vote to “ABSTAIN” with respect to the Seacoast adjournment proposal, or if you do not vote on this proposal, this will have no effect on the outcome of the vote on the proposal.

Each share of Seacoast common stock you own as of the record date for the special meeting entitles you to one vote at the special meeting on all matters properly presented at the meeting.

How to Vote — Shareholders of Record

Voting in Person. If you are a shareholder of record, you can vote in person by submitting a ballot at the special meeting. Nevertheless, we recommend that you vote by proxy as promptly as possible, even if you plan to attend the special meeting. This will ensure that your vote is received. If you attend the special meeting, you may vote by ballot, thereby canceling any proxy previously submitted.

Voting by Proxy. Your proxy card includes instructions on how to vote by mailing in the proxy card. If you choose to vote by proxy, please mark each proxy card you receive, sign and date it, and promptly return it in the envelope enclosed with the proxy card. If you sign and return your proxy without instruction on how to vote your shares, your shares will be voted “FOR” the Seacoast share issuance proposal and “FOR” the Seacoast adjournment proposal.

Toll-Free number. You may use the toll-free number shown on your proxy card to vote your shares.

Voting by Internet. You may vote your shares by visiting the website shown on your proxy card to vote via the Internet.

How to Vote — Shares Held in “Street Name”

If you are a Seacoast shareholder and your shares are held in “street name” through a bank, broker or other holder of record, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by the bank or broker. You may not vote shares held in street name by returning a proxy card directly to Seacoast or by voting in person at the Seacoast special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee. Further, brokers, banks or other nominees who hold shares of Seacoast common stock on behalf of their customers may not give a proxy to Seacoast to vote those shares with respect to any of the proposals without specific instructions from their customers, as brokers, banks and other nominees do not have discretionary voting powers on these matters. Therefore, if you are a Seacoast shareholder and you do not instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee may not vote your shares on the Seacoast share issuance proposal or adjournment proposal, which broker non-votes will have no effect on the outcome of the vote on these proposals.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE. SHAREHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES BY VOTING IN PERSON.

Revocation of Proxies

You can revoke your proxy at any time before your shares are voted. If you are a shareholder of record, then you can revoke your proxy by:

•	submitting another valid proxy card bearing a later date;

•	prior to the special meeting, by logging onto the Internet website specified on your proxy card in the same manner you would to submit your proxy electronically or by calling the telephone number specified on your proxy card, in each case if you are eligible to do so and following the instructions on the proxy card;

•	attending the special meeting and voting your shares in person; or

•	delivering prior to the special meeting a written notice of revocation to Seacoast’s Corporate Secretary.

If you choose to send a completed proxy card bearing a later date or a notice of revocation, the new proxy card or notice of revocation must be received before the beginning of the Seacoast special meeting. Attendance at the special meeting will not, in and of itself, constitute revocation of a proxy. If you hold your shares in street name with a bank, broker or other nominee, you must follow the directions you receive from your bank, broker or other nominee to change your vote. Your last vote will be the vote that is counted.

Shares Subject to Support Agreements; Shares Held by Directors and Executive Officers

A total of 6,549,239 shares of Seacoast common stock, representing approximately 25.2% of the outstanding shares of Seacoast common stock entitled to vote at the special meeting, are subject to shareholder support agreements between BANKshares and each of Seacoast’s directors. Pursuant to his/her respective shareholder support agreement, each director has agreed to, at any meeting of Seacoast shareholders, however called, or any adjournment or postponement thereof:

•	vote (or cause to be voted) all shares of Seacoast common stock beneficially owned by such director or its affiliates and which such director has the right to vote in favor of the approval of the terms of the merger agreement, the merger and each of the transactions contemplated by the merger agreement;

•	not vote or grant any proxies to any third party to vote, except where such proxies are directed to vote in favor of the merger agreement, against the merger and the transactions contemplated by the merger agreement; and

•	not vote or execute any written consent to rescind or amend in any manner any prior vote or written consent to approve or adopt the merger agreement unless the support agreement has been terminated.

Pursuant to the shareholder support agreement, without the prior written consent of BANKshares, each director has further agreed not to sell or otherwise transfer any shares of Seacoast common stock. The foregoing summary of the support agreements entered into by Seacoast’s directors does not purport to be complete, and is qualified in its entirety by reference to the form of support agreement attached as Exhibit B-1 to the merger agreement, which is attached as Appendix A to this document.

As of the record date, Seacoast’s directors and executive officers and their affiliates beneficially owned and were entitled to vote, in the aggregate, a total of 6,603,199 shares of Seacoast common stock (excluding shares issuable upon the exercise of outstanding options), representing approximately 25.4% of the outstanding shares of Seacoast common stock entitled to vote at the special meeting. An additional 100,114 shares, representing approximately 0.4% of the outstanding shares, were owned by Seacoast directors as of the record date pursuant to Seacoast’s deferred compensation plan, which shares are not entitled to vote.

Solicitation of Proxies

The proxy for the special meeting is being solicited on behalf of the Seacoast board of directors. Seacoast will bear the entire cost of soliciting proxies from you. Seacoast will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Seacoast common stock. Proxies will be solicited principally by mail, but may also be solicited by the directors, officers, and other employees of Seacoast in person or by telephone, facsimile or other means of electronic communication. Directors, officers and employees will receive no compensation for these activities in addition to their regular compensation, but may be reimbursed for out-of-pocket expenses in connection with such solicitation.

Attending the Meeting

All holders of Seacoast common stock, including shareholders of record and shareholders who hold their shares in street name through banks, brokers or other nominees, are cordially invited to attend the special meeting. Shareholders of record can vote in person at the special meeting. If you are not a shareholder of record and would like to vote in person at the special meeting, you must produce a proxy executed in your favor by the record holder of your shares. In addition, you must bring a form of personal photo identification with you in order to be admitted at the special meeting. We reserve the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the special meeting is prohibited without Seacoast’s express written consent.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy or vote, or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy card or voting instructions, please contact Seacoast at:

Seacoast Banking Corporation of Florida

815 Colorado Avenue

P.O. Box 9012

Stuart, Florida 34994

Attn: Investor Relations

Telephone: (772) 288-6085

INFORMATION ABOUT THE BANKSHARES SPECIAL MEETING

This section contains information about the special meeting that the BANKshares has called to allow BANKshares shareholders to vote on the approval of the merger agreement. The BANKshares board of directors is mailing this joint proxy statement/prospectus to you, as a BANKshares shareholder, on or about July 30, 2014. Together with this joint proxy statement/prospectus, BANKshares board of directors is also sending to you a notice of the special meeting of BANKshares shareholders and a form of proxy that the BANKshares board of directors is soliciting for use at the special meeting and at any adjournments or postponements of the special meeting.

Time, Date, and Place

The special meeting is scheduled to be held on September 18, 2014 at 1 p.m., local time, at 1031 West Morse Boulevard, Suite 323, Winter Park, Florida 32789.

Matters to be Considered at the Meeting

At the special meeting, BANKshares shareholders will be asked to consider and vote on:

•	a proposal to approve the merger agreement, which we refer to as the BANKshares merger proposal;

•	a proposal of the BANKshares board of directors to adjourn or postpone the special meeting, if necessary or appropriate, including to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement; and

•	any other matters as may properly be brought before the special meeting or any adjournment or postponement of the special meeting.

At this time, the BANKshares board of directors is unaware of any other matters that may be presented for action at the special meeting. If any other matters are properly presented, however, and you have completed, signed and submitted your proxy, the person(s) named as proxy will have the authority to vote your shares in accordance with his or her judgment with respect to such matters. A copy of the merger agreement is included in this joint proxy statement/prospectus as Appendix A, and we encourage you to read it carefully in its entirety.

Recommendation of the BANKshares Board of Directors

The BANKshares board of directors recommends that BANKshares shareholders vote “FOR” the BANKshares merger proposal and “FOR” the BANKshares adjournment proposal. See “The Merger — BANKshares’s Reasons for the Merger and Recommendations of the Board of Directors of BANKshares.”

Record Date and Quorum

July 25, 2014 has been fixed as the record date for the determination of BANKshares shareholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. At the close of business on the record date, there were 12,761,799 shares of BANKshares common stock outstanding and entitled to vote at the special meeting, held by approximately 168 holders of record and 1,476,666 shares of BANKshares preferred stock outstanding and entitled to vote at the special meeting held by approximately 15 holders of record.

A quorum is necessary to transact business at the special meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of BANKshares common and preferred stock entitled to vote at the special meeting is necessary to constitute a quorum. Shares of BANKshares common and preferred stock represented at the special meeting but not voted, including shares that a shareholder abstains from voting and shares held in “street name” with a bank, broker or other nominee for which a shareholder does not provide voting instructions, will be counted for purposes of establishing a quorum. Once a share of BANKshares common and preferred stock is represented at the special meeting, it will be counted for the purpose of determining a quorum not only at the special meeting but also at any adjournment or postponement of the special meeting. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned or postponed.

Required Vote

The affirmative vote of the holders of at least a majority of the outstanding shares of BANKshares common and preferred stock, voting as a separate class and entitled to vote at the special meeting is necessary to approve the merger proposal. If you vote to “ABSTAIN” with respect to the BANKshares merger proposal or if you fail to vote on the BANKshares merger proposal, or fail to instruct your bank or broker how to vote with respect to the BANKshares merger proposal, this will have the same effect as voting “AGAINST” the BANKshares merger proposal.

The adjournment proposal will be approved if the votes cast in favor of the adjournment proposal exceed the votes cast against the adjournment proposal. If you vote to “ABSTAIN” with respect to the adjournment proposal or if you fail to vote on the adjournment proposal, or fail to instruct your bank or broker how to vote with respect to the adjournment proposal, this will have no effect on the outcome of the vote on the adjournment proposal.

Each share of BANKshares voting common or preferred stock you own as of the record date for the special meeting entitles you to one vote at the special meeting on all matters properly presented at the meeting.

How to Vote — Shareholders of Record

Voting in Person. If you are a shareholder of record, you can vote in person by submitting a ballot at the special meeting. Nevertheless, we recommend that you vote by proxy as promptly as possible, even if you plan to attend the special meeting. This will ensure that your vote is received. If you attend the special meeting, you may vote by ballot, thereby canceling any proxy previously submitted.

Voting by Proxy. Your proxy card includes instructions on how to vote by mailing in the proxy card. If you choose to vote by proxy, please mark each proxy card you receive, sign and date it, and promptly return it in the envelope enclosed with the proxy card. If you sign and return your proxy without instruction on how to vote your shares, your shares will be voted “FOR” the merger proposal and “FOR” the adjournment proposal. At this time, the BANKshares board of directors is unaware of any other matters that may be presented for action at the special meeting. If any other matters are properly presented, however, and you have signed and returned your proxy card, the person(s) named as proxy will have the authority to vote your shares in accordance with his or her judgment with respect to such matters. Please do not send in your BANKshares stock certificates with your proxy card. If the merger is completed, then you will receive a separate letter of transmittal and instructions on how to surrender your BANKshares stock certificates for the merger consideration.

How to Vote — Shares Held in “Street Name”

If you are a BANKshares shareholder and your shares are held in “street name” through a bank, broker or other holder of record, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by the bank or broker. You may not vote shares held in street name by returning a proxy card directly to BANKshares or by voting in person at the BANKshares special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee. Further, brokers, banks or other nominees who hold shares of BANKshares common or preferred stock on behalf of their customers may not give a proxy to BANKshares to vote those shares with respect to any of the proposals without specific instructions from their customers, as brokers, banks and other nominees do not have discretionary voting power on these matters. Therefore, if you are a BANKshares shareholder and you do not instruct your broker, bank or other nominee on how to vote your shares:

•	your broker, bank or other nominee may not vote your shares on the BANKshares merger proposal, which broker non-votes will have the same effect as a vote “AGAINST” this proposal; and

•	your broker, bank or other nominee may not vote your shares on the adjournment proposal, which broker non-votes will have no effect on the vote count for this proposal.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE. SHAREHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES BY VOTING IN PERSON.

Revocation of Proxies

You can revoke your proxy at any time before your shares are voted. If you are a shareholder of record, then you can revoke your proxy by:

•	submitting another valid proxy card bearing a later date;

•	attending the special meeting and voting your shares in person; or

•	delivering prior to the special meeting a written notice of revocation to BANKshares’s Corporate Secretary at the following address: 1031 W. Morse Blvd., Suite 323, Winter Park, Florida 32789.

If you choose to send a completed proxy card bearing a later date or a notice of revocation, the new proxy card or notice of revocation must be received before the beginning of the BANKshares special meeting. Attendance at the special meeting will not, in and of itself, constitute revocation of a proxy. If you hold your shares in street name with a bank, broker or other nominee, you must follow the directions you receive from your bank, broker or other nominee to change your vote. Your last vote will be the vote that is counted.

Shares Subject to Support Agreements; Shares Held by Directors and Executive Officers

A total of 7,352,564 shares of BANKshares common stock, representing approximately 57.6% of the outstanding shares of BANKshares common stock entitled to vote at the special meeting and 1,331,121 shares of BANKshares preferred stock, representing approximately 90.1% of the outstanding shares of BANKshares preferred stock entitled to vote at the special meeting, are subject to shareholder support agreements between Seacoast and each of BANKshares’s directors. Pursuant to his or her respective shareholder support agreement, each director has agreed to, at any meeting of BANKshares shareholders, however called, or any adjournment or postponement thereof (and subject to certain exceptions):

•	vote (or cause to be voted) all shares of BANKshares’s common and/or preferred stock beneficially owned by such director and which such director has the right to vote in favor of the approval of the merger agreement, the merger and each of the transactions contemplated by the merger agreement;

•	not vote grant any proxies to any third party, except where such proxies are directed to vote in favor of the merger agreement, the merger and the transactions contemplated by the merger agreement; and

•	vote (or cause to be voted) his shares against any competing transaction.

Pursuant to the shareholder support agreement, without the prior written consent of Seacoast, each director has further agreed not to sell or otherwise transfer any shares of BANKshares common and/or preferred stock. The foregoing summary of the support agreements entered into by BANKshares’s directors does not purport to be complete, and is qualified in its entirety by reference to the form of support agreement attached as Exhibit B to the merger agreement, which is attached as Appendix A to this document.

For more information about the beneficial ownership of the BANKshares common and preferred stock by each greater than 5% beneficial owner, each director and executive officer and executive officers as a group, see “Beneficial Ownership of BANKshares Common Stock by Management and Principal Shareholders of BANKshares.”

Solicitation of Proxies

The proxy for the special meeting is being solicited on behalf of the BANKshares board of directors. BANKshares will bear the entire cost of soliciting proxies from you. BANKshares will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of BANKshares stock. Proxies will be solicited principally by mail, but may also be solicited by the directors, officers, and other employees of BANKshares in person or by telephone, facsimile or other means of electronic communication. Directors, officers and employees will receive no compensation for these activities in addition to their regular compensation, but may be reimbursed for out-of-pocket expenses in connection with such solicitation.

Attending the Meeting

All holders of BANKshares common and preferred stock, including shareholders of record and shareholders who hold their shares in street name through banks, brokers or other nominees, are cordially invited to attend the special meeting. Shareholders of record can vote in person at the special meeting. If you are not a shareholder of record and would like to vote in person at the special meeting, you must produce a legal proxy executed in your favor by the record holder of your shares. In addition, you must bring a form of personal photo identification with you in order to be admitted at the special meeting. We reserve the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the special meeting is prohibited without BANKshares’s express written consent.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy or vote, or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy card or voting instructions, please contact BANKshares at:

The BANKshares, Inc.

1031 W. Morse Blvd., Suite 323

Winter Park, Florida 32789

Telephone: (407) 622-3183

Attn: Thomas P. Abelmann

THE MERGER

Background of the Merger

As part of its ongoing consideration and evaluation of its long-term prospects and strategies, Seacoast’s board of directors and senior management have regularly reviewed and assessed its business strategies and objectives, including strategic opportunities and challenges, and have considered various strategic opportunities, including mergers and acquisitions, all with the goal of enhancing long term value for its shareholders and other stakeholders. During planning meetings in 2013, Seacoast’s board of directors discussed the Florida banking market and acquisition opportunities generally and identified potential acquisition opportunities in the near term, based on conversations between Seacoast’s CEO Dennis Hudson and other bank CEOs in the state.

From time to time, the board of directors of BANKshares has similarly engaged in reviews and discussions of BANKshares’ long-term strategies and objectives, considering ways in which the company might enhance shareholder value and performance in light of competitive and other relevant factors. Generally, these reviews have centered on strategies to improve BANKshares’ existing operations or to pursue opportunities in new markets or lines of business. Often these assessments included discussions and analyses of potential merger transactions as a means to enhance or improve shareholder value.

In late 2013, after considering alternative strategies, the board of directors of BANKshares determined that the best course of enhancing long-term shareholder value was to find a suitable merger partner, and on November 15, 2013 BANKshares engaged Hovde Group, LLC (“Hovde”), to assist the board in analyzing the potential for such a transaction and in selecting the most appropriate business partner.

During November and December 2013, Hovde prepared a confidential memorandum describing the business of BANKshares and its financial condition and results of operations and contacted four select prospective transaction partners that possessed liquid, attractively valued currencies. During that time, certain members of the senior management team of BANKshares and BankFIRST, including Donald McGowan, BANKshares’s President and Chief Executive Officer, and representatives of Hovde evaluated and engaged in discussions regarding several different financial institutions considered to be potentially attractive partners for BANKshares in a strategic business combination.

Also during this period, representatives of Hovde discussed with BANKshares’ board of directors and certain members of the senior management team of BANKshares and BankFIRST its views concerning the current economic environment and banking consolidation generally and the types of proposals that BANKshares might expect to receive from potentially interested strategic partners, and representatives of BANKshares’ outside counsel, Smith Mackinnon, P.A. discussed with members of the board the legal standards applicable to the board’s decisions and actions with respect to a potential business combination transaction. Based on discussions with certain members of the senior management team of BANKshares and BankFIRST, and representatives of Hovde and Smith Mackinnon, P.A., the BANKshares board of directors concluded that Seacoast was likely the most attractive merger partner and authorized Mr. McGowan and management and Hovde to continue the process of seeking out a proposal for a potential strategic business combination transaction with Seacoast. On November 27, 2013, Mr. Hudson met with Mr. McGowan and discussed the general merits of a potential combination of the two organizations.

In early December 2013, Seacoast asked Guggenheim Securities to assist Seacoast as it considered the merits of a potential transaction with BANKshares. Soon thereafter, the parties executed a non-disclosure agreement and BANKshares provided more detailed information concerning BANKshares to Seacoast and Guggenheim Securities to facilitate a non-binding offer.

On December 30, 2013, Seacoast provided BANKshares a draft letter of intent with respect to a proposed merger transaction. After an evaluation of the proposal by the board of directors of BANKshares and following discussions with certain members of the senior management team of BANKshares and BankFIRST, and representatives of Hovde and Smith Mackinnon, P.A., and based on the board’s determination that Seacoast’s preliminary proposal offered substantial value to BANKshares and its shareholders and was attractive for strategic reasons, the BANKshares board of directors authorized BANKshares to enter into a limited exclusivity agreement with Seacoast. The parties negotiated the preliminary terms for a potential agreement in a non-binding letter of intent during the last half of December and into early January 2014. On January 5, 2014, Seacoast and BANKshares executed a non-binding letter of intent for the acquisition of BANKshares, along with an exclusivity agreement which ended on February 24, 2014.

On January 7, 2014, Mr. Hudson convened a meeting of Seacoast’s M&A Committee and representatives of Guggenheim Securities to review a preliminary analysis of BANKshares and the non-binding letter of intent. The committee discussed the impact of the merger based on the limited information provided by BANKshares and preliminary assumptions utilized in the analysis. The Committee agreed with the terms of the non-binding letter of intent and authorized Mr. Hudson to proceed forward with due diligence. On January 15, 2014, Seacoast formally engaged Guggenheim Securities as its financial advisor in connection with the potential BANKshares transaction.

Seacoast began its due diligence review of BANKshares in mid-to late-January 2014. Based on discussions between the parties, BANKshares opened an electronic data room for Seacoast to review its due diligence requests and BANKshares’ responses during this period. Seacoast conducted due diligence through in-person meetings with a limited number of BANKshares executives and began its loan portfolio review of BANKshares at the end of January 2014. Upon the conclusion of its preliminary review of BANKshares’s loan portfolio, representatives of Seacoast’s financial advisor, Guggenheim Securities, communicated to representatives of Hovde Seacoast’s continued interest in a strategic business combination and gave additional detail on the terms of Seacoast’s proposal.

On February 6, 2014, Seacoast’s M&A Committee, with representatives of Guggenheim Securities in attendance, reviewed an initial draft of the merger agreement and also received an update on the due diligence review. Later that day, counsel to Seacoast circulated an initial draft of the merger agreement, based on the terms outlined in the letter of intent, to BANKshares’ counsel and financial advisor and the parties discussed the terms of this agreement during this period. On February 11, 2014, Seacoast’s Chief Credit Officer presented a comprehensive credit diligence update to the M&A Committee members. The committee also reviewed and discussed concerns related to potential diligence issues and the various potential impacts these concerns could have on the previous pricing assumptions.

Over the course of the following two weeks, Seacoast and its representative continued negotiations with BANKshares and its representatives on the terms of the transaction and worked to reconcile differing views with respect to various aspects of the merger agreement. These issues included the exchange ratio, whether the exchange ratio would be fixed or floating, the respective covenants of the parties pending closing of the transaction, the rights and obligations of the parties in the event the merger agreement is terminated prior to the consummation of the merger and matters relating to a line of business of BANKshares. Seacoast continued to conduct its due diligence in the first several weeks of February. During this period, BANKshares’ management also engaged an accounting and consulting firm (“Due Diligence Assist Firm”) to assist BANKshares’ management with an on-site due diligence review of Seacoast’s operations, policies and procedures, loan and investment portfolios and other matters.

During the course of discussions regarding the draft merger agreement, representatives of Seacoast and BANKshares also discussed their expectation that each party’s directors would enter into customary support agreements agreeing to vote their shares of Seacoast and BANKshares stock, respectively, in favor of the merger agreement and the transactions provided for in the merger agreement, as applicable, along with entering into certain restrictive covenant agreements. Also during this period, BANKshares’ and Seacoast’s senior management and advisors regularly updated their respective boards of directors on the status of negotiations.

During the week of February 3, 2014, representatives of BANKshares met with representatives of Seacoast at Seacoast’s offices to discuss the transaction and continue their due diligence review of the other party. During these meetings, Seacoast’s representatives answered questions from BANKshares’ representatives regarding Seacoast’s business and certain financial, legal and regulatory matters.

During the following week, the parties continued to negotiate the terms of a transaction. In mid-February, the parties reached an impasse on certain terms of the transaction, including the applicable exchange ratio and whether the exchange ratio should be fixed or floating, and the parties agreed to halt negotiations. On February 20, 2014, Mr. Hudson informed the M&A Committee as to the impasse and the committee reviewed and discussed further the issues that remained between the parties. The exclusivity period for negotiations between the parties expired on February 24, 2014.

The parties resumed discussions of a transaction during the first week of March 2014. Over the next two weeks, Seacoast conducted additional due diligence and the parties further negotiated the principal terms of the transaction.

Representatives of Seacoast and Alston & Bird, LLP, counsel to Seacoast, had multiple telephonic conference calls with representatives of BANKshares and Smith Mackinnon, P.A. to negotiate the terms of the draft merger agreement. On March 24, 2014, the board of directors and management of BANKshares met with its legal and financial advisors to review the revised principal terms of the proposed definitive agreement and agreed to continue proceeding forward with discussions with Seacoast. Over the next several weeks the parties worked to finalize the definitive agreement and the ancillary agreements, complete the disclosure schedules and address the roles for BANKshares management in a potentially combined business. The parties resumed their due diligence processes and had subsequent communications and negotiations relating to the merger agreement, and the ancillary transaction documents.

On April 14, 2014, the board of directors and management of BANKshares met with its legal and financial advisors to review the changes that had been made to the proposed agreements. The Due Diligence Assist Firm presented a report summarizing the findings of its due diligence review of Seacoast. Mr. Hudson and other Seacoast executive officers were then invited to discuss Seacoast’s strategic plan, the prospects for the merger with BANKshares and the remaining unresolved issues.

On April 21, 2014, Seacoast’s board of directors met in special session to review and consider the merger agreement and the transactions and agreements contemplated by it. Robert Goldstein did not attend, participate or vote at the board meeting because he is a board member of BANKshares and the director representative of CapGen on the Seacoast board. At the meeting, Alston & Bird reviewed for the directors the terms and conditions of the merger agreement, the merger and the various agreements to be signed in connection with the merger agreement, along with the fiduciary duties of the board members, and engaged in discussions with the board members on such matters. As a part of the meeting, a representative of Guggenheim Securities reviewed the principal terms of the proposed transaction and rendered an oral opinion (which was subsequently confirmed in writing) to the Seacoast board of directors to the effect that, as of such date, and based on the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, as set forth therein, the exchange ratio was fair from a financial point of view to Seacoast. After additional discussion, the Seacoast board of directors, other than Robert B. Goldstein who was not present, adopted and approved the merger agreement and the transactions and agreements contemplated by it (subject to no material terms or conditions being revised), determined that the merger agreement and the transactions contemplated by it were in the best interests of Seacoast and its shareholders, authorized Seacoast officers to submit approval of the share issuance by Seacoast in the merger to Seacoast shareholders, and recommended that the shareholders of Seacoast approve such share issuance.

On April 22, 2014, BANKshares’ board of directors held a meeting to consider, based on presentations from BANKshares’s outside legal and financial advisors and discussions with senior management, the status of the proposed transaction with Seacoast. Mr. McGowan further reviewed for the board of directors the background of discussions with Seacoast and the progress of negotiations. Representatives of Hovde reviewed the financial aspects of the proposed merger and rendered an opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Hovde as set forth in such opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to the shareholders of BANKshares. In addition, representatives of Smith Mackinnon, P.A. reviewed with the directors the most recent draft of the proposed merger agreement and related transaction documents as well as the legal standards applicable to the board’s decisions and actions with respect to the proposed transaction, as they had previously done. Following further discussion, the board of directors of BANKshares approved the merger agreement, with Robert B. Goldstein abstaining (but noting his support for the merger agreement) because he serves as a director of both BANKshares and Seacoast and he is also a principal of CapGen LLC (which owns 39.2% of the outstanding BANKshares’ common stock and 16.6% of the outstanding Seacoast common stock).

On April 24, 2014 Seacoast’s M&A Committee held a telephonic meeting during which Mr. Hudson and Seacoast’s advisors updated the board on the status of the definitive merger agreement and other transaction documents, and confirmed there had been no material changes to the terms and conditions discussed with the full board on April 21, 2014. During the meeting, at the request of the Seacoast M&A committee, a representative of Guggenheim Securities confirmed orally to the committee that Guggenheim Securities was not aware of any intervening events since the rendering of its opinion to the Seacoast Board on April 21, 2014 that would negatively affect its opinion and, as a result, the Seacoast Board could continue to rely upon such opinion.

Later in the day on April 24, 2014, Seacoast and BANKshares executed the merger agreement and the other transaction documents. A press release announcing the transaction was released that afternoon following the close of trading in Seacoast common stock.

BANKshares’s Reasons for the Merger and Recommendations of the Board of Directors of BANKshares

After careful consideration, BANKshares’s board of directors, at a meeting held on April 22, 2014, determined that the merger agreement is in the best interests of BANKshares and its shareholders. Accordingly, BANKshares’s board of directors adopted and approved the merger agreement and the merger and the other transactions contemplated by the merger agreement and recommended that BANKshares’ shareholders vote “FOR” the approval of the merger agreement. In reaching its decision to adopt and approve the merger agreement and the merger and the other transactions contemplated by the merger agreement, and to recommend that its shareholders approve the merger agreement, the BANKshares board of directors consulted with BANKshares management, as well as its financial and legal advisors, and considered a number of factors, including the following material factors:

•	each of BANKshares’, Seacoast’s and the combined company’s business, operations, financial condition, asset quality, earnings and prospects. In reviewing these factors, the BANKshares board of directors considered its view that Seacoast’s business and operations complement those of BANKshares and that the merger would result in a combined company with diversified revenue sources, a well-balanced loan portfolio and an attractive funding base, as evidenced by a significant portion of core deposit funding;

•	its understanding of the current and prospective environment in which BANKshares and Seacoast operate, including national and local economic conditions, the interest rate environment, increasing operating costs resulting from regulatory initiatives and compliance mandates, the competitive environment for financial institutions generally, and the likely effect of these factors on BANKshares both with and without the proposed transaction;

•	its review and discussions with BANKshares’ management and the Due Diligence Assist Firm concerning the due diligence investigation of Seacoast;

•	the complementary nature of the credit cultures of the two companies, which management believes should facilitate integration and implementation of the transaction;

•	management’s expectation that the combined company will have a strong capital position upon completion of the transaction;

•	the board’s belief that the combined enterprise would benefit from Seacoast’s ability to take advantage of economies of scale and grow in the current economic environment, making Seacoast an attractive partner for BANKshares;

•	its belief that the transaction is likely to provide substantial value to BANKshares’s shareholders;

•	the opinion of Hovde, BANKshares’ financial advisor, delivered to BANKshares’ board of directors, to the effect that, as of the date of such opinion, and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Hovde as set forth in each such opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to the holders of BANKshares stock, as more fully described below in the section entitled “The Merger — Opinion of BANKshares’ Financial Advisor”;

•	the financial and other terms of the merger agreement, the expected tax treatment and deal protection provisions, including the ability of BANKshares’s board of directors, under certain circumstances, to withdraw or materially adversely modify its recommendation to BANKshares’ shareholders, and to terminate the merger agreement in order to enter into a definitive agreement with respect to a superior proposal (subject to payment of a termination fee), each of which it reviewed with its outside financial and legal advisors;

•	the fact that the merger consideration will consist of shares of Seacoast common stock, which would allow BANKshares shareholders to participate in a significant portion of the future performance of the combined BANKshares and Seacoast business and synergies resulting from the merger, and the value to BANKshares shareholders represented by that consideration;

•	the greater liquidity in the trading market for Seacoast common stock relative to the market for BANKshares common stock due to the listing of Seacoast’s shares on the Nasdaq Stock Market;

•	the potential risk of diverting management attention and resources from the operation of BANKshares’s business and towards the completion of the merger;

•	the requirement that BANKshares conduct its business in the ordinary course and the other restrictions on the conduct of BANKshares’s business prior to the completion of the merger, which may delay or prevent BANKshares from undertaking business opportunities that may arise pending completion of the merger;

•	the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating Seacoast’s business, operations and workforce with those of BANKshares; and

•	the regulatory and other approvals required in connection with the merger and the expectation that such regulatory approvals will be received in a timely manner and without the imposition of unacceptable conditions.

The foregoing discussion of the factors considered by the BANKshares board of directors is not intended to be exhaustive, but, rather, includes the material factors considered by the BANKshares board of directors. In reaching its decision to adopt and approve the merger agreement and the merger and the other transactions contemplated by the merger agreement, the BANKshares board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The BANKshares board of directors considered all these factors as a whole, including discussions with, and questioning of, BANKshares’s management and BANKshares’s financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

For the reasons set forth above, the BANKshares board of directors has adopted and approved the merger agreement and the transactions contemplated thereby and recommends that you vote “FOR” the BANKshares merger proposal and “FOR” the BANKshares adjournment proposal.

Each of the directors of BANKshares has entered into a support agreement with Seacoast, pursuant to which they have agreed to vote in favor of the BANKshares merger proposal and the other proposals to be voted on at the BANKshares special meeting. For more information regarding the support agreements, please see the section entitled “Information About the BANKshares Special Meeting — Shares Subject to Support Agreements; Shares Held by Directors and Executive Officers” beginning on page 40.

Seacoast’s Reasons for the Merger and Recommendations of the Board of Directors of Seacoast

As a part of Seacoast’s growth strategy, Seacoast routinely evaluates opportunities to acquire financial institutions. The acquisition of BANKshares is consistent with Seacoast’s expansion strategy. Seacoast’s board of directors, senior management and certain lenders reviewed the business, financial condition, results of operation and prospects for BANKshares, the market condition of the market area in which BANKshares conducts business, the compatibility of the management and the proposed financial terms of the merger. In addition, management of Seacoast believes that the merger will expand Seacoast’s presence in the attractive Central Florida MSA market area, provide opportunities for future growth and provide the potential to realize cost savings. Seacoast’s board of directors also considered the financial condition and valuation for both BANKshares and Seacoast as well as the financial and other effects the merger would have on Seacoast’s shareholders and stakeholders. The board considered the fact that the acquisition would provide a meaningful extension of Seacoast’s existing market footprint, that BANKshares small business and commercial client base is highly complementary to Seacoast’s customer base, that cultural similarities supported the probability of an efficient, low risk integration, with minimal customer attritions. In addition, the board of directors also considered the analysis and presentations from its outside financial advisor, Guggenheim Securities, and Guggenheim Securities’ fairness opinion relating to the exchange ratio.

While management of Seacoast believes that revenue opportunities will be achieved and costs savings will be obtained following the merger, Seacoast has not quantified the amount of enhancements or projected the areas of operation in which such enhancements will occur.

In view of the variety of factors considered in connection with its evaluation of the merger, the Seacoast board did not find it useful to and did not attempt to quantify, rank or otherwise assign relative weights to factors it considered. Further, individual directors may have given differing weights to different factors. In addition, the Seacoast board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination. Rather, the board conducted an overall analysis of the factors it considered material, including thorough discussions with, and questioning of, Seacoast’s management.

Opinion of BANKshares’ Financial Advisor

The fairness opinion of BANKshares’ financial advisor, Hovde Group, LLC, is described below. The description contains projections, estimates and other forward-looking statements about the future earnings or other measures of the future performance of BANKshares. The projections were based on numerous variables and assumptions, which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections. You should not rely on any of these statements as having been made or adopted by BANKshares or Seacoast. You should review the copy of the fairness opinion, which is attached as Appendix B.

Hovde has acted as BANKshares’ financial advisor in connection with the proposed merger. The Company selected Hovde as its financial advisor in connection with the proposed merger, because Hovde is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with BANKshares and its operations. As part of its investment banking business, Hovde is continually engaged in the valuation of businesses and their securities in connection with, among other things, mergers and acquisitions.

Hovde reviewed the financial aspects of the proposed merger with BANKshares’ board of directors and delivered a written opinion to BANKshares’ board of directors that the exchange ratio in connection with the merger was fair to the shareholders of BANKshares from a financial point of view.

The full text of Hovde’s written opinion is included in this joint proxy statement/prospectus as Appendix B and is incorporated herein by reference. You are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Hovde. The summary of the opinion of Hovde set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Hovde’s opinion is directed to BANKshares’

board of directors and addresses only the fairness, from a financial point of view, of the exchange ratio in connection with the merger to BANKshares’ shareholders. It does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to any of the shareholders as to how such shareholder should vote at the special meeting on the merger agreement or any related matter.

During the course of its engagement, and as a basis for arriving at its opinion, Hovde reviewed and analyzed material bearing upon the financial and operating conditions of BANKshares, Seacoast and material prepared in connection with the merger, including, among other things, the following:

•	a draft of the merger agreement, as provided to Hovde by BANKshares;

•	certain unaudited financial statements of BANKshares and Seacoast for the three month period ended March 31, 2014;

•	certain historical annual reports of BANKshares and Seacoast, including audited financials for the year ending December 31, 2013;

•	certain historical publicly available business and financial information concerning BANKshares and Seacoast;

•	certain internal financial statements and other financial and operating data concerning BANKshares and Seacoast, including, without limitation, internal financial analyses and forecasts prepared by management of BANKshares and of Seacoast and held discussions with senior management of BANKshares regarding recent developments and regulatory matters;

•	financial projections prepared by certain members of senior management of BANKshares and of Seacoast;

•	the terms of recent merger, acquisition and control investment transactions, to the extent publicly available, involving financial institutions and financial institution holding companies that Hovde considered relevant;

•	the pro forma impact of the merger on the combined company’s earnings per share, consolidated capitalization and financial ratios;

•	the pro forma ownership of Seacoast’s common stock by the holders of the BANKshares stock relative to the pro forma contribution of BANKshares’s assets, deposits, equity and earnings to the combined company;

•	historical market prices and trading volumes of Seacoast’s common stock;

•	the general economic, market and financial conditions; and

•	certain publicly available financial and stock market data relating to selected public companies that Hovde deemed relevant to its analysis.

Hovde also conducted meetings and had discussions with members of senior management of BANKshares and Seacoast for purposes of reviewing the business, financial condition, results of operations and future prospects of BANKshares and Seacoast, as well as the history and past and current operations of BANKshares and Seacoast, BANKshares’s and Seacoast’s historical financial performance and BANKshares’s and Seacoast’s outlook and future prospects. Hovde also discussed with management of each of BANKshares and Seacoast, its assessment of the rationale for the merger. Hovde also performed such other analyses and considered such other factors as Hovde deemed appropriate and took into account its experience in other transactions, as well as its knowledge of the banking and financial services industry and its general experience in securities valuations.

In rendering its opinion, Hovde assumed, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the materials provided to it by BANKshares and in the discussions it had with the management of BANKshares. Hovde relied upon the reasonableness and achievability of the financial forecasts and projections (and the assumptions and bases therein) provided to Hovde by BANKshares and assumed that the financial forecasts, including without limitation, the projections regarding under-performing and non-performing assets and net charge-offs were reasonably prepared by BANKshares on a basis reflecting the best currently available information and judgments and estimates by BANKshares, and that such forecasts will be realized in the amounts and at the times contemplated thereby. Hovde did not assume any responsibility to verify such information or assumptions independently.

Hovde is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for loan losses with respect thereto. Hovde assumed that such allowances for BANKshares and Seacoast are, in the aggregate, adequate to cover such losses, and will be adequate on a pro forma basis for the combined entity. Hovde was not requested to make, and did not conduct, an independent evaluation, physical inspection or appraisal of the assets, properties, facilities or liabilities (contingent or otherwise) of BANKshares or Seacoast, the collateral securing any such assets or liabilities, or the collectability of any such assets, and Hovde was not furnished with any such evaluations or appraisals, nor did Hovde review any loan or credit files of BANKshares or Seacoast.

Hovde assumed that the merger will be consummated substantially in accordance with the terms set forth in the merger agreement, without any waiver of material terms or conditions by BANKshares or any other party to the merger agreement and that the final merger agreement will not differ materially from the draft Hovde reviewed. Hovde assumed that the merger is, and will be, in compliance with all laws and regulations that are applicable to BANKshares and Seacoast. BANKshares has advised Hovde that there are no factors that would impede any necessary regulatory or governmental approval of the merger. Hovde further assumed that, in the course of obtaining the necessary regulatory and government approvals, no restriction will be imposed on BANKshares or on Seacoast that would have a material adverse effect on the contemplated benefits of the merger. Hovde also assumed that no changes in applicable law or regulation will occur that will cause a material adverse change in the prospects or operations of the institutions after the merger.

BANKshares engaged Hovde on November 15, 2013, to provide BANKshares with financial advisory services. Pursuant to the terms of the engagement, Hovde will receive consideration from BANKshares for services provided, including a $50,000 fee for the delivery of its fairness opinion, which will be credited against the completion fee. At the time the merger is completed, BANKshares will pay Hovde a completion fee, which is estimated to be $665,000 and which is contingent upon the completion of the merger. Pursuant to the engagement agreement, in addition to its fees and regardless of whether the merger is consummated, BANKshares has agreed to reimburse Hovde for certain reasonable out-of-pocket expenses incurred in performing its services and to indemnify Hovde against certain claims, losses, and expenses arising out of the merger or Hovde’s engagement.

In performing its analyses, Hovde made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Hovde, BANKshares and Seacoast. Hovde’s opinion was necessarily based on financial, economic, market, and other conditions and circumstances as they existed on, and on the information made available to Hovde as of, the dates used in its opinion. Hovde has no obligation to update or reaffirm its opinion at any time. Any estimates contained in the analyses performed by Hovde are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities may be sold or the prices at which any securities may trade at any time in the future. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. Hovde’s opinion does not address the relative merits of the merger as compared to any other business combination in which BANKshares might engage. In addition, Hovde’s fairness opinion was among several factors taken into consideration by BANKshares’ board of directors in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as solely determinative of the decision of BANKshares’ board of directors or BANKshares’ management with respect to the fairness of the exchange ratio, or any consideration to be received, in connection with the merger.

The following is a summary of the material analyses prepared by Hovde and delivered to BANKshares’ board of directors on April 21, 2014, in connection with the fairness opinion. This summary is not a complete description of the analyses underlying the fairness opinion or the presentation prepared by Hovde, but it summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Hovde did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include the information presented in tabular format. The analyses and the summary of the analyses must be considered as a whole and selecting portions of the analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying the analyses and opinion of Hovde. The tables alone are not a complete description of the financial analyses.

Precedent Transactions Analysis. As part of its analysis, Hovde reviewed publicly available information related to three comparable groups (“Group A”, “Group B”, and “Group C”) of select acquisition transactions of banks. Group A consisted of acquisition transactions of banks headquartered in the state of Florida announced since January 1, 2011, involving banks in which the target had assets between $200 million and $1.5 billion and non-performing assets represented less than 5.0% of total assets. Group B consisted of acquisition transactions of banks headquartered in the Southeast Region of the United States announced since January 1, 2012, involving banks in which the target had assets between $250 million and $1.0 billion and non-performing assets represented less than 4.0% of total assets. Group C consisted of acquisition transactions of banks in the United States announced since January 1, 2012, involving banks in which the target had assets between $500 million and $1.0 billion, a last twelve months return on average assets greater than 0.00%, and non-performing assets represented less than 3.0% of total assets. Information for the target institutions was based on the most recent quarter prior to announcement of the transaction. The resulting three groups consisted of the following:

Group A: Buyer (State)	Target (State)
CenterState Banks, Inc. (FL)	First Southern Bancorp, Inc. (FL)
Banco de Sabadell, SA	JGB Bank, National Association (FL)
Stonegate Bank (FL)	Florida Shores Bancorp, Inc. (FL)
CenterState Banks, Inc. (FL)	Gulfstream Bancshares, Inc. (FL)
Ameris Bancorp (GA)	Prosperity Banking Company (FL)
Old Florida Bancshares, Inc. (FL)	New Traditions National Bank (FL)
IBERIABANK Corporation (LA)	Florida Gulf Bancorp, Inc. (FL)
Trustmark Corporation (MS)	Bay Bank & Trust Co. (FL)
1st United Bancorp, Inc. (FL)	Anderen Financial, Inc. (FL)

Group B: Buyer (State)	Target (State)
Simmons First National Corporation (AR)	Delta Trust & Banking Corporation (AR)
Banco de Sabadell, SA	JGB Bank, National Association (FL)
Franklin Financial Network, Inc. (TN)	MidSouth Bank (TN)
Home Bancorp, Ins. (LA)	Britton & Koontz Capital Corporation (MS)
NewBridge Bancorp (NC)	CapStone Bank (NC)
New Century Bancorp, Inc. (NC)	Select Bancorp, Inc. (NC)
Cardinal Financial Corporation (VA)	United Financial Banking Companies, Inc. (VA)
Stonegate Bank (FL)	Florida Shores Bancorp, Inc. (FL)
CenterState Banks, Inc. (FL)	Gulfstream Bancshares, Inc. (FL)
First Federal Bancshares of Arkansas, Inc. (AR)	First National Security Company (AR)
BNC Bancorp (NC)	Randolph Bank & Trust Company (NC)
Southern BancShares (N.C.), Inc. (NC)	Heritage Bancshares, Inc. (NC)
Old Florida Bancshares, Inc. (FL)	New Traditions National Bank (FL)
Crescent Financial Bancshares, Inc. (NC)	ECB Bancorp, Inc. (NC)
WashingtonFirst Bankshares, Inc. (VA)	Alliance Bankshares Corporation (VA)
First Community Bancshares, Inc. (VA)	Peoples Bank of Virginia (VA)
Group C: Buyer (State)
Eastern Bank Corporation (MA)	Centrix Bank & Trust (NH)
First Interstate BancSystem, Inc. (MT)	Mountain West Financial Corp. (MT)
TriCo Bancshares (CA)	North Valley Bancorp (CA)
IBERIABANK Corporation (LA)	Teche Holding Company (LA)
Old National Bancorp (IN)	United Bancorp, Inc. (MI)
BancorpSouth, Inc. (MS)	Ouachita Bancshares Corp. (LA)
Banco de Sabadell, SA	JGB Bank, National Association (FL)
Independent Bank Group, Inc. (TX)	BOH Holdings, Inc. (TX)
Old National Bancorp (IN)	Tower Financial Corporation (IN)
Wilshire Bancorp, Inc. (CA)	Saehan Bancorp (CA)
First Federal Bancshares of Arkansas, Inc. (AR)	First National Security Company (AR)
Peoples Financial Services Corp. (PA)	Penseco Financial Services Corporation (PA)
F.N.B. Corporation (PA)	BCSB Bancorp, Inc. (MD)
Heartland Financial USA, Inc. (IA)	Morrill Bancshares, Inc. (KS)
CBFH, Inc. (TX)	VB Texas, Inc. (TX)
First PacTrust Bancorp, Inc. (CA)	Private Bank of California (CA)
Investors Bancorp, Inc. (MHC) (NJ)	Marathon Banking Corporation (NY)
United Financial Bancorp, Inc. (MA)	New England Bancshares, Inc. (CT)
Carlile Bancshares, Inc. (TX)	Northstar Financial Corporation (TX)

For each precedent transaction, Hovde derived and compared the implied ratio of deal value to certain financial characteristics of the target company from the applicable precedent transaction as follows:

•	the multiple of the purchase consideration to the acquired company’s tangible book value (the “Price-to-Tangible Common Book Value Multiple”);

•	the multiple of the purchase consideration to the acquired company’s total assets (the “Price-to-Assets Multiple”);

•	the multiple of the purchase consideration to the acquired company’s last twelve months net income (the “Price-to-LTM EPS Multiple”); and

•	the multiple of the difference between the purchase consideration and the acquired company’s tangible book value, as adjusted, to the acquired company’s core deposits (the “Premium-to-Core Deposits Multiple”).

The results of the analysis are set forth in the table below. Transaction multiples for the merger were derived from an implied aggregate offer price of $78.175 million or $5.49 per share for BANKshares, based on the exchange ratio of 0.4975 and Seacoast’s closing stock price of $11.03 on April 17, 2014.

Implied Value to BANKshares Based On:	Price-to- LTM EPS Multiple		Price-to- Assets Multiple	Price-to- Tang. Common Book Value Multiple	Premium-to- Core Deposits Multiple
Merger Agreement	18.4x	(1)	11.9%	146.1%	5.60%
Precedent Transactions Group A:
Median	13.7x		10.6%	112.3%	2.8%
Average	13.9x		12.1%	117.1%	2.1%
Precedent Transactions Group B:
Median	15.5x		11.0%	112.8%	0.9%
Average	15.4x		11.0%	115.9%	1.8%
Precedent Transactions Group C:
Median	17.1x		14.8%	155.0%	7.5%
Average	18.0x		15.0%	163.4%	8.4%

(1)	Based on BANKshares’ adjusted net income, which is equivalent to the sum of net income and tax-effected core deposit intangible amortization expense.

Using publicly available information, Hovde compared the financial performance of BANKshares with that of the median and average of the precedent transactions from Groups A, B, and C. The performance highlights are based on the year end information of BANKshares as of December 31, 2013.

	Tg. Equity/ Tg. Assets	Core Deposits	LTM ROAA		LTM ROAE		Efficiency Ratio	NPAs/ Assets	LLR/ NPLs
BANKshares	9.23%	89.40%	0.64	%(1)	3.29	%(1)	71.97%	2.22%	42.13%
Precedent Transactions Group A:
Median	9.82%	92.22%	0.10%		1.54%		87.28%	3.52%	60.55%
Average	9.95%	90.57%	(0.05%)		1.04%		80.81%	2.76%	67.93%
Precedent Transactions Group B:
Median	9.92%	87.59%	0.71%		5.40%		82.52%	2.04%	74.95%
Average	9.76%	86.58%	0.53%		4.31%		75.89%	2.00%	131.14%
Precedent Transactions Group C:
Median	9.42%	86.51%	0.78%		7.42%		69.69%	1.12%	132.28%
Average	9.35%	86.10%	0.76%		7.66%		72.23%	1.43%	166.29%

(1)	Based on BANKshares’ adjusted net income, which is equivalent to the sum of net income and tax-effected core deposit intangible amortization expense

No company or transaction used as comparison in the above transaction analyses is identical to BANKshares, and no transaction was consummated on terms identical to the terms of the merger agreement. Accordingly, an analysis of these results is not strictly mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

Discounted Cash Flow Analysis. Taking into account various factors including, but not limited to, BANKshares’ recent performance, the current banking environment and the local economy in which BANKshares operates, Hovde utilized earnings estimates for a forward looking five-year period with the assistance of information and guidance provided by the management of BANKshares; BANKshares management developed the forward-looking projections, which formed the basis of the discounted cash flow analyses.

In order to determine a value for BANKshares on a discounted cash flow basis, Hovde utilized three different methods of discounted cash flow analysis: (1) present value of future free cash flows into perpetuity, (2) present value of future free cash flows based off a price-to-LTM earnings takeout multiple of 17.1x, and (3) present value of future free cash flows based off a price-to-tangible common book value takeout multiple of 1.55x. In order to derive the terminal value in the takeout multiple methods, Hovde multiplied BANKshares’ projected 2018 earnings and tangible book value by their respective takeout multiples, as mentioned above. The LTM earnings takeout multiple was derived from the median LTM earnings multiple from Precedent Transactions Group C. The tangible common book value takeout multiple was also derived from the median tangible book value multiple from Precedent Transactions Group C.

These analyses yielded different implied values for BANKshares, which are outlined in the table below:

Implied Value to BANKshares Based On:	Implied Transaction Value (Per Share)	Price-to- LTM Net Income Multiple		Price-to- Assets Multiple	Price-to- Tang. Book Value Multiple	Premium to Core Deposits Multiple
Merger Agreement	$5.49	18.4x	(1)	11.9%	146.1%	5.6%
DCF Analysis — Terminal Growth Model	$3.28	11.0x	(1)	7.1%	87.3%	(1.5%)
DCF Analysis — Takeout Price-to-Earnings	$4.26	14.3x	(1)	9.2%	113.4%	1.6%
DCF Analysis — Takeout Price-to-Tangible Book Value	$4.55	15.3x	(1)	9.9%	121.2%	2.6%

(1)	Based on BANKshares’ adjusted net income, which is equivalent to the sum of net income and tax-effected core deposit intangible amortization expense

Hovde noted that while the discounted cash flow present value analysis is a widely used valuation methodology, it relies on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates. Hovde’s analysis does not purport to be indicative of the actual values or expected values of BANKshares’ common stock.

Relative Contribution and Performance Analysis. Hovde analyzed the relative contribution of BANKshares and Seacoast with regard to certain assets, liabilities, earnings, capital and other financial information to the pro forma company, which do not reflect purchase (acquisition) accounting adjustments, and compared the results to the implied pro forma ownership of the combined company resulting from the merger based on the exchange ratio. The information utilized in the analysis was based on BANKshares and Seacoast data as of December 31, 2013. The results of the Hovde analysis are set forth in the following table:

Contribution	Seacoast		BANKshares
2013 Net Income	62.2	%(1)	37.8	%(2)
Total Assets	77.6%		22.4%
Gross Loans	78.2%		21.8%
Net Loans	78.3%		21.7%
Deposits	78.6%		21.4%
Core Deposits(3)	79.3%		20.7%
Tangible Common Equity	78.7%		21.3%
Implied Pro Forma Ownership	78.6%		21.4%

Notes:

(1)	Excludes recapture of $45 million valuation allowance on its net deferred tax assets
(2)	Based on BANKshares’ adjusted net income, which is calculated as net income + tax-effected core deposit intangible amortization expense
(3)	Core Deposits as defined as total deposits less CDs with a balance of above $100,000, as well as all brokered deposits

Other Factors and Analyses. Hovde took into consideration various other factors and analyses, including but not limited to: current market environment; merger and acquisition environment; movements in the common stock valuations of selected publicly-traded banking companies; and movements in the S&P 500 Index.

Material Relationships. Hovde will receive compensation from BANKshares in connection with its services, which may include, without limitation, a fairness opinion fee that is contingent upon the issuance of its opinion letter and a completion fee that is contingent upon the consummation of the merger. Additionally, Hovde, or its affiliates have received compensation in the past, and may receive compensation from Seacoast in the future, in connection with certain other advisory services or engagements, which may include, without limitation, fees for general financial advisory or capital services, or fees which are contingent upon the consummation of corporate transactions. In particular, within the last two years Hovde received compensation for serving as placement agent for Seacoast in a placement of securities, and Hovde has been engaged by Seacoast to provide advisory services in connection with certain matters other than the acquisition of BANKshares in the merger. This engagement is unrelated to BANKshares, the merger and the subject matter of Hovde’s fairness opinion letter to BANKshares. In the ordinary course of its business, Hovde and its affiliates and/or employees may trade and/or hold equity of BANKshares and/or Seacoast for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities. Hovde does not believe that any such holdings are material in relation to the merger. Further, BANKshares has agreed to indemnify Hovde and its affiliates for certain liabilities that may arise out of Hovde’s engagement. Except for the foregoing, during the past two years there have not been, and there are no mutual understandings contemplating in the future, any material relationships between Hovde and BANKshares or Seacoast.

Conclusion. Based upon the foregoing analyses and other investigations and assumptions set forth in its opinion, without giving specific weightings to any one factor or comparison, Hovde determined that the exchange ratio in connection with the merger is fair from a financial point of view to BANKshares’ shareholders. Each shareholder is encouraged to read Hovde’s fairness opinion in its entirety. The full text of this fairness opinion is included as Appendix B to this joint proxy statement/prospectus.

Opinion of Seacoast’s Financial Advisor

Overview

Pursuant to an engagement letter, dated as of January 15, 2014, Seacoast’s board of directors retained Guggenheim Securities to act as its financial advisor with respect to Seacoast’s possible acquisition of or merger with BANKshares. In selecting Guggenheim Securities as its financial advisor, Seacoast’s board of directors considered, among other things, Guggenheim Securities’ reputation as an internationally recognized investment banking, financial advisory and securities firm with experience advising companies in, among other industries, the financial services industry. Guggenheim Securities, as part of its investment banking, financial advisory and capital market businesses, is regularly engaged in the valuation and financial assessment of businesses and securities in connection with mergers and acquisitions, recapitalizations, spin-offs/split-offs, restructurings, securities offerings in both the private and public capital markets and valuations for corporate and other purposes.

At the April 21, 2014 meeting of Seacoast’s board of directors, Guggenheim Securities delivered its oral opinion, which subsequently was confirmed in writing, to the effect that, as of April 21, 2014 and based on the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, the exchange ratio in the merger was fair, from a financial point of view, to Seacoast.

The description of Guggenheim Securities’ opinion is qualified in its entirety by the full text of the written opinion, which is attached as Appendix C to this joint proxy statement/prospectus and which you should read carefully and in its entirety. Guggenheim Securities’ written opinion sets forth the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken by Guggenheim Securities. Guggenheim Securities’ written opinion, which was authorized for issuance by the Fairness Opinion and Valuation Committee of Guggenheim Securities, is necessarily based on economic, capital markets and other conditions, and the information made available to Guggenheim Securities, as of the date of such opinion. Guggenheim Securities has no responsibility for updating or revising its opinion based on facts, circumstances or events occurring after the date of the rendering of the opinion.

In reading the discussion of Guggenheim Securities’ opinion set forth below, you should be aware that:

•	such opinion was provided to Seacoast’s board of directors (in its capacity as such) for its information and assistance in connection with its evaluation of the exchange ratio;

•	such opinion did not constitute a recommendation to Seacoast’s board of directors with respect to the merger;

•	neither such opinion nor any materials provided in connection therewith constituted advice or a recommendation to any holder of Seacoast common stock as to how to vote in connection with the share issuance or otherwise;

•	such opinion did not address Seacoast’s underlying business or financial decision to pursue the merger, the relative merits of the merger as compared to any alternative business or financial strategies that might exist for Seacoast or the effects of any other transaction in which Seacoast might engage;

•	such opinion addressed only the fairness, from a financial point of view, to Seacoast of the exchange ratio pursuant to the merger agreement;

•	Guggenheim Securities expressed no view or opinion as to any other term or aspect of the merger agreement or the merger, any term or aspect of any other agreement, transaction document or instrument contemplated by the merger agreement or to be entered into or amended in connection with the merger or the fairness, financial or otherwise, of the merger to the holders of any class of securities, creditors or other constituencies of Seacoast, BANKshares or any other party to the transaction contemplated by the merger agreement; and

•	Guggenheim Securities expressed no view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of Seacoast’s or BANKshares’s directors, officers or employees, or any class of such persons, in connection with the merger relative to the exchange ratio or otherwise.

In the course of performing its reviews and analyses for rendering its opinion, Guggenheim Securities:

•	reviewed a draft of the merger agreement, dated as of April 18, 2014, and certain related transaction documents;

•	reviewed certain publicly available business and financial information regarding each of Seacoast and BANKshares;

•	reviewed certain non-public business and financial information regarding BANKshares’s business and prospects, including the budget for 2014, all as prepared and provided to Guggenheim Securities by BANKshares’ senior management;

•	reviewed certain non-public business and financial information regarding Seacoast’s and BANKshares’s respective businesses and prospects, including certain financial projections for each of Seacoast and BANKshares (which projections are referred to herein as the “Management Projections”), all as prepared and provided to Guggenheim Securities by Seacoast’s senior management;

•	reviewed certain estimates of cost savings, restructuring charges, purchase accounting adjustments and other transaction adjustments (which estimates are referred to herein as the “transaction adjustments”) expected to result from the merger, all as prepared and provided to Guggenheim Securities by Seacoast’s senior management;

•	discussed with Seacoast’s senior management their strategic and financial rationale for the merger as well as their views of Seacoast’s and BANKshares’s respective businesses, operations, historical and projected financial results and future prospects;

•	discussed with BANKshares’s senior management their views of BANKshares’s business, operations, historical and projected financial results and future prospects;

•	reviewed the historical prices, trading multiples and trading volume of the common shares of Seacoast;

•	compared (i) the financial performance of Seacoast and the trading multiples and trading activity of the common shares of Seacoast and (ii) the financial performance of BANKshares with corresponding data for certain companies which Guggenheim Securities deemed relevant in evaluating Seacoast and BANKshares, respectively;

•	reviewed the valuation and financial metrics of certain mergers and acquisitions which Guggenheim Securities deemed relevant in evaluating the merger;

•	performed discounted dividend analyses based on the Management Projections and the transaction adjustments furnished to Guggenheim Securities by Seacoast;

•	reviewed the pro forma financial results, financial condition and capitalization of Seacoast giving effect to the merger; and

•	conducted such other studies, analyses, inquiries and investigations as Guggenheim Securities deemed appropriate.

With respect to the information used in arriving at its opinion, Guggenheim Securities notes that:

•	Guggenheim Securities relied upon and assumed the accuracy, completeness and reasonableness of all industry, business, financial, legal, regulatory, tax, accounting, actuarial and other information (including, without limitation, the Management Projections, transaction adjustments, other estimates and other forward-looking information) furnished by or discussed with Seacoast and BANKshares or obtained from reputable public sources, data suppliers and other third parties.

•	Guggenheim Securities (i) did not assume any responsibility, obligation or liability for the accuracy, completeness, reasonableness, achievability or independent verification of, and Guggenheim Securities did not independently verify, any such information (including, without limitation, the Management Projections, transaction adjustments, other estimates and other forward-looking information), (ii) expressed no view, opinion, representation, guaranty or warranty (in each case, express or implied) regarding the reasonableness or achievability of the Management Projections, transaction adjustments, other estimates and other forward-looking information or the assumptions upon which they are based and (iii) relied upon the assurances of Seacoast’s and BANKshares’ senior management (as the case may be) that they were unaware of any facts or circumstances that would make such information (including, without limitation, the Management Projections, transaction adjustments, other estimates and other forward-looking information) incomplete, inaccurate or misleading.

•	Specifically, with respect to (i) the Management Projections, transaction adjustments, other estimates and other forward-looking information furnished by or discussed with Seacoast, (a) Guggenheim Securities was advised by Seacoast’s senior management, and Guggenheim Securities assumed, that the Management Projections, transaction adjustments, other estimates and other forward-looking information utilized in its analyses had been reasonably prepared on bases reflecting the best then-currently available estimates and judgments of Seacoast’s senior management as to the expected future performance of Seacoast and BANKshares and the realization of the cost savings reflected in the transaction adjustments and (b) Guggenheim Securities assumed that the Management Projections, transaction adjustments, other estimates and other forward-looking information had been reviewed by Seacoast’s Board of Directors with the understanding that such information would be used and relied upon by Guggenheim Securities in connection with rendering its opinion, (ii) the estimates and other forward-looking information furnished by or discussed with BANKshares, Guggenheim Securities assumed that such estimates and other forward-looking information utilized in its analyses had been reasonably prepared on bases reflecting the best then-currently available estimates and judgments of BANKshares senior management as to the expected future performance of BANKshares and (iii) any financial projections, other estimates and/or other forward-looking information obtained by Guggenheim Securities from public sources, data suppliers and other third parties, Guggenheim Securities assumed that such information was reasonable and reliable.

Guggenheim Securities also noted certain other considerations with respect to its engagement and its opinion:

•	Guggenheim Securities did not perform or obtain any independent appraisal or valuation of (i) the assets or liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of Seacoast or BANKshares, (ii) the collateral securing any such assets or liabilities or (iii) the solvency or fair value of Seacoast or BANKshares, nor was Guggenheim Securities furnished with any such appraisal or valuation.

•	Guggenheim Securities did not make an independent evaluation of and it rendered no opinion regarding the collectability of any assets or the future performance of any loans of Seacoast or BANKshares.

•	Guggenheim Securities did not make an independent evaluation of the adequacy of the allowance for loan and lease losses (which are referred to herein as “ALLL”) for Seacoast or BANKshares, nor did it conduct any review of the credit files of Seacoast or BANKshares. Guggenheim Securities assumed that the respective ALLLs for Seacoast and BANKshares are adequate to cover such future loan and lease losses and will be adequate on a pro forma basis for the combined company resulting from the merger.

•	Guggenheim Securities assumed that there had been no material change in the assets, liabilities, financial condition, results of operations, business or prospects of either Seacoast or BANKshares since December 31, 2013.

•	Guggenheim Securities’ professionals are not legal, regulatory, tax, consulting, accounting, appraisal or actuarial experts and Guggenheim Securities’ opinion should not be construed as constituting advice with respect to such matters; accordingly, Guggenheim Securities relied on the assessments of Seacoast, BANKshares and their respective advisors with respect to such matters.

•	Guggenheim Securities further assumed that:

•	In all respects material to its analyses, (i) the final executed form of the merger agreement would not differ from the draft that Guggenheim Securities had earlier been provided, (ii) Seacoast and BANKshares will comply in all material respects with all terms of the merger agreement and (iii) the representations and warranties of Seacoast and BANKshares contained in the merger agreement were true and correct and all conditions to the obligations of each party to the merger agreement to consummate the merger would be satisfied without any waiver thereof;

•	All governmental, regulatory or other consents and approvals necessary for the consummation of the merger would be obtained without any adverse effect on Seacoast, BANKshares or on the expected benefits of the merger in any way material to Guggenheim Securities’ analysis;

•	The merger will be consummated in a timely manner and in accordance with the terms of the merger agreement, without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise that would have an adverse effect on Seacoast or BANKshares or the merger.

•	Guggenheim Securities expressed no view or opinion as to the price or range of prices at which the shares of common stock or other securities of Seacoast may trade at any time, including, without limitation, subsequent to the announcement or consummation of the merger.

Summary of Valuation and Financial Analyses

Overview of Valuation and Financial Analyses

This “Summary of Valuation and Financial Analyses” presents a summary of the principal valuation and financial analyses performed by Guggenheim Securities and presented to Seacoast’s board of directors in connection with Guggenheim Securities rendering its opinion. The summary is not a complete description of the valuation and financial analyses underlying the opinion or the presentation made by Guggenheim Securities to Seacoast’s board of directors, but summarizes the principal valuation and financial analyses performed and presented in connection with such opinion.

Some of the valuation and financial analyses summarized below include summary data and information presented in tabular format. In order to understand fully such valuation and financial analyses, the summary data and tables must be read together with the full text of the summary. Considering the summary data and tables alone could create a misleading or incomplete view of Guggenheim Securities’ valuation and financial analyses.

The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant valuation and financial analyses and the application of those methods to the particular circumstances involved. A fairness opinion therefore is not readily susceptible to partial analysis or summary description, and taking portions of the valuation and financial analyses set out above, without considering such analysis as a whole, would in the view of Guggenheim Securities create an incomplete and misleading picture of the processes underlying the valuation and financial analyses considered in rendering Guggenheim Securities’ opinion.

In arriving at its opinion, Guggenheim Securities:

•	based its valuation and financial analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions, capital markets considerations and industry-specific and company-specific factors, all of which are beyond the control of Seacoast, BANKshares and Guggenheim Securities;

•	did not form a view or opinion as to whether any individual analysis or factor, whether positive or negative, considered in isolation, supported or failed to support its opinion;

•	considered the results of all of its valuation and financial analyses and did not attribute any particular weight to any one analysis or factor; and

•	ultimately arrived at its opinion based on the results of all of its valuation and financial analyses assessed as a whole and believes that the totality of the factors considered and the various valuation and financial analyses performed by Guggenheim Securities in connection with its opinion operated collectively to support its determination as to the fairness, from a financial point of view, of the exchange ratio pursuant to the merger.

With respect to the valuation and financial analyses performed by Guggenheim Securities in connection with rendering its opinion:

•	Such valuation and financial analyses, particularly those based on estimates and projections, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by these analyses.

•	None of the selected publicly traded companies used in the peer group financial benchmarking and trading valuation analysis described below is identical or directly comparable to Seacoast or BANKshares, and none of the selected precedent merger and acquisition transactions used in the precedent merger and acquisitions transactions analysis described below is identical or directly comparable to the merger; however, such companies and transactions were selected by Guggenheim Securities, among other reasons, because they represented or involved target companies which may be considered broadly similar, for purposes of Guggenheim Securities’ valuation analyses, to Seacoast and BANKshares based on Guggenheim Securities’ familiarity with the financial services sector in the United States.

•	In any event, peer group financial benchmarking and trading valuation analysis and precedent merger and acquisition transactions analysis are not mathematical; rather, such analyses involve complex considerations and judgments concerning the differences in business, financial, operating and capital markets-related characteristics and other factors regarding the peer group companies and precedent merger and acquisition transactions to which Seacoast, BANKshares and the merger were compared.

•	Such valuation and financial analyses do not purport to be appraisals or to reflect the prices at which any securities may trade at the present time or at any time in the future.

Certain Definitions

Throughout this “Summary of Valuation and Financial Analyses,” the following financial terms are used in connection with Guggenheim Securities’ various valuation and financial analyses:

•	BVPS: means book value per share.

•	Core pre-provision net income: means net income before provision expense, amortization expense and one-time income or expense.

•	DDA: means dividend discount analysis.

•	EPS: means the relevant company’s earnings per share.

•	LTM: means latest twelve months.

•	NI: means net income.

•	NPA: means non-performing assets.

•	TA: means tangible assets.

•	TBVPS: means tangible book value per share.

•	TBVPS earnback: means the number of years needed to return to Seacoast’s tangible book value prior to closing, using BANKshares’s expected stand-alone earnings and transaction adjustments.

•	TCE: means tangible common equity.

Recap of Merger Valuation

Based on the merger exchange ratio of 0.4975 shares of Seacoast common stock for each share of BANKshares common and preferred stock outstanding and an illustrative stock price for Seacoast of $11.00 per share (Seacoast’s trailing 60-day volume weighted average share price was $11.04 as of April 17, 2014, and the closing price on April 17, 2014 was $11.03), Guggenheim Securities reviewed the implied value of the merger consideration to be paid to holders of BANKshares common and preferred stock. The implied value of the merger consideration, or transaction price, to be paid to the holders of BANKshares common and preferred stock was $5.47 per share of BANKshares common stock and $77.962 million in the aggregate, implying a multiple of 1.45x to BANKshares TBVPS.

BANKshares Valuation Analyses

Summary of BANKshares Valuation Analyses. In assessing the valuation of BANKshares in connection with rendering its opinion, Guggenheim Securities performed various valuation and financial analyses which are summarized in the table below and described in more detail elsewhere herein, including peer group financial benchmarking and trading valuation analysis, precedent merger and acquisition transaction analysis, and discounted dividend analysis.

Summary of BANKshares Valuation Analyses

Transaction Price per Share	$5.47

	Reference Range for Valuation of BANKshares
Selected Valuation Analyses	Low	High
Peer Group Trading Analysis:
Price/TBVPS	$3.76	$4.88
Precedent M&A Transaction Analysis:
Price/TBVPS	$4.88	$7.14
Price/LTM Core Pre-Provision Net Income with Cost Savings	$4.82	$7.22
Dividend Discount Analyses:
BANKshares Stand-Alone DDA Valuation	$5.53	$6.43
BANKshares Stand-Alone DDA Valuation with Transaction Adjustments	$6.41	$7.61

Peer Group Financial Benchmarking and Trading Valuation Analysis. Guggenheim Securities reviewed and analyzed trading data associated with a peer group of publicly traded banks that it deemed to be relevant, In doing so, Guggenheim Securities noted that BANKshares is not a publicly traded company. Guggenheim Securities imputed a hypothetical trading valuation for BANKshares based on its review of trading data associated with the referenced peer group.

The following publicly traded banks were used by Guggenheim Securities for purposes of its valuation analysis:

Peer Group Companies
• Auburn National Bancorp	• Jacksonville Bancorp Inc.
• Bank of South Carolina Corp.	• New Century Bancorp Inc.
• Citizens Holding Co.	• Old Point Financial Corp
• Colony Bankcorp Inc.	• Peoples Bancorp of NC Inc.
• Community Bankers Trust Corp.	• Peoples Financial Corp
• Eastern Virginia Bankshares	• Southcoast Financial Corp.
• Fauquier Bankshares Inc.	• Southern First Bancshares, Inc.
• First Bancshares Inc.	• Summit Financial Group Inc.
• First Capital Bancorp Inc.	• United Security Bancshares
• First Community Corp.	• Valley Financial Corp.
• First South Bancorp Inc.	• Xenith Bankshares Inc.

Guggenheim Securities calculated the following mean and median trading multiples for the selected peer group companies based on Wall Street consensus estimates and the most recent publicly available financial filings:

Summary of Peer Group Trading Multiples

			Price to:
	Assets ($ mm)	Market Value ($ mm)	LTM Core Pre- Provision NI	’14 Est. EPS	’15 Est. EPS	BVPS	TBVPS	LTM Core Pre- Provision NI/ TCE	TCE/ TA	NPAs /Assets
Median	$780	$68	8.7x	14.0x	11.6x	1.08x	1.11x	12.6%	8.2%	2.7%
Mean	$787	$69	10.5x	16.0x	12.5x	1.09x	1.13x	13.3%	8.4%	2.8%

In performing its peer group trading valuation analysis:

•	Guggenheim Securities noted the peer group consisted of relatively small banks with limited research coverage and low market capitalizations and trading volumes. Owing to significant variability in earnings, and lack of reliable earnings forecasts for many banks in this peer group making earnings multiples less meaningful, in Guggenheim Securities’ judgment the appropriate trading valuation reference range was 1.0x to 1.3x TBVPS.

•	Guggenheim Securities’ analysis of the selected peer group companies resulted in an overall reference range of $3.76 to $4.88 per share for purposes of valuing BANKshares’s common stock on a stand-alone public-market trading basis as compared to the implied transaction price of $5.47 per share of BANKshares common stock.

Precedent Merger and Acquisition Transaction Analysis. Guggenheim Securities reviewed and analyzed the valuation and financial metrics of certain relevant precedent merger and acquisition transactions occurring since January 2013 and involving companies in the U.S. financial services sector that Guggenheim Securities deemed relevant for purposes of its valuation analysis and that had a transaction value of between $50 million to $125 million. The following precedent merger and acquisition transactions were reviewed and considered by Guggenheim Securities for purposes of its valuation analysis:

Selected Precedent M&A Transactions
Date Announced	Acquiror	Target Company
3/24/14	Simmons First National	Delta Trust
3/17/14	CBFH	MC Bancshares
3/11/14	Chemical Financial	Northwestern Bancorp
2/18/14	CVB Financial	American Security Bank
2/11/14	IBERIABANK	First Private Holdings
2/10/14	First Interstate	Mountain West Financial
1/23/14	HomeTrust Bancshares	Jefferson Bancshares
12/20/13	Provident Financial	Team Capital Bank
12/4/13	Banco de Sabadell, SA	JGB Bank
11/1/13	NewBridge Bancorp	CapStone Bank
10/21/13	Heritage Oaks	Mission Community
9/12/13	Simmons First National	Metropolitan
9/10/13	Old National	Tower Financial
9/9/13	Cardinal Financial	United Financial
9/5/13	Stonegate	Florida Shores

Selected Precedent M&A Transactions
Date Announced	Acquiror	Target Company
7/30/13	CenterState Banks	Gulfstream
7/15/13	Wilshire Bancorp	Saehan Bancorp
6/14/13	FNB	BCSB Bancorp
5/13/13	First Merchants	CFS Bancorp
2/19/13	FNB	PVF Capital
2/7/13	Renasant	First M&F
1/29/13	Lakeland Bancorp	Somerset Hills

Guggenheim Securities calculated the following mean and median data for the precedent merger and acquisition transactions:

Summary of Precedent M&A Transactions

			Price/LTM Core Pre- Provision Net Income:
	Deal Value ($ mm)	Price / TBVPS	Standalone	Standalone +Cost Savings	Core Deposit Premium	TCE/TA	NPAs/ Assets	LTM Core Pre- Provision NI/ TCE
Median	$65.8	1.50x	22.7x	11.0x	6.7%	9.0%	2.2%	6.3%
Mean	$78.4	1.50x	30.8x	13.5x	6.1%	9.1%	2.7%	7.1%

In performing its precedent merger and acquisition transactions analysis:

•	Guggenheim Securities noted that there may be individual company or transaction-related factors that contribute to the foregoing transaction data that are not publicly disclosed and that it is therefore unable to evaluate (e.g., balance sheet marks, earnings growth rate assumptions, potential transaction synergies).

•	In Guggenheim Securities’ judgment, based on its review of data associated with precedent announced transactions which it deemed to be relevant, the appropriate reference range was 1.3x to 1.9x TBVPS or 10.0x to 15.0x LTM core pre-provision net income, including announced cost savings.

•	Guggenheim Securities’ analysis of the selected relevant precedent merger and acquisition transactions resulted in reference ranges of $4.88 to $7.14 per share based on TBVPS and $4.82 to $7.22 per share based on LTM core pre-provision net income, including announced cost savings, for purposes of valuing BANKshares’ common and preferred stock on a change-of-control basis, as compared to the implied transaction price of $5.47 per share of BANKshares common and preferred stock.

Dividend Discount Analyses. Guggenheim Securities performed a dividend discount analyses of BANKshares based on stand-alone financial projections for BANKshares, and an estimate of its terminal/continuing value at the end of the projection horizon. Guggenheim Securities also performed a dividend discount analyses of BANKshares with the transaction adjustments associated with the merger. In doing so, Guggenheim Securities assumed a 9.5% Tier 1 common equity ratio.

In performing its illustrative dividend discount analyses:

•	Guggenheim Securities based its dividend discount analyses on five-year stand-alone financial projections for BANKshares and the transaction adjustments, all as prepared and provided by Seacoast’s senior management.

•	Guggenheim Securities estimated BANKshares’s cost of equity to be within a range of 13.0%-15.0% based on, among other factors, (i) Guggenheim Securities’ then-current estimate of the prospective US equity risk premium range, (ii) a review of observed and predicted betas for publicly-traded banks with assets of $25 billion to $250 billion; (iii) a review of observed and predicted betas for BANKshares’s selected peer group companies, which Guggenheim Securities considered to be less meaningful due to more limited market trading activity, (iv) the then-prevailing yield on the 20-year US Treasury bond as a proxy for the risk-free rate, (v) an estimate of the appropriate size/liquidity premium and (vi) Guggenheim Securities’ investment banking and capital markets judgment and experience in valuing companies similar to BANKshares.

•	In calculating BANKshares’ terminal/continuing value for purposes of its dividend discount analyses, Guggenheim Securities used a range of terminal net income multiples of 13.0x to 15.0x.

•	Guggenheim Securities’ dividend discount analyses resulted in an overall reference range of (i) $5.53 to $6.43 per share for purposes of valuing BANKshares’s common and preferred stock on a stand-alone intrinsic-value basis and (ii) $6.41 to $7.61 per share for purposes of valuing BANKshares’s common and preferred stock on an intrinsic-value basis including the transaction adjustments, as compared to the implied transaction price of $5.47 per share of BANKshares common and preferred stock.

Seacoast Valuation Analysis

Guggenheim Securities performed a stand-alone dividend discount analyses of Seacoast based on financial projections for Seacoast, and an estimate of its terminal/continuing value at the end of the projection horizon. In performing its illustrative DDAs:

•	Guggenheim Securities based its dividend discount analyses on five-year financial projections for Seacoast prepared and provided by Seacoast’s senior management, including an assumed 9.5% Tier 1 common equity ratio.

•	Guggenheim Securities estimated Seacoast’s cost of equity to be within a range of 12.0-14.0% based on, among other factors, (i) Guggenheim Securities’ then-current estimate of the prospective US equity risk premium range, (ii) a review of observed and predicted betas for Seacoast, (iii) a review of observed and predicted betas for publicly-traded banks with assets of $25 billion to $250 billion; (iv) a review of observed and predicted betas for Seacoast’s selected peer group companies, which Guggenheim Securities considered to be less meaningful due to more limited market trading activity, (v) the then-prevailing yield on the 20-year US Treasury bond as a proxy for the risk-free rate, (vi) an estimate of the appropriate size/liquidity premium and (vii) Guggenheim Securities’ investment banking and capital markets judgment and experience in valuing companies similar to Seacoast.

•	In calculating Seacoast’s terminal/continuing value for purposes of its dividend discount analyses, Guggenheim Securities used a range of terminal net income multiples of 13.0x to 15.0x.

•	Guggenheim Securities’ illustrative dividend discount analyses resulted in an overall reference range of $11.90 to $13.94 per share for purposes of valuing Seacoast’s common stock on a stand-alone intrinsic-value basis, as compared to the illustrative stock price for Seacoast of $11.00 per share used by Guggenheim Securities to calculate the implied transaction price.

Other Financial Reviews and Analyses

Guggenheim Securities performed various additional financial reviews and analyses as summarized below solely for reference purposes and to provide certain context for the various valuation and financial analyses in connection with its opinion.

Seacoast Peer Group Trading Valuation Analysis. Guggenheim Securities included in its materials selected trading data associated with a peer group of publicly traded banks that it deemed to be relevant. In Guggenheim Securities’ judgment, such data was not significant to its analysis.

Seacoast Stock Price Trading History. Guggenheim Securities reviewed Seacoast’s stock price trading history over various timeframes:

•	Guggenheim Securities indicated that since April 15, 2013 through April 17, 2014, Seacoast’s common stock generally had traded in a range of approximately $8.50 to $12.51 per share.

•	Seacoast’s volume weighted average price is summarized in the following table

Seacoast Volume Weighted Average Price
Price as of 4/17/2014	$11.03
1 month	11.11
2 months	11.04
6 months	11.33
12 months	11.16
52-week high	12.51
52-week low	8.50

Seacoast EPS and TBVPS Accretion/(Dilution) Analysis. Guggenheim Securities analyzed the pro forma financial impact of the merger on Seacoast’s projected EPS and TBVPS based on (i) financial projections for each of Seacoast and BANKshares and the transaction adjustments expected to result from the merger, all as prepared and provided by Seacoast’s senior management, (ii) the exchange ratio of 0.4975 shares of Seacoast common stock for each share of BANKshares common and preferred stock and (iii) an illustrative stock price for Seacoast of $11.00 per share. That analysis yielded the following results:

($ in millions, except per share amounts)
Acquisition Price per Share	$5.47
Total Consideration	77.96

Seacoast Accretion / (Dilution):
2014 Earnings Per Share	6.5%
2015 Earnings Per Share	13.0
BV Per Share	5.9%
TBV Per Share	(4.9)
TBVPS Earnback	2.75 years

Seacoast Illustrative DDA Accretion/(Dilution) Analysis. Guggenheim Securities analyzed the illustrative pro forma valuation impact of the merger on Seacoast’s stand-alone DDA valuation based on (i) the financial projections for each of Seacoast and BANKshares and the transaction adjustments expected to result from the merger, all as prepared and provided by Seacoast’s senior management (ii) the merger exchange ratio of 0.4975, (iii) cost of equity assumptions consistent with Seacoast’s stand-alone cost of equity reference range of 12.0%-14.0% and (iv) pro forma price to terminal net income multiples consistent with Seacoast’s stand-alone price to terminal net income multiples reference range of 13.0x to 15.0x. Guggenheim Securities’ illustrative DDA accretion/(dilution) analyses resulted in an overall estimate of accretion to Seacoast’s stand-alone intrinsic value of 2.7%.

Other Considerations

Seacoast did not provide specific instructions to, or place any limitations on, Guggenheim Securities with respect to the procedures to be followed or factors to be considered in performing its valuation and financial analyses or providing its opinion. The type and amount of consideration payable in the merger were determined through negotiations between Seacoast and BANKshares and were approved by Seacoast’s board of directors. The decision to enter into the merger agreement was solely that of Seacoast’s board of directors. Guggenheim Securities’ opinion was just one of the many factors taken into consideration by Seacoast’s board of directors. Consequently, Guggenheim Securities’ valuation and financial analyses should not be viewed as determinative of the decision of Seacoast’s board of directors to approve the merger agreement and approve the issuance of the merger consideration in connection with the merger.

Pursuant to the terms of Guggenheim Securities’ engagement letter, Seacoast has agreed to pay Guggenheim Securities a transaction fee of $800,000, of which $50,000 became payable upon execution of such engagement letter, $250,000 became payable upon the delivery of Guggenheim Securities’ opinion and the balance of which is contingent on successful consummation of the merger. A portion of Guggenheim Securities’ compensation was payable upon delivery of its fairness opinion and will be credited against the fee payable upon consummation of the merger. In addition, Seacoast has agreed to reimburse Guggenheim Securities for certain expenses and to indemnify it against certain liabilities arising out of its engagement.

Aside from its current engagement by Seacoast, Guggenheim Securities has not been previously engaged by Seacoast, nor has Guggenheim Securities been previously engaged by BANKshares, to provide investment banking and/or financial advisory services for which Guggenheim Securities received fees. Guggenheim Securities may seek to provide Seacoast and its affiliates with certain investment banking and financial advisory services unrelated to the merger in the future.

Guggenheim Securities and its affiliates engage in a wide range of financial services activities for its and their own accounts and the accounts of its and their customers, including: asset, investment and wealth management; investment banking; corporate finance; mergers and acquisitions; restructuring, merchant banking; fixed income and equity sales, trading and research; derivatives; foreign exchange; and futures. In the ordinary course of these activities, Guggenheim Securities or its affiliates may (i) provide such financial services to Seacoast, BANKshares, other participants in the merger or their respective affiliates, subsidiaries, investment funds and portfolio companies, for which services Guggenheim Securities or its affiliates has received, and may receive, compensation and (ii) directly or indirectly, hold long or short positions, trade and otherwise conduct such activities in or with respect to certain bank debt, debt or equity securities and derivative products of or relating to Seacoast, BANKshares, other participants in the merger or their respective affiliates, subsidiaries, investment funds and portfolio companies. Finally, Guggenheim Securities or its affiliates and its or their directors, officers, employees, consultants and agents may have investments in Seacoast, BANKshares, other participants in the merger or their respective affiliates, subsidiaries, investment funds and portfolio companies.

Consistent with applicable legal and regulatory guidelines, Guggenheim Securities has adopted certain policies and procedures to establish and maintain the independence of its research departments and personnel. As a result, Guggenheim Securities’ research analysts may hold views, make statements or investment recommendations and publish research reports with respect to Seacoast, BANKshares, other participants in the merger or their respective affiliates, subsidiaries, investment funds and portfolio companies and the merger that differ from the views of Guggenheim Securities’ investment banking personnel.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion describes the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of BANKshares stock that exchange their shares of BANKshares common and/or preferred stock for shares of Seacoast common stock in the merger. This discussion is based upon the Code, the regulations promulgated under the Code, and court and administrative rulings and decisions, all as in effect on the date of this joint proxy statement/prospectus. These laws may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion.

For purposes of this discussion, a “U.S. holder” means a beneficial owner of BANKshares common and/or preferred stock that is for U.S. federal income tax purposes (i) an individual citizen or resident of the United States, (ii) a corporation, or entity treated as a corporation, organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes, or (iv) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds BANKshares common and/or preferred stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding BANKshares common and/or preferred stock should consult their own tax advisors.

This discussion addresses only those BANKshares stockholders that hold their shares of BANKshares common and/or preferred stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or if you are subject to special treatment under the U.S. federal income tax laws, including if you are:

•	a financial institution;

•	a tax-exempt organization;

•	an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);

•	an insurance company;

•	a mutual fund;

•	a dealer or broker in stocks and securities, commodities or currencies;

•	a trader in securities that elects the mark-to-market method of accounting;

•	a holder of BANKshares stock that received such stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a person that is not a U.S. holder (as defined above);

•	a person that has a functional currency other than the U.S. dollar;

•	a holder of BANKshares stock that holds such stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction; or

•	a U.S. expatriate.

In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the merger, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. The actual tax consequences of the merger to you may be complex. These consequences will depend on your individual situation. You should consult with your own tax advisor to determine the tax consequences of the merger to you.

Tax Consequences of the Merger Generally. The parties intend for the merger to qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to Seacoast’s obligation to complete the merger that Seacoast receive an opinion from Alston & Bird LLP, dated the closing date of the merger, to the effect that the merger will qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to BANKshares’s obligation to complete the merger that BANKshares receive an opinion, dated the closing date of the merger, to the effect that the merger will qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Code. The opinions of Alston & Bird LLP provided on behalf of Seacoast and the opinion of Hacker, Johnson & Smith, P.A. provided on behalf of BANKshares, will be based on representation letters provided by Seacoast and BANKshares and on customary factual assumptions. Neither of the opinions described above will be binding on the Internal Revenue Service or any court. BANKshares and Seacoast have not sought and will not seek any ruling from the Internal Revenue Service regarding any matters relating to the merger. There can be no assurance that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth in this discussion.

Provided the merger qualifies as a tax-free “reorganization” within the meaning of Section 368(a) of the Code, upon exchanging your BANKshares common and/or preferred stock for Seacoast common stock, you generally will not recognize gain or loss, except with respect to any cash received in lieu of fractional shares of Seacoast common stock, which will be treated as described below.

The aggregate tax basis in the shares of Seacoast common stock that you receive in the merger, including any fractional share interests deemed received and sold for cash as described below, will be the same as your aggregate tax basis in the BANKshares common and/or preferred stock you surrender in exchange for shares of Seacoast common stock (including a fractional share deemed received and sold for cash, as described below). The holding period for the shares of Seacoast common stock that you receive in the merger (including a fractional share deemed received and sold for cash, as described below) will include your holding period for the shares of BANKshares common and/or preferred stock that you surrender in the exchange.

If holders of BANKshares common and/or preferred stock acquired different blocks of BANKshares common and/or preferred stock at different times or at different prices, any gain or loss will be determined separately with respect to each block of BANKshares common and/or preferred stock and such holders’ basis and holding period in their shares of Seacoast stock may be determined with reference to each block of BANKshares common and/or preferred stock. Any such holders should consult their tax advisors regarding the manner in which cash and Seacoast common stock received in the merger should be allocated among different blocks of BANKshares common and/or preferred stock and regarding the computation of any gain or loss and identification of the bases or holding periods of the particular shares of Seacoast common stock received in the merger.

Cash Instead of Fractional Shares. If you receive cash instead of a fractional share of Seacoast common stock, you will be treated as having received the fractional share of Seacoast common stock pursuant to the merger and then as having sold that fractional share of Seacoast common stock for cash. As a result, you generally will recognize gain or loss equal to the difference between the amount of cash received and the tax basis allocated to such fractional share of Seacoast common stock. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for the BANKshares common and/or preferred stock deemed surrendered in exchange for a fractional share of Seacoast common stock is greater than one year. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding. In certain instances you may be subject to information reporting and backup withholding at a rate of 28% on any cash payments you receive. You generally will not be subject to backup withholding, however, if you:

•	furnish a correct taxpayer identification number, certify that you are not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal you will receive and otherwise comply with all the applicable requirements of the backup withholding rules; or

•	provide proof that you are otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules are not additional tax and will generally be allowed as a refund or credit against your U.S. federal income tax liability, provided you timely furnish the required information to the Internal Revenue Service.

Exercise of Dissenters’ Rights. A U.S. Holder who receives cash pursuant to the exercise of dissenters’ rights generally will recognize capital gain or loss measured by the difference between the cash received and its adjusted basis in its shares of BANKshares common and preferred stock.

The preceding discussion is intended only as a summary of material U.S. federal income tax consequences of the merger. It is for general information purposes and is not tax advice. Nor is this summary a complete analysis or discussion of all potential tax effects that may be relevant to you. You are urged to consult your own tax advisor with respect to the tax consequences to you from the merger (or exercise of dissenters’ rights), including tax return reporting requirements and the applicability and effect of federal, state, local, and foreign tax laws.

Accounting Treatment

The merger will be accounted for using the acquisition method of accounting with Seacoast treated as the acquiror. Under this method of accounting, BANKshares’s assets and liabilities will be recorded by Seacoast at their respective fair values as of the date of completion of the merger. Financial statements of Seacoast issued after the merger will reflect these values and will not be restated retroactively to reflect the historical financial position or results of operations of Seacoast.

Regulatory Approvals

Under federal law, the merger must be approved (unless such requirement for approval has been waived) by the Board of Governors of the Federal Reserve System and the bank merger must be approved by the OCC. In addition, CapGen Capital Group III LP, and its general partner, CapGen Capital Group III LLC, are bank holding companies of Seacoast, and CapGen Capital Group LP and its general partner, CapGen Capital Group LLC, are bank holding companies of BANKshares, and each may require approvals (CapGen Approvals) of the Federal Reserve before we can complete the merger.

Once the Federal Reserve approves the merger (unless such requirement for approval has been waived) and the CapGen approvals have been obtained, the parties must wait for up to 30 days before completing the merger. With the concurrence of the U.S. Department of Justice and permission from the Federal Reserve, however, the merger may be completed on or after the fifteenth (15th) day after approval from the Federal Reserve (unless such requirement for approval has been waived). Similarly, after receipt of approval of the bank merger from the OCC, the parties must wait for up to 30 days before completing the bank merger. If, however, there are no adverse comments from the U.S. Department of Justice and Seacoast receives permission from the OCC to do so, the bank merger may be completed on or after the fifteenth (15th) day after approval from the OCC.

As of the date of this joint proxy statement/prospectus, all of the required regulatory applications have been filed and the OCC has approved the bank merger. There is no assurance as to whether the remaining regulatory approvals will be obtained or as to the dates of the approvals. There also can be no assurance that the remaining regulatory approvals received will not contain any condition that would increase any of the minimum regulatory capital requirements of Seacoast following the bank merger or have a material adverse effect. See “The Merger Agreement — Conditions to Completion of the Merger.”

Appraisal Rights for BANKshares Shareholders

Holders of BANKshares common and/or preferred stock as of the record date are entitled to appraisal rights under the FBCA. Pursuant to Section 607.1302 of the FBCA, a BANKshares shareholder who does not wish to accept the consideration to be received pursuant to the terms of the merger agreement may dissent from the merger and elect to receive the fair value of his or her shares of BANKshares common and/or preferred stock immediately prior to the date of the special meeting to vote on the proposal to approve the merger agreement, excluding any appreciation or depreciation in anticipation of the merger unless exclusion would be inequitable. Under the terms of the merger agreement, if 5% or more of the outstanding shares of BANKshares stock validly exercise their appraisal rights, then Seacoast will not be obligated to complete the merger.

In order to exercise appraisal rights, a dissenting BANKshares shareholder must strictly comply with the statutory procedures of Sections 607.1301 through 607.1333 of the FBCA, which are summarized below. A copy of the full text of those Sections is included as Appendix D to this joint proxy statement/prospectus. BANKshares shareholders are urged to read Appendix D in its entirety and to consult with their legal advisors. Each BANKshares shareholder who desires to assert his or her appraisal rights is cautioned that failure on his or her part to adhere strictly to the requirements of Florida law in any regard will cause a forfeiture of any appraisal rights.

Procedures for Exercising Dissenters’ Rights of Appraisal. The following summary of Florida law is qualified in its entirety by reference to the full text of the applicable provisions of the FBCA, a copy of which is included as Appendix D to this joint proxy statement/prospectus.

A dissenting shareholder who desires to exercise his or her appraisal rights must file with BANKshares, prior to the taking of the vote on the merger agreement, a written notice of intent to demand payment for his or her shares if the merger is effectuated. A vote against the merger agreement will not alone be deemed to be the written notice of intent to demand payment and will not be deemed to satisfy the notice requirements under the FBCA. A dissenting shareholder need not vote against the merger agreement, but cannot vote, or allow any nominee who holds such shares for the dissenting shareholder to vote, any of his or her shares of BANKshares common and/or preferred stock in favor of the merger agreement. A vote in favor of the merger agreement will constitute a waiver of the shareholder’s appraisal rights. A shareholder’s failure to vote against the merger agreement will not constitute a waiver of such shareholder’s dissenters’ rights. Such written notification should be delivered either in person or by mail (certified mail, return receipt requested, being the recommended form of transmittal) to:

The BANKshares, Inc.

1031 W. Morse Blvd., Suite 323

Winter Park, Florida 32789

Attn: Thomas P. Abelmann

All such notices must be signed in the same manner as the shares are registered on the books of BANKshares. If a BANKshares shareholder has not provided written notice of intent to demand fair value before the vote on the proposal to approve the merger agreement is taken at the special meeting, then the BANKshares shareholder will be deemed to have waived his or her appraisal rights.

Within 10 days after the completion of the merger, Seacoast must provide to each BANKshares shareholder who filed a notice of intent to demand payment for his or her shares a written appraisal notice and an election form that specifies, among other things:

•	the date of the completion of the merger;

•	Seacoast’s estimate of the fair value of the shares of BANKshares common and preferred stock;

•	where to return the completed appraisal election form and the shareholder’s stock certificates and the date by which each must be received by Seacoast or its agent, which date with respect to the receipt of the appraisal election form may not be fewer than 40, nor more than 60, days after the date Seacoast sent the appraisal election form to the shareholder (and shall state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless such form is received by Seacoast by such specified date) and which with respect to the return of stock certificates must not be earlier than the date for receiving the appraisal election form;

•	that, if requested in writing, Seacoast will provide to the shareholder so requesting, within 10 days after the date set for receipt by Seacoast of the appraisal election form, the number of shareholders who return the forms by such date and the total number of shares owned by them; and

•	the date by which a notice from the BANKshares shareholder of his or her desire to withdraw his or her appraisal election must be received by Seacoast, which date must be within 20 days after the date set for receipt by Seacoast of the appraisal election form from the BANKshares shareholder.

The form must also contain Seacoast’s offer to pay to the BANKshares shareholder the amount that it has estimated as the fair value of the shares of BANKshares common and/or preferred stock, and request certain information from the BANKshares shareholder, including:

•	the shareholder’s name and address;

•	the number of shares as to which the shareholder is asserting appraisal rights;

•	that the shareholder did not vote for the merger;

•	whether the shareholder accepts the offer of Seacoast to pay its estimate of the fair value of the shares of BANKshares common and/or preferred stock to the shareholder; and

•	if the shareholder does not accept the offer of Seacoast, the shareholder’s estimated fair value of the shares of BANKshares common and/or preferred stock and a demand for payment of the shareholder’s estimated value plus interest.

A dissenting shareholder must execute and submit the certificate(s) representing his or her shares and the appraisal election form, and in the case of certificated shares deposit the shareholder’s certificates, by the specified date. Any dissenting shareholder failing to return a properly completed appraisal election form and his or her stock certificates within the period stated in the form will lose his or her appraisal rights and be bound by the terms of the merger agreement. Upon returning the appraisal election form, a dissenting shareholder will be entitled only to payment pursuant to the procedure set forth in the applicable sections of the FBCA and will not be entitled to vote or to exercise any other rights of a shareholder, unless the dissenting shareholder withdraws his or her demand for appraisal within the time period specified in the appraisal election form.

A dissenting shareholder who has delivered the appraisal election form and his or her BANKshares common and/or preferred stock certificates may decline to exercise appraisal rights and withdraw from the appraisal process by giving written notice to Seacoast within the time period specified in the appraisal election form. Thereafter, a dissenting shareholder may not withdraw from the appraisal process without the written consent of Seacoast. Upon such withdrawal, the right of the dissenting shareholder to be paid the fair value of his or her shares will cease, and he or she will be reinstated as a shareholder and will be entitled to receive the merger consideration.

If the dissenting shareholder accepts the offer of Seacoast in the appraisal election form to pay Seacoast’s estimate of the fair value of the shares of BANKshares common and/or preferred stock, payment for the shares of the dissenting shareholder is to be made within 90 days after the receipt of the appraisal election form by Seacoast or its agent. Upon payment of the agreed value, the dissenting shareholder will cease to have any interest in such shares.

A shareholder must demand appraisal rights with respect to all of the shares registered in his or her name, except that a record shareholder may assert appraisal rights as to fewer than all of the shares registered in the record shareholder’s name but which are owned by a beneficial shareholder, if the record shareholder objects with respect to all shares owned by the beneficial shareholder. A record shareholder must notify BANKshares in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. A beneficial shareholder may assert appraisal rights as to any shares held on behalf of the beneficial shareholder only if the beneficial shareholder submits to BANKshares the record shareholder’s written consent to the assertion of such rights before the date specified in the appraisal election form, and does so with respect to all shares that are beneficially owned by the beneficial shareholder.

A shareholder who is dissatisfied with Seacoast’s estimate of the fair value of the shares of Seacoast common stock must notify Seacoast of the shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest in the appraisal election form within the time period specified in the form. A shareholder who fails to notify Seacoast in writing of the shareholder’s demand to be paid its stated estimate of the fair value of the shares plus interest within the required time period waives the right to demand payment and will be entitled only to the payment offered by Seacoast in the appraisal election form.

Section 607.1330 of the FBCA addresses what should occur if a dissenting shareholder fails to accept the offer of Seacoast to pay the value of the shares as estimated by Seacoast, and Seacoast fails to comply with the demand of the dissenting shareholder to pay the value of the shares as estimated by the dissenting shareholder, plus interest.

If a dissenting shareholder refuses to accept the offer of Seacoast to pay the value of the shares as estimated by Seacoast, and Seacoast fails to comply with the demand of the dissenting shareholder to pay the value of the shares as estimated by the dissenting shareholder, plus interest, then within 60 days after receipt of a written demand from any dissenting shareholder, Seacoast shall, or at its election at any time within such period of 60 days may, file an action in any court of competent jurisdiction in the county in Florida where the registered office of Seacoast, maintained pursuant to Florida law, is located requesting that the fair value of such shares be determined by the court.

If Seacoast fails to institute a proceeding within the above-prescribed period, any dissenting shareholder may do so in the name of Seacoast. All dissenting shareholders whose demands remain unsettled shall be made parties to the proceeding as in an action against their shares and a copy of the initial pleading will be served on each dissenting shareholder as provided by law. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.

Seacoast is required to pay each dissenting shareholder the amount found to be due within 10 days after final determination of the proceedings, which amount may, in the discretion of the court, include a fair rate of interest, which will also be determined by the court. Upon payment of the judgment, the dissenting shareholder ceases to have any interest in such shares.

Section 607.1331 of the FBCA provides that the costs of a court appraisal proceeding, including reasonable compensation for, and expenses of, appraisers appointed by the court, will be determined by the court and assessed against Seacoast, except that the court may assess costs against all or some of the dissenting shareholders, in amounts the court finds equitable, to the extent that the court finds such shareholders acted arbitrarily, vexatiously or not in good faith with respect to their appraisal rights. The court also may assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, against: (i) Seacoast and in favor of any or all dissenting shareholders if the court finds Seacoast did not substantially comply with the notification provisions set forth in Sections 607.1320 and 607.1322 of the FBCA; or (ii) either Seacoast or a dissenting shareholder, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the appraisal rights. If the court in an appraisal proceeding finds that the services of counsel for any dissenting shareholder were of substantial benefit to other dissenting shareholders, and that the fees for those services should not be assessed against Seacoast, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the dissenting shareholders who were benefited. To the extent that Seacoast fails to make a required payment when a dissenting shareholder accepts Seacoast’s offer to pay the value of the shares as estimated by Seacoast, the dissenting shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from Seacoast all costs and expenses of the suit, including counsel fees.

For a discussion of tax consequences with respect to dissenting shares, see “The Merger — Material U.S. Federal Income Tax Consequences of the Merger.”

BECAUSE OF THE COMPLEXITY OF THE PROVISIONS OF FLORIDA LAW RELATING TO DISSENTERS’ APPRAISAL RIGHTS, SHAREHOLDERS WHO ARE CONSIDERING DISSENTING FROM THE MERGER ARE URGED TO CONSULT THEIR OWN LEGAL ADVISORS.

Board of Directors and Management of Seacoast Following the Merger

The officers of Seacoast immediately prior to the effective time of the merger will be the officers of the surviving company and will hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. The Seacoast board of directors will be increased by one, with one individual who is currently a director of BANKshares, to be identified by Seacoast in its sole discretion, and will serve on the board of directors of the surviving company and will serve as the Seacoast board of directors until his successor is duly elected and qualified, or his earlier death, resignation or removal.

Information regarding the executive officers and directors of Seacoast is contained in documents filed by Seacoast with the SEC and incorporated by reference into this joint proxy statement/prospectus, including Seacoast’s Annual Report on Form 10-K for the year ended December 31, 2013 and its definitive proxy statement on Schedule 14A for its 2014 annual meeting, filed with the SEC on March 17, 2014 and April 8, 2014, respectively. See “Where You Can Find More Information” and “Documents Incorporated by Reference.”

Interests of BANKshares Directors and Executive Officers in the Merger

In the merger, the directors and executive officers of BANKshares will receive the same merger consideration for their BANKshares shares as the other BANKshares shareholders. In considering the recommendation of the BANKshares board of directors that you vote to approve the merger agreement, you should be aware that some of the executive officers and directors of BANKshares may have interests in the merger and may have arrangements, as described below, that may be considered to be different from, or in addition to, those of BANKshares shareholders generally. The BANKshares board of directors was aware of these interests and considered them, among other matters, in reaching its decision to adopt and approve the merger agreement and to recommend that BANKshares shareholders vote in favor of approving the merger agreement. See “The Merger — Background of the Merger” and “The Merger — BANKshares’s Reasons for the Merger and Recommendations of the Board of Directors of BANKshares.” BANKshares’s shareholders should take these interests into account in deciding whether to vote “FOR” the proposal to adopt the merger agreement. These interests are described in more detail below, and certain of them are quantified in the narrative below.

Treatment of BANKshares Equity Awards

Stock Units. All outstanding awards, grants, units, or similar rights, or BANKshares Equity Awards, to purchase shares of BANKshares common stock that is outstanding will either (i) vest in accordance with its terms, (ii) be exercised in accordance with its terms, or (iii) terminate. Following the effective time of the merger, no holder of any BANKshares Equity Award will have any right to acquire any capital stock of Seacoast or BANKshares, except with respect to the common stock of BANKshares which such person received or became entitled to receive in accordance with the vesting or exercise of such BANKshares Equity Award prior to the effective time, which will be converted into the right to receive the number of shares of Seacoast common stock equal to the exchange ratio.

All of the outstanding BANKshares equity awards are restricted stock awards that do not require any cash payment by the recipient to BANKshares in order to receive the subject shares. Such awards are subject to certain performance criteria and, normally, to the passage of time. One hundred percent of the unvested restricted stock awards will vest in accordance with the terms of the plan as a result of the change in control resulting from the merger.

The table which follows reflects securities authorized for issuance under equity compensation plans.

Securities Authorized For Issuance Under Equity Compensation Plans

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of Securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity Compensation plans approved by security holders	None	None	None
Equity compensation plans not approved by security holders	128,860	$-none	368,870

Total	128,860	$-none	368,870

Refer to the notes to the consolidated audited financial statements for additional information concerning the restricted stock awards. Amounts shown are as of December 31, 2013.

Separation Agreement, Waiver and Release

Separation Agreement, Waiver and Release with BANKshares and BankFIRST. As a condition to Seacoast’s obligation to consummate the merger, BANKshares, BankFIRST and Donald J. McGowan, President and Chief Executive Officer of BANKshares and BankFIRST, have agreed to enter into a Separation Agreement, Waiver and Release, or the Separation Agreement, to be effective following the effective date of the merger. Pursuant to the Separation Agreement, Mr. McGowan will resign from employment with BANKshares and from the boards of directors and/or managers of any BANKshares affiliates, effective immediately after the effective time of the merger. In consideration of Mr. McGowan’s continued compliance with certain obligations under his employment agreement with BANKshares and certain other agreements and obligations, as well as Mr. McGowan’s release of all claims and covenant not to sue, BANKshares agrees to make certain change in control payments, accrued benefits payments and non-competition payments to Mr. McGowan. Mr. McGowan will be entitled to a change in control payment in the amount of $920,000. In addition, he will be entitled to his 2014 Executive Incentive Program payment pro-rated to the date of termination, payment for any accrued and unused vacation time, and the payment of COBRA or Medicare health and dental benefits for 18 months following his termination.

Director Restrictive Covenant Agreement; Claims Letters

Each member of the BANKshares and BankFIRST boards of directors (excluding Mr. McGowan) have entered into a restrictive covenant agreement, covering a two year period commencing with the effective time of the merger, with Seacoast in the form attached as Exhibit D to the merger agreement attached as Appendix A to this document. Mr. McGowan did not execute a restrictive covenant agreement because he was already bound by an existing agreement. In addition, each of the members of the BANKshares and BankFIRST boards of directors have entered into a claims letter in the form attached as Exhibit C to the merger agreement attached as Appendix A to this document, by which they have agreed to release certain claims against BANKshares, effective as of the effective time of the merger.

Indemnification and Insurance

As described under “The Merger Agreement — Indemnification and Directors’ and Officers’ Insurance,” after the effective time of the merger, Seacoast will indemnify and defend the present and former directors, officers and employees of BANKshares and its subsidiaries against claims pertaining to matters occurring at or prior to the closing of the merger as permitted by BANKshares’s articles of incorporation, bylaws and any existing indemnification agreement. Seacoast also has agreed, for a period of six years after the effective time of the merger, to provide coverage to present and former directors and officers of BANKshares pursuant to BANKshares’s existing directors’ and officers’ liability insurance. This insurance policy may be substituted, but must contain at least the same coverage and amounts, and contain terms no less advantageous than the coverage currently provided by BANKshares. In no event shall Seacoast be required to expend for the tail insurance a premium amount in excess of 250% of the annual premiums paid by BANKshares for its directors’ and officers’ liability insurance in effect as of the date of the merger agreement.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the merger agreement. This summary is qualified in its entirety by reference to the merger agreement, a copy of which is included as Appendix A to this joint proxy statement/prospectus and is incorporated herein by reference. You should read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

The Merger

The boards of directors of Seacoast and BANKshares have each approved and adopted the merger agreement, which provides for the merger of BANKshares with and into Seacoast, with Seacoast as the surviving company in the merger. Each share of Seacoast common stock outstanding immediately prior to the effective time of the merger will remain outstanding as one share of Seacoast common stock. Each share of BANKshares common and preferred stock outstanding immediately prior to the effective time of the merger (excluding certain shares held by BANKshares, Seacoast and their wholly-owned subsidiaries and dissenting shares) will be converted into the right to receive 0.4975 shares of Seacoast common stock.

All shares of Seacoast common stock received by BANKshares shareholders in the merger will be freely tradable, except that shares of Seacoast common stock received by persons who become affiliates of Seacoast for purposes of Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act.

The merger agreement also provides that immediately after the effective time of the merger, BankFIRST, a Florida state-chartered bank and wholly-owned subsidiary of BANKshares, will merge with and into Seacoast National Bank, or SNB, a national banking association and wholly owned subsidiary of Seacoast, with SNB as the surviving bank of such merger. The terms and conditions of the merger of BankFIRST and SNB will be set forth in a separate merger agreement (referred to as the “bank merger agreement”), the form of which is attached as an Exhibit A to the merger agreement, included as Appendix A to this joint proxy statement/prospectus. We refer to the merger of BankFIRST and SNB as the “bank merger.”

Closing and Effective Time of the Merger

Unless both Seacoast and BANKshares otherwise agree, the closing of the merger will take place on the date when the effective time is to occur, which is to occur on a mutually agreeable date after the satisfaction or waiver of all closing conditions. Simultaneously with the closing of the merger, Seacoast will file articles of merger with the Secretary of State of the State of Florida. The merger will become effective at such time as the articles of merger are filed or such other time as may be specified in the articles of merger.

We currently expect that the merger will be completed in the fourth quarter of 2014, subject to the approval of the merger agreement and the issuance of Seacoast common stock in the merger by BANKshares and Seacoast shareholders, respectively, and other conditions. However, completion of the merger could be delayed if there is a delay in satisfying any other conditions to the merger. No assurance is made as to whether, or when, Seacoast and BANKshares will complete the merger. See “The Merger Agreement — Conditions to Completion of the Merger.”

Merger Consideration

Under the terms of the merger agreement, each share of BANKshares common and preferred stock outstanding immediately prior to the effective time of the merger (excluding certain shares held by BANKshares, Seacoast and their wholly-owned subsidiaries and dissenting shares described below) will be converted into the right to receive 0.4975 shares of Seacoast common stock, or the exchange ratio.

No fractional shares of Seacoast common stock will be issued in connection with the merger. Instead, Seacoast will make to each BANKshares shareholder who would otherwise receive a fractional share of Seacoast common stock a cash payment (rounded to the nearest whole cent) equal to: (i) the fractional share amount multiplied by (ii) the average closing price per share of Seacoast common stock on the NASDAQ Global Select Market for the five trading day period ending on the trading day preceding the date of the closing of the merger. We refer to the stock consideration and cash in lieu of any fractional shares, collectively, as the “merger consideration.”

A BANKshares shareholder also has the right to obtain the fair value of his or her shares of BANKshares common and/or preferred stock in lieu of receiving the merger consideration by strictly following the appraisal procedures under the FBCA. Shares of BANKshares common and/or preferred stock outstanding immediately prior to the effective time of the merger and which are held by a shareholder who does not vote to approve the merger agreement and who properly demands the fair value of such shares pursuant to, and who complies with, the appraisal procedures under the FBCA are referred to as “dissenting shares.” See “The Merger — Appraisal Rights for BANKshares Shareholders.”

If Seacoast or BANKshares change the number of shares of Seacoast common stock or BANKshares common or preferred stock outstanding prior to the effective time of the merger as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or similar recapitalization with respect to the Seacoast common stock or BANKshares common or preferred stock and the record date for such corporate action is prior to the effective time of the merger, then the merger consideration shall be appropriately and proportionately adjusted.

Based upon the closing sale price of the Seacoast common stock on the NASDAQ Global Select Market of $10.31 on July 25, 2014, the last practicable trading date prior to the printing of this joint proxy statement/prospectus, each common and preferred share of BANKshares will be entitled to be exchanged for total merger consideration with a value equal to approximately $5.13 per share.

The value of the shares of Seacoast common stock to be issued to BANKshares shareholders in the merger will fluctuate between now and the closing date of the merger. We make no assurances as to whether or when the merger will be completed, and you are advised to obtain current sale prices for the Seacoast common stock. See “Risk Factors — Because the sale price of the Seacoast common stock will fluctuate, you cannot be sure of the value of the merger consideration that you will receive in the merger until the closing.”

Exchange of Stock Certificates

Seacoast has appointed as the exchange agent under the merger agreement its transfer agent, Continental Stock Transfer and Trust Company. Promptly (and within five business days) after the effective time of the merger, the exchange agent will mail to each holder of record of BANKshares common and preferred stock a letter of transmittal and instructions for use in exchanging such holder’s BANKshares stock certificates for the merger consideration (including cash in lieu of any fractional Seacoast shares) and any dividends or distributions to which such holder is entitled pursuant to the merger agreement. BANKshares shareholders should not send in their stock certificates until they receive the letter of transmittal and instructions.

Upon surrender to the exchange agent of the certificate(s) representing his or her shares of BANKshares common and/or preferred stock, accompanied by a properly completed letter of transmittal, a BANKshares shareholder will be entitled to receive after the effective time of the merger the merger consideration (including any cash in lieu of fractional shares). Until surrendered, each such certificate will represent after the effective time of the merger, for all purposes, only the right to receive, without interest, the merger consideration (including any cash in lieu of fractional shares) and any dividends or distributions to which such holder is entitled pursuant to the merger agreement. Any holder of book-entry shares will not be required to deliver a certificate or an executed letter of transmittal to receive the merger consideration. Instead, a holder of book-entry shares will automatically at the effective time of the merger be entitled to receive the merger consideration, which will be paid as soon as practicable by the exchange agent.

No dividends or other distributions with respect to Seacoast common stock after completion of the merger will be paid to the holder of any unsurrendered BANKshares stock certificates with respect to the shares of Seacoast common stock represented by those certificates until those certificates have been properly surrendered. Subject to applicable abandoned property, escheat or similar laws, following the proper surrender of any such previously unsurrendered BANKshares stock certificate, or payment of the merger consideration in respect of book-entry shares, the holder of the certificate or book-entry shares will be entitled to receive, without interest: (i) the amount of unpaid dividends or other distributions with a record date after the effective time of the merger payable with respect to the whole shares of Seacoast common stock represented by that certificate or book-entry shares; and (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of Seacoast common stock represented by that certificate or book-entry shares with a record date after the effective time of the merger (but before the date on which the certificate is surrendered) and with a payment date subsequent to the issuance of the shares of Seacoast common stock issuable in exchange for that certificate or book-entry shares.

Shares of Seacoast common stock and cash in lieu of any fractional shares may be issued or paid in a name other than the name in which the surrendered BANKshares stock certificate is registered if: (i) the certificate surrendered is properly endorsed or otherwise in a proper form for transfer; and (ii) the person requesting the payment or issuance pays any transfer or other similar taxes due or establishes to the satisfaction of Seacoast that such taxes have been paid or are not applicable.

After the effective time of the merger, there will be no transfers on the stock transfer books of BANKshares other than to settle transfers of shares of BANKshares common and/or preferred stock that occurred prior to the effective time. If, after the effective time of the merger, certificates for BANKshares common or preferred stock are presented for transfer to the exchange agent, the certificates will be cancelled and exchanged for the merger consideration (including cash in lieu of any fractional Seacoast shares).

In the event any BANKshares stock certificate is lost, stolen or destroyed, in order to receive the merger consideration (including cash in lieu of any fractional shares), the holder of that certificate must provide an affidavit of that fact and, if reasonably required by Seacoast or the exchange agent, post a bond in such amount as Seacoast determines is reasonably necessary to indemnify it against any claim that may be made against it with respect to that certificate.

Conduct of Business Pending the Merger

Pursuant to the merger agreement, BANKshares and Seacoast have agreed to certain restrictions on their activities until the effective time of the merger. In general, each party has agreed that, except as otherwise permitted by the merger agreement, or as required by applicable law or a governmental entity, or with the prior written consent of the other party, it will:

•	conduct its business in the ordinary course consistent with past practice;

•	use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships;

•	maintain its books, accounts and records in the usual manner on a basis consistent with that previously employed; and

•	take no action that is intended to or would reasonably be expected to adversely affect or materially delay the receipt of regulatory or governmental approvals required for the transactions contemplated by the merger agreement or to perform their covenants and agreements or to consummate the transactions contemplated by the merger agreement.

BANKshares has also agreed that except as otherwise permitted by the merger agreement, as required by applicable laws or a governmental entity, or with the prior written consent of Seacoast (not to be unreasonably withheld or delayed) it will not, and will not permit any of its subsidiaries, to do any of the following:

•	amend its organizational documents or any resolution or agreement concerning indemnification of its directors or officers;

•	adjust, split, combine, subdivide or reclassify any capital stock;

•	make, declare, set aside or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares its capital stock;

•	grant any securities or obligations convertible into or exercisable for or giving any person any right to subscribe for or acquire, or any options, calls, restricted stock, deferred stock awards, stock units, phantom awards, dividend equivalents, or commitments relating to, or any stock appreciation right or other instrument;

•	issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance, its capital stock;

•	make any investment in any other person, other than in the ordinary course of business;

•	charge off or sell any of BANKshares’s portfolio of loans, discounts or financing leases or sell any asset held as OREO or other foreclosed assets for an amount that is more than $100,000 less than its book value;

•	terminate or allow, after the use of reasonable best efforts, to be terminated, any of the policies of insurance maintained on BANKshares’s business or property, cancel any material indebtedness owing to it or any claim that BANKshares may possess or waive any right of substantial value or discharge or satisfy any material noncurrent liability;

•	enter into any new line of business or change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies other than as required by law or any regulatory agreement or order;

•	lend any money or pledge any of its credit in connection with any aspect of its business (except in the ordinary course of business consistent with past practices);

•	mortgage or otherwise subject to any lien, encumbrance or other liability any of its assets (except in the ordinary course of business consistent with past practices);

•	sell, assign or transfer any of its assets in excess of $50,000 in the aggregate (except in the ordinary course of business consistent with past practices);

•	incur any material liability, commitment, indebtedness or obligation or cancel, release or assign any indebtedness of any person or any claims against any person (except (i) in the ordinary course of business or (ii) pursuant to contracts in force as of the date of the merger agreement and disclosed therein);

•	transfer, agree to transfer or grant, or agree to grant a license to, any of BANKshares’s material intellectual property;

•	incur any indebtedness for borrowed money (other than short-term indebtedness incurred to refinance short term indebtedness) or assume, guarantee, endorse or otherwise become responsible for the obligations of any other person;

•	restructure or change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

•	terminate or waive any material provision of any contract other than normal renewals of contracts without materially adverse changes of terms (and other than in the ordinary course of business);

•	other than in the ordinary course of business and consistent with past practice or as required by benefit plans and contracts in effect as of the date of the merger agreement, (i) increase in any manner the compensation or fringe benefits of any director, officer or employee, whether under a benefit plan or otherwise, (ii) pay any pension or retirement allowance not required by any existing benefit plan or contract to any director, officer or employee, (iii) become a party to, amend or commit itself to any benefit plan or contract or employment agreement with or for the benefit of any director, officer or employee, (iv) accelerate the vesting of, or the lapsing of restrictions with respect to, rights pursuant to any BANKshares stock plan or (v) make any changes to a benefit plan that are not required by law;

•	settle any litigation, except in the ordinary course of business;

•	revalue any of its or its subsidiaries’ assets or change any method of accounting or accounting practice used by it or any of its subsidiaries, other than changes required by GAAP or the FDIC or any regulatory authority;

•	file or amend any tax return except in the ordinary course of business or settle or compromise any tax liability or make, change or revoke any tax election or change any method of tax accounting, except as required by applicable law;

•	knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the merger not being satisfied, except as may be required by applicable law;

•	merge or consolidate BANKshares or any of its subsidiaries with any other person;

•	acquire assets outside of the ordinary course of business consistent with past practices from any other person with a value or purchase price in excess of $50,000, other than purchase obligations pursuant to contracts in effect prior to the execution of the merger agreement and set forth in the merger agreement;

•	enter into any contract that is material and would have been material had it been entered into prior the execution of the merger agreement;

•	make any changes in the mix, rates, terms or maturities of the BankFIRST’s deposits or other liabilities, except in a manner and pursuant to policies consistent with past practice and competitive factors in the market place;

•	open any new branch or deposit taking facility or close or relocate any existing branch or facility;

•	make any extension of credit that, when added to other extensions of credit to a borrower and its affiliates, would exceed its applicable regulatory limits or make any loans, or enter into any commitments to make loans, which vary other than in immaterial respects from its written loan policies (subject to certain exceptions and thresholds and provided that BankFIRST may extend or renew credit or loans in the ordinary course of business consistent with past lending practices or in connection with the workout or renegotiation of current loans);

•	take any action that at the time of taking such action is reasonably likely to prevent, or would materially interfere with, the consummation of the merger;

•	knowingly take any action that would prevent or impede the merger and the bank merger from qualifying as a reorganization under the Internal Revenue Code; or

•	agree or commit to take any of the actions set forth above.

Regulatory Matters

This joint proxy statement/prospectus forms part of a Registration Statement on Form S-4 which Seacoast has filed with the SEC. Seacoast has agreed to use all reasonable efforts to cause the Registration Statement to be declared effective.

Each of Seacoast and BANKshares has agreed to use all reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by the merger agreement, and each of Seacoast and BANKshares has agreed to furnish all information concerning it and the holders of its capital stock as may be reasonably requested in connection with any such action.

Seacoast and BANKshares have agreed to cooperate with each other and use all respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and regulatory and governmental entities that are necessary or advisable to consummate the transactions contemplated by the merger agreement (including the merger and the bank merger) and to comply with the terms and conditions of all such permits, consents, approvals and authorizations.

Seacoast and BANKshares will consult with each other with respect to the obtaining of all regulatory consents and other material consents advisable to consummate the transactions contemplated by the merger agreement, and each party will keep the other apprised of the status of material matters relating to the completion of the transactions contemplated by the merger agreement.

Seacoast and BANKshares have agreed to promptly deliver to each other copies of applications filed with all governmental authorities and copies of written communications delivered and received by such party from any governmental authorities with respect to the transactions contemplated by the merger agreement. Additionally, each of Seacoast and BANKshares has agreed to cooperate fully with and furnish information to the other party, and obtain all consents of, and give all notices to and making all filings with, all governmental authorities and other third parties that may be or become necessary for the performance of its obligations under the merger agreement and the consummation of the other transactions contemplated by the merger agreement.

In connection with seeking regulatory approval for the merger, Seacoast is not required to agree to any condition or consequence that would, after the effective time of the merger, have a material adverse effect on Seacoast or any its subsidiaries, including BANKshares.

NASDAQ Listing

Seacoast has agreed to cause the shares of Seacoast common stock to be issued to the holders of BANKshares common and preferred stock in the merger to be authorized for listing on the NASDAQ Global Select Market, subject to official notice of issuance, prior to the effective time of the merger.

Employee Matters

Following the effective time of the merger, Seacoast has agreed to maintain employee benefit plans and compensation opportunities for employees of BANKshares and its subsidiaries on the closing date of the merger (referred to below as “covered employees”) that provide employee benefits and compensation opportunities which, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities that are available to similarly situated employees of Seacoast or its subsidiaries (provided that in no event are covered employees eligible to participate in any closed or frozen plan of Seacoast or its subsidiaries). Seacoast will give the covered employees full credit for their prior service with BANKshares and its subsidiaries for purposes of eligibility (including initial participation and eligibility for current benefits) and vesting under any qualified or non-qualified employee benefit plan maintained by Seacoast in which covered employees may be eligible to participate and for all purposes under any welfare benefit plans, vacation plans, and similar arrangements maintained by Seacoast.

With respect to any Seacoast health, dental, vision or other welfare plan in which any covered employee is eligible to participate following the closing date of the merger, Seacoast or its applicable subsidiary must use its commercially reasonable best efforts to (i) cause any pre-existing condition limitations or eligibility waiting periods under such plan to be waived with respect to the covered employee to the extent the condition was, or would have been, covered under the BANKshares benefit plan in which the covered employee participated immediately prior to the effective time of the merger; and (ii) recognize any health, dental, vision or other welfare expenses incurred by the covered employee in the year that includes the closing date of the merger for purposes of any applicable deductible and annual out-of-pocket expense requirements.

If, within 6 months after the effective time of the merger, any covered employee is terminated by Seacoast or its subsidiaries other than “for cause” or as a result of unsatisfactory job performance, then Seacoast will pay severance to the covered employee in an amount equal as set forth in the severance policies of Seacoast and its subsidiaries as then in effect. Any severance to which a covered employee may be entitled in connection with a termination occurring more than 6 months after the effective time of the merger will be as set forth in the severance policies of Seacoast and its subsidiaries as then in effect.

Indemnification and Directors’ and Officers’ Insurance

From and after the effective time of the merger, Seacoast has agreed to indemnify, defend and hold harmless the present and former directors and officers of BANKshares and its subsidiaries against any liability, judgments, fines and amounts paid in settlement and incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation arising out of or pertaining to the facts that such person is or was a director, officer or employee of BANKshares, or the merger or the transactions contemplated by the merger agreement, to the greatest extent as such persons are indemnified or have the right to advancement of expenses pursuant to the organizational documents of BANKshares or its subsidiaries and indemnification agreements, if any, and the FBCA.

For a period of six years after the effective time of the merger, Seacoast will provide director’s and officer’s liability insurance that serves to reimburse the present and former officers and directors of BANKshares or its subsidiaries with respect to claims against them arising from facts or events occurring at or before the effective time of the merger (including the transactions contemplated by the merger agreement). The directors’ and officers’ liability insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the indemnified person as the coverage currently provided by BANKshares; provided, however, that Seacoast may substitute policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous than such BANKshares policy. In no event shall Seacoast be required to expend for the tail insurance a premium amount in excess of 250% of the annual premiums paid by BANKshares for its directors’ and officers’ liability insurance in effect as of the date of the merger agreement.

Third Party Proposals

BANKshares has agreed that, from the date of the merger agreement until the effective time of the merger or, if earlier, the termination of the merger agreement, it will not, and will cause its subsidiaries and their officers, directors, and employees and representatives not to: initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage or participate in any negotiations concerning, or provide to any person any confidential or nonpublic information or data or have or participate in any discussions with any person relating to, any tender or exchange offer, proposal for a merger or consolidation or other business combination involving BANKshares or any of its significant subsidiaries in which any third-party would acquire more than 15% of the voting power of BANKshares or the surviving entity in such merger or business combination, or any proposal to acquire more than 15% of the voting power in, or more than 15% of the fair market value of the business, assets or deposits of, BANKshares and its significant subsidiaries taken as a whole (referred to as an “acquisition proposal”).

However, the merger agreement provides that at any time prior to the approval of the merger agreement by the BANKshares shareholders, if BANKshares receives an unsolicited acquisition proposal that does not violate the “no shop” provisions in the merger agreement and BANKshares’ board of directors concludes in good faith that there is a reasonable likelihood that such proposal constitutes or is reasonably likely to result in a superior proposal (as defined below), then BANKshares may: (i) enter into a confidentiality agreement with the third party making the acquisition proposal with terms and conditions no less favorable to BANKshares than the confidentiality agreement entered into by BANKshares and Seacoast prior to the execution of the merger agreement; (ii) furnish non-public information or data to the third party making the acquisition proposal pursuant to such confidentiality agreement; and (iii) participate in such negotiations or discussions with the third party making the acquisition proposal regarding such proposal, if the BANKshares board of directors determines in good faith (and based upon the written advice of its outside counsel) that failure to take such actions would result in a violation of its fiduciary duties under applicable law. BANKshares must promptly advise Seacoast in writing within 2 business days following receipt of any acquisition proposal and the substance of such proposal and must keep Seacoast apprised of any related developments, discussions and negotiations on a current basis.

A “superior proposal” means any bona fide, unsolicited, written “acquisition proposal” for at least a majority of the outstanding shares of BANKshares capital stock on terms that the BANKshares board of directors determines in good faith to be more favorable to the shareholders of that party from a financial point of view than the merger and the other transactions contemplated by the merger agreement (including taking into account any adjustment to the terms, if any, proposed by Seacoast in response to such proposal), (i) after receiving the written advice of its financial advisor, (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein and (iii) after taking into account all legal (with the written advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of the proposal and any other relevant factors permitted under applicable law.

The merger agreement generally prohibits the BANKshares board of directors from making a change in recommendation (i.e., from withdrawing or modifying in a manner adverse to Seacoast the recommendation of the BANKshares board of directors set forth in this joint proxy statement/prospectus that the BANKshares shareholders vote to approve the merger agreement, or from making or causing to be made any third party or public communication proposing or announcing an intention to withdraw or modify in a manner adverse to Seacoast such recommendation). At any time prior to the approval of the merger agreement by the BANKshares shareholders, however, the BANKshares board of directors may effect a change in recommendation in response to a bona fide written unsolicited acquisition proposal that the BANKshares board of directors concludes in good faith (and based upon the written advice of its outside counsel and after consultation with its financial advisor) constitutes a superior proposal and if the board concludes that the failure to accept such superior proposal would or would be reasonably likely to result in a violation of its fiduciary obligations to shareholders then the board may terminate the merger agreement and enter into a definitive agreement with respect to such superior proposal. The BANKshares board of directors may not make a change in recommendation, or terminate the merger agreement to pursue a superior proposal, unless: (i) BANKshares has not breached any of the provisions of the merger agreement relating to third party acquisition proposals in any respect; (ii) the BANKshares board of directors determines in good faith (after consultation with counsel and its financial advisors) that such superior proposal continues to be a superior proposal (after taking into account all adjustments to the terms of the merger agreement offered by Seacoast); (iii) BANKshares has given Seacoast at least 4 days’ prior written notice of its intention to take such action and before making such change in recommendation and has contemporaneously provided a copy of the relevant proposed transaction agreements with the person making such superior proposal; and (iv) BANKshares has negotiated in good faith with Seacoast during the notice period (to the extent Seacoast wishes to negotiate) to enable Seacoast to revise the terms of the merger agreement so that such superior proposal no longer constitutes a superior proposal.

If the BANKshares board of directors makes a change in recommendation, or if BANKshares terminates the merger agreement to enter into an agreement with respect to a superior proposal, BANKshares could be required to pay Seacoast a termination fee of $4.0 million in cash. See “The Merger Agreement — Termination,” and “The Merger Agreement — Termination Fee.”

Seacoast is also required to include in this joint proxy statement/prospectus its recommendation that Seacoast shareholders approve the issuance of Seacoast common stock to be issued in the merger.

Representations and Warranties

The merger agreement contains generally customary representations and warranties of Seacoast and BANKshares relating to their respective businesses. The representations and warranties of each of Seacoast and BANKshares have been made solely for the benefit of the other party, and these representations and warranties should not be relied on by any other person. In addition, these representations and warranties:

•	have been qualified by information set forth in confidential disclosure schedules in connection with signing the merger agreement — the information contained in these schedules modifies, qualifies and creates exceptions to the representations and warranties in the merger agreement;

•	will not survive consummation of the merger;

•	may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties to the merger agreement if those statements turn out to be inaccurate;

•	are in some cases subject to a materiality standard described in the merger agreement which may differ from what may be viewed as material by you; and

•	were made only as of the date of the merger agreement or such other date as is specified in the merger agreement.

The representations and warranties made by Seacoast and BANKshares to each other primarily relate to:

•	corporate organization, existence, power and authority;

•	capitalization;

•	ownership of subsidiaries;

•	corporate authorization to enter into the merger agreement and to consummate the merger;

•	absence of any breach of organizational documents, violation of law or breach of agreements as a result of the merger;

•	regulatory approvals required in connection with the merger;

•	reports filed with governmental entities, including, in the case of Seacoast, the SEC;

•	financial statements;

•	absence of a material adverse effect on each party since December 31, 2013;

•	compliance with laws and the absence of regulatory agreements;

•	absence of material contract defaults;

•	accuracy of the information supplied by each party for inclusion or incorporation by reference in this joint proxy statement/prospectus;

•	fees paid to financial advisors;

•	transactions with affiliates;

•	litigation;

•	loan matters;

•	tax matters; and

•	Community Reinvestment Act compliance.

BANKshares has also made representations and warranties to Seacoast with respect to:

•	the inapplicability to the merger of state takeover laws;

•	employee benefit plans and labor matters;

•	environmental matters;

•	intellectual property;

•	derivative instruments and transactions;

•	administration of fiduciary accounts;

•	maintenance of insurance policies;

•	ownership and other property rights;

•	liquidity of investment portfolio;

•	accuracy of books and records; and

•	absence of actions or omissions by present or former directors, officers, employees or agents that would give rise to a claim for indemnification.

Certain of the representations and warranties of BANKshares and Seacoast are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, the term “material adverse effect” means, with respect to BANKshares and Seacoast, any change, event, development, violation, inaccuracy or circumstance the effect, individually or in the aggregate, of which is or is reasonably likely to have, a material adverse impact on (i) the condition (financial or otherwise), property, business, assets (tangible or intangible) or results of operations or prospects of such party taken as a whole, or (ii) prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of such party to perform its obligations under the merger agreement or to timely consummate the merger, the bank merger or the other transactions contemplated by the merger agreement. The definition of “material adverse effect” excludes: (A) changes in GAAP or regulatory accounting requirements for the financial services industry; (B) changes in laws, rules or regulations of general applicability to companies in the industry in which such party and its subsidiaries operate; and (C) changes in general economic or market conditions in the United States generally affecting other companies in the industry in which such party and its subsidiaries operate, except, with respect to (A) through (C), if the effects of such changes are disproportionately adverse to the business, assets, operations, prospectus, condition (financial or otherwise) or results of operations of such party and its subsidiaries, as compared to other companies in the industry in which such party and its subsidiaries operate; or for purposes of (ii) above, the impact of actions and omissions of a party or any of its subsidiaries taken with the prior informed consent of the other party.

Conditions to Completion of the Merger

Mutual Closing Conditions. The obligations of Seacoast and BANKshares to complete the merger are subject to the satisfaction of the following conditions:

•	the approval of the merger agreement by BANKshares shareholders and the approval of the Seacoast share issuance by Seacoast shareholders;

•	all regulatory approvals from the Federal Reserve, the OCC, and any other regulatory approval required to consummate the merger and the bank merger shall have been obtained and remain in full force and effect and all statutory waiting periods shall have expired, and such approvals or consents shall not be subject to any conditions or consequences that would have a material adverse effect on Seacoast or any of its subsidiaries after the effective time of the merger;

•	the absence of any order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the merger, the bank merger or the other transactions contemplated by the merger agreement;

•	the effectiveness of the Registration Statement on Form S-4, of which this joint proxy statement/prospectus is a part, under the Securities Act of 1933, as amended, or the Securities Act, and no order suspending such effectiveness having been issued or threatened;

•	the authorization for listing on the Nasdaq Global Select Market of the shares of Seacoast common stock to be issued in the merger;

•	the accuracy of the other party’s representations and warranties in the merger agreement on the date of the merger agreement and as of the effective time of the merger (or such other date specified in the merger agreement) other than, in most cases, inaccuracies that would not reasonably be likely to have a material adverse effect on such party;

•	the performance in all material respects by the other party of its respective obligations under the merger agreement;

•	the receipt of corporate authorizations and other certificates;

•	the absence of any event which is expected to have or result in a material adverse effect on the other party;

•	receipt by each party of an opinion as to the effect that the merger will qualify as a tax-free “reorganization” within the meaning of Section 368(a) the Internal Revenue Code; and

•	the maintenance by both parties of certain minimum consolidated tangible shareholders’ equity amounts.

Additional Closing Conditions for the Benefit of Seacoast. In addition to the mutual closing conditions, Seacoast’s obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	the receipt of certified resolutions of BANKshares’s board of directors and shareholders authorizing the merger agreement, certain incumbency and other officers’ certificates and a certificate of good standing;

•	the receipt of all consents required as a result of the transactions contemplated by the merger agreement pursuant to BANKshares’s material contracts;

•	BANKshares’s consolidated tangible shareholders’ equity as of the close of business on the 5th business day prior to the closing of the merger shall be an amount not less than $54.598 million;

•	all outstanding BANKshares Equity Awards shall have been vested, exercised or terminated; and

•	the receipt of a FIRPTA certificate.

Additional Closing Conditions for the Benefit of BANKshares. In addition to the mutual closing conditions, BANKshares’s obligation to complete the merger is subject to the requirement that Seacoast’s consolidated tangible shareholders’ equity as of the close of business on the 5th business day prior to the closing of the merger is an amount not less than $235.936 million.

Termination

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after the approval of the merger agreement by BANKshares shareholders, as follows:

•	by the mutual consent of the board of directors of BANKshares and the board of directors or executive committee of the board of directors of Seacoast; or

•	by the board of directors of either party in the event of the breach of any representation, warranty, covenant or agreement by the other party that would prevent any closing condition from being satisfied and such breach cannot be or has not been cured within 30 days of written notice of such breach (provided that the right to cure may not extend beyond December 31, 2014, which we refer to as the Outside Date); or

•	by the board of directors of either party under the following circumstances: (i) if any required regulatory approval has been denied by final, non-appealable action; (ii) in the event that approval by the shareholders of Holding is not obtained at a meeting at which a vote was taken; or (iii) in the event that approval by the shareholders of SBC is not obtained at a meeting at which a vote was taken; or

•	by the board of directors of either party if the merger is not consummated by the Outside Date; provided, that neither party has the right to terminate the merger agreement if the failure of such party to perform or comply with its obligations under the merger agreement was the cause of the failure of the merger to be consummated by the Outside Date; or

•	by the board of directors of Seacoast in the event that (i) BANKshares has withdrawn, qualified or modified its recommendation in a manner adverse to Seacoast or has resolved to do so, (ii) BANKshares has failed to substantially comply with the terms of the no-shop covenant or its obligations under the merger agreement by failing to call, give notice of, convene and hold a shareholders meeting, or (iii) the board of directors of BANKshares has recommended, endorsed, accepted or agreed to an acquisition proposal; or

•	by the board of directors of BANKshares in the event that (i) the board of directors of BANKshares has determined, in accordance with the terms of the merger agreement, that a superior proposal has been made with respect to it and has not been withdrawn and the board of directors of Holding has accepted or agreed to an acquisition proposal, and (ii) neither BANKshares nor any of its representatives has failed to comply in all material respects with the terms of the no-shop covenant; or

•	by the board of directors of Seacoast if holders of more than 5% in the aggregate of the shares of BANKshares common and/or preferred stock shall have voted its shares against the merger agreement or the merger at any shareholder meeting and have given notice of their intention to exercise their dissenters’ right in accordance with Florida law.

Termination Fee

BANKshares will owe Seacoast a $4 million termination fee if:

•	Seacoast terminates the merger agreement (i) as a result of a willful breach of a covenant, or agreement by BANKshares; (ii) because BANKshares has withdrawn, qualified or modified its recommendation to shareholders in a manner adverse to Seacoast; or (iii) because BANKshares has failed to substantially comply with the no-shop covenant or its obligations under the merger agreement by failing to hold a special meeting of BANKshares shareholders; and

•	BANKshares receives or there is a publicly announced third party acquisition proposal that has not been formally withdrawn or abandoned prior to the termination of the merger agreement; and

•	within 12 months of the termination of the merger agreement, BANKshares either consummates a third party acquisition proposal or enters into a definitive agreement or letter of intent with respect to a third party acquisition proposal; or

•	Seacoast terminates the merger agreement as a result of the board of directors of BANKshares recommending, endorsing, accepting or agreeing to a third party acquisition proposal; or

•	BANKshares terminates the merger agreement because a superior proposal has been made and has not been withdrawn and BANKshares has accepted or agreed to an acquisition proposal (and none of BANKshares nor its representatives has failed to comply in all material respects with the terms of merger agreement including third party acquisition proposals).

Except in the case of a willful breach of the merger agreement, the payment of the termination fee will fully discharge BANKshares from any losses that may be suffered by Seacoast arising out of the termination of the merger agreement.

Waiver; Amendment

The merger agreement may be amended by the parties, by action taken or authorized by their respective boards of directors, at any time before or after approval of the matters presented in connection with the merger by BANKshares and Seacoast, in writing signed on behalf of each of the parties, provided that after any approval of the transactions contemplated by the merger agreement by the BANKshares or Seacoast shareholders, there may not be, without further approval of the BANKshares and Seacoast shareholders, any amendment of the merger agreement that requires further approval under applicable law.

At any time prior to the effective time of the merger, the parties, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other party; (ii) waive any inaccuracies in the representations and warranties contained in the merger agreement on the part of the other party; or (iii) waive compliance with any of the agreements or conditions contained in the merger agreement on the part of the other party. Any agreement on the part of a party to any extension or waiver must be in writing signed on behalf of such party. Any such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition will not operate as a waiver of any subsequent or other failure.

Expenses

Regardless of whether the merger is completed, all expenses incurred in connection with the merger, the bank merger, the merger agreement and other transactions contemplated thereby will be paid by the party incurring the expenses, except that BANKshares and Seacoast will bear equally the costs and expenses of printing and mailing this joint proxy statement/prospectus and Seacoast has paid the filing fee for the Registration Statement on Form S-4 of which this joint proxy statement/prospectus is a part and will pay any other filings fees with the SEC in connection with the merger.

COMPARISON OF SHAREHOLDERS’ RIGHTS

Seacoast and BANKshares are each incorporated under the laws of the State of Florida and, accordingly, the rights of their shareholders are governed by Florida law and their respective articles of incorporation and bylaws. After the merger, the rights of former shareholders of BANKshares who receive shares of Seacoast common stock in the merger will be determined by reference to Seacoast’s articles of incorporation and bylaws and Florida law. Set forth below is a description of the material differences between the rights of BANKshares shareholders and Seacoast shareholders.

	BANKSHARES	SEACOAST
Capital Stock	Holders of BANKshares stock are entitled to all the rights and obligations provided to capital shareholders under the FBCA and BANKshares’ articles of incorporation and bylaws.	Holders of Seacoast capital stock are entitled to all the rights and obligations provided to capital shareholders under the FBCA and Seacoast’s articles of incorporation and bylaws.

Authorized	BANKshares’ authorized capital stock consists of 30,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share (1,476,666 of which are designated as Convertible Perpetual Preferred Stock, Series A).	Seacoast’s authorized capital stock consists of 60,000,000 shares of common stock, par value $0.10 per share, and 4,000,000 shares of preferred stock, stated value $0.10 per share (2,000 of which are designated as Fixed Rate Cumulative Perpetual Preferred Stock, Series A and 50,000 of which are designated as Mandatorily Convertible Noncumulative Nonvoting Preferred Stock, Series B).

Outstanding	As of July 25, 2014, there were 12,761,799 shares of BANKshares common stock outstanding, and 1,476,666 shares of preferred stock outstanding.	As of July 25, 2014, there were 26,044,056 shares of Seacoast common stock outstanding and no shares of Seacoast preferred stock outstanding.

Voting Rights	Holders of BANKshares generally are entitled to one vote per share in the election of directors and on all matters submitted to a vote at a meeting of shareholders. Holders of Series A Preferred Stock do not have voting rights, except as provided by law, and except that they are entitled to vote upon certain merger, consolidation or share exchange transactions (in which event they will have one vote for each share of Series A Preferred) and will vote as a separate single class.	Holders of Seacoast common stock generally are entitled to one vote per share in the election of directors and on all matters submitted to a vote at a meeting of shareholders.

Cumulative Voting	No shareholder has the right of cumulative voting in the election of directors.	No shareholder has the right of cumulative voting in the election of directors.

Stock Transfer Restrictions	None.	None.

Dividends

Under the FBCA, a corporation may make a distribution, unless after giving effect to the distribution:

•    The corporation would not be able to pay its debts as they come due in the usual course of business; or

•    The corporation’s assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

In addition, under Federal Reserve policy adopted in 2009, a bank holding company should consult with the Federal Reserve and eliminate, defer or significant reduce its dividends if:

•    its net income available to shareholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividends;

•    its prospective rate of earnings retention is not consistent with its capital needs and overall current and prospective financial condition; or

•    it will not meet, or is in danger of not meeting, its minimum regulatory capital adequacy ratios.

Holders of Seacoast common stock are subject to the same provisions of the FBCA.

Number of Directors

BANKshares’ bylaws provide that the number of directors serving on the BANKshares board of directors shall be such number as determined from time to time by the board of directors.

There are currently eight directors serving on the BANKshares board of directors.

Seacoast’s bylaws provide that the number of directors serving on the Seacoast board of directors shall be such number as determined from time to time by the board of directors, but in no event shall be fewer than three directors nor greater than fourteen directors.

BANKshares directors are elected annually and each director holds office for the term for which he or she is elected and until his or her successor is elected and qualified, subject to such director’s death, resignation or removal.

There are currently fourteen directors serving on the Seacoast board of directors.

The Seacoast board of directors is divided into three classes, with the members of each class of directors serving staggered three-year terms and with approximately one-third of the directors being elected annually. As a result, it would take a dissident shareholder or shareholder group at least two annual meeting of shareholders to replace a majority of the directors of Seacoast. Each director holds office for the term for which he or she is elected and until his or her successor is elected and qualified, subject to such directors’ death, resignation or removal.

Election of Directors	Under the FBCA, unless otherwise provided in the articles of incorporation, directors are elected by a plurality of the votes cast by the holders of the shares entitled to vote in an election of directors at a meeting at which a quorum is present. BANKshares’ articles of incorporation do not otherwise provide for the vote required to elect directors.

Seacoast directors are similarly elected in accordance with FBCA and its articles of incorporation do not otherwise provide for the vote required to elect directors.

However, notwithstanding the plurality standard, in an uncontested election for directors, Seacoast’s Corporate Governance Guidelines provide that if any director nominee receives a greater number of votes “withheld” from his or her election than votes “for” such election, then the director will promptly tender his or her resignation to the board of directors following certification of the shareholder vote, with such resignation to be effective upon acceptance by the board of directors. Seacoast’s Compensation and Governance Committee would then review and make a recommendation to the board of directors as to whether the board should accept the resignation, and the board of directors would ultimately decide whether to accept the resignation.

Removal of Directors	BANKshares’ bylaws provide that at any meeting of shareholders called expressly	Seacoast’s bylaws provide that directors may be removed only for cause upon the

	for that purpose, directors may be removed, with or without cause.	affirmative vote of (1) 66 2/3% of all shares of common stock entitled to vote and (2) holders of a majority of the outstanding common stock that are not beneficially owned or controlled, directly or indirectly, by any person (i) who is the beneficial owner of 5% or more of the common stock or (ii) who is an affiliate of Seacoast and at any time within the past five years was the beneficial owner of 5% or more the company’s then outstanding common stock (“Independent Majority of Shareholders”).

Vacancies on the Board of Directors	BANKshares’ bylaws provide that vacancies in the BANKshares board of directors may be filled by the affirmative vote of the majority of the remaining directors (even if less than a quorum). A director appointed to fill a vacancy shall hold office only until the next election of directors by the shareholders.	Seacoast’s bylaws provide that vacancies in the Seacoast’s board of directors may be filled by the affirmative vote of (1) 66 2/3% of all directors and (2) majority of the Continuing Directors (defined as a director who either (i) was first elected as a director of Seacoast prior to February 28, 2003 or (ii) was designated as a Continuing Directors by a majority vote of the Continuing Directors), even if less than a quorum exists.

Action by Written Consent	BANKshares’ bylaws provide that BANKshares shareholders may act by written consent if the holders of shares having not less than a minimum number of votes with respect to each voting group that would be necessary to take such action at a meeting at which all shares entitled to vote on the action were present and voted.

Seacoast’s bylaws do not explicitly provide for shareholders to act by written consent.

Therefore, FCBA provides that shareholders may act by written consent if the holders of shares having not less than a minimum number of votes with respect to each voting group that would be necessary to take such action at a meeting at which all shares entitled to vote on the action were present and voted.

Advance Notice requirements for Shareholder Nominations and Other Proposals	Neither BANKshares’ articles of incorporation nor BANKshares’ bylaws provide a means for shareholders to nominate candidates for election as BANKshares directors.

Any Seacoast shareholder entitled to vote generally on the election of directors may recommend a candidate for nomination as a director. A shareholder may recommend a director nominee by submitting the name and qualifications of the candidate the shareholder wishes to recommend to Seacoast’s Compensation and Governance Committee, c/o Seacoast Banking Corporation of Florida, 815 Colorado Avenue, P. O. Box 9012, Stuart, Florida 34995.

To be considered, recommendations with respect to an election of directors to be held at an annual meeting must be received not less than 60 days nor more than 90 days prior to the anniversary of Seacoast’s last annual meeting of shareholders (or, if the date of the annual meeting is changed by more than 20 days from such anniversary date, within 10 days after the date that Seacoast mails or otherwise gives notice of the date of the annual meeting to shareholders), and recommendations with respect to an election of directors to be held at a special meeting called for that purpose must be received by the 10th day following the date on which notice of the special meeting was first mailed to shareholders.

Notice of Shareholder Meeting	Notice of each shareholder meeting must be given to each shareholder to vote not less than 10, nor more than 60 days before the date of the meeting.	Seacoast’s bylaws have similar notice provisions.

Amendments to Charter	BANKshares’ articles of incorporation may be amended in accordance with the FBCA. Under the FBCA, amendments to a corporation’s articles of incorporation must be approved by a corporation’s board of directors and holders of a majority of the outstanding stock of a corporation entitled to vote thereon and, in cases in which class voting is required, by holders of a majority of the outstanding shares of such class. The board of directors must recommend the amendment to the shareholders, unless the board of directors determines that, because of a conflict of interest or other special circumstances, it should make no recommendation and communicates the basis for its determination to the shareholders with the amendment	Seacoast’s articles of incorporation have similar amendment provisions, except that the affirmative vote of (1) 66 2/3% of all of shares outstanding and entitled to vote, voting as classes, if applicable, and (2) Independent Majority of Shareholders will be required to approve any change of Articles VI (“Board of Directors”), VII (“Provisions Relating to Business Combinations”), IX (“Shareholder Proposals”) and X (“Amendment of Articles of Incorporation”) of the articles of incorporation.

Amendments to Bylaws	BANKshares’ bylaws may be amended by the directors. Under the FBCA, BANKshares’ shareholders, by majority vote of all of the shares having voting power, may amend or repeal by the bylaws even though they may also be	Seacoast’s bylaws may be amended by a vote of (1) 66 2/3% of all directors and (2) majority of the Continuing Directors. In addition, the shareholders may also amend the bylaws by the affirmative vote of (1) 66 2/3% of all amended or repealed by the BANKshares board of directors.

shares of common stock entitled to vote and (2) Independent Majority of Shareholders.

Under the FBCA, Seacoast’s shareholders, by majority vote of all of the shares having voting power, may amend or repeal the bylaws even though they may also be amended or repealed by the Seacoast board of directors.

Special Meeting of Shareholders	BANKshares’ bylaws provide that special meetings of the shareholders may be called by the BANKshares board of directors or by the Chairman or the President of BANKshares or when requested in writing by the holders of at least one-half of all the votes entitled to be cast at such meeting. A meeting requested by shareholders must be called for a date not less than 10 nor more than sixty 60 days after the shareholder request for such meeting. The call for a special meeting of shareholders shall be issued by the Secretary, unless the Chairman, the President, board of directors or the shareholders requesting the calling of the meeting designate another person to do so.	Seacoast’s bylaws have similar provisions, except that special meetings may also be called and issued by the chief executive officer.

Quorum	A majority of the shares entitled to vote, represented in person or by proxy, constitutes a quorum at any shareholder meeting.	Seacoast’s bylaws have a similar provision.

Proxy	Under the FBCA and BANKshares’ bylaws, a proxy is valid for 11 months unless a longer period in expressly provided in the appointment form.	Seacoast’s bylaws have a similar provision.

Preemptive Rights	Under the FBCA, shareholders do not have preemptive rights unless the corporation’s articles of incorporation provide otherwise. BANKshares’ articles of incorporation do not provide for preemptive rights.	Seacoast’s shareholders similarly do not have preemptive rights.

Shareholder Rights Plan/Shareholders’ Agreement	BANKshares does not have a rights plan. Neither BANKshares nor BANKshares shareholders are parties to a shareholders’ agreement with respect to BANKshares’s capital stock.	Seacoast does not have a rights plan. Neither Seacoast nor Seacoast shareholders are parties to a shareholders’ agreement with respect to Seacoast’s capital stock.

Indemnification of Directors and Officers	BANKshares’ bylaws provide that BANKshares may indemnify its current and former directors, officers, employees and agents in accordance with that provided under the FBCA.	Seacoast’s bylaws provide that Seacoast may indemnify its current and former directors, officers, employees and agents in accordance with that provided under the FBCA.

Certain Business Combination Restrictions	BANKshares’ articles of incorporation do not contain any provision regarding business combinations between BANKshares and significant shareholders.	Seacoast’s articles of incorporation do not contain any provision regarding business combinations between Seacoast and significant shareholders.

Prevention of Greenmail	BANKshares’ articles of incorporation do not contain a provision designed to prevent greenmail.	Seacoast’s articles of incorporation do not contain a provision designed to prevent greenmail.

Fundamental Business Transactions	BANKshares’ articles of incorporation do not contain any provisions regarding shareholder approval of any merger, share exchange or sale, lease, exchange or other transfer of all or substantially all of the corporation’s assets.	Seacoast’s articles of incorporation provides that Seacoast needs the affirmative vote of 66 2/3% of all shares of common stock entitled to vote for the approval of any merger, share exchange or sale, lease, exchange or other transfer of all or substantially all of the corporation’s assets where Seacoast will not be the surviving entity.

Non-Shareholder Constituency Provision	BANKshares’ articles of incorporation do not contain a provision that expressly permits the board of directors to consider constituencies other than the shareholders when evaluating certain offers.	Seacoast’s articles of incorporation do not contain a provision that expressly permits the board of directors to consider constituencies other than the shareholders when evaluating certain offers.

Dissenters’ Rights	Under the FBCA, a shareholder generally has the right to dissent from any merger to which the corporation is a party, from any sale of all assets of the corporation, or from any plan of exchange and to receive fair value for his or her shares. See “The Merger — Appraisal Rights for BANKshares Shareholders” and Appendix D.	Under the FBCA, dissenters’ rights are not available to holders of shares of any class or series of shares which is designated as a national market system security or listed on an interdealer quotation system by the National Association of Securities Dealers, Inc. Accordingly, holders of Seacoast common stock are not entitled to exercise dissenters’ rights under the FBCA.

BUSINESS OF BANKSHARES

General

The BANKshares, Inc. (“BANKshares”) was incorporated under the laws of the State of Florida in 2011, is a registered bank holding company under the BHC Act, and owns substantially all the outstanding shares of its subsidiary, BankFIRST. BANKshares operates as a one-bank holding company and its only business activity is the operations of its subsidiary bank, BankFIRST. BankFIRST is a Florida chartered commercial bank which offers its commercial and retail customers a variety of community banking products and services through its 12 banking offices located in five counties in Florida.

At March 31, 2014, BANKshares had total consolidated assets of $674.1 million, total consolidated loans of $371.8 million and total consolidated deposits of $506.2 million. Total stockholders’ equity at March 31, 2014 was $131.1 million.

At March 31, 2014, 60.8% of BANKshares’ loan portfolio was collateralized by non-farm nonresidential commercial real estate (67.9% of which is owner occupied), 15.1% in Commercial and Industrial (“C&I”), 9.4% single family residential, 8.4% construction and land, and the remaining in consumer and other. BANKshares’ deposit mix is 39.0% non-interest bearing demand deposits, 42.5% money market, NOW and regular savings, and 18.5% time deposits.

BANKshares’ executive offices are located at 1031 West Morse Blvd. Suite 323, Winter Park, Florida 32789. BANKshares’ telephone number is 407-599-7788 and its website is www.bankfirst.com .

The information on BANKshares’ website is not part of this joint proxy statement/prospectus, and the reference to BANKshares’ website address does not constitute incorporation by reference of any information on that website into this joint proxy statement/prospectus.

Additional information about BANKshares is included below, as well as in the section “BANKshares’ Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Business

Historically, BANKshares’ market areas have been served both by large banks headquartered out of state as well as a number of community banks offering a higher level of personal attention, recognition and service. The large banks have generally applied a transactional business approach, based upon volume considerations, to the market while community banks have traditionally offered a more service relationship approach.

BANKshares’ primary market focus is on small business owners and operators including professional practices (e.g., law firms, medical practices, accountants, engineers and title companies), business owners (e.g., manufacturers, wholesalers and distributers), not for profit organizations (e.g., charitable, religious and social welfare), and individuals associated with these businesses including investors and executives.

BANKshares has actively pursued its targeted markets for deposits, particularly small businesses and professionals. BANKshares endeavors to offer leading edge technology to the marketplace. Such technology includes on line banking including corporate cash management, remote deposit capture, debit cards and voice response account information systems. The goal is to provide a “high tech — high touch” experience.

BANKshares provides a range of consumer and commercial banking services to individuals, businesses and industries. The basic services offered by BANKshares include: demand interest bearing and noninterest bearing accounts, money market deposit accounts, NOW accounts, time deposits, safe deposit services, credit cards, debit cards, direct deposits, notary services, money orders, night depository, travelers’ checks, cashier’s checks, domestic collections, savings bonds, automated teller services, drive-in tellers, banking by mail and the full range of consumer loans, both collateralized and uncollateralized. In addition, BANKshares makes secured and unsecured commercial and real estate loans and issues stand-by letters of credit. BANKshares provides debit cards which serve as automated teller machine (ATM) cards and is a member of the NYCE ATM network thereby permitting customers to utilize the convenience of BANKshares’ ATM network and NYCE member machines nationwide.

The revenues of BANKshares are primarily derived from interest on, and fees received in connection with, real estate and other loans, interest and dividends from investment securities, service charge income generated from demand accounts, gain on the sale of residential loans, ATM fees, and fees generated through other services. The principal sources of funds for BANKshares’ lending activities are its deposits (both commercial and consumer deposits), loan repayments, and proceeds from amortization and maturities of investment securities. The principal expenses of BANKshares are the interest paid on deposits, and operating and general administrative expenses.

As is the case with banking institutions generally, BANKshares’ operations are materially and significantly influenced by general economic conditions and by related monetary and fiscal policies of financial institution regulatory agencies, including the Federal Reserve and the FDIC. Deposit flows and costs of funds are influenced by interest rates on competing investments and general market rates of interest. Lending activities are affected by the demand for financing of real estate and other types of loans, which in turn is affected by the interest rates at which such financing may be offered and other factors affecting local demand and availability of funds. BANKshares faces strong competition in the attraction of deposits (the primary source of lendable funds) and in the origination of loans. See “Competition” below.

Banking Services

Commercial Banking. BANKshares focuses its commercial loan originations on small and mid-sized business (generally up to $25 million in annual sales) and such loans are usually accompanied by significant related deposits. Commercial underwriting is driven by cash flow analysis supported by collateral analysis and review. Commercial loan products include commercial real estate construction and term loans; working capital loans and lines of credit; demand, term and time loans; and equipment, inventory and accounts receivable financing. BANKshares is also a “preferred” SBA lender and offers several short and long term SBA loan alternatives based upon customer needs. BANKshares offers a range of cash management services and deposit products to commercial customers. On line banking is currently available to commercial customers.

Retail Banking. BANKshares’ retail banking activities emphasize consumer deposit and checking accounts. An extensive range of these services is offered by BANKshares to meet the varied needs of its customers from young persons to senior citizens. In addition to traditional products and services, BANKshares offers contemporary products and services, such as debit cards with rewards, intelligent deposit ATM’s, internet banking, on line account opening and electronic bill payment services. Consumer loan products offered by BANKshares include home mortgages, home equity lines of credit, second mortgages, new and used auto loans, new and used boat loans, and unsecured personal credit lines.

Mortgage Banking. BANKshares’ mortgage banking business is structured to provide a source of fee income largely from the process of originating products for sale on the secondary market (primarily fixed rate loans), as well as the origination of primarily adjustable rate loans to be held in BANKshares’ loan portfolio. Mortgage banking capabilities include conventional and nonconforming mortgage underwriting; and construction and permanent financing.

Employees

As of March 31, 2014, BANKshares employed 135 full-time employees and 3 part-time employees. The employees are not represented by a collective bargaining unit. BANKshares considers relations with employees to be good.

Properties

The main office of BANKshares is located at 1031 West Morse Blvd. Suite 323, Winter Park, Florida 32789. BANKshares also operates branch banking offices in Apopka, Clermont, Eustis, Melbourne, Viera, Ormond Beach, Oviedo, Port Orange, Sanford, Titusville, and Winter Garden, Florida.

Legal Proceedings

BANKshares is periodically a party to or otherwise involved in legal proceedings arising in the normal course of business, such as claims to enforce liens, claims involving the making and servicing of real property loans, and other issues incident to its business. Management does not believe that there is any pending or threatened proceeding against BANKshares which, if determined adversely, would have a material adverse effect on BANKshares’ financial position, liquidity, or results of operations.

Competition

BANKshares encounters strong competition both in making loans and in attracting deposits. The continued deregulation of banking industry and the widespread enactment of laws which permit multi-bank holding companies as well as an increasing level of interstate banking continue to create a highly competitive environment for commercial banking. In one or more aspects of its business, BANKshares competes with other commercial banks, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking companies, and other financial intermediaries. Most of these competitors, some of which are affiliated with bank holding companies, have substantially greater resources and lending limits, and may offer certain services that BANKshares does not currently provide. In addition, many of BANKshares’ non-bank competitors are not subject to the same extensive federal regulations that govern bank holding companies and federally insured banks. Federal and state legislation continues to heighten the competitive environment in which financial institutions must conduct their business, and the potential for competition among financial institutions of all types has increased significantly. There is no assurance that increased competition from other financial institutions will not have an adverse effect on BANKshares’ operations.

BANKSHARES’ MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATION

All dollar amounts in this section are in thousands of dollars, except per share data or when specifically identified. The words “we”, us”, “our”, the “Company” and similar terms when used in this section refer to The BANKshares Bancorp, Inc., unless the context indicates otherwise.

Introduction

Our discussion and analysis of earnings and related financial data are presented herein to assist investors in understanding the financial condition of BANKshares at March 31, 2014, December 31, 2013 and 2012, and the results of operations for the three month periods ended March 31, 2014 and 2013, and the years ended December 31, 2013 and 2012. This discussion should be read in conjunction with the BANKshares’ Consolidated Financial Statements and related footnotes, presented with this joint proxy statement/prospectus.

Critical Accounting Policies

Our accounting policies are integral to understanding the results reported. Accounting policies are described in detail in Note 1 of the notes to the Consolidated Financial Statements. The critical accounting policies require management’s judgment to ascertain the valuation of assets, liabilities, commitments and contingencies. We have established policies and control procedures that are intended to ensure valuation methods are well controlled and applied consistently from period to period. In addition, the policies and procedures are intended to ensure the process for changing methodologies occurs in an appropriate manner. The following is a brief description of our current accounting policies, involving significant management judgments.

Allowance for Loan Losses

The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the inability to collect a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged-off.

The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired. The general component covers loans that are not impaired and is based on historical loss experience, adjusted for current factors.

A loan is impaired when full payment under the terms of the loan agreement is not probable or when the terms of a loan are modified as a result of a borrower experiencing financial difficulties. Land and construction, commercial and industrial, and commercial real estate loans are individually evaluated for impairment. If a loan is impaired, a portion of the allowance is allocated so the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral, if repayment is expected solely from the collateral.

Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

Loans for which the terms have been modified and for which the borrower is experiencing financial difficulties are considered troubled debt restructurings and are classified as impaired. Troubled debt restructurings are measured for impairment based upon the present value of estimated future cash flows using the loan’s existing rate at inception or at the fair value of collateral, if repayment is expected solely from the collateral. For troubled debt restructurings that subsequently default, BANKshares determines the amount of reserve in accordance with the accounting policy for the allowance for loan losses.

The general component of the allowance covers nonimpaired loans and is based on historical loss experience, adjusted for current factors. The historical loss experience is determined by portfolio segment and is based on the actual loss history experienced by BANKshares over the most recent eight quarters. This actual loss experience is supplemented with other economic factors based on the risks present for each portfolio segment. These economic factors include consideration of the following: levels of and trends in delinquencies and impaired loans; trends in volume and terms of loans; effects of any changes in risk selection and underwriting standards; other changes in lending policies, procedures, and practices; experience, ability, and depth of lending management and other relevant staff; national and local economic trends and conditions; industry conditions; the quality of the loan review system; regulatory change; and effects of changes in credit concentrations.

Goodwill and Intangible Assets

Goodwill is generally determined as the excess of the fair value of the consideration transferred, plus the fair value of any noncontrolling interests in the acquiree, over the fair value of the net assets acquired and liabilities assumed as of the acquisition date. Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but are tested for impairment at least annually.

Intangible assets with definite useful lives are amortized over their estimated useful lives to their estimated residual values. Goodwill is the only intangible asset with an indefinite life on BANKshares’ balance sheet. Other intangible assets consist of core deposit intangible assets arising from the BankFIRST, The BANK Brevard and East Coast Community Bank acquisitions. These core deposit intangibles were initially measured at fair value and are amortized on an accelerated method over their estimated useful lives, which is ten years for BankFIRST and The BANK Brevard, and seven years for East Coast Community Bank.

Income Taxes

BANKshares determines its income tax expense based on management’s judgments and estimates regarding permanent differences in the treatment of specific items of income and expense for financial statement and income tax purposes. These permanent differences result in an effective tax rate, which differs from the federal statutory rate. In addition, we recognize deferred tax assets and liabilities, recorded in the consolidated balance sheets, based on management’s judgment and estimates regarding timing differences in the recognition of income and expense for financial statement and income tax purposes.

We must also assess the likelihood that any deferred tax assets will be realized through the reduction or refund of taxes in future periods and establish a valuation allowance for those assets for which recovery is not more likely than not. In making this assessment, management must make judgments and estimates regarding the ability to realize the asset through carryback to taxable income in prior years, the future reversal of existing taxable temporary differences, future taxable income, and the possible application of future tax planning strategies. Management believes it is more likely than not that the net deferred tax assets included in the accompanying consolidated balance sheets will be fully realized and accordingly BANKshares has not established a valuation allowance.

Purchased Credit-Impaired Loans

We account for acquisitions under the purchase accounting method. These acquired loans are recorded at the allocated fair value, such that there is no carryover of the seller’s allowance for loan losses. Such acquired loans are accounted for individually, with the exception of a small number of loans that are aggregated into pools based upon common risk characteristics and accounted for on a pooled basis. BANKshares estimates the amount and timing of expected cash flows for each loan or loan pool, and the expected cash flows in excess of the loan or pool’s allocated fair value are recorded as interest income over the remaining life of the loan (accretable yield). The excess of the loan or pool’s contractual principal and interest over expected cash flows is not recorded (nonaccretable difference). Over the life of each loan or loan pool, the expected cash flows continue to be estimated. If the present value of expected cash flows is less than the carrying amount, a loss is recorded through a provision for loan losses. If the present value of expected cash flows is greater than the carrying amount, it is recognized as part of future interest income. The only purchased of impaired loans occurred as a result of the January 1, 2012 acquisition of East Coast Community bank, at which time the basis in those loans was recorded at $4,211. Subsequent payoffs, foreclosures and liquidations have reduced the aggregate carrying value of such loans to $352 or less than 0.1% of gross loans outstanding at March 31, 2014.

Comparison of Results of Operations for the three month periods ending March 31, 2014 and 2013, and the years ended December 31, 2013 and 2012

Net Income

BANKshares’ net income for the three months ended March 31, 2014 and 2013 was $664 and $364, respectively. Net income for the year ended December 31, 2013 was $3,019, compared to $1,126 for the year ended December 31, 2012. The primary reason for the increase in net income between first quarter periods was improved net interest income, driven by an increase in loan volume, and a lower provision for loan loss expense. The primary reason for the increase in net income between the 2013 and 2012 years was reduced noninterest expenses, driven by the absence of FHLB prepayment penalties in 2013, lower loan and foreclosed real estate related expense, and a lower provision for loan loss expense.

Net Interest Income/Margin

Comparison of net interest income for the three months ended March 31, 2014 and 2013

Net interest income on a tax equivalent basis consists of interest income generated by earning assets, less interest expense. Tax equivalency is a non-GAAP measure and is used in the industry to improve comparability as to the relative value of sources of income which are not taxed versus those that are taxed. Sources of income which are not taxed have been grossed up by the approximately the amount of the tax (35% is used here) that would have been paid had they been taxable to improve that comparability.

Net interest income increased $439, or 8.6%, to $5,541 for the quarter ended March 31, 2014, compared to $5,102 for the same period in 2013. The increase was due to a $384 increase in interest income and a $55 decrease in interest expense. The resulting NIM (net interest income divided by earning assets) rose from 3.85% to 4.27%.

Interest-earning assets averaged $525,688 for the quarter ended March 31, 2014, compared to $537,299 for the quarter ended March 31, 2013, an $11,611, or 2.2%, decrease. The yield on average interest-earning assets increased 39 basis points (“bps”) to 4.58% for the quarter ended March 31, 2014, compared to 4.19% for the quarter ended March 31, 2013. The primary reason for the increase in yield was a shift in asset composition away from lower yielding asset classes such as taxable securities and Federal Funds sold into higher yielding asset classes, nontaxable securities and, in particular, loans. Market rates for loans were generally lower than the portfolio average in both 2012 and 2013, contributing to a decline in overall portfolio yield that continued into the first quarter of 2014, but despite this, they were still well above yields on alternative investments, and by

March 31, 2014 terms being offered on new loans were generally no longer materially below the portfolio average. The shift to nontaxable securities, generally from taxable to nontaxable municipals of comparable duration, reflected managements increased confidence in early 2013 that net operating losses from prior periods could be fully utilized in future periods. The $11,611 decline in average interest-earning assets was more than offset by the 39 basis points increase in yield on average interest-earning assets, resulting in the $384 increase in interest income between the two quarterly periods.

Average Balances, Interest Income and Expenses, Yields and Rates(1)

	Quarter Ended March 31, 2014			Quarter Ended March 31, 2013
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
Earning assets
Securities
Taxable	$125,492	$632	2.04%	$155,484	$497	1.30%
Nontaxable	21,708	222	4.15	6,675	71	4.31

	147,200	854	2.35	162,159	568	1.42
Federal funds sold and other investments	9,995	6	0.24	31,707	16	0.20
Loans, net(2)	368,493	5,078	5.59	343,433	4,970	5.87

Total earning assets	$525,688	$5,938	4.58%	$537,299	$5,554	4.19%
Allowance for loan losses	(5,981)			(6,080)
Cash and due from banks	22,296			9,642
Bank premises and equipment	22,672			23,441
Other assets	92,968			100,719

	$657,643			$665,021

Interest bearing liabilities
NOW	$63,689	$10	0.06%	$61,817	$10	0.07%
Savings deposits	47,812	23	0.20	46,641	25	0.22
Money market accounts	100,818	50	0.20	107,851	54	0.20
Time deposits	94,530	206	0.88	106,355	244	0.93
Federal funds purchased and other short term borrowings	20,737	10	0.20	18,881	9	0.19
Other borrowings	14,434	98	2.75	14,434	110	3.09

Total interest bearing liabiliities	$342,020	$397	0.47%	355,979	$452	0.51%
Demand deposits	183,674			175,943
Other liabilities	1,623			4,169
	527,317			536,091
Shareholders’ equity	130,326			128,930

	$657,643			$665,021

Interest expense as % of earning assets			0.31%			0.34%
Net interest income/yield on earning assets		$5,541	4.27%		$5,102	3.85%

(1)	The tax equivalent adjustment is based on a 35% tax rate.
(2)	Nonperforming loans are included in average loan balances. Fees on loans are included in interest on loans.

The table below details the components of the changes in net interest income on a tax equivalent basis, comparing the first quarter of 2014 to the same period in 2013. For each major category of interest-earning assets and interest-bearing liabilities, information is provided with respect to changes due to average volume and changes due to rates, with the changes in both volumes and rates allocated to these two categories based on the proportionate absolute changes in each category.

Analysis of Changes in Interest Income and Expense

Rate/Volume Analysis (on a Tax Equivalent Basis)

	March 31, 2014 vs March 31, 2013 Due to Change in:
	Volume	Rate	Total
	Amount of increase (decrease)
Earning assets
Securities
Taxable	$(501)	$636	$135
Nontaxable	635	(484)	151

	134	152	286
Federal funds sold and other investments	(49)	39	(10)
Loans, net	1,436	(1,328)	108

Total earning assets	1,521	(1,137)	384
Interest bearing liabilities
NOW	$1	$(1)	$—
Savings deposits	2	(4)	(2)
Money market accounts	(14)	10	(4)
Time deposits	(107)	69	(38)

	(118)	74	(44)
Federal funds purchased and other short term borrowings	4	(3)	1
Other borrowings	—	(12)	(12)

Total interest bearing liabilities	$(114)	$59	$(55)

Net interest income	$1,635	$(1,196)	$439

Changes attributable to rate/volume are allocated to rate and volume on an equal basis.

Comparison of net interest income for the years ended December 31, 2013 and 2012

Net interest income on a tax equivalent basis decreased $780, or 3.5%, to $21,317 for 2013, compared to $22,097 for 2012. The decrease was due to a $2,363 decrease in interest income, partially offset by a $1,583 decrease in interest expense.

Interest-earning assets averaged $529,160 for 2013, compared to $574,846 for 2012, a $45,686, or 7.9%, decrease. The reduction was a strategy of utilizing excess liquidity which had accumulated up to and including 2012 to pay down, in late 2012, costly FHLB advances and to allow time deposits to run off gradually over 2012, 2013 and continuing into 2014. The yield on average interest-earning assets decreased 7 basis points (bps) to 4.35% for 2013, compared to 4.42% for 2012. The $45,686 decline in average interest-earning assets, combined with the 7 bps decrease in yield on average interest-earning assets resulted in the $2,363 decrease in interest income between the two years.

Interest-bearing liabilities averaged $353,660 for 2013, compared to $402,272 in average interest-bearing liabilities for 2012, a $48,612, or 12.1%, decrease. The cost of average interest-bearing liabilities decreased 33 bps to 0.49% for 2013, compared to 0.82% for 2012. The $48,612 decrease in average interest-bearing liabilities, combined with the 33 basis point decrease in the cost of average interest-bearing liabilities led to the $1,583 decrease in interest expense between the years ended December 31, 2013 and 2012.

Average Balances, Interest Income and Expenses, Yields and Rates(1)

	2013			2012
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
Earning assets
Securities
Taxable	$138,152	$1,861	1.35%	$146,481	$2,456	1.68%
Nontaxable	18,063	738	4.09	17,789	845	4.75

	156,215	2,599	1.66	164,270	3,301	2.01
Federal funds sold and other investments	19,747	54	0.27	71,975	188	0.26
Loans, net(2)	353,198	20,386	5.77	338,601	21,913	6.47

Total earning assets	$529,160	$23,039	4.35%	574,846	$25,402	4.42%
Allowance for loan losses	(6,045)			(7,003)
Cash and due from banks	22,939			16,494
Bank premises and equipment	23,126			23,911
Other assets	99,267			95,792

	$668,447			$704,040

Interest bearing liabilities
NOW	$64,162	$41	0.06%	$60,156	$46	0.08%
Savings deposits	47,641	100	0.21	46,372	115	0.25
Money market accounts	106,630	217	0.20	104,897	268	0.26
Time deposits	100,579	908	0.90	124,527	1,520	1.22
Federal funds purchased and other short term borrowings	20,214	41	0.20	21,677	45	0.21
Other borrowings	14,434	415	2.88	44,643	1,311	2.94

Total interest bearing liabilities	$353,660	$1,722	0.49%	$402,272	$3,305	0.82%
Demand deposits	181,157			167,219
Other liabilities	4,801			6,026
	539,618			575,517
Shareholders’ equity	128,829			128,523

	$668,447			$704,040

Interest expense as % of earning assets			0.33%			0.57%
Net interest income/yield on earning assets		$21,317	4.03%		$22,097	3.84%

(1)	The tax equivalent adjustment is based on a 35% tax rate.
(2)	Nonperforming loans are included in average loan balances. Fees on loans are included in interest on loans.

The table below details the components of the changes in net interest income on a tax equivalent basis for the years ended December 31, 2013 and 2012. For each major category of interest-earning assets and interest-bearing liabilities, information is provided with respect to changes due to average volume and changes due to rates, with the changes in both volumes and rates allocated to these two categories based on the proportionate absolute changes in each category.

Rate/Volume Analysis (on a Tax Equivalent Basis)

	2013 vs 2012 Due to Change in:
	Volume	Rate	Total
	Amount of increase (decrease)
Earning assets
Securities
Taxable	$(126)	$(469)	$(595)
Nontaxable	12	(119)	(107)

	(114)	(588)	(702)
Federal funds sold and other investments	(140)	6	(134)
Loans, net	894	(2,421)	(1,527)

Total earning assets	$640	$(3,003)	$(2,363)
Interest bearing liabilities
NOW	$3	$(8)	$(5)
Savings deposits	3	(18)	(15)
Money market accounts	4	(55)	(51)
Time deposits	(255)	(357)	(612)

	(245)	(438)	(683)
Federal funds purchased and other short term borrowings	(3)	(1)	(4)
Other borrowings	(877)	(19)	(896)

Total interest bearing liabilities	$(1,125)	$(458)	$(1,583)

Net interest income	$1,765	$(2,545)	$(780)

Changes	attributable to rate/volume are allocated to rate and volume on an equal basis.

Provision for Loan Losses

The provision for loan losses was $133 for the quarter ended March 31, 2014, compared to an expense of $334 for the quarter ended March 31, 2013. The provision decrease in the first quarter of 2014 resulted from an improvement in the performance of loans, with net charge offs falling from $726 in the first quarter of 2013 to $565 in the first quarter of 2014, and non-accrual loans falling from $10,893 to $5,042, a 53.7% decline, during the same time periods. The provision for loan losses for the years ended December 31, 2013 and 2012 was $1,435 and $1,771, respectively. The provision decrease in 2013 resulted from a decline in net charge offs from $2,269 to $1,262 and a decline in non-accrual loans from $12,391 to $4,751. BANKshares’ policy is to maintain the allowance for loan losses at a level sufficient to absorb probable incurred losses inherent in the loan portfolio. The allowance is increased by the provision for loan losses, which is a charge to earnings, and is decreased by charge-offs, net of recoveries on prior loan charge-offs. Therefore, the provision for loan losses (Statement of Earnings effect) is a residual of our determination of allowance for loan losses (Balance Sheet approach). In determining the adequacy of the allowance for loan losses, we consider our historical loan loss experience, the general economic environment, the overall portfolio composition, and other information. As these factors change, the level of loan loss provision changes.

Noninterest Income

Noninterest income for the quarters ended March 31, 2014 and March 31, 2013 was $701 and $838, respectively. The fluctuations between periods were the result of the components listed in the following table:

Noninterest Income

Three month period ending March 31	2014	2013	$ Increase (Decrease)	% Increase (Decrease)
Service charges and fees on deposit accounts	$311	$364	$(53)	(14.6)%
Broker fees	6	62	(56)	(90.3)
Earnings on bank-owned life insurance	52	55	(3)	(5.5)
Gain on loan sales	—	5	(5)	(100.0)
Other	323	303	20	7.0

Subtotal	692	789	(97)	(12.2)
Gain (loss) on sale of securities available for sale	9	49	(40)	(81.6)

Total noninterest income	$701	$838	$(137)	(16.2)%

As shown the table above, the primary reason for the $137 decrease in noninterest income from the quarter ended March 31, 2013 to the quarter ended March 31, 2014 was the effect of a $53 reduction in service charges on deposit accounts and a $56 reduction in gains on sales of residential loans (Broker fees) as well as a $40 decline in gains realized on the sale of securities.

Noninterest income for 2013 and 2012 was $4,415 and $5,085, respectively. The fluctuations between periods were the result of the components listed in the following table:

Noninterest Income

Year ending December 31	2013	2012	$ Increase (Decrease)	% Increase (Decrease)
Service charges and fees on deposit accounts	$1,380	$1,427	$(47)	(3.3)%
Broker fees	191	190	1	0.5
Earnings on bank-owned life insurance	216	225	(9)	(4.0)
Gain on loan sales	16	21	(5)	(23.8)
Other	1,275	1,205	70	5.8

Subtotal	3,078	3,068	10	0.3
Contingent note recovery	1,286	—	1,286	n/m
Gain (loss) on sale of securities available for sale	51	2,017	(1,966)	(97.5)

Total noninterest income	$4,415	$5,085	$(670)	(13.2)%

n/m — not meaningful

As shown the table above, the primary reason for the $670 decrease in noninterest income from 2012 to 2013 was due to a $1,966 reduction in gains on sales of securities available for sale, partially offset by the $1,286 amount recognized on the contingent note recovery. Fees on deposit accounts also declined $47, primarily as a result of the bank’s efforts to better educate consumers about appropriate use of the bank’s overdraft program and to offer consumers lower cost alternatives. This trend continued into the first quarter of 2014 and is not expected to reverse.

Noninterest Expense

Noninterest expense for quarters ended March 31, 2014 and March 31, 2013 was $5,052 and $5,054, respectively. The fluctuations between the quarterly periods were the result of the components listed in the following table:

Noninterest Expense

			$ Increase (Decrease)	% Increase (Decrease)
Three month period ending March 31	2014	2013
Salaries and employee benefits	$2,526	$2,337	$189	8.1%
Occupancy	488	480	8	1.7
Equipment	288	280	8	2.9
Core deposit intangible amortization	430	549	(119)	(21.7)
Foreclosed real estate, net	101	267	(166)	(62.2)
Other general and administrative	1,219	1,141	78	6.7

Total noninterest expense	$5,052	$5,054	$(2)	(0.1)%

As shown in the table above, although there was little change in the total of this category, there were some meaningful changes in some components of the group. The amount of the Core Deposit Intangible decreased by $119 between the 2013 and 2014 quarterly periods, and net expense attributable to foreclosed real estate also declined by $166, as the balance of Other Real Estate Owned declined from $6,383 to $5,522 between March 31, 2013 and March 31, 2014. These decreased expense levels were offset by a $189 increase in Salaries and Benefits, which was driven by an increase in volume related salaries and commissions in the factoring subsidiary, a reduction of salary expense capitalized in accordance with ASC 310-20, and an increase of $23 in the cost of employee group insurance. An increase of $78 in other general and administrative expense was also recorded, which was primarily consulting and legal expenses related to the Seacoast transaction. Small increases in occupancy and equipment expenses combined with those larger items and the result was a net decrease of $2 between the two first quarter periods.

Noninterest expense for the years 2013 and 2012 was $20,358 and $23,614, respectively. The fluctuations between periods were the result of the components listed in the following table:

Non-Interest Expense

			$ Increase (Decrease)	% Increase (Decrease)
Year ending December 31	2013	2012
Salaries and employee benefits	$9,786	$10,044	$(258)	(2.6)%
Occupancy	2,029	2,061	(32)	(1.6)
Equipment	1,156	1,177	(21)	(1.8)
Core deposit intangible amortization	1,972	2,475	(503)	(20.3)
Foreclosed real estate, net	772	844	(72)	(8.5)
FHLB prepayment penalties	—	1,187	(1,187)	(100.0)
Other general and administrative	4,643	5,826	(1,183)	(20.3)

Total noninterest expense	$20,358	$23,614	$(3,256)	(13.8)%

As shown in the table above, one of the primary reasons for the $3,256 decrease in noninterest expense year over year was a $1,187 reduction in FHLB prepayment penalties, which went from $1,187 in 2012 to $0 in 2013 as all remaining advances were prepaid in late 2012 to reduce interest expense in subsequent time periods. A second significant factor was the reduction of $503 in the amount of Core Deposit Intangible amortization, and a third factor was a decline of $1,183, or 20.3%, in the amount of other general and administrative costs. The more significant component changes in other general and administrative costs were declines of $392 in legal expenses, $204 in other loan expense (both or which relate to loan collection efforts and benefited from improved asset quality), and $142 and $131 reductions in other outside services and advertising and marketing expenses, respectively.

Income Tax Provision

Income tax expense of $315 was recognized in the quarter ended March 31, 2014 as compared to expense of $163 in the comparable period in 2013. The effective tax rate was 32.2% in the quarter ended March 31, 2014 as compared to 30.9% in the March 31, 2013 quarter as the tax exempt portion of earnings was proportionately less, but only slightly so, in 2014.

The income tax expense recorded for the year ended December 31, 2013 was $662 as compared to the $375 recorded for the year ended December 31, 2012. The effective tax rate was 18.0% for the year ended December 31, 2013 as compared to 25.0% for the year ended December 31, 2012. The primary reason for the reduction in effective income tax rate in 2013 was the revision in 2013 of an accounting estimate recorded in connection with the January 2012 acquisition of East Coast Community Bank. The revision was accounted for prospectively and resulted in a $541 reduction in 2013 income tax expense.

See Note 13 to our Consolidated Financial Statements, included in this joint proxy statement/prospectus for additional discussion and analysis.

Comparison of Balance Sheets at December 31, 2013 and 2012

Overview

Our total assets decreased $8,746, or 1.3%, from December 31, 2012 to December 31, 2013. The primary driver of this decrease was a decrease in investment securities available for sale of $23,367 and a decrease in cash and cash equivalents of $8,911, which was partially offset by an increase in net loans of $26,297.

Investment Securities

We classify our securities as available for sale and held to maturity. Unrealized holding gains and losses on available-for-sale securities are included as a separate component of shareholders’ equity, net of the effect of deferred income taxes.

Our available-for-sale securities portfolio totaled $150,892 and $174,259 at December 31, 2013 and 2012, respectively, or 23.0% and 26.2%, respectively, of total assets. The following table summarizes the amortized cost and fair value of available-for-sale securities, along with the corresponding amounts of gross unrealized gains and losses at March 31, 2014, December 31, 2013 and 2012.

Securities

	March 31, 2014
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Mortgage-backed securities	$85,867	$676	$(686)	$85,857
Municipal securities	31,062	695	(1,240)	30,517
SBA pool securities	25,626	388	(1)	26,013
Asset-backed securities	3,925	—	(113)	3,812

	$146,480	$1,759	$(2,040)	$146,199

	December 31, 2013
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Mortgage-backed securities	$88,517	$688	$(1,009)	$88,196
Municipal securities	33,359	525	(2,029)	31,855
SBA pool securities	26,554	476	—	27,030
Asset-backed securities	3,949	—	(138)	3,811

	$152,379	$1,689	$(3,176)	$150,892

	December 31, 2012
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Mortgage-backed securities	$115,999	$1,005	$(690)	$116,314
Municipal securities	25,373	1,330	(117)	26,586
SBA pool securities	30,738	621	—	31,359

	$172,110	$2,956	$(807)	$174,259

We use our security portfolio primarily as a source of liquidity, as a tool to manage our balance sheet sensitivity and regulatory capital ratios, and as a base from which to pledge assets for repurchase agreements and public deposits. When our liquidity position exceeds current needs and our expected loan demand, other investments are considered as a secondary earnings alternative. As investments mature, they are used to meet current cash needs or they are reinvested to maintain our desired liquidity position. We have designated all of our securities as available for sale to provide flexibility, in case an immediate need for liquidity arises and believe that the composition of the portfolio offers needed flexibility in managing our liquidity position and interest rate sensitivity, without adversely impacting our regulatory capital levels. The available-for-sale portfolio is carried at fair value and had a net unrealized loss of $1,487 at December 31, 2013, compared to an unrealized net gain of $2,149 at December 31, 2012.

We invest primarily in direct obligations of the United States, obligations guaranteed as to the principal and interest by the United States, mortgage backed securities (“MBSs”), municipal securities and obligations of government sponsored entities and agencies of the United States (including collateralized mortgage obligations (“ CMOs”). All of our MBSs are residential FNMA, FHLMC, and GNMA MBSs, except for two private label securities comprising less than 1% of available for sale securities. The Federal Home Loan Bank also requires us to maintain an equity investment in them, which is shown separately in our consolidated balance sheet.

The following table details the gross unrealized losses and related fair values in the Company’s available-for-sale investment securities portfolio at March 31, 2014, and at December 31, 2013 and 2012. This information is aggregated by the length of time that individual securities have been in a continuous loss position.

Securities	March 31, 2014
	Less Than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Mortgage-backed securities	$25,309	$(277)	$16,070	$(409)	$41,379	$(686)
Municipal securities	19,777	(1,157)	1,137	(83)	20,914	(1,240)
SBA pool securities	2,062	(1)	—	—	2,062	(1)
Asset-backed securities	3,812	(113)	—	—	3,812	(113)

Total	$50,960	$(1,548)	$17,207	$(492)	$68,167	$(2,040)

	December 31, 2013
	Less Than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Mortgage-backed securities	$27,442	$(385)	$18,038	$(624)	$45,480	$(1,009)
Municipal securities	21,303	(1,915)	1,112	(114)	22,415	(2,029)
Asset-backed securities	3,811	(138)	—	—	3,811	(138)

Total	$52,556	$(2,438)	$19,150	$(738)	$71,706	$(3,176)

	December 31, 2012
	Less Than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Mortgage-backed securities	$47,932	$(497)	$11,671	$(193)	$59,603	$(690)
Municipal securities	8,629	(117)	—	—	8,629	(117)

Total	$56,561	$(614)	$11,671	$(193)	$68,232	$(807)

Unrealized losses on securities have not been recognized in income because the issuers bonds are of high quality, and because management does not intend to sell these investments and more likely than not will not be required to sell these investments before their anticipated maturity. The declines in market value are considered by management to be a function of market interest rates and not an indication of a decline in credit quality, therefore fair value is expected to recover as the securities approach maturity.

The aggregate amortized cost and fair value of available-for-sale investment securities by remaining contractual maturity are shown below. Actual expected maturities differ from contractual maturities because issuers may have the right to call or prepay obligations. Mortgage-backed securities do not have a single maturity date, and are therefore shown separately.

Maturity Distribution of Securities Available For Sale

	March 31, 2014
	1 Year Or Less	1-5 Years	5-10 Years	After 10 Years	Total
Amortized cost
Mortgage-backed securities	$—	$3,645	$17,310	$64,912	$85,867
Municipal securities	—	1,036	9,287	20,739	31,062
SBA pool securities	—	—	11,893	13,733	25,626
Asset-backed securities	—	—	3,925	—	3,925

Total	$—	$4,681	$42,415	$99,384	$146,480

Fair value
Mortgage-backed securities	$—	$3,768	$17,395	$64,695	$85,858
Municipal securities	—	1,105	9,422	19,989	30,516
SBA pool securities	—	—	12,015	13,998	26,013
Asset-backed securities	—	—	3,812	—	3,812

Total	$—	$4,873	$42,644	$98,682	$146,199

	December 31, 2013
	1 Year Or Less	1-5 Years	5-10 Years	After 10 Years	Total
Amortized cost
Mortgage-backed securities	$—	$3,931	$12,628	$71,958	$88,517
Municipal securities	—	1,038	9,321	23,000	33,359
SBA pool securities	—	—	12,369	14,185	26,554
Asset-backed securities	—	—	3,949	—	3,949

Total	$—	$4,969	$38,267	$109,143	$152,379

Fair value
Mortgage-backed securities	$—	$4,078	$12,712	$71,406	$88,196
Municipal securities	—	1,099	9,258	21,498	31,855
SBA pool securities	—	—	12,499	14,531	27,030
Asset-backed securities	—	—	3,811	—	3,811

Total	$—	$5,177	$38,280	$107,435	$150,892

	December 31, 2012
	1 Year Or Less	1-5 Years	5-10 Years	After 10 Years	Total
Amortized cost
Mortgage-backed securities	$1	$2,747	$11,036	$102,215	$115,999
Municipal securities	—	2,028	17,714	5,631	25,373
SBA pool securities	—	—	8,749	21,989	30,738

Total	$1	$4,775	$37,499	$129,835	$172,110

Fair value
Mortgage-backed securities	$1	$2,950	$11,192	$102,171	$116,314
Municipal securities	—	2,180	18,234	6,172	26,586
SBA pool securities	—	—	8,835	22,524	31,359

Total	$1	$5,130	$38,261	$130,867	$174,259

Loans

Lending income is the most important component of our net interest income and is a major contributor to profitability. The loan portfolio is the largest component of earning assets, and it therefore generates the largest portion of revenue. The absolute volume of loans and the volume of loans as a percentage of earnings assets is an important determinant of net interest margin, as loans are expected to produce higher yields than securities and other earning assets.

Average loans (net of fees and discounts but not net of the allowance for loan losses) during the quarter ended March 31, 2014 were $368,493, or 70.1% of average earning assets, as compared to $343,433, or 63.9% of average earning assets for the quarter ended March 31, 2013. Total loans (including residential mortgage loans held for sale) at March 31, 2014 and March 31, 2013 were $371,904 and $345,330, respectively, an increase over the 12 month period of $26,574, or 7.7%. At March 31, 2014 and March 31, 2013, we had a loan-to-total asset ratio of 55.2% and 51.4% and a loan-to-deposit ratio of 73.5% and 68.2%, respectively. Average loans (net of fees and discounts but not net of the allowance for loan losses) during 2013 were $353,198, or 66.7% of average earning assets, as compared to $338,601, or 58.9% of average earning assets for 2012. Total loans (including residential mortgage loans held for sale) at December 31, 2013 and 2012 were $366,875 and $340,478, respectively, an increase of $26,397, or 7.8%. At December 31, 2013 and 2012, we had a loan-to-total asset ratio of 55.9% and 51.2% and a loan-to-deposit ratio of 74.8% and 68.2%, respectively.

Of our total loans at March 31, 2014, approximately 83.9% were collateralized by real estate, 15.1% were commercial and industrial loans, and the remaining 1.0% was consumer loans. The loans collateralized by real estate are further delineated as follows:

Residential real estate loans: These are predominantly single family home loans originated within our local market areas by employee loan officers. This category includes multifamily and residential construction loans. We do not use loan brokers to originate loans for our own portfolio, nor do we acquire loans outside of our geographical markets. The size of this portfolio is $38,040 representing approximately 10.3% of our total loans.

Commercial real estate loans (“CRE”): This is the largest category of our loan portfolio representing $255,584 of outstanding loans, or 68.9% of our total loans. This category, which includes commercial construction lending, constitutes our primary business. We have no construction or development loans with national builders. We do business with local builders and developers that have typically been long-time customers. There is no significant concentration by type of property in this category but there is a geographical concentration because the majority of loan collateral is located in Florida. The borrowers are a mix of small business owner borrowers, professionals, doctors, lawyers, investors, and local real estate developers. Approximately 67.9% of the non-construction CRE loans are owner occupied.

Consumer loans: The real estate secured portion of this category consists of home equity loans and home equity lines of credit and represents approximately 4.7% ($17,493) of our total loan portfolio.

Loan concentrations are considered to exist where there are amounts loaned to multiple borrowers engaged in similar activities, which collectively could be similarly impacted by economic or other conditions and when the total of such amounts would exceed 25% of total capital. Due to the lack of diversified industry and the relative proximity of the markets we serve, we have concentrations in geographic regions, as well as in type of loans funded.

The table below provides a summary of the loan portfolio composition (not including residential mortgage loans held for sale) at the periods indicated below.

Loans Outstanding

	March 31	December 31
	2014	2013	2012
Commercial real estate:
Construction	$30,056	$26,169	$22,788
Nonfarm nonresidential	225,528	224,227	211,041

	255,584	250,396	233,829
Residential Real Estate:
1-4 Family, Adjustable	34,862	35,890	28,228
Multifamily, Adjustable	1,893	1,758	3,788
Construction	1,285	1,448	5

	38,040	39,096	32,021
Commercial and Industrial:
Secured	54,539	52,703	49,292
Unsecured	1,340	1,348	933

	55,879	54,051	50,225
Consumer:
Home equity mortgages	4,495	4,561	5,065
Home equity lines	12,998	13,810	14,939
Installment and other	3,845	3,905	3,498

	21,338	22,276	23,502

Total Loans	370,841	365,819	339,577
Deferred loan costs, net	940	987	759

Net Loans	$371,781	$366,806	$340,336

The following table describes the contractual maturities of our loan portfolio (not including residential mortgage loans held for sale) at March 31, 2014.

Loan Maturity Distribution

	March 31, 2014
	Commercial Real Estate	Residential Real Estate	Commercial & Financial	Consumer	Total
In one year or less	$52,841	$6,947	$31,016	$11,796	$102,600
After one year but within five years:
Interest rates are floating or adjustable	28,931	8,858	1,793	228	39,810
Interest rates are fixed	85,094	7,724	18,446	6,030	117,294
In five years or more:
Interest rates are floating or adjustable	3,271	779	—	35	4,085
Interest rates are fixed	86,035	13,737	4,897	3,323	107,992

TOTAL	$256,172	$38,045	$56,152	$21,412	$371,781

Credit Quality and Allowance for Loan Losses

We maintain an allowance for loan losses that we believe is adequate to absorb probable incurred losses inherent in our loan portfolio. The allowance is increased by the provision for loan losses, which is a charge to current period earnings and decreased by loan charge-offs net of recoveries of prior period loan charge-offs. Loans are charged against the allowance when we believe collection of the principal is unlikely.

The allowance consists of two components. The first component consists of amounts reserved for impaired loans, as defined by ASC 310. Impaired loans are those loans that management has estimated will not repay as agreed pursuant to the loan contract. Each of these loans is required to have a written analysis supporting the amount of specific reserve allocated to the particular loan, if any. A loan may be impaired (i.e. not expected to repay as agreed), but it may be sufficiently collateralized such that we expect to recover all principle and interest eventually, and therefore no specific reserve is warranted.

The second component is a general reserve on all of our loans other than those identified as impaired and is based on historical loss experience adjusted for current factors. The historical loss experience is determined by portfolio segment and is based on the actual loss history experienced over the most recent eight quarters. This actual loss experience is supplemented with other economic factors based on the risks present for each portfolio segment. The following portfolio segments have been identified:

•	Commercial real estate;

•	Residential real estate (primary and secondary mortgages);

•	Commercial (not collateralized by real estate); and

•	Consumer and other.

The historical loss factors for each portfolio segment is adjusted for current internal and external environmental factors, as well as for certain loan grading factors. The environmental factors that we consider are listed below.

•	We consider changes in the levels of and trends in past due loans, non-accrual loans and impaired loans, and the volume and severity of adversely classified or graded loans. We also consider levels of and trends in charge-offs and recoveries.

•	We consider changes in the nature and volume of the portfolio, in the terms of loans and changes in lending policies, procedures and practices, including changes in underwriting standards and collection, charge-off, and recovery practices not considered elsewhere in estimating credit losses. We also consider changes in the quality of our loan review system.

•	We consider changes in the experience, ability, and depth of our lending management and other relevant staff and the existence and effect of any concentrations of credit, and changes in the level of such concentrations.

•	We consider changes in national, regional, and local economic and business conditions and developments that affect the collectability of the portfolio, including the condition of various market segments (national and local economic trends and conditions).

The aggregate of these two components results in our total allowance for loan losses.

In the table below, we have shown the components of our allowance for loan losses at March 31, 2014 and at December 31, 2013 and 2012.

ALLL Components

	March 31,			December 31,
	2014			2013			2012
	Recorded Investment	ALLL Balance	%	Recorded Investment	ALLL Balance	%	Recorded Investment	ALLL Balance	%
Nonimpaired loans	$362,483	$4,717	1.30%	$357,174	$4,928	1.38%	$323,428	$4,780	1.48%
Impaired loans	9,298	987	10.62%	9,632	1,208	12.54%	16,908	1,183	7.00%

Total Loans(1)	$371,781	$5,704	1.53%	$366,806	$6,136	1.67%	$340,336	$5,963	1.75%

(1)	Does not include residential mortgages held for sale.

The general loan loss allowance for nonimpaired loans decreased by $211, or 8 bps, to 1.30% of the nonimpaired loan balance outstanding at March 31, 2014, compared to 1.38% at December 31, 2013. The net decrease resulted from changes in historical charge off rates, changes in current environmental factors, and changes in the loan portfolio mix. The loan loss allowance for impaired loans decreased by $221, or 192 bps, to 10.62% of the impaired loan balance outstanding at March 31, 2014, compared to 12.54% at December 31, 2013. The net decrease resulted from resolution of specific impaired loans and release of the related specific reserves.

The general loan loss allowance for nonimpaired loans increased by $148, but decreased 10 bps to 1.38% of the nonimpaired loan balance outstanding at December 31, 2013, compared to 1.48% at December 31, 2012. The dollar increase was driven by increased loan volume, while the percentage decrease also resulted from a more than proportionate increase in portfolio size and was supported by favorable changes in historical charge off rates, changes in current environmental factors, and changes in the loan portfolio mix.

We believe our allowance for loan losses was adequate at March 31, 2014. However, we recognize many factors can adversely impact various segments of our market and customers, and therefore there is no assurance as to the amount of losses or probable losses which may develop in the future.

The table below sets forth the activity in the total allowance for loan losses for the periods presented.

Summary of Loan Loss Experience

	March 31,	Year Ended December 31,
	2014	2013	2012
Beginning balance	$6,136	$5,963	$6,461
Provision for loan losses	133	1,435	1,771
Charge offs:
Commercial real estate	481	1,158	1,438
Residential real estate	135	503	195
Commercial and financial	1	345	622
Consumer	9	54	197

TOTAL CHARGE OFFS	626	2,060	2,452
Recoveries:
Commercial real estate	20	396	59
Residential real estate	16	70	35
Commercial and financial	8	279	56
Consumer	17	53	33

TOTAL RECOVERIES	61	798	183

Net loan charge offs	565	1,262	2,269

ENDING BALANCE	$5,704	$6,136	$5,963

Loans outstanding at end of period*	$371,781	$366,806	$340,336
Ratio of allowance for loan losses to loans outstanding at end of period	1.5%	1.7%	1.8%
Daily average loans outstanding*	$368,493	$353,198	$338,601
Ratio of net charge offs to average loans outstanding	0.2%	0.4%	0.7%

*	Net of unearned income. Excludes residential mortgage loans held for sale.

Nonperforming loans consist of nonaccrual loans and loans past due 90 days or more and still accruing interest. Nonperforming assets consist of nonperforming loans plus (a) foreclosed real estate (i.e. real estate acquired through foreclosure or deed in lieu of foreclosure); (b) other repossessed assets that are not covered by real estate. We generally place loans on nonaccrual status when they are past due 90 days, or when management believes the borrower’s financial condition, after giving consideration to economic conditions and collection efforts, is such that collection of principal and interest per the contractual terms is in doubt. When we place a loan on nonaccrual, interest accruals cease and uncollected interest is reversed and charged against current income. Subsequent collections reduce the principal balance of the loan until the loan is returned to accrual status or interest is recognized only to the extent received in cash.

The largest component of nonperforming loans is nonaccrual loans, which as of March 31, 2014, totaled $5,042. Nonaccrual loans were $4,751 and $12,391 at December 31, 2013 and 2012, respectively. The other component of nonperforming loans are loans past due greater than 90 days and still accruing interest, however BANKshares had no loans that were past due greater than 90 days and still accruing interest during any of the periods shown. Loans which are past due greater than 90 days are placed on nonaccrual status unless they are both well secured and in the process of collection, which rarely occurs in practice.

The breakdown of non-performing assets is further delineated by loan category as follows:

Nonperforming Assets

	March 31,	December 31,
	2014	2013	2012
Nonaccrual loans
Commercial real estate:
Construction	$1,400	$1,654	$2,355
Nonfarm nonresidential	2,072	2,892	8,084
Residential real estate:
1-4 Family	1,200	121	687
Multi-family	—	—	485
Commercial:
Secured	272	25	617
Consumer:
Home Equity	98	59	163

Total	5,042	4,751	12,391
Other real estate owned	5,522	4,935	5,095

Total nonperforming assets	$10,564	$9,686	$17,486

Amount of loans outstanding at end of period	$371,781	$366,806	$340,336

Ratio of total nonperforming assets to loans outstanding and other real estate owned at end of period	2.80	2.61	5.06
Accruing loans past due 90 days or more	—	—	—
Loans restructured and in compliance with modified terms	4,785	4,878	3,771

We consider a loan to be impaired when full payment according to the terms of the loan agreement is not probable or when the terms of a loan are modified in a troubled debt restructuring. Once the loan has been identified as impaired, a written analysis is performed to determine if there is a potential for a loss. If it is probable a loss may occur, a specific allowance or a partial charge down for that particular loan is then recognized. The loan is then placed on nonaccrual status and included in nonperforming loans. If the analysis indicates a loss is not probable, then no specific allowance or partial charge down is recognized.

Loans that are monitored for impairment pursuant to ASC 310 generally include commercial, commercial real estate and construction, single family first mortgages and land development loans. Smaller homogeneous loans such as single family second mortgages and consumer loans are not generally subject to impairment monitoring pursuant to ASC 310, but are analyzed for potential losses based on historical loss factors, current environmental factors and to some extent loan grading.

Interest income recognized on impaired loans for 2012, 2013 and the first quarter of 2014 was $327, $236 and $76, respectively. The average recorded investment in impaired loans during 2012, 2013 and the first quarter of 2014 was $14,824, $12,766 and $9,085 respectively.

In this current real estate environment it has become more common to restructure or modify the terms of certain loans under certain conditions. In certain circumstances, it may be more beneficial to restructure the terms of a loan and work with the borrower for the benefit of both parties, instead of forcing the property into foreclosure and having to dispose of it in an unfavorable real estate market. The modification of the terms of such loans has included one or a combination of the following: a reduction of the stated interest rate of the loan; an extension of the maturity date at a stated rate of interest lower than the current market rate for new debt with similar risk; or a permanent reduction of the recorded investment in the loan. At March 31, 2014 we had $4,785 of troubled debt restructures (TDRs) that are performing pursuant to their modified terms and $1,178 that are not performing pursuant to their modified terms. TDRs are included in our impaired loans, whether they are performing or nonperforming.

The table below summarizes our impaired loans and TDRs at the periods indicated.

Troubled debt restructurings

	At March 31,	At December 31,
	2014	2013	2012
Performing TDRs	$4,785	$4,878	$3,771
Nonperforming TDRs	1,178	1,209	4,120

Total	$5,963	$6,087	$7,891

TDRs at March 31, 2014 quantified by loan type classified separately as accrual (performing loans) and nonaccrual (nonperforming loans) are presented in the table below.

	At March 31, 2014
	Performing	Nonperforming	Total
Commercial construction, land and land development	$856	$—	$856
Residential 1 — 4 family mortgages	621	39	660
Commercial nonfarm nonresidential mortgages	2,792	1,114	3,906
Commercial and Industrial loans	516	25	541

Total	$4,785	$1,178	$5,963

Our policy is to return nonaccrual TDR loans to accrual status when all the principal and interest amounts due, pursuant to its modified terms, are brought current and future payments are reasonably assured. Our policy also considers the payment history of the borrower in assessing the confidence that future payments are reasonably assured, which typically requires six months of prompt payments. Loans are modified to minimize loan losses when we believe the modification will improve the borrower’s financial condition and their ability to repay the loan. We typically do not forgive principal. We generally either reduce interest rates or decrease monthly payments for a temporary period of time and those reductions of cash flows are capitalized into the loan balance. We may also extend maturities, convert balloon loans to longer term amortizing loans, or vice versa, or change interest rates between variable and fixed rate. Each borrower and situation is unique and we try to accommodate the borrower and minimize BANKshares’ potential losses. There does not appear to be any significant difference in success rates with one type of concession versus another.

We are continually analyzing our loan portfolio in an effort to recognize and resolve our problem assets as quickly and efficiently as possible. While we believe we use the best information available at the time to make a determination with respect to the allowance for loan losses, we recognize that many factors can adversely impact various segments of our markets, and subsequent adjustments in the allowance may be necessary if future economic indications or other factors differ from the assumptions used in making the initial determination or if regulatory policies change. We continuously focus our attention on promptly identifying and providing for potential problem loans, as they arise.

As of March 31, 2014, loans that were past-due 30-89 days totaled $220. The table below summarizes our accruing loans past due greater than 30 days and less than 90 days for the periods presented.

	At March 31,	At December 31,
	2014	2013	2012
Past-due loans 30 — 89 days	$220	$3,224	$1,477
As a percentage of total loans	0.06%	0.88%	0.43%

Although the total allowance for loan losses is available to absorb losses from all loans, management allocates the allowance among loan portfolio categories for informational and regulatory reporting purposes. Regulatory examiners may require us to recognize additions to the allowance based upon the regulators’ judgments about the information available to them at the time of their examination, which may differ from our judgments about the allowance for loan losses.

While no portion of the allowance is in any way restricted to any individual loan or group of loans, and the entire allowance is available to absorb losses from any and all loans, the following table summarizes our allocation of allowance for loan losses by loan category and loans in each category as a percentage of total loans, for the periods presented.

Allocation of the Allowance for Loan Losses

Allowance for Loan Losses

	March 31,	December 31,
	2014	2013	2012
ALLOCATION BY LOAN TYPE
Commercial real estate loans	$3,777	$4,461	$2,901
Residential real estate loans	627	412	1,414
Commercial and financial loans	905	765	965
Consumer loans	395	498	683

TOTAL	$5,704	$6,136	$5,963

PERIOD END LOAN TYPES AS A PERCENT OF TOTAL LOANS
Commercial real estate loans	66.2%	72.7%	48.7%
Residential real estate loans	11.0	6.7	23.7
Commercial and financial loans	15.9	12.5	16.2
Consumer loans	6.9	8.1	11.4

TOTAL	100.0%	100.0%	100.0%

Foreclosed Real Estate

At March 31, 2014, total foreclosed real estate was $5,522 as compared to $4,935 and $5,095 at December 31, 2013 and 2012, respectively. Foreclosed real estate is further delineated in the following table.

Other Real Estate Owned

	At March 31,	At December 31,
	2014	2013	2012
Construction, land and land development	$605	$638	$1,961
Residential 1 — 4 family mortgages	399	585	68
Multifamily	313	313	—
Commercial nonfarm nonresidential mortgages	4,205	3,399	3,066

Total	$5,522	$4,935	$5,095

Bank Premises and Equipment

Bank premises and equipment was $22,559 at March 31, 2014, compared to $22,696 at December 31, 2013 and $23,549 at December 31, 2012. The gradual reduction in the amount of the investment in bank premises and equipment is attributable to normal ongoing depreciation. There have been no material acquisitions of fixed assets during either 2012 or 2013 or the first quarter of 2014 other than the $2,464 in bank premises and equipment which were a part of the January 2012 acquisition of East Coast Community Bank. Refer to Note 2 of the Notes to the Consolidated Financial Statements for further discussion of the assets acquired and liabilities assumed in that acquisition.

At March 31, 2014, we operated from 12 banking locations in five counties within Florida, primarily central and northeast Florida. We currently own all but one of the 12 banking locations. The Winter Park location is leased from a related party under a lease expiring in 2020. See Note 6 of the Notes to the Consolidated Financial Statements for further discussion of the terms of that lease.

Deposits

Total deposits increased $15,480, or 3.2%, to $506,231 at March 31, 2014, from $490,751 at December 31, 2013. Total deposits decreased $8,474, or 1.7%, to $490,751 at December 31, 2013, from $499,225 at December 31, 2012. Our strategy has been to attract and grow relationships in our core deposit accounts, which we define as non-time deposit accounts, and not aggressively seek deposits based on pricing. As a result, time deposits decreased by $15,961 during 2013 and as of December 31, 2013, represent 19.3% of our total deposits compared to 22.1% as of December 31, 2012. This trend continued into 2014 but moderated, with time deposits decreasing to $93,610 or 18.5% of total deposits. During the same time periods, our core deposits increased by $7,487 between December 31, 2012 and December 31, 2013, representing 80.7% of our total deposits at December 31, 2013, compared to 77.9% as of the prior year end. By March 31, 2014, core deposits represented 81.5% of total deposits.

The tables below summarize selected deposit information at and for the periods indicated.

Core and non-core deposits

	At March 31,	At December 31,
	2014	2013	2012
Non time deposits	$412,621	$396,232	$388,745
Time Deposits	93,610	94,519	110,480

Total deposits	$506,231	$490,751	$499,225

Average Deposit Balance by Type and Average Interest Rate

	For the Quarter Ended		For the Year
	March 31, 2014		2013		2012
	Average	Average	Average	Average	Average	Average
	Balance	Rate	Balance	Rate	Balance	Rate
Demand deposits	$183,674	0.00%	$181,157	0.00%	$167,219	0.00%
NOW	63,689	0.06	64,162	0.06	60,156	0.08
Savings deposits	47,812	0.20	47,641	0.21	46,372	0.25
Money market accounts	100,818	0.20	106,630	0.20	104,897	0.26
Time deposits	94,530	0.88	100,579	0.90	124,527	1.22

Total deposits	$490,523	0.24%	$500,169	0.25%	$503,171	0.39%

Maturity of Certificates of Deposit of $100,000 or More

	March 31		December 31
	2014	% of Total	2013	% of Total	2012	% of Total
Maturity Group:
Under 3 Months	$8,391	16.2%	$7,331	14.1%	$11,277	18.7%
3 to 6 Months	12,253	23.7	8,250	15.9	9,594	15.9
6 to 12 Months	9,403	18.1	15,942	30.6	14,201	23.6
Over 12 Months	21,730	42.0	20,478	39.4	25,195	41.8

TOTAL	$51,777	100.0%	$52,001	100.0%	$60,267	100.0%

Federal Home Loan Bank Advances

BANKshares had no advances outstanding from the Federal Home Loan Bank as of March 31, 2014, December 31, 2013 or December 31, 2012, having paid off during 2012 the $34,220 (net of unamortized costs) in advances that were outstanding as of December 31, 2011.

Subordinated Debentures and Trust Preferred Securities

BANKshares participated in a pooled offering of trust preferred securities on three separate occasions (December 19, 2002, March 17, 2004 and December 15, 2005). In doing so, BANKshares formed three wholly owned statutory trust subsidiaries for the purpose of issuing trust preferred securities. The trusts used the proceeds from the issuance of $5.2 million, $4.1 million and $5.2 million, respectively, in trust preferred securities to acquire junior subordinated debentures of the BANKshares. The trust preferred securities essentially mirror the debt securities, carrying a cumulative preferred dividend at annual variable rates equal to the three-month LIBOR plus 3.25%, 2.79% and 1.39%, respectively. The rates at March 31, 2014 were 3.49%, 3.02% and 1.63% respectively. The rates at December 31, 2013 were 3.50%, 3.03% and 1.63% respectively, and at December 31, 2012 the rates were 3.56%, 3.10% and 1.70% respectively. The debt securities and the trust preferred securities each have 30-year terms. At March 31, 2014, December 31, 2013 and 2012, all of the subordinated debentures qualified as and were treated as Tier 1 capital.

Refer to Note 9 in our “Notes to Consolidated Financial Statements” for a further discussion of the terms of the junior subordinated debentures.

Under current accounting guidance, the trusts are not consolidated with BANKshares. Accordingly, BANKshares does not report the securities issued by the trusts as liabilities, and instead reports as liabilities the subordinated debentures issued by the Company and held by the trusts.

Liquidity and Market Risk Management

Market and public confidence in our financial strength and financial institutions in general will largely determine our access to appropriate levels of liquidity. This confidence is significantly dependent on our ability to maintain sound asset quality and appropriate levels of capital reserves.

Liquidity is defined as the ability to meet anticipated customer demands for funds under credit commitments and deposit withdrawals at a reasonable cost and on a timely basis. We measure our liquidity position by giving consideration to both on- and off-balance sheet sources of and demands for funds on a daily and weekly basis.

Liquidity risk involves the risk of being unable to fund assets with the appropriate duration and rate-based liabilities, as well as the risk of not being able to meet unexpected cash needs. Liquidity planning and management are necessary to ensure the ability to fund operations cost-effectively and to meet current and future potential obligations such as loan commitments, lease obligations, and unexpected deposit outflows. In this process, we focus on both assets and liabilities and on the manner in which they combine to provide adequate liquidity to meet our needs.

Interest rate sensitivity refers to the responsiveness of interest-earning assets and interest-bearing liabilities to changes in market interest rates. The rate sensitive position, or gap, is the difference in the volume of rate-sensitive assets and liabilities, at a given time interval, including both floating rate instruments and instruments which are approaching maturity. The measurement of our interest rate sensitivity, or gap, is one of the principal techniques we use in our asset/liability management effort. The asset mix of our balance sheet is evaluated continually in terms of several variables: yield, credit quality, and appropriate funding sources and liquidity. Management of the liability mix of the balance sheet focuses on expanding the various funding sources.

Our gap and liquidity positions are reviewed periodically to determine whether or not changes in policies and procedures are necessary to achieve financial goals. At March 31, 2014, approximately 40.7% of total gross loans were adjustable rate. As of the same date, approximately 28.9% of our investment securities ($42,199 fair value) are invested in floating rate SBA and Government Agency backed (FNMA, FHLMC and GNMA) mortgage backed securities, and an additional approximately 47.7% of investment securities ($69,672 fair value) are invested in fixed rate mortgage-backed securities (including CMO’s). Although most of these fixed rate mortgage-backed securities have stated maturities in excess of five years, these are amortizing instruments that generate cash flows each month. The average life of our securities at March 31, 2014, was approximately 5.5 years. Deposit liabilities, at that date, consisted of $66,147 (13.1%) in NOW accounts, $148,921 (29.4%) in savings and money market accounts, $93,610 (18.5%) in time deposits and $197,553 (39.0%) in noninterest bearing demand accounts.

There are no known trends, commitments or events which are expected to result in a material change in our liquidity.

The table below presents the market risk associated with our financial instruments. In the rate sensitivity analysis table, rate sensitive assets and liabilities are shown by repricing periods.

Interest Rate Sensitivity Analysis

	March 31, 2014
	0-3 Months	4-12 Months	1-5 Years	Over 5 Years	Total
Federal funds sold and interest bearing deposits	$10,612	$—	$—	$—	$10,612
Securities(1)	32,773	25,213	41,164	47,049	146,199
Loans, net	114,734	66,604	135,840	48,899	366,077
Federal Home Loan Bank stock at cost	—	—	—	610	610

Earning assets	158,119	91,817	177,004	96,558	523,498
Savings deposits(2)	215,068	—	—	—	215,068
Time deposits	15,787	41,179	36,644	—	93,610
Other Borrowings	20,038	—	—	—	20,038
Junior subordinated debt	—	—	—	14,434	14,434

Interest bearing liabilities	250,893	41,179	36,644	14,434	343,150

Interest sensitivity gap	$(92,774)	$50,638	$140,360	$82,124	$180,348

Cumulative gap	$(92,774)	$(42,136)	$98,224	$180,348

Cumulative gap to total earning assets (%)	(17.7)	(8.0)	18.8	34.5
Earning assets to interest bearing liabilities (%)	63.0	223.0	483.0	669.0	152.6

Note: The repricing dates may differ from maturity dates for certain assets due to prepayment assumptions.

(1)	Securities are stated at fair value.
(2)	This category is comprised of NOW, savings and money market deposits.

As stated earlier, the rate sensitivity table above summarizes our interest earning assets and interest bearing liabilities by repricing periods at a point in time. It does not include assumptions about sensitivity to changes in various interest rates by asset or liability type, correlation between macro environment market rates and specific product types, lag periods, cash flows or other assumptions and projections. However, in addition to static gap analysis, BankFIRST also uses simulation models to estimate the sensitivity of its net interest income to changes in interest rates. We believe simulation is a better technique than gap analysis because variables are changed for the various rate conditions. Each category’s interest change is calculated as rates ramp up and down. In addition, the repayment speeds and repricing speeds are changed. Rate Shock is a method for stress testing the net interest margin over the next four quarters under several rate change levels. These levels span in 100bps increments up and down from the current interest rates. In order to simulate activity, maturing balances are replaced with the new balances at the new rate level, and repricing balances are adjusted to the new rate shock level. The interest is recalculated for each level along with the new average yield. Net interest margin is then calculated and a margin risk profile is developed.

The result of these calculations for BANKshares as of March 31, 2014, looking one year into the future, is summarized in the table below.

Change in interest rates (Shocked)	-100 bps	0 bps	+100 bps	+200 bps	+300 bps	+400 bps
Resulting effect on net interest income(a)	-4.48%	0.00%	1.35%	2.93%	4.82%	6.16%

(a)	The percentage change in each of these boxes represents a percentage change from the net interest income (dollars) that the model projected for the next four quarters. To put this in perspective, as an example, our annualized net interest income for the first quarter of 2014 was $22,156. Assuming a 100 bps decrease in rates, our model is suggesting that our net interest income would decrease by 4.48%, or approximately $993. Likewise, assuming a 100 bps increase in rates, our model is suggesting that our net interest income would increase by 1.35%, or approximately $299. It is important to reiterate again that these models are built on a multitude of assumptions and predictions. This is not an exact science. The benefit that we see is measuring our overall interest rate risk profile. Although we are by no means suggesting the exactness of the numbers above, what we see as a take away is that in general, it appears that if market interest rates increase, it would suggest a benefit to our net interest income. If market interest rates decrease, it would suggest a negative effect on our net interest income. We believe that our interest rate risk is manageable and under control as of March 31, 2014.

Contractual Obligations

While our liquidity monitoring and management considers both present and future demands for and sources of liquidity, the following table of contractual commitments focuses only on our future obligations. In the table, all deposits with indeterminate maturities, such as demand deposits, checking accounts, savings accounts and money market accounts, are presented as having a maturity of one year or less.

Contractual Commitments

	December 31, 2013
	Due In 1 Year Or Less	Due In 1-3 Years	Due In 3-5 Years	Due After 5 Years	Total
Deposits	$456,318	$21,786	$6,680	$5,967	$490,751
Other Borrowings	18,160	—	—	—	18,160
Trust Preferred Securities	—	—	—	14,434	14,434
Operating Lease Obligations	659	1,354	1,435	1,195	4,643

Total	$475,137	$23,140	$8,115	$21,596	$527,988

There are no material commitments for capital expenditures as of either December 31, 2013 or as of March 31, 2014.

Primary Sources and Uses of Funds

Our primary sources and uses of funds during the quarter ended March 31, 2014 are summarized in the table below.

The BANKshares, Inc.

Consolidated Statements of Cash Flows

Period Ended March 31,
2014
Cash flows from operating activities
Net income	$664
Adjustments to reconcile net earnings to net cash provided by operating activities:
Provision for loan losses	133
Stock based compensation	97
Gain on sale of securities available for sale	(9)
Provision for losses on foreclosed real estate	103
Depreciation and amortization	254
Deferred income taxes	181
Net amortization of loan fees and costs	168
Net amortization of securities premiums/discounts	653
Net amortization of core deposit intangibles	430
Net earnings on bank-owned life insurance	(41)
Gain on sale of foreclosed assets	(103)
Loans funded for sale	(427)
Proceeds from sale of loans	373
Changes in period-end balances of:
Interest receivable	290
Other assets	(453)
Other liabilities	(826)

Net cash provided by operating activities	1,487

Cash flows from investing activities:
Purchase of securities available for sale	(3,345)
Sale of securities available for sale	2,203
Maturities and principal repayments of securities available for sale	6,397
Net increase in loans	(6,645)
Net purchase of premises and equipment	(117)
Net decrease in Federal Home Loan Bank stock	207
Proceeds from the sale of foreclosed assets	350

Net cash used in investing activities	(950)

Cash flows from financing activities:
Net increase in deposits	15,479
Net increase in other borrowings	1,878

Net cash provided by financing activities	17,357

Net increase in cash and cash equivalents	17,894
Cash and cash equivalents:
Beginning of period	26,984

End of period	$44,878

Capital Resources

Total stockholders’ equity at March 31, 2014 was $131,109, or 19.45% of total assets. At December 31, 2013 total stockholders’ equity was $129,596, or 19.75% of total assets, compared to $128,649 or 19.35% of total assets at December 31, 2012. The $1,513 net increase from December 31, 2013 to March 31, 2014 is primarily the result of the combination of $664 in net income and a reduction of $753 in unrealized losses in securities available for sale. The $947 net increase from December 31, 2012 to December 31, 2013 is primarily the result of the combination of a decline of $2,268 in investment portfolio values (from an unrealized gain of $1,340 to an unrealized loss of $928) which was more than offset by net income of $3,019.

The bank regulatory agencies have established risk-based capital requirements for banks. These guidelines are intended to provide an additional measure of a bank’s capital adequacy by assigning weighted levels of risk to asset categories. Banks are also required to systematically maintain capital against such “off-balance sheet” activities as loans sold with recourse, loan commitments, guarantees and standby letters of credit. These guidelines are intended to strengthen the quality of capital by increasing the emphasis on common equity and restricting the amount of loan loss reserves and other forms of equity such as preferred stock that may be included in capital. Certain items such as goodwill and other intangible assets are deducted from total capital in arriving at the various regulatory capital measures such as Tier 1 capital and total risk based capital. BANKshares’ objective is to maintain its current status and BankFIRST’s current status as a “well-capitalized institution” as that term is defined by its regulators.

Under the terms of the guidelines, banks must meet minimum capital adequacy based upon both total assets and risk-adjusted assets. All banks are required to maintain a minimum ratio of total capital to risk-weighted assets of 8%, a minimum ratio of Tier 1 capital to risk-weighted assets of 4% and a minimum ratio of Tier 1 capital to average assets of 4% (“leverage ratio”). Adherence to these guidelines has not had an adverse impact on BANKshares.

Selected consolidated capital ratios at March 31, 2014, and December 31, 2013 and 2012, were as follows:

Consolidated Capital Ratios:

	Actual		For Capital Adequacy		Excess
	Amount	Ratio	Amount	Ratio	Amount
As of March 31, 2014:
Total capital (to risk weighted assets)	$76,077	18.0%	$33,894	8.0%	$42,183
Tier 1 capital (to risk weighted assets)	$70,775	16.7%	$16,947	4.0%	$53,828
Tier 1 capital (to average assets)	$70,775	12.1%	$23,325	4.0%	$47,450
As of December 31, 2013:
Total capital (to risk weighted assets)	$74,939	18.1%	$33,156	8.0%	$41,783
Tier 1 capital (to risk weighted assets)	$69,746	16.8%	$16,578	4.0%	$53,168
Tier 1 capital (to average assets)	$69,746	11.7%	$23,876	4.0%	$45,870
As of December 31, 2012:
Total capital (to risk weighted assets)	$70,228	17.9%	$31,437	8.0%	$38,791
Tier 1 capital (to risk weighted assets)	$65,302	16.6%	$15,718	4.0%	$49,584
Tier 1 capital (to average assets)	$65,302	10.5%	$24,872	4.0%	$40,430

Effects of Inflation and Changing Prices

The Consolidated Financial Statements included in this joint proxy statement/prospectus have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on the performance of a financial institution than the effects of general levels of inflation. Although interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services, increases in inflation generally have resulted in increased interest rates. In addition, inflation affects financial institutions’ increased cost of goods and services purchased, the cost of salaries and benefits, occupancy expense, and similar items. Inflation and related increases in interest rates generally decrease the market value of investments and loans held and may adversely affect liquidity, earnings, and shareholders’ equity. Commercial and other loan originations and refinancings tend to slow as interest rates increase, and can reduce our earnings from such activities.

Off-Balance Sheet Arrangements

BANKshares generally does not have any off-balance sheet arrangements, other than approved and unfunded loans and letters and lines of credit to our customers in the ordinary course of business.

Accounting Pronouncements

Refer to Note 1 in our Notes to Consolidated Financial Statements for a discussion on the effects of new accounting pronouncements.

BENEFICIAL OWNERSHIP OF BANKSHARES COMMON STOCK BY

MANAGEMENT AND PRINCIPAL SHAREHOLDERS OF BANKSHARES

The following table sets forth the beneficial ownership of BANKshares common stock as of July 25, 2014 by: (i) each person or entity who is known by BANKshares to beneficially own more than 5% of the outstanding shares of BANKshares common stock; (ii) each director and executive officer of BANKshares; and (iii) all directors and executive officers of BANKshares as a group.

Beneficial ownership is determined in accordance with the rules of the SEC, based on factors including voting and investment power with respect to shares. The percentage of beneficial ownership is calculated in relation to the 12,761,799 shares of BANKshares common stock that were issued and outstanding as of July 25, 2014. Under the SEC’s rules, shares of common stock issuable upon the exercise of options or warrants currently exercisable or exercisable within 60 days after July 25, 2014, are deemed outstanding for the purpose of computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage ownership of any other persons. There are no shares issuable upon the exercise of options or warrants currently exercisable or exercisable within 60 days after July 25, 2014.

Unless otherwise indicated, to BANKshares’ knowledge, the persons or entities identified in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

With regard to the 1,476,666 shares of preferred stock outstanding, 100% is owned by Castle Creek Capital Partners IV LP or parties affiliated with Castle Creek Capital Partners IV LP. Of those shares, 1,331,121, or 90.1%, are covered by shareholder support agreements. Mr. Merlo owns 32,257 shares of preferred stock individually, and as a Principal and member of the Castle Creek Capital Partners IV LP investment committee, he may be deemed to share both voting and investment power with respect to the 1,161,458 shares owned by that entity, although he disclaims beneficial ownership except to the extent of his pecuniary interest therein.

Name and Address of Beneficial Owner(a)	Number of shares of BANKshares Common Stock Beneficially Owned		Percent of Outstanding Shares of BANKshares Common Stock
Directors:
James T. Barnes, Jr.	754,375	(b)	5.91%
Richard O. Baldwin, Jr.	37,500	(c)	0.29%
Kevin F. Bowler	0		0.00%
Jacqueline L. Bradley	0		0.00%
Dale A. Dettmer	51,990	(d)	0.41%
Joeseph M. Flammio	10,000	(e)	0.08%
Robert B. Goldstein	5,103,618	(f)	39.99%
Warren O. Griffin	10,000	(g)	0.08%
Ralph V. Hadley, III	34,375	(h)	0.27%
Allan E. Keen	79,375	(i)	0.62%
Craig M. McAllaster	1,858	(j)	0.01%
Donald J. McGowan	144,582	(k)	1.13%
Mark G. Merlo	1,238,092	(l)	9.70%
Hubert C. Normile, Jr.	45,000	(m)	0.35%
Executive Officers:
Thomas P. Abelmann	87,500	(n)	0.69%
Juliette P. Kleffel	38,000	(o)	0.30%
John W. Martin	7,585	(p)	0.06%
All Directors and Executive Officers as a group (17 individuals)	7,643,850		59.90%

Other 5% Owners not listed above:
CAPGEN Capital Group LP	5,001,592	39.19%
120 West 45th Street — Suite 1010
New York, NY 10036

Castle Creek Capital Partners IV LP	1,213,092	9.51%
6051 El Tordo
Rancho Santa Fe, CA 92067

Franklin Mutual Advisors, LLC	2,106,000	16.50%
101 John F. Kennedy Parkway, 3rd Floor
Short Hills, NJ 07078

(a)	The address of each of BANKshares’ executive officers and directors is c/o The BANKshares, Inc., 1031 West Morse Boulevard, Suite 323, Winter Park, FL 32789
(b)	James T. Barnes, Jr. The nature of his beneficial ownership is as follows: 702,385 held by an LLC controlled by Mr. Barnes and 1,990 shares owned as trustee. Includes 50,000 shares owned individually by Mr. Barnes spouse for which beneficial ownership is disclaimed.
(c)	Richard O. Baldwin, Jr. The nature of his beneficial ownership is as follows: 37,500 shares as trustee.
(d)	Dale A. Dettmer. The nature of his beneficial ownership is as follows: 51,990 shares owned jointly with his spouse
(e)	Joseph M. Flammio. The nature of his beneficial ownership is as follows: 10,000 shares owned individually.
(f)	Robert B. Goldstein. The nature of his beneficial ownership is as follows: 102,026 shares owned jointly with his spouse. Includes 5,001,592 shares owned by CapGen Capital Group LP, which is controlled by CapGen Capital Group LLC as general partner. Mr. Goldstein is a Principal and a member of the investment committee of CapGen Capital Group LLC and may be deemed to share both voting and investment power with respect to these shares, but disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.
(g)	Warren O. Griffin. The nature of his beneficial ownership is as follows: 10,000 shares owned individually
(h)	Ralph V. Hadley, III. The nature of his beneficial ownership is as follows: 34,375 shares owned individually.
(i)	Allan E. Keen. The nature of his beneficial ownership is as follows: 79,375 shares owned jointly with his spouse
(j)	Craig M. McAllaster. The nature of his beneficial ownership is as follows: 1,858 shares owned individually.
(k)	Donald J. McGowan. The nature of his beneficial ownership is as follows: 6,469 shares owned individually, 39,912 unvested share grants and 98,201 shares owned by his spouse as trustee, for which beneficial ownership is disclaimed.
(l)	Mark G. Merlo. The nature of his beneficial ownership is as follows: 25,000 shares owned in his 401K. Includes 1,213,092 shares owned by Castle Creek Capital Partners IV LP. Mr. Merlo is a Principal and a member of the investment committee of Castle Creek Capital Partners IV LP and may be deemed to share both voting and investment power with respect to these shares, but disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.
(m)	Hubert C. Normile, Jr. The nature of his beneficial ownership is as follows: 25,000 shares owned jointly with his spouse and 20,000 shares owned in his IRA
(n)	Thomas P. Abelmann. The nature of his beneficial ownership is as follows: 24,334 shares owned individually, 22,166 unvested share grants and 41,000 shares owned as trustee.
(o)	Juliette P. Kleffel. The nature of her beneficial ownership is as follows: 25,667 shares owned individually and 12,333 unvested share grants.
(p)	John W. Martin. The nature of his beneficial ownership is as follows: 3,586 shares owned individually and 3,999 unvested share grants.

DESCRIPTION OF SEACOAST CAPITAL STOCK

Common Stock

General

The following description of shares of Seacoast’s common stock, par value $0.10 per share, is a summary only and is subject to applicable provisions of the FCBA and to Seacoast’s amended and restated articles of incorporation and its amended and restated bylaws. Seacoast’s articles of incorporation provide that it may issue up to 60 million shares of common stock, par value of $0.10 per share. Seacoast common stock is listed on the NASDAQ Global Select Market under the symbol “SBCF.”

Voting Rights

Each outstanding share of Seacoast’s common stock entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of directors. The holders of Seacoast common stock possess exclusive voting power, except as otherwise provided by law or by articles of amendment establishing any series of Seacoast preferred stock.

There is no cumulative voting in the election of directors, which means that the holders of a plurality of Seacoast’s outstanding shares of common stock can elect all of the directors then standing for election. Since the closing of the CapGen offering on December 17, 2009, which we refer to as the CapGen Offering, CapGen Capital Group III LP, or CapGen, has been entitled to appoint one director to Seacoast’s board of directors, so long as CapGen retains ownership of all of the shares of common stock purchased in that offering, adjusted as applicable.

When a quorum is present at any meeting, questions brought before the meeting will be decided by the vote of the holders of a majority of the shares present and voting on such matter, whether in person or by proxy, except when the meeting concerns matters requiring the vote of the holders of a majority of all outstanding shares under applicable Florida law. Seacoast’s articles of incorporation provide certain anti-takeover provisions that require super-majority votes, which may limit shareholders’ rights to effect a change in control as described under the section below entitled “Anti-Takeover Effects of Certain Articles of Incorporation Provisions.”

Registration Rights

On January 13, 2014, Seacoast completed the sale to CapGen of $25 million of its common stock pursuant to a Stock Purchase Agreement, dated November 6, 2013, entered into in connection with its $75 million offering of common stock in November 2013. In connection with such offering, Seacoast granted certain registration rights to CapGen pursuant to a Registration Rights Agreement, dated as of January 13, 2014.

Dividends, Liquidation and Other Rights

Holders of shares of common stock are entitled to receive dividends only when, as and if approved by Seacoast’s board of directors from funds legally available for the payment of dividends. Seacoast’s shareholders are entitled to share ratably in its assets legally available for distribution to its shareholders in the event of Seacoast’s liquidation, dissolution or winding up, voluntarily or involuntarily, after payment of, or adequate provision for, all of our known debts and liabilities and of any preferences of any series of our preferred stock that may be outstanding in the future. These rights are subject to the preferential rights of any series of Seacoast’s preferred stock that may then be outstanding.

Holders of shares of Seacoast common stock have no preference, conversion, exchange, sinking fund or redemption rights and have no preemptive rights to subscribe for any of our securities. Seacoast’s board of directors, under its articles of incorporation, may issue additional shares of its common stock or rights to purchase shares of its common stock without shareholder approval.

Restrictions on Ownership

The Bank Holding Company Act requires any “bank holding company,” as defined in the Bank Holding Company Act, to obtain the approval of the Federal Reserve Board prior to the acquisition of 5% or more of our common shares. Any person, other than a bank holding company, is required to obtain prior approval of the Federal Reserve Board to acquire 10% or more of our common shares under the Change in Bank Control Act. Any holder of 25% or more of our common shares, or a holder of 5% or more if such holder otherwise exercises a “controlling influence” over us, is subject to regulation as a bank holding company under the Bank Holding Company Act.

Certain provisions included in our amended and restated articles of incorporation and bylaws, as described further below, as well as certain provisions of the Florida Business Corporation Act and federal law, may discourage, delay or prevent potential acquisitions of control of us, particularly when attempted in a transaction that is not negotiated directly with, and approved by, our board of directors, despite possible benefits to our shareholders. These provisions are more fully described in the documents and reports filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this prospectus.

Preferred Stock

General

Seacoast is authorized to issue 4 million shares of preferred stock, 2,000 shares of which have been designated as Series A Preferred Stock, and 50,000 of which have been designated as Series B Preferred Stock. On December 31, 2013, Seacoast redeemed in full all 2,000 shares of Series A Preferred Stock then issued and outstanding. Such Series A Preferred Stock was originally issued to the U.S. Treasury Department under the Capital Purchase Program and subsequently auctioned to private investors. No shares of Series B Preferred Stock are issued and outstanding as of the date of this joint proxy statement/prospectus.

Under Seacoast’s amended and restated articles of incorporation, its board of directors is authorized, without shareholder approval, to adopt resolutions providing for the issuance of up to 4 million shares of preferred stock, par value $0.10 per share, in one or more series. Seacoast’s board of directors may fix the voting powers, designations, preferences, rights, qualifications, limitations and restrictions of each series of preferred stock. A series of preferred stock upon issuance will have preference over Seacoast common stock with respect to the payment of dividends and the distribution of assets in the event of the liquidation or dissolution of Seacoast. The relative rights, preferences and limitations that Seacoast’s board of directors has the authority to determine as to any such series of such stock include, among other things, dividend rights, voting rights, conversion rights, redemption rights, and liquidation preferences. Because Seacoast’s board of directors has the power to establish the relative rights, preferences and limitations of each series of such stock, it may afford to the holders of any such series, preferences and rights senior to the rights of the holders of the shares of common stock, as well as the shares of preferred stock to be issued in the reclassification transaction. Although Seacoast’s board of directors has no intention at the present time of doing so, it could cause the issuance of any additional shares of preferred stock that could discourage an acquisition attempt or other transactions that some, or a majority of, the shareholders might believe to be in their best interests or in which the shareholders might receive a premium for their shares of common stock over the market price of such shares.

Transfer Agent and Registrar

The transfer agent and registrar for Seacoast common stock is Continental Stock Transfer and Trust Company.

Anti-Takeover Effects of Certain Articles of Incorporation Provisions

Seacoast’s Articles of Incorporation contain certain provisions that make it more difficult to acquire control of it by means of a tender offer, open market purchase, a proxy fight or otherwise. These provisions are designed to encourage persons seeking to acquire control of Seacoast to negotiate with its directors. Seacoast believes that, as a general rule, the interests of its shareholders would be best served if any change in control results from negotiations with its directors.

Seacoast’s Articles of Incorporation provide for a classified board to which approximately one-third of its board of directors is elected each year at its annual meeting of shareholders. Accordingly, Seacoast’s directors serve three-year terms rather than one-year terms. The classification of Seacoast’s board of directors has the effect of making it more difficult for shareholders to change the composition of its board of directors. At least two annual meetings of shareholders, instead of one, will generally be required to effect a change in a majority of Seacoast’s board of directors. Such a delay may help ensure that its directors, if confronted by a shareholder attempting to force a proxy contest, a tender or exchange offer, or an extraordinary corporate transaction, would have sufficient time to review the proposal as well as any available alternatives to the proposal and to act in what they believe to be the best interests of Seacoast’s shareholders. The classification provisions apply to every election of directors, however, regardless of whether a change in the composition of Seacoast’s board of directors would be beneficial to Seacoast and its shareholders and whether or not a majority of its shareholders believe that such a change would be desirable.

The classification of Seacoast’s board of directors could also have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of Seacoast, even though such an attempt might be beneficial to Seacoast and its shareholders. The classification of Seacoast’s board of directors could thus increase the likelihood that incumbent directors will retain their positions. In addition, because the classification of Seacoast’s board of directors may discourage accumulations of large blocks of its stock by purchasers whose objective is to take control of Seacoast and remove a majority of its board of directors, the classification of its board of directors could tend to reduce the likelihood of fluctuations in the market price of its common stock that might result from accumulations of large blocks of its common stock for such a purpose. Accordingly, Seacoast’s shareholders could be deprived of certain opportunities to sell their shares at a higher market price than might otherwise be the case.

Seacoast’s Articles of Incorporation require the affirmative vote of the holders of not less than two-thirds of all the shares of its stock outstanding and entitled to vote generally in the election of directors in addition to the votes required by law or elsewhere in the Articles of Incorporation, the bylaws or otherwise, to approve: (a) any sale, lease, transfer, purchase and assumption of all or substantially all of its consolidated assets and/or liabilities, (b) any merger, consolidation, share exchange or similar transaction, or any merger of any significant subsidiary, into or with another person, or (c) any reclassification of securities, recapitalization or similar transaction that has the effect of increasing other than pro rata with the other shareholders, the proportionate amount of shares that is beneficially owned by an Affiliate (as defined in Seacoast’s Articles of Incorporation). Any business combination described above may instead be approved by the affirmative vote of a majority of all the votes entitled to be cast on the plan of merger if such business combination is approved and recommended to the shareholders by (x) the affirmative vote of two-thirds of Seacoast’s board of directors, and (y) a majority of the Continuing Directors (as defined in Seacoast’s Articles of Incorporation).

Seacoast’s Articles of Incorporation also contain additional provisions that may make takeover attempts and other acquisitions of interests in it more difficult where the takeover attempt or other acquisition has not been approved by its board of directors. These provisions include:

•	A requirement that any change to Seacoast’s Articles of Incorporation relating to the structure of its board of directors, certain anti-takeover provisions and shareholder proposals must be approved by the affirmative vote of holders of two-thirds of the shares outstanding and entitled to vote;

•	A requirement that any change to Seacoast’s Bylaws, including any change relating to the number of directors, must be approved by the affirmative vote of either (a) (i) two-thirds of its board of directors, and (ii) a majority of the Continuing Directors (as defined in Seacoast’s Articles of Incorporation) or (b) two-thirds of the shares entitled to vote generally in the election of directors;

•	A requirement that shareholders may call a meeting of shareholders on a proposed issue or issues only upon the receipt by Seacoast from the holders of 50% of all shares entitled to vote on the proposed issue or issues of signed and dated written demands for the meeting describing the purpose for which it is to be held; and

•	A requirement that a shareholder wishing to submit proposals for a shareholder vote or nominate directors for election comply with certain procedures, including advanced notice requirements.

Seacoast’s Articles of Incorporation provide that, subject to the rights of any holders of its preferred stock to act by written consent instead of a meeting, shareholder action may be taken only at an annual meeting or special meeting of the shareholders and may not be taken by written consent. The Articles of Incorporation also include provisions that make it difficult to replace directors. Specifically, directors may be removed only for cause and only upon the affirmative vote at a meeting duly called and held for that purpose upon not less than 30 days’ prior written notice of two-thirds of the shares entitled to vote generally in the election of directors. In addition, any vacancies on the board of directors for any reason, and any newly created directorships resulting from any increase in the number of directors, may be filled only by the board of directors (except if no directors remain on the board, in which case the shareholders may act to fill the vacant board).

Seacoast believes that the power of its board of directors to issue additional authorized but unissued shares of its common stock or preferred stock without further action by its shareholders, unless required by applicable law or the rules of any stock exchange or automated quotation system on which its securities may be listed or traded, will provide Seacoast with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. Seacoast’s board of directors could authorize and issue a class or series of stock that could, depending upon the terms of such class or series, delay, defer or prevent a transaction or a change in control that might involve a premium price for holders of Seacoast’s common stock or that its shareholders otherwise consider to be in their best interest.

EXPERTS

The consolidated financial statements of Seacoast Banking Corporation of Florida and subsidiaries as of December 31, 2013 and 2012, and for each of the years in the three-year period ended December 31, 2013, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2013 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report on the effectiveness of internal control over financial reporting as of December 31, 2013, expresses an opinion that Seacoast Banking Corporation of Florida and subsidiaries did not maintain effective internal control over financial reporting as of December 31, 2013 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that a material weakness related to the lack of a control designed to provide for an effective review of the accounting for previously recorded charge-offs, a nonroutine matter, related to a matured troubled debt restructured loan has been identified and included in management’s assessment (Item 9A(b)).

The consolidated financial statements of BANKshares included in this joint proxy statement/prospectus as of December 31, 2013 and 2012 and the related statements of earnings, comprehensive income, stockholders’ equity and cash flows for the years then ended had been audited by Hacker, Johnson & Smith, P.A., an independent public accounting firm as stated in their report and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

The validity of the shares of Seacoast common stock to be issued by Seacoast in connection with the merger will be passed upon by Alston & Bird LLP, Atlanta, Georgia.

OTHER MATTERS

No matters other than the matters described in this joint proxy statement/prospectus are anticipated to be presented for action at the special meeting, or at any adjournment or postponement of such meetings. If any procedural matters relating to the conduct of the meeting are presented, the persons named as proxies will vote the shares represented by properly executed proxies in accordance with their judgment with respect to those matters.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows Seacoast to “incorporate by reference” information in this joint proxy statement/prospectus. This means that Seacoast can disclose important business and financial information to you by referring you to another document filed separately with the SEC. The information that Seacoast incorporates by reference is considered to be part of this joint proxy statement/prospectus, and later information that Seacoast files with the SEC will automatically update and supersede the information Seacoast included in this joint proxy statement/prospectus. This document incorporates by reference the documents that are listed below that Seacoast has previously filed with the SEC, except to the extent that any information contained in such filings is deemed “furnished” in connection with SEC rules.

•	Annual Report on Form 10-K for the year ended December 31, 2013, filed on March 17, 2014;

•	The information incorporated by reference into Part III of our Annual Report from our Proxy Statement for 2014 Annual Meeting, filed on April 8, 2014;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed on May 12, 2014;

•	Current Reports on Form 8-K or Form 8-K/A, as applicable, filed on January 2, 2014, January 14, 2014, February 25, 2014, March 6, 2014, March 11, 2014, March 20, 2014, March 25, 2014, April 28, 2014, and May 22, 2014; and

•	The description of our common stock contained in our Registration Statement filed with the SEC pursuant to Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”), including any amendment or report filed for purposes of updating such description.

Seacoast also incorporates by reference any future filings it makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and before the meeting. Any statement contained in this joint proxy statement/prospectus or in a document incorporated or deemed to be incorporated by reference in this joint proxy statement/prospectus is deemed to be modified or superseded to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated by reference herein modified or superseded such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this joint proxy statement/prospectus.

Documents incorporated by reference are available from Seacoast without charge (except for exhibits to the documents unless the exhibits are specifically incorporated in the document by reference). You may obtain documents incorporated by following the instructions set forth under “Where You Can Find More Information”:

Seacoast Banking Corporation of Florida

815 Colorado Avenue

P.O. Box 9012

Stuart, Florida 34994

Attn: Investor Relations

Telephone: (772) 287-4000

To obtain timely delivery, you must make a written or oral request for a copy of such information by September 4, 2014.

UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma combined financial information and explanatory notes are presented to show the impact of the merger on our company’s historical financial positions and results of operations under the purchase method of accounting. Under this method of accounting, the assets and liabilities of the company not surviving the merger are, as of the effective date of the merger, recorded at their respective fair values and added to those of the surviving corporation. The unaudited pro forma combined condensed financial information combines the historical financial information of Seacoast and BANKshares at and for the three months ended March 31, 2014, and for the year ended December 31, 2013. The assumed effective date for the pro forma balance sheet data is December 31, 2013. The unaudited pro forma combined condensed balance sheet as of March 31, 2014 assumes the merger was consummated on that date. The unaudited pro forma combined consolidated condensed statements of income give effect to the merger as if the merger had been consummated at the beginning of each period presented.

The unaudited pro forma combined condensed financial information is presented for illustrative purposes only and is not necessarily indicative of the actual results that would have occurred if the merger had been consummated during the period or as of the date of which the pro forma data are presented, nor is it necessarily indicative of future results. The pro forma data do not reflect any potential benefits from potential cost savings or synergies expected to be achieved following the merger. The pro forma fair values for assets and liabilities are subject to change as result of final valuation analyses and include no adjustments for evaluation of credit risk, principally related to loans. In addition, the pro forma data assumes no changes to the combined capitalization, such as increases in long-term debt or the repurchase of shares issued in connection with the merger.

The unaudited pro forma combined condensed financial information is based on and should be read in conjunction with the historical consolidated financial statements and the related notes of both Seacoast and BANKshares, which are incorporated in this document by reference.

SEACOAST AND BANKSHARES

UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

March 31, 2014

The following unaudited pro forma combined condensed balance sheet combines the consolidated historical balance sheet of Seacoast and BANKshares assuming the companies had been combined as of March 31, 2014 on a purchase accounting basis.

	Seacoast Banking Corporation of Florida	BANKshares	Pro Forma Adjustments	Pro Forma Combined
Cash & Due from Banks	$44,984	$34,515	$—	$79,499
Interest Bearing Balances	173,794	10,612		184,406
Federal Funds Sold
Securities	658,512	146,199	752	805,463
Loans Available for Sale	11,038	123		11,161
Loans	1,312,456	371,781	(12,300)	1,671,937
Allowance for Loan Losses	(19,472)	(5,704)	5,704	(19,472)

Net Loans	1,292,984	366,077	(6,596)	1,652,465
Bank Premises & Equipment	35,057	22,559	(5,500)	52,116
Goodwill	—	72,595	(52,486)	20,109
Deposit Base Intangible	522	3,067	3,258	6,847
OREO	6,369	5,522	(655)	11,236
Other Assets	92,732	12,803	3,365	108,900

Total Assets	$2,315,992	$674,072	$(57,862)	$2,932,202

Deposits	1,819,795	506,231		2,326,026
Federal Funds Purchased and Securities Sold under Agreement to Repurchase	156,136	20,038		176,174
Junior sub debt	53,610	14,434	2,900	65,144
FHLB Debt	50,000	—		50,000
Other Liabilities	8,069	2,260		10,329

Total Liabilities	2,087,610	542,963	2,900	2,627,673
Preferred Stock	—	15	15	—
Common Stock	2,599	125	125	3,308
			(709)
Additional Paid-In Capital	301,918	135,179	135,179	377,356
			(75,438)
Accumulated deficit	(68,396)	(4,035)	(4,035)	(68,396)
Treasury stock	(39)	—		(39)
Accumulated other comprehensive income	(7,700)	(175)	(175)	(7,700)

Total Shareholders’ Equity	228,382	131,109	54,962	304,529

Liabilities & Equity	$2,315,992	$674,072	$57,862	$2,932,202

See notes to the unaudited pro forma combined financial information.

SEACOAST AND BANKSHARES

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

Three Months Ended March 31, 2014

The following unaudited pro forma combined condensed statement of income combines the consolidated historical statement of income of Seacoast and BANKshares assuming the companies had been combined as of January 1, 2014 on a purchase accounting basis.

	Seacoast Banking Corporation of Florida	BANKshares	Pro Forma Adjustments	Pro Forma Combined
Interest on and Dividends on Securities	$3,446	$776	$—	$4,222
Interest and Fees on Loans	13,798	5,078	150	19,026
Interest on federal funds sold and other investments	268	6		274

Total Interest Income	17,512	5,860	150	23,522
Interest on Deposits	601	289		890
Interest on Borrowed Money	690	108		798

Total Interest Expense	1,291	397	—	1,688

Net Interest Income	16,221	5,463	150	21,834
Provision for Loan Losses	(735)	133	100	(502)

Net Interest Income After Provision for Loan Losses	16,956	5,330	50	22,336
Total Noninterest Income	5,613	701		6,314
Total Noninterest Expenses	18,821	5,052	(1,375)	22,736
			(50)
			288

Income Before Income Taxes	3,748	979	1,187	5,914
Provision for Income Taxes	1,449	315	457	2,220

Net Income	$2,299	$664	$732	$3,694

PER COMMON SHARE
Net Income, Diluted	$0.09	$0.05		$0.11
Net Income, Basic	$0.09	$0.05		$0.11
Average Diluted Shares Outstanding, Diluted(1)	25,656,775	14,246,123	(7,161,128)	32,741,770
Average Basic Shares Outstanding, Basic(1)	25,489,630	14,246,123	(7,161,128)	32,574,625

(1)	Reflects pro-forma effects of conversion of Series A Preferred Stock.

See notes to the unaudited pro forma combined financial information.

SEACOAST AND BANKSHARES

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

Year Ended December 31, 2013

The following unaudited pro forma combined condensed statement of income combines the consolidated historical statement of income of Seacoast and BANKshares assuming the companies had been combined as of January 1, 2013 on a purchase accounting basis.

	Seacoast Banking Corporation of Florida	BANKshares	Pro Forma Adjustments	Pro Forma Combined
Interest on and Dividends on Securities	$12,924	$2,341	$—	$15,265
Interest and Fees on Loans	56,971	20,386	600	77,957
Interest on federal funds sold and other investments	868	54		922

Total Interest Income	70,763	22,781	600	94,144
Interest on Deposits	2,729	1,266		3,995
Interest on Borrowed Money	2,828	456		3,284

Total Interest Expense	5,557	1,722	—	7,279

Net Interest Income	65,206	21,059	600	86,865
Provision for Loan Losses	3,188	1,435	400	5,023

Net Interest Income After Provision for Loan

Losses	62,018	19,624	200	81,842
Noninterest Income	23,768	4,415		28,183
Noninterest Expenses	74,182	20,358	(5,500)	89,990
			(200)
			1,150

Income Before Income Taxes	11,604	3,681	4,750	20,035
Provision for Income Taxes	(40,385)	662	1,829	(37,894)

Net Income	$51,989	$3,019	$2,921	$57,929

PER COMMON SHARE
Net Income, Diluted(1)	$2.44	$0.21		$2.17
Net Income, Basic(1)	$2.46	$0.21		$2.18
Average Diluted Shares Outstanding(1)	19,650,005	14,148,181	(7,161,128)	26,637,058
Average Basic Shares Outstanding(1)	19,449,560	14,148,181	(7,161,128)	26,436,613

(1)	Reflects pro-forma effects of conversion of Series A Preferred Stock.

See notes to the unaudited pro forma combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(all amounts are in thousands, except per share data, unless otherwise indicated)

Note 1—Basis of Pro Forma Presentation

The unaudited pro forma combined balance sheet as of March 31, 2014 and the unaudited pro forma combined income statements for the years ended March 31, 2014 and December 31, 2013 are based on the historical financial statements of Seacoast and BANKshares after giving effect to the completion of the merger and the assumptions and adjustments described in the accompanying notes. Such financial statements reflect estimated cost savings of $5.5 million annually, but no revenue synergies expected to result from the merger, or the costs to achieve these cost savings or revenue synergies, or any anticipated disposition of assets that may result from the integration of operations.

The transaction will be accounted for under the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). In business combination transactions in which the consideration given is not in the form of cash (that is, in the form of non-cash assets, liabilities incurred, or equity interests issued), measurement of the acquisition consideration is based on the fair value of the consideration given or the fair value of the asset (or net assets) acquired, whichever is more clearly evident and, thus, a more reliable measure.

Under ASC 805, all of the assets acquired and liabilities assumed in a business combination are recognized at their acquisition-date fair value, while transaction costs and restructuring costs associated with the business combination are expensed as incurred. The excess of the acquisition consideration over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill. Changes in deferred tax asset valuation allowances and income tax uncertainties after the acquisition date generally affect income tax expense. Subsequent to the completion of the merger, Seacoast and BANKshares will finalize an integration plan, which may affect how the assets acquired, including intangible assets, will be utilized by the combined company. For those assets in the combined company that will be phased out or will no longer be used, additional amortization, depreciation and possibly impairment charges will be recorded after management completes the integration plan.

The unaudited pro forma information is presented solely for informational purposes and is not necessarily indicative of the combined results of operations or financial position that might have been achieved for the periods or dates indicated, nor is it necessarily indicative of the future results of the combined company.

Note 2—Preliminary Estimated Acquisition Consideration

Had the BANKshares merger occurred on March 31, 2014, the preliminary estimated acquisition consideration is as follows.

Approximate shares to be issued	7,090
Price per share	$10.74

Calculated purchase price	$76,147

Note 3—Preliminary Estimated Acquisition Consideration Allocation

Under the acquisition method of accounting, the total acquisition consideration is allocated to the acquired tangible and intangible assets and assumed liabilities of BANKshares based on the estimated fair values as of the closing of the merger. The excess of the acquisition consideration over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill.

The allocation of the estimated acquisition consideration with regard to BANKshares is preliminary because the proposed merger has not yet been completed. The preliminary allocation is based on estimates, assumptions, valuations, and other studies which have not progressed to a stage where there is sufficient information to make adefinitive allocation. Accordingly, the acquisition consideration allocation unaudited pro forma adjustments will remain preliminary until Seacoast management determines the final acquisition consideration and the fair values of assets acquired and liabilities assumed. The final determination of the acquisition consideration allocation is anticipated to be completed as soon as practicable after the completion of the merger and will be based on the value of the Seacoast common stock in accordance with the merger agreement. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited pro forma combined consolidated financial statements.

The total preliminary estimated acquisition consideration as shown in the table above is allocated to BANKshares’ tangible and intangible assets and liabilities as of March 31, 2014 based on their preliminary estimated fair values as follows.

Cash and cash equivalents	$45,127
Investment securities	146,951
Loans	359,604
OREO (foreclosed assets)	4,867
Bank premises and equipment	17,002
Other assets	16,224
Intangible assets	6,325
Goodwill	20,110
Deposits	(506,230)
Other borrowings	(20,038)
Corporate debentures	(11,534)
Other liabilities	(2,261)

Total Preliminary Estimated Acquisition Consideration	$76,147

Approximately $6,325 has been preliminarily allocated to amortizable intangible assets acquired. The amortization related to the preliminary fair value of net amortizable intangible assets is reflected as a pro forma adjustment to the unaudited pro forma condensed combined financial statements.

Identifiable intangible assets. The preliminary fair values of intangible assets were determined based on the provisions of ASC 805, which defines fair value in accordance with ASC Topic 820, Fair Value Measurements and Disclosures (“ASC 820”). ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Intangible assets were identified that met either the separability criterion or the contractual-legal criterion described in ASC 805. The preliminary allocation to intangible assets is allocated to core deposit intangibles.

Goodwill. Goodwill represents the excess of the preliminary estimated acquisition consideration over the preliminary fair value of the underlying net tangible and intangible assets. Among the factors that contributed to a purchase price in excess of the fair value of the net tangible and intangible assets are the skill sets, operations, customer base and organizational cultures that can be leveraged to enable the combined company to build an enterprise greater than the sum of its parts. In accordance with ASC Topic 350, Intangibles — Goodwill and Other, goodwill will not be amortized, but instead will be tested for impairment at least annually and whenever events or circumstances have occurred that may indicate a possible impairment. In the event management determines that the value of goodwill has become impaired, the combined company will incur an accounting charge for the amount of the impairment during the period in which the determination is made.

Note 4—Preliminary Unaudited Pro Forma and Acquisition Accounting Adjustments

The unaudited pro forma financial information is not necessarily indicative of what the financial position actually would have been had the merger been completed at the date indicated. Such information includes adjustments which are preliminary and may be revised. Such revisions may result in material changes. The financial position shown herein is not necessarily indicative of what the past financial position of the combined companies would have been, nor necessarily indicative of the financial position of the post-merger periods.

The following unaudited pro forma adjustments result from accounting for the merger, including the determination of fair value of the assets, liabilities, and commitments which Seacoast, as the acquirer. The descriptions related to these preliminary adjustments are as follows.

Balance Sheet —

a	Securities	752
a	Loans	-12,300
b	Allowance for Loan Losses	5,704
a	Bank Premises & Equipment	-5,500
a	Goodwill	-52,486
a	Deposit Base Intangible	3,258
a	OREO	-655
a	Other Assets	3,365
c	Junior sub debt	2,900
d	Preferred Stock	15
d	Common Stock	125
e	Common Stock	-709
d	Additional Paid-In Capital	135,180
e	Additional Paid-In Capital	-75,438
d	Accumulated deficit	-4,036
d	Accumulated other comprehensive income	-175

Footnotes

a	To record estimated fair value of assets acquired in the merger
b	To remove acquired allowance for loan losses
c	To record estimated fair value adjustment for sub debt assumed
d	To remove BANKshares equity at acquisition
e	To record common stock issued in acquisition

Income Statements — Pro Forma Adjustments

		Three months ending March 31, 2014
a	Interest and Fees on Loans	150
b	Provision for loan losses	100
c	Noninterest Expenses	-1,375
d	Noninterest Expenses	-50
e	Noninterest Expenses	288
f	Provision for Income Taxes	456

Footnotes

a	Estimated interest accretion on loans acquired
b	Estimated additional provision for loan losses
c	Estimated cost savings to be implemented
d	Reduced depreciation
e	Amortization of core deposit intangible
f	Estimated tax provision

Income Statements — Pro Forma Adjustments

		Year ending Dec 31, 2013
a	Interest and Fees on Loans	600
b	Provision for loan losses	400
c	Noninterest Expenses	-5,500
d	Noninterest Expenses	-200
e	Noninterest Expenses	1150
f	Provision for Income Taxes	1829

Footnotes

a	Estimated interest accretion on loans acquired
b	Estimated additional provision for loan losses
c	Estimated cost savings to be implemented
d	Reduced depreciation
e	Amortization of core deposit intangible
f	Estimated tax provision
e	Amortization of core deposit intangible
f	Estimated tax provision

THE BANKSHARES, INC. AND SUBSIDIARIES

ALL DOLLAR AMOUNTS ARE IN THOUSANDS EXCEPT FOR PER SHARE AMOUNT OR AS OTHERWISE SPECIFICALLY NOTED.

Independent Auditors’ Report

The Board of Directors and Stockholders

The BANKshares, Inc.

Winter Park, Florida:

We have audited the accompanying consolidated financial statements of The BANKshares, Inc. and Subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2013 and 2012, and the related consolidated statements of earnings, comprehensive income, stockholders’ equity and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2013 and 2012, and the results of their operations and cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

HACKER, JOHNSON & SMITH PA

Orlando, Florida

February 11, 2014

THE BANKshares, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollars in thousands, except per share information)

	At December 31,
	2013	2012
Assets
Cash and due from banks	$17,138	9,623
Interest-earning demand deposits in other banks	9,846	22,672
Federal funds sold	—	3,600

Total cash and cash equivalents	26,984	35,895
Time deposits with other banks	249	249
Loans held for sale	69	142
Securities available for sale	150,892	174,259
Loans, net of allowance for loan losses of $6,136 and $5,963	360,670	334,373
Federal Home Loan Bank stock, at cost	817	1,032
Premises and equipment, net	22,696	23,549
Bank-owned life insurance	5,340	5,168
Goodwill	72,595	72,595
Core deposit intangible, net	3,497	5,469
Accrued interest receivable	1,926	1,739
Foreclosed real estate, net	4,935	5,095
Deferred income taxes	3,336	1,993
Other assets	2,022	3,216

Total assets	$656,028	664,774

Liabilities and Stockholders’ Equity
Liabilities:
Noninterest-bearing demand deposits	182,375	180,818
Savings, NOW and money-market deposits	213,857	207,927
Time deposits under $100,000	42,518	50,213
Time deposits $100,000 and over	52,001	60,267

Total deposits	490,751	499,225
Other borrowings	18,160	18,017
Junior subordinated debentures	14,434	14,434
Other liabilities	3,087	4,449

Total liabilities	526,432	536,125

Commitments, economic dependence and contingencies (Notes 2, 6,14, 16 and 17)

Stockholders’ equity:
Series A Preferred Stock, $.01 par value, 10,000,000 shares authorized; 1,476,666 shares issued and outstanding in 2013 and 2012	15	15
Common stock, $.01 par value, 30,000,000 shares authorized, 12,542,655 and 12,493,486 shares issued and outstanding in 2013 and 2012	125	125
Additional paid-in capital	135,083	134,887
Accumulated deficit	(4,699)	(7,718)
Accumulated other comprehensive (loss) income	(928)	1,340

Total stockholders’ equity	129,596	128,649

Total liabilities and stockholders’ equity	$656,028	664,774

See Accompanying Notes to Consolidated Financial Statements.

THE BANKshares, INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

(In thousands, except common shares outstanding and earnings per common share)

	Year Ended December 31,
	2013	2012
Interest income:
Interest and fees on loans	$20,386	21,913
Interest and dividends on securities	2,341	3,005
Other	54	188

Total interest income	22,781	25,106

Interest expense:
Deposits	1,266	1,949
Borrowings	456	1,356

Total interest expense	1,722	3,305

Net interest income	21,059	21,801
Provision for loan losses	1,435	1,771

Net interest income after provision for loan losses	19,624	20,030

Noninterest income:
Service charges and fees on deposit accounts	1,380	1,427
Broker fees	191	190
Earnings on bank-owned life insurance	216	225
Gain on sale of securities available for sale	51	2,017
Gain on loan sales	16	21
Contingent note recovery	1,286	—
Other	1,275	1,205

Total noninterest income	4,415	5,085

Noninterest expense:
Salaries and employee benefits	9,786	10,044
Occupancy	2,029	2,061
Equipment	1,156	1,177
Core deposit intangible amortization	1,972	2,475
Foreclosed real estate, net	772	844
FHLB prepayment penalties	—	1,187
Other general and administrative	4,643	5,826

Total noninterest expenses	20,358	23,614

Earnings before income taxes	3,681	1,501
Income taxes	662	375

Net earnings	$3,019	1,126

Basic and diluted earnings per common share	$.24	.09

Weighted-average number of common shares outstanding	12,671,515	12,647,796

See Accompanying Notes to Consolidated Financial Statements.

THE BANKshares, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

(In thousands)

	Year Ended December 31,
	2013	2012
Net earnings	$3,019	1,126

Other comprehensive loss-
Change in unrealized gain on securities:
Unrealized (loss) gain arising during the year	(3,584)	685
Reclassification adjustment for realized gains	(52)	(2,017)

Net change in unrealized gain	(3,636)	(1,332)
Deferred income tax benefit on above change	(1,368)	(501)

Total other comprehensive loss	(2,268)	(831)

Comprehensive income	$751	295

See Accompanying Notes to Consolidated Financial Statements.

THE BANKshares, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity

Years Ended December 31, 2013 and 2012

(Dollars in thousands)

					Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
	Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount
Balance at December 31, 2011	1,476,666	$15	12,443,996	$124	134,492	(8,844)	2,171	127,958
Net earnings	—	—	—	—	—	1,126	—	1,126
Change in unrealized gain on securities available for sale, net of income tax benefit of $501	—	—	—	—	—	—	(831)	(831)
Stock-based compensation	—	—	49,490	1	395	—	—	396

Balance at December 31, 2012	1,476,666	15	12,493,486	125	134,887	(7,718)	1,340	128,649
Net earnings	—	—	—	—	—	3,019	—	3,019
Change in unrealized gain on securities available for sale, net of income tax benefit of $1,368	—	—	—	—	—	—	(2,268)	(2,268)
Stock-based compensation	—	—	49,169	—	196	—	—	196

Balance at December 31, 2013	1,476,666	$15	12,542,655	$125	135,083	(4,699)	(928)	129,596

See Accompanying Notes to Consolidated Financial Statements.

THE BANKshares, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended December 31,
	2013	2012
Cash flows from operating activities:
Net earnings	$3,019	1,126
Adjustments to reconcile net earnings to net cash provided by operating activities:
Provision for loan losses	1,435	1,771
Stock-based compensation	196	396
Gain on sale of loans	(16)	(21)
Gain on sale of securities available for sale	(51)	(2,017)
Gain on sale of premises and equipment	(1)	—
Provision for losses on foreclosed real estate	466	908
Depreciation and amortization	1,080	1,116
Deferred income taxes	25	305
Net amortization of loan fees and costs	593	485
Net amortization of debt fees and cost	—	780
Net amortization of securities premiums/discounts	3,823	3,886
Net amortization of core deposit intangible	1,972	2,475
Net earnings on bank-owned life insurance	(172)	(183)
Gain on sale of foreclosed real estate	(112)	(349)
Loans funded for sale	(12,541)	(13,172)
Proceeds from sale of loans	12,630	13,161
Changes in year-end balances of:
Interest receivable	(187)	(12)
Other assets	1,194	3,263
Other liabilities	(1,362)	(1,137)

Net cash provided by operating activities	11,991	12,781

Cash flows from investing activities:
Net decrease in time deposits with other banks	—	2,490
Purchase of securities available for sale	(48,810)	(113,608)
Sale of securities available for sale	12,952	25,932
Maturities and principal repayments of securities available for sale	51,817	60,182
Net increase in loans	(31,664)	(2,872)
Net purchase of premises and equipment	(226)	(1,995)
Net decrease in Federal Home Loan Bank stock	215	1,728
Purchase of subsidiary, net of cash acquired	—	18,667
Proceeds from sale of foreclosed real estate	3,145	4,861

Net cash used in investing activities	(12,571)	(4,615)

Cash flows from financing activities:
Net (decrease) increase in deposits	(8,474)	15,476
Net increase (decrease) in other borrowings	143	(270)
Retirement of Federal Home Loan Bank advances	—	(35,500)
Proceeds from Federal Home Loan Bank advances	—	500

Net cash used in financing activities	(8,331)	(19,794)

Net decrease in cash and cash equivalents	(8,911)	(11,628)

Cash and cash equivalents:
Beginning of year	35,895	47,523

End of year	$26,984	35,895

(continued)

THE BANKshares, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows, Continued

(In thousands)

	Year Ended December 31,
	2013	2012
Supplemental disclosure of cash flow information:
Cash paid during the year:
Income taxes	$637	70

Interest	$1,725	3,426

Noncash transactions:
Unrealized holding loss on securities available-for-sale, net of income tax benefit	$(2,268)	(831)

Loans reclassified to foreclosed real estate	$4,776	3,209

Foreclosed real estate reclassified to loans	$1,437	278

Acquisition:
Fair value of securities available for sale acquired	$—	504

Fair value of Federal Home Loan Bank stock acquired	$—	147

Fair value of loans acquired	$—	47,183

Fair value of premises and equipment acquired	$—	2,464

Fair value of other assets acquired	$—	569

Fair value of goodwill	$—	3,025

Fair value of core deposit intangible	$—	1,454

Fair value of net foreclosed real estate acquired	$—	36

Deferred income taxes	$—	3,068

Fair value of deposit liabilities assumed	$—	74,689

Fair value of other liabilities assumed	$—	2,428

See Accompanying Notes to Consolidated Financial Statements.

THE BANKshares, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2013 and 2012 and Years Then Ended

(1)	Summary of Significant Accounting Policies

Organizational Background. The BANKshares, Inc. (the “Holding Company”) owns 100% of the outstanding common stock of BankFIRST (the “Bank”). BankFIRST operates twelve banking offices in central Florida, as well as those of its wholly-owned subsidiary, Commercial Business Finance Corp. (“CBF”). CBF provides certain factoring services. The Bank also owns BankFIRST Realty (“BFR”) and BankFIRST Agency (“BFA”) which have limited activity or operations. The Bank acquired East Coast Community Bank (“ECB”) on January 1, 2012. ECB was merged into BankFIRST on the acquisition date. The Bank is a state (Florida) chartered commercial bank providing a variety of financial services to individual and corporate customers. The deposits of the Bank are insured up to the applicable limits by the Federal Deposit Insurance Corporation (“FDIC”).

Basis of Presentation. The accompanying consolidated financial statements include the financial results of the Holding Company, the Bank, CBF, BFR and BFA (collectively, the “Company”). All significant intercompany balances and transactions have been eliminated in consolidation.

Management has evaluated events occurring subsequent to the balance sheet date through February 11, 2014 (the financial statement issuance date), determining no events require additional disclosure in these consolidated financial statements.

Use of Estimates. In preparing consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, valuation of foreclosed real estate and valuation of deferred income taxes.

Cash and Cash Equivalents. For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash and balances due from banks, interest-earning demand deposits in other banks and federal funds sold, all of which have an original maturity of less than ninety days.

The Company is required under Federal Reserve Board regulations to maintain reserves, generally consisting of cash or noninterest-earning accounts, against its transaction accounts. At December 31, 2013 and 2012, there was no reserve requirement.

Securities Available for Sale. Securities that are held principally for resale in the near term are considered trading securities and recorded at fair value with changes in fair value recorded in earnings. Debt securities that the Company has the positive intent and ability to hold to maturity are classified as held to maturity and are reported at amortized cost. Available-for-sale securities consist of securities not classified as trading securities or as held-to-maturity securities. Unrealized holding gains and losses, net of tax, on available-for-sale securities are excluded from earnings and reported in comprehensive income. Gains and losses on the sale of available-for-sale securities are recorded on the trade date and are determined using the specific-identification method. Purchase premiums and discounts are recognized in interest-income using the interest method over the terms of the securities.

(continued)

THE BANKshares, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(1)	Summary of Significant Accounting Policies, Continued

Securities Available for Sale, Continued.

Declines in the fair value of securities available for sale that are deemed to be other than temporary are reflected in earnings as realized losses. In evaluating whether declines represent other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Loans Held for Sale. Loans held for sale, which are composed of residential mortgage loans, are reported at the lower of cost or fair value on an aggregate loan portfolio basis. Gains or losses on the sale of loans held for sale are recognized at the time of sale and are determined by the difference between the net sales proceeds and the carrying value of the loans sold including any deferred origination fees and costs. Net unrealized losses, if any, are recognized through a market adjustment by charges to earnings. Gains and losses on sales of residential mortgage loans are included in gain on sale of loans in the consolidated statements of earnings.

Loans. Loans that management has the intent and the Company has the ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses and any deferred fees or costs on originated loans.

Loan origination fees are deferred and certain direct origination costs are capitalized. Both are recognized as an adjustment of the yield of the related loan.

For loans amortized at cost, interest income is accrued based on the unpaid principal balance.

The accrual of interest on loans is discontinued at the time the loan is ninety days delinquent unless the loan is well collateralized and in process of collection. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful. Past due status is based on contractual terms of the loans.

All interest accrued but not collected for loans that are placed on nonaccrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses. The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. There were no changes in the Company’s accounting policies or methodology during the years ended December 31, 2013 or 2012.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

(continued)

THE BANKshares, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(1)	Summary of Significant Accounting Policies, Continued

Allowance for Loan Losses, Continued.

The allowance consists of specific and general components. The specific component relates to loans that are impaired. For such loans, an allowance is established when the discounted cash flows, or collateral value, or observable market price of the impaired loan is lower than the carrying value of that loan. The general component covers all other loans and is based on the following:

The historical loss component of the allowance is determined by losses recognized by portfolio segment over the preceding two years. This is supplemented by the risks for each portfolio segment. Risk factors impacting loans in each of the portfolio segments include any deterioration of property values, reduced consumer and business spending as a result of continued high unemployment and reduced credit availability and lack of confidence in a sustainable recovery. The historical experience is adjusted for the following qualitative factors, economic conditions and other trends or uncertainties that could affect management’s estimate of probable losses.

The general component of the allowance covers non-impaired loans and is estimated for inherent losses within the remaining portfolio. As part of the monthly analysis, management stratifies the loan portfolio into several categories: commercial, commercial real estate, residential real estate, construction and development, home equity, and other consumer loans. Loans are further segregated within these categories by risk ratings. The Company’s credit administration process applies a risk rating to all loans at initial underwriting and upon periodic loan reviews based on a risk grading scale from one through seven. Management then applies historical loss experience adjusted for qualitative factors, such as historical loss factor, national and local economic trends and conditions, loan portfolio quality trends, industry risk, the experience of lending and credit staff, and other risk factors.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

Impairment is measured on a loan by loan basis for all loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, or the fair value of the collateral if the loan is collateral-dependent.

Acquired Loans. The Company’s valuation allowances for all acquired loans reflect only those losses incurred after acquisition-that is, the present value of cash flows expected at acquisition that are not expected to be collected. Valuation allowances are established only subsequent to acquisition of the loans.

The Company acquires loans individually and in groups or portfolios. For certain acquired loans that have experienced deterioration of credit quality between origination and the Company’s acquisition of the loans, the

(continued)

THE BANKshares, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(1)	Summary of Significant Accounting Policies, Continued

Acquired Loans, Continued.

amount paid for a loan reflects the Company’s determination that it is probable the Company will be unable to collect all amounts due according to the loan’s contractual terms. At acquisition, the Company reviews each loan to determine whether there is evidence of deterioration of credit quality since origination and if it is probable that the Company will be unable to collect all amounts due according to the loan’s contractual terms. If both conditions exist, the Company determines whether each such loan is to be accounted for individually or whether such loans will be assembled into pools of loans based on common risk characteristics (credit score, loan type, and date of origination). The Company considers expected prepayments, and estimates the amount and timing of undiscounted expected principal, interest, and other cash flows (expected at acquisition) for each loan and subsequently aggregated pool of loans. The Company determines the excess of the loan’s or pool’s scheduled contractual principal and contractual interest payments over all cash flows expected at acquisition as an amount that should not be accreted (nonaccretable difference). The remaining amount-representing the excess of the loan’s cash flows expected to be collected over the amount paid-is accreted into interest income over the remaining life of the loan or pool (accretable yield).

Over the life of the loan or pool, the Company continues to estimate cash flows expected to be collected. The Company evaluates at the balance sheet date whether the present value of its loans determined using the effective interest rates has decreased and if so, recognizes a loss. For loans or pools that are not accounted for as debt securities, the present value of any subsequent increase in the loan’s or pool’s actual cash flows or cash flows expected to be collected is used first to reverse any existing valuation allowance for that loan or pool. For any remaining increases in cash flows expected to be collected, or for loans or pools accounted for as debt securities, the Company adjusts the amount of accretable yield recognized on a prospective basis over the loan’s or pool’s remaining life.

Premises and Equipment. Premises and equipment are stated at cost, less accumulated depreciation and amortization computed on both the straight-line and accelerated methods over the estimated useful lives of the assets. These lives are summarized as follows:

Asset	Estimated Lives
Bank premises and land improvements	40 years
Equipment and furnishings	3 - 7 years
Leasehold improvements	1 - 7 years

Maintenance and repairs to premises and equipment are charged to earnings, and improvements and additions are capitalized.

Foreclosed Real Estate. Assets acquired in the settlement of loans are initially recorded at estimated fair value less estimated selling cost at the date of acquisition, establishing a new cost basis. Subsequent to foreclosure valuations are periodically performed by management and such assets are carried at the lower of cost or fair value less estimated costs to sell. Costs relating to development and improvement of foreclosed real estate are capitalized, whereas costs relating to holding the foreclosed real estate as well as changes in the valuation allowance are charged to earnings.

Goodwill and Intangible Assets. The Company tests goodwill for impairment annually. The test requires the Company to determine the fair value of each respective reporting unit and compare the reporting unit’s fair value to its carrying value. The fair value of the reporting unit is estimated using management valuation

(continued)

THE BANKshares, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(1)	Summary of Significant Accounting Policies, Continued

Goodwill and Intangible Assets, Continued.

models. While management believes the sources utilized to arrive at the fair value estimates are reliable, different sources or methods could have yielded different fair value estimates. These fair value estimates require a significant amount of judgment. Changes in management’s valuation of its reporting unit may affect future results of operations through the recognition of a goodwill impairment charge. At December 31, 2013 and 2012, the fair value of the reporting unit was greater than its carrying value. Therefore, goodwill was not impaired. If the fair value of the reporting unit declines below the carrying amount, the Company would have to perform the second step of the impairment test. This step requires the Company to fair value all assets (recognized and unrecognized) and liabilities in a manner similar to purchase price allocation.

The Company reviews core deposit and other intangible assets for possible impairment whenever events or changes in circumstances indicate that carrying amounts may not be recoverable.

Acquisitions. The Company accounts for business combinations using the acquisition method of accounting. The acquisition method of accounting requires the Company to fair value the tangible net assets and identifiable intangible assets acquired. The fair values are based on available information and current economic conditions at the date of acquisition. Fair value may be obtained from independent appraisers, discounted cash flow present value techniques, management valuation models, quoted prices on national markets or quoted market prices from brokers. These fair value estimates will affect future operations through the disposition or amortization of the underlying assets and liabilities. While management believes the sources utilized to arrive at the fair value estimates are reliable, different sources or methods could have yielded different fair value estimates. Such different value estimates could affect future operations through different values being utilized for the disposition or amortization of the underlying assets and liabilities acquired.

Income Taxes. GAAP sets out a consistent framework to determine the appropriate level of tax reserves to maintain for uncertain tax positions.

The income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. The Company determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur.

Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than fifty percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than fifty percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not

(continued)

THE BANKshares, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(1)	Summary of Significant Accounting Policies, Continued

Income Taxes, Continued.

recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management’s judgment. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.

The Company recognizes interest and penalties on income taxes as a component of income tax expense.

The Holding Company and the Bank file consolidated Federal and State of Florida income tax returns. Income taxes are allocated to the Holding Company and Bank as if separate income tax returns were filed.

Stock-Based Employee Compensation. The Company uses a fair value-based method of accounting for stock-based compensation costs. Compensation cost for stock-based employee compensation arrangements is measured at the grant date based on the value of the award and is recognized over the related service period.

Transfer of Financial Assets. Transfers of financial assets or a participating interest in an entire financial asset are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity. A participating interest is a portion of an entire financial asset that (1) conveys proportionate ownership rights with equal priority to each participating interest holder (2) involves no recourse (other than standard representations and warranties) to, or subordination by, any participating interest holder, and (3) does not entitle any participating interest holder to receive cash before any other participating interest holder.

Off-Balance Sheet Financial Instruments. In the ordinary course of business, the Company has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, unused lines of credit, standby letters of credit and undisbursed construction loans in process. Such financial instruments are recorded in the consolidated financial statements when they are funded.

Fair Value Measurements. Fair value is the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The fair value hierarchy requires the Company to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2: Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities that are not active; and model-driven valuations whose inputs are observable or whose significant value drivers are observable. Valuations may be obtained from, or corroborated by, third-party pricing services.

(continued)

THE BANKshares, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(1)	Summary of Significant Accounting Policies, Continued

Fair Value Measurements, Continued.

Level 3: Unobservable inputs to measure fair value of assets and liabilities for which there is little, if any market activity at the measurement date, using reasonable inputs and assumptions based upon the best information at the time, to the extent that inputs are available without undue cost and effort.

The following describes valuation methodologies used for assets measured at fair value:

Securities Available for Sale. Where quoted prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. Level 1 securities include highly liquid government bonds, certain mortgage products and exchange-traded equities. If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics, or discounted cash flows. Examples of such instruments, which would generally be classified within Level 2 of the valuation hierarchy, include certain collateralized mortgage and debt obligations and certain high-yield debt securities. In certain cases where there is limited activity or less transparency around inputs to the valuation, securities are classified within Level 3 of the valuation hierarchy. Securities classified within Level 3 include certain residual interests in securitizations and other less liquid securities.

Impaired Loans. The Company’s impaired loans are normally collateral dependent and, as such, are carried at the lower of the Company’s net recorded investment in the loan or the estimated fair value of the collateral less estimated selling costs. Estimates of fair value are determined based on a variety of information, including the use of available appraisals, estimates of market value by licensed appraisers or local real estate brokers and the knowledge and experience of the Company’s senior lending officers related to values of properties in the Company’s market areas. These officers take into consideration the type, location and occupancy of the property as well as current economic conditions in the area the property is located in assessing estimates of fair value. Accordingly, fair value estimates for impaired loans are classified as Level 3.

Foreclosed Real Estate. Estimates of fair values are determined based on a variety of information, including the use of available appraisals, estimates of market value by licensed appraisers or local real estate brokers and the knowledge and experience of the Company’s senior lending officers related to values of properties in the Company’s market areas. These officers take into consideration the type, location and occupancy of the property as well as current economic conditions in the area the property is located in assessing estimates of fair value. Accordingly, the fair values estimates for foreclosed real estate are classified as Level 3.

Acquired Assets and Assumed Liabilities. All assets acquired and liabilities assumed were recorded at estimated fair value at the date of acquisition. Estimates of fair values were determined based on a variety of information. Acquired assets and assumed liabilities were valued based on estimated cash flows and other unobservable inputs and are classified as Level 3, with the exception of acquired securities which were classified as a Level 2.

Fair Values of Financial Instruments. The following methods and assumptions were used by the Company in estimating fair values of financial instruments:

Cash and Cash Equivalents. The carrying amounts of cash and cash equivalents approximate their fair value.

(continued)

THE BANKshares, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(1)	Summary of Significant Accounting Policies, Continued

Fair Values of Financial Instruments, Continued.

Time Deposits. Fair values for time deposits are estimated using discounted cash flow analysis using interest rates currently being offered for time deposits with similar terms.

Securities Available for Sale. Fair values for securities are based on the framework for measuring fair values disclosed above under Fair Value Measurements.

Federal Home Loan Bank Stock. Fair value of the Company’s investment in Federal Home Loan Bank (“FHLB”) stock is based on its redemption value.

Loans. For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for certain fixed-rate mortgage (e.g. one-to-four family residential), commercial real estate and commercial loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are based on the framework for measuring fair value disclosed above under Fair Value Measurements.

Loans Held for Sale. Fair values for loans held for sale are based on quoted market prices.

Deposits. The fair values disclosed for demand, NOW, money-market and savings deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). Fair values for time deposits are estimated using a discounted cash flow calculation that applies interest rates currently being offered on time deposits to a schedule of aggregated expected monthly maturities of time deposits.

Junior Subordinated Debentures and Other Borrowings. The carrying amount of borrowings under customer repurchase agreements and line of credit approximate their fair value. The fair value of junior subordinated debentures are estimated using discounted cash flow analysis based on the Company’s incremental borrowing rates for similar types of borrowing arrangements.

Accrued Interest. The carrying amounts of Company’s accrued interest approximate their fair values.

Off-Balance-Sheet Financial Instruments. Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing.

Earnings Per Common Share. Basic and diluted earnings per common share is calculated by dividing net earnings by the weighted-average number of shares of common stock outstanding during the reporting period. Nonvested share grants are deemed to be issued and outstanding.

Comprehensive Income. GAAP requires that recognized revenue, expenses, gains and losses be included in net earnings. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the consolidated balance sheet, such items along with net earnings, are components of comprehensive income.

(continued)

THE BANKshares, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(1)	Summary of Significant Accounting Policies, Continued

Media Advertising. The Company follows the policy of expensing advertising costs as incurred. Advertising and business development costs charged to earnings were approximately $333,000 and $521,000 in 2013 and 2012, respectively.

Reclassifications. Certain reclassifications of prior year amounts were made to conform to the current year presentation.

Recent Pronouncements. In January 2013, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2013-01, Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities, which limits the scope of the new balance sheet offsetting disclosures in ASU 2011-11 to derivatives, repurchase agreements, and securities lending transactions to the extent that they are (1) offset in the financial statements or (2) subject to an enforceable master netting arrangement or similar agreement. The adoption of this guidance had no effect on the Company’s consolidated financial statements.

In February 2013, the FASB Issued ASU No. 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income, which requires entities to present information about reclassification adjustments from accumulated other comprehensive income in their annual financial statements in a single note or on the face of the financial statements. This guidance is effective prospectively January 1, 2014. Upon adoption, this guidance is not expected to impact the Company’s consolidated financial statements.

In February 2013, the FASB Issued ASU No. 2013-04, Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation Is Fixed at the Reporting Date. ASU 2013-04 provides guidance for the recognition, measurement, and disclosure of obligations resulting from joint and several liability arrangements for obligations within the scope of this ASU, which is effective January 1, 2014. Upon adoption, this guidance is not expected to impact the Company’s consolidated financial statements.

In July 2013, the FASB issued ASU No. 2013-10, Inclusion of the Fed Funds Effective Swap Rate (or Overnight Index Swap Rate) as a Benchmark Interest Rate for Hedge Accounting Purposes. ASU No. 2013-10 permits the use of the Fed Funds Effective Swap Rate (OIS) to be used as a U.S. benchmark interest rate for hedge account purposes. The amendment is effective prospectively for qualifying new or redesignated hedging relationships entered into on or after July 17, 2013. The adoption of this guidance had no effect on the Company’s consolidated financial statements.

In July 2013, the FASB issued ASU 2013-11, Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists, which among other things, require an unrecognized tax benefit, or a portion of an unrecognized tax benefit, to be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward, except as denoted within the ASU. The amendments in this ASU are effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. Upon adoption, this guidance is not expected to impact the Company’s consolidated financial statements.

(continued)

THE BANKshares, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(1)	Summary of Significant Accounting Policies, Continued

Recent Regulatory Developments

Basel III Rules. On July 2, 2013, the Federal Reserve Board (“FRB”) approved the final rules implementing the Basel Committee on Banking Supervision’s capital guidelines for U.S. banks. Under the final rules, minimum requirements will increase for both the quantity and quality of capital held by the Bank. The rules include a new common equity Tier 1 capital to risk-weighted assets ratio of 4.5% and a common equity Tier 1 capital conservation buffer of 2.5% of risk-weighted assets. The final rules also raise the minimum ratio of Tier 1 capital to risk-weighted assets from 4.0% to 6.0% and require a minimum leverage ratio of 4.0%. The final rules also implement strict eligibility criteria for regulatory capital instruments. On July 9, 2013, the FDIC also approved, as an interim final rule, the regulatory capital requirements for U.S. banks, following the actions of the FRB. The FDIC’s rule is identical in substance to the final rules issued by the FRB.

The phase-in period for the final rules will begin for the Bank on January 1, 2015, with full compliance with all of the final rule’s requirements phased in over a multi-year schedule. The Bank is currently evaluating the provisions of the final rules and their expected impact on the Bank.

(2)	Business Acquisitions

On January 1, 2012, the Company acquired East Coast Community Bank (“ECB”) from the Commercial Bancorp, Inc. (“CBI”) located in Ormond Beach, Florida. ECB was subsequently merged into BankFIRST. The reason for the merger was to expand the Company’s franchise, achieve economies of scale and to take advantage of opportunities in market contiguous to two of the Company’s existing markets. Under the terms of the revised definitive agreement, CBI was paid a combination of cash and contingent consideration in the form of a noninterest bearing note payable, the maturity value of which was dependent on the performance of the loan portfolio of ECB during the two year period beginning on the date of the closing of the transaction. The aggregate value of the (maximum) consideration to be given is $4,633,000, with $2,502,000 paid in cash and the contingent consideration estimate of $2,131,000 recorded at the acquisition date. In January 2014, $845,000 was due and paid to CBI and $1,286,000 is included in noninterest income for 2013 related to the reversal of the contingent note payable which was not required to be paid to CBI.

(continued)

THE BANKshares, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(2)	Business Acquisitions, Continued

The following table summarizes the fair values of the assets acquired and liabilities assumed at the date of acquisition, including adjustments (in thousands):

Cash and due from banks	$21,169
Securities available for sale	504
Federal Home Loan Bank stock	147
Loans	47,183
Premises and equipment	2,464
Other assets	569
Goodwill	3,025
Core deposit intangible	1,454
Foreclosed real estate	36
Deferred income taxes	3,068

Total assets acquired	79,619

Deposits	74,689
Contingent note payable non-interest bearing	2,131
Other liabilities	297

Total liabilities assumed	77,117

Net assets acquired	$2,502

The Company’s consolidated results of operations indicate the results of ECB since the acquisition date.

In connection with various business acquisitions the Company recorded certain acquisition related items as follows (in thousands):

	The Bank Brevard	BankFIRST	Commercial Business Finance Corp.	East Coast Community Bank	Total
Acquisition date	January 5, 2007	April 25, 2007	February 29, 2008	January 1, 2012
Goodwill recorded	$25,388	43,305	877	3,025	72,595

Core deposit intangible	$3,542	18,445	—	1,454	23,441

Amortization period	10 years	10 years	—	7 years

A reconciliation of core deposit intangible amortization is as follows:

Accumulated amortization at December 31, 2012	$2,899	14,532	—	541	17,972
Current year amortization expense	258	1,453	—	261	1,972

Accumulated amortization at December 31, 2013	$3,157	15,985	—	802	19,944

(continued)

THE BANKshares, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(2)	Business Acquisitions, Continued

Future estimated amortization expense:

Year Ending December 31,	The Bank Brevard	BankFIRST	Commercial Business Finance Corp.	East Coast Community Bank	Total
2014	$192	1,118	—	188	1,498
2015	129	783	—	116	1,028
2016	64	447	—	116	627
2017	—	112	—	116	228
2018	—	—	—	116	116

	$385	2,460	—	652	3,497

The amortization is generally calculated using the double declining balance method.

(3)	Securities

All securities have been classified as available for sale by management. The carrying amounts of securities available for sale and their approximate fair values were as follows (in thousands):

	Cost	Gross Gains	Gross Losses	Value
At December 31, 2013:
Mortgage-backed securities	$88,517	688	(1,009)	88,196
Municipal securities	33,359	525	(2,029)	31,855
SBA pool securities	26,554	476	—	27,030
Asset-backed securities	3,949	—	(138)	3,811

	$152,379	1,689	(3,176)	150,892

At December 31, 2012:
Mortgage-backed securities	115,999	1,005	(690)	116,314
Municipal securities	25,373	1,330	(117)	26,586
SBA pool securities	30,738	621	—	31,359

	$172,110	2,956	(807)	174,259

The following schedule shows those securities with gross unrealized losses at December 31, 2013 aggregated by investment category and length of time that the securities have been in a continuous loss position, as well as their fair value (in thousands).

	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
Mortgage-backed securities	$(385)	27,442	(624)	18,038
Municipal securities	(1,915)	21,303	(114)	1,112
Asset-backed securities	(138)	3,811	—	—

	$(2,438)	52,556	(738)	19,150

(continued)

THE BANKshares, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(3)	Securities, Continued

At December 31, 2013, forty-five securities of a total of ninety securities had unrealized losses, none of which had an aggregate unrealized loss of 15% or more of its amortized cost. The unrealized losses that exist are considered by management to be principally attributable to changes in market rates and credit spreads, and not to credit risk or deterioration on the part of the issuer. Accordingly, if rates and credit spreads were to decline, much or all of the current unrealized loss could be recovered through market appreciation. Since the Company has the intent and ability to hold their investments until a market price recovery or maturity, these investments are not considered other than temporarily impaired.

Amortized cost and estimated fair value of securities at December 31, 2013, by contractual maturity, are as follows (in thousands):

	Cost	Value
Due:
After one year through five years	$1,038	1,099
After five years through ten years	25,639	25,568
After ten years	37,185	36,029
Mortgage-backed securities	88,517	88,196

Total	$152,379	150,892

Securities sales transactions were as follows (in thousands):

	Year Ended December 31,
	2013	2012
Proceeds received from sale	$12,952	25,932

Gross gains	$114	2,017

Gross losses	$(63)	—

Securities available for sale with a carrying amount of $29.4 million and $31.1 million, respectively, were pledged at December 31, 2013 and 2012 to collateralize the Company’s repurchase agreements, Treasury, Tax and Loan account and public funds deposits.

(continued)

THE BANKshares, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(4)	Loans

The components of loans are as follows (in thousands):

	At December 31,
	2013	2012
Commercial real estate:
Construction	$26,169	22,788
Nonfarm nonresidential	224,227	211,041
Residential real estate:
1-4 family	35,890	28,229
Multi-family	1,758	3,787
Construction	1,448	5
Commercial:
Secured	52,703	49,291
Unsecured	1,348	934
Consumer:
Home equity	18,372	20,004
Installment	3,904	3,498

Total loans	365,819	339,577

Add (deduct):
Allowance for loan losses	(6,136)	(5,963)
Deferred loan costs, net	987	759

Loans, net	$360,670	334,373

The Company grants the majority of its loans to borrowers throughout Central Florida. Although the Company has a diversified loan portfolio, a significant portion of its borrowers’ ability to honor its contracts is dependent upon the economy in Brevard, Lake, Orange, Seminole and Volusia Counties in Florida. The Company does not have significant concentrations to any one industry or customer.

With the uncertain real estate market in Central Florida, in the short-term obtaining refinancing or sale of the collateral may be difficult or impossible under terms acceptable to the borrower. It is likely many of these loans will be extended and may be modified to provide additional interest only periods. Management is closely monitoring these loans and believes the allowance for loan losses at December 31, 2013 is adequate.

(continued)

THE BANKshares, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(4)	Loans, Continued

Activity in the allowance for loan losses was as follows (in thousands):

	Commercial Real Estate Loans	Residential Real Estate Loans	Commercial	Consumer	Total
Year Ended December 31, 2013:
Beginning balance	$2,901	1,414	965	683	5,963
Provision (credit) for loan losses	2,322	(569)	(134)	(184)	1,435
Charge-offs	(1,158)	(503)	(345)	(54)	(2,060)
Recoveries	396	70	279	53	798

Ending balance	$4,461	412	765	498	6,136

Individually evaluated for impairment:
Recorded investment	$8,217	339	558	518	9,632

Balance in allowance for loan losses	$993	39	—	176	1,208

Collectively evaluated for impairment:
Recorded investment	$242,179	38,757	53,493	21,758	356,187

Balance in allowance for loan losses	$3,468	373	765	322	4,928

Year Ended December 31, 2012:
Beginning balance	$3,003	1,379	1,244	835	6,461
Provision for loan losses	1,277	195	287	12	1,771
Charge-offs	(1,438)	(195)	(622)	(197)	(2,452)
Recoveries	59	35	56	33	183

Ending balance	$2,901	1,414	965	683	5,963

Individually evaluated for impairment:
Recorded investment	$13,197	1,842	1,218	651	16,908

Balance in allowance for loan losses	$695	247	112	129	1,183

Collectively evaluated for impairment:
Recorded investment	$220,632	30,179	49,007	22,851	322,669

Balance in allowance for loan losses	$2,206	1,167	853	554	4,780

(continued)

THE BANKshares, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(4)	Loans, Continued

The Company has loans that were acquired in a transfer, for which there was, at acquisition, evidence of deterioration of credit quality since origination and for which it was probable, at acquisition, that all contractually required payments would not be collected. The carrying amounts of $26.5 million and $35.1 million on these loans are included in loans at December 31, 2013 and 2012, respectively. There were no related allowances for loan losses on these loans in 2013 or 2012. The contractually required payment receivable, cash flows expected to be collected and fair value as of the acquisition date were as follows:

	Acquired Impaired Loans	Acquired Performing Loans	Total Acquired Loans
January 1, 2012:
Contractually required payments receivable at acquisition	$7,575	45,181	52,756
Nonaccretable difference (expected losses and foregone interest)	(2,812)	—	(2,812)

Cash flows expected to be collected at acquisition	4,763	45,181	49,944
Accretable yield	(552)	(2,209)	(2,761)

Basis in acquired loans at acquisition	$4,211	42,972	47,183

The following is a summary of changes in the accretable yields of acquired loans from January 1, 2012 to December 31, 2013:

	Acquired Impaired Loans	Acquired Performing Loans	Total Acquired Loans
Balance, January 1, 2012	$552	2,209	2,761
Accretion	(433)	(1,010)	(1,443)

Balance, December 31, 2012	119	1,199	1,318
Accretion	(119)	(282)	(401)

Balance, December 31, 2013	$—	917	917

(continued)

THE BANKshares, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(4)	Loans, Continued

The following summarizes the loan credit quality (in thousands):

	Commercial Real Estate		Residential Real Estate			Commercial		Consumer
		Nonfarm	1-4	Multi-				Home
	Construction	Nonresidential	Family	Family	Construction	Secured	Unsecured	Equity	Installment	Total
Credit Risk Profile by Internally Assigned Grade: At December 31, 2013:
Grade:
Pass	$19,953	200,071	33,402	1,758	1,448	48,953	1,303	17,104	3,846	327,838
Watch	612	9,198	1,733	—	—	1,858	—	475	49	13,925
Special mention	1,561	6,778	—	—	—	567	—	207	3	9,116
Substandard	2,389	5,288	634	—	—	1,300	45	527	2	10,185
Doubtful	1,654	2,892	121	—	—	25	—	59	4	4,755

Total	$26,169	224,227	35,890	1,758	1,448	52,703	1,348	18,372	3,904	365,819

At December 31, 2012:
Grade:
Pass	15,544	185,861	26,277	2,870	5	46,104	892	18,743	3,485	299,781
Watch	792	7,287	856	—	—	1,100	—	438	1	10,474
Special mention	1,657	4,824	—	—	—	488	—	—	—	6,969
Substandard	2,440	4,985	409	433	—	981	42	660	6	9,956
Doubtful	2,355	8,084	687	484	—	618	—	163	6	12,397

Total	$22,788	211,041	28,229	3,787	5	49,291	934	20,004	3,498	339,577

Internally assigned loan grades are defined as follows:

Pass — A Pass loan’s primary source of loan repayment is satisfactory, with secondary sources very likely to be realized if necessary. (Risk grades 1 and 2)

Watch — A Watch loan consists of only loans that are paying as agreed and are not being reported on the thirty day and over past due report. Some weaknesses are evident but the loan will either migrate back to “pass” or will migrate into a classified loan category with specific reserve allocations if the weaknesses are not corrected within a reasonable period of time. (Risk grade 3)

Special Mention — A Special Mention loan has potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in the deterioration of the repayment prospects for the asset or the Company’s credit position at some future date. Special Mention loans are not adversely classified and do not expose an institution to sufficient risk to warrant adverse classification. (Risk grade 4)

Substandard — A Substandard loan is inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified must have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected. (Risk grade 5)

Doubtful — A loan classified Doubtful has all the weaknesses inherent in one classified Substandard with the added characteristics that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable. (Risk grade 6)

(continued)

THE BANKshares, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(4)	Loans, Continued

Loss — A loan classified Loss is considered uncollectible and of such little value that continuance as a bankable asset is not warranted. This classification does not mean that the asset has absolutely no recovery or salvage value, but rather it is not practical or desirable to defer writing off this asset even though partial recovery may be effected in the future. (Risk grade 7)

Age analysis of past due loans are as follows (in thousands):

	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days Past Due	Total Past Due	Current	Total	Past Due Ninety Days or More, but Still Accruing	Nonaccrual Loans
At December 31, 2013:
Commercial real estate:
Construction	$301	—	1,400	1,701	24,468	26,169	—	1,654
Nonfarm nonresidential	875	515	2,562	3,952	220,275	224,227	—	2,892
Residential real estate:
1-4 family	700	579	114	1,393	34,497	35,890	—	121
Multi-family	—	—	—	—	1,758	1,758	—	—
Construction	—	—	—	—	1,448	1,448	—	—
Commercial:
Secured	288	134	—	422	52,281	52,703	—	25
Unsecured	—	—	—	—	1,348	1,348	—	—
Consumer:
Home equity	70	—	59	129	18,243	18,372	—	59
Installment	10	—	—	10	3,894	3,904	—	—

Total	$2,244	1,228	4,135	7,607	358,212	365,819	—	4,751

At December 31, 2012:
Commercial real estate:
Construction	306	665	1,690	2,661	20,127	22,788	—	2,355
Nonfarm nonresidential	19	146	7,807	7,972	203,069	211,041	—	8,085
Residential real estate:
1-4 family	92	—	687	779	27,450	28,229	—	687
Multi-family	433	—	484	917	2,870	3,787	—	484
Construction	—	—	—	—	5	5	—	—
Commercial:
Secured	283	—	576	859	48,432	49,291	—	617
Unsecured	93	—	—	93	841	934	—	—
Consumer:
Home equity	96	44	163	303	19,701	20,004	—	163
Installment	5	—	—	5	3,493	3,498	—	—

Total	$1,327	855	11,407	13,589	325,988	339,577	—	12,391

(continued)

THE BANKshares, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(4)	Loans, Continued

The following summarizes the amount of impaired loans (in thousands):

	Recorded Investment	Unpaid Contractual Principal Balance	Related Allowance
At December 31, 2013:
With no related allowance recorded:
Commercial real estate:
Construction	$343	343	—
Nonfarm nonresidential	3,455	4,730	—
Residential real estate-
1-4 family	99	107	—
Commercial-
Secured	558	568	—
Consumer:
Home equity	193	357	—
Installment	2	10	—

Total	$4,650	6,115	—

With an allowance recorded:
Commercial real estate:
Construction	2,173	3,344	549
Nonfarm nonresidential	2,246	3,031	444
Residential real estate-
1-4 family	240	695	39
Consumer:
Home equity	319	511	172
Installment	4	8	4

Total	$4,982	7,589	1,208

Total:
Commercial real estate:
Construction	$2,516	3,687	549

Nonfarm nonresidential	$5,701	7,761	444

Residential real estate-
1-4 family	$339	802	39

Commercial-
Secured	$558	568	—

Consumer:
Home equity	$512	868	172

Installment	$6	18	4

Total	$9,632	13,704	1,208

(continued)

THE BANKshares, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(4)	Loans, Continued

	Recorded Investment	Unpaid Contractual Principal Balance	Related Allowance
At December 31, 2012:
With no related allowance recorded:
Commercial real estate:
Construction	$2,366	2,846	—
Nonfarm nonresidential	7,521	9,043	—
Residential real estate:
1-4 family	622	1,011	—
Multi-family	433	487	—
Commercial-
Secured	877	1,013	—
Consumer:
Home equity	163	213	—
Installment	6	14	—

Total	$11,988	14,627	—

With an allowance recorded:
Commercial real estate:
Construction	873	998	125
Nonfarm nonresidential	2,437	3,007	570
Residential real estate:
1-4 family	302	773	55
Multi-family	485	1,482	192
Commercial-
Secured	341	699	112
Consumer:
Home equity	476	782	123
Installment	6	13	6

Total	$4,920	7,754	1,183

Total:
Commercial real estate:
Construction	$3,239	3,844	125

Nonfarm nonresidential	$9,958	12,050	570

Residential real estate:
1-4 family	$924	1,784	55

Multifamily	$918	1,969	192

Commercial-
Secured	$1,218	1,712	112

Consumer:
Home equity	$639	995	123

Installment	$12	27	6

Total	$16,908	22,381	1,183

(continued)

THE BANKshares, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(4)	Loans, Continued

The average net investment in impaired loans and interest income recognized and received on impaired loans are as follows (in thousands):

	For the Year Ended December 31,
	2013			2012
	Average Recorded Investment	Interest Income Recognized	Interest Income Received	Average Recorded Investment	Interest Income Recognized	Interest Income Received
Commercial real estate:
Construction	$2,978	46	82	1,946	48	43
Nonfarm nonresidential	7,342	117	189	8,471	153	142
Residential real estate:
1-4 family	802	20	21	1,145	22	22
Multi-family	233	—	—	1,174	36	28
Commercial	963	35	46	1,516	47	44
Consumer:
Home equity	437	17	18	563	20	16
Installment	11	1	1	9	1	1

Total	$12,766	236	357	14,824	327	296

Troubled debt restructurings during the years ended December 31, 2013 and 2012 are as follows (dollars in thousands):

	2013			2012
	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment
Troubled Debt Restructurings:
Real estate mortgage loans:
Commercial real estate-
Modified interest rate and amortization	1	$731	361	—	$—	—

Construction and land:
Modified interest rate and amortization	—	$—	—	1	$208	229

(continued)

THE BANKshares, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(4)	Loans, Continued

The allowance for loan losses on all loans that have been restructured and are considered trouble debt restructurings (“TDR”) is included in the Company’s specific reserve. The specific reserve is determined on a loan by loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate, or the fair value of the collateral if the loan is collateral-dependent. TDR’s that have subsequently defaulted are considered collateral-dependent.

	2013		2012
	Number of Contracts	Recorded Investment	Number of Contracts	Recorded Investment
Troubled Debt Restructurings That Subsequently Defaulted Within Twelve Months (dollars in thousands)-
Construction and land	—	$—	1	$225

The Company has divided the loan portfolio into four portfolio segments, each with different risk characteristics and methodologies for assessing risk. The portfolio segments identified by the Company are as follows:

Commercial Real Estate Loans. Commercial real estate mortgage loans are typically segmented into two classes: Construction and Nonfarm nonresidential loans. Both types of commercial real estate loans are secured by the subject property and are underwritten based upon standards set forth in the policies approved by the Company’s board of directors (the “Board”). Such standards include, among other factors, loan to value limits, cash flow coverage and general creditworthiness of the obligors. Typically, the Company requires that a survey be conducted and title insurance be obtained, insuring the priority of its mortgage lien. In general, when originating a real estate loan, the Company obtains a new appraisal or a real estate evaluation of the property from an independent third party to determine the adequacy of the collateral, and the appraisal is independently reviewed by the Company’s loan administrators. Borrowers are required to obtain casualty insurance and, if applicable, flood insurance in amounts at least equal to the outstanding loan balance or the maximum amount allowed by law. The loan to value ratio of construction loans is based on the lesser of the cost to construct or the appraised value of the completed property. Construction loans typically have a maturity of twelve months or less. These construction loans may be converted to permanent loans upon completion of construction. These loans are categorized as construction loans during the construction period, later converting to nonfarm nonresidential loans after the construction is complete and amortization of the loan begins. Real estate development and construction loans are approved based on an analysis of the borrower and guarantor, the viability of the project and on an acceptable percentage of the appraised value of the property securing the loan. Real estate development and construction loan funds are disbursed periodically based on the percentage of construction completed. The Company carefully monitors these loans with on-site inspections and requires the receipt of lien waivers on funds advanced. Development and construction loans are typically secured by the properties under development or construction, and personal guarantees are typically obtained. Further, to assure that reliance is not placed solely on the value of the underlying property, the Company considers the market conditions and feasibility of proposed projects, the financial condition and reputation of the borrower and guarantors, the amount of the borrower’s equity in the project, independent appraisals, costs estimates and pre-construction sale information. The Company also makes loans on occasion for the purchase of land for future

(continued)

THE BANKshares, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(4)	Loans, Continued

development by the borrower. Land loans are extended for the future development by the borrower. The Company carefully analyzes the intended use of the property and the viability thereof.

Residential Real Estate Mortgages. Residential real estate mortgage loans are typically segmented into three classes: 1 — 4 family residential, multifamily residential, and construction loans. 1-4 family and multi-family residential real estate loans are secured by the subject property and are underwritten based upon standards set forth in the policies approved by the Company’s board of directors (the “Board”). Such standards include, among other factors, loan to value limits, cash flow coverage and general creditworthiness of the obligors. In general, the Company requires that a survey be conducted and title insurance be obtained, insuring the priority of its mortgage lien. Typically, the loan to value limit for first mortgage lending on residential real estate ranges from 75%-85% of the lesser of the acquisition cost or the estimate of fair market value. Residential real estate loans are underwritten in accordance with policies set forth and approved by the Board, including repayment capacity and source, value of the underlying property, credit history and stability. When originating a real estate loan, the Company obtains a new appraisal or a real estate evaluation of the property from an independent third party to determine the adequacy of the collateral, and the appraisal will be independently reviewed by the Company’s loan administrators. Borrowers are required to obtain casualty insurance and, if applicable, flood insurance in amounts at least equal to the outstanding loan balance or the maximum amount allowed by law. The Company has very few “large” projects such as apartment buildings or complexes. More often multiple single family residential units are owned by an individual (landlord) as an investment property. Loans to individuals for the construction of their primary or secondary residences are secured by the property under construction. The loan to value ratio of construction loan is based on the lesser of the cost to construct or the appraised value of the completed home. Construction loans vary from six to fifteen months with nine to twelve months being normal for residential and commercial, respectively. Funds are advanced throughout the construction project in proportion to the percentage of completion based upon a draw schedule and verification by an inspector hired by the Company. Normally a substantial amount of the contractors profit is withheld until the final draw. These construction loans to individuals may be converted to permanent loans upon completion of construction. These loans are categorized as construction loans during the construction period, later converting to commercial or residential real estate loans after the construction is complete and amortization of the loan begins.

Commercial Loans. Commercial loans, both uninsured and government agency insured, are primarily made on a secured basis and are underwritten on the basis of the borrowers’ ability to service such debt from income. The cash flows of borrowers, however, may not be as expected and the collateral securing these loans may fluctuate in value. As a general practice, loans are made for acquisition, expansion and working capital purposes and are secured by real estate, accounts receivable, inventory, equipment or other assets. The Company usually takes as collateral a security interest in any available real estate, equipment, or other chattel, although loans may also be made on an unsecured basis. Collateralized working capital loans typically are secured by short-term assets whereas long term loans are primarily secured by long-term assets.

Home Equity and Installment. Home equity loans (primarily revolving open-end loans) are typically made in an amount up to 75% of the appraised value of the property securing the loan, less the amount of any existing liens on the property. Home equity loans typically have an original maturity of up to twenty years. Closed-end loans are primarily secured by liens on the property and have fixed terms and

(continued)

THE BANKshares, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(4)	Loans, Continued

maturity dates which are typically ten years but which can extend up to fifteen years. The interest rates on both home equity loans and closed-end loans can be either fixed or variable. The Company offers a variety of installment, consumer and other loans. These loans are typically secured by securities, certificates of deposit or personal property, including automobiles and boats. These loans also include unsecured personal loans. The majority of the terms range from twelve months to sixty months. Repayment of these loans is primarily dependent on the personal income of the borrowers, which can be impacted by economic conditions in their market areas such as unemployment levels. Loans to consumers are extended after a credit evaluation, including the creditworthiness of the borrower(s), the purpose of the credit, and the secondary source of repayment. Installment loans are made at fixed and variable interest rates. Risk is mitigated by the fact that the loans are of smaller individual amounts and spread over a large number of borrowers.

(5)	Foreclosed Real Estate

Expenses applicable to foreclosed real estate include the following (in thousands):

	Year Ended December 31,
	2013	2012
Gain on sale of foreclosed real estate	$(112)	(349)
Operating expenses, net of rental income	418	285
Provision for losses	466	908

	$772	844

Activity in the valuation allowance is as follows:

Balance, beginning of year	$951	444
Provision for losses	466	908
Charge-offs	(594)	(401)

Balance, end of year	$823	951

(continued)

THE BANKshares, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(6)	Premises and Equipment

The following table summarizes premises and equipment (in thousands):

	At December 31,
	2013	2012
Land	$8,840	8,840
Bank premises	15,046	15,041
Equipment and furnishings	5,674	5,452
Leasehold improvements	174	174

Total, at cost	29,734	29,507
Less accumulated depreciation and amortization	(7,038)	(5,958)

Premises and equipment, net	$22,696	23,549

The Company leases branch and administrative office facilities from related parties under an operating lease originated in 2010 and expiring in 2020. The lease contains two options to renew as follows: for one two year term; and for one additional five year term. The Company is required to pay certain operating costs under this lease in addition to the rent. In addition to the preceding lease the Company also has three minor leases included in the schedule below which expire in 2014 with no options to renew.

Future minimum lease commitments, excluding renewals, under these and other operating leases at December 31, 2013 are (in thousands):

Year Ending December 31,	Amount
2014	$659
2015	667
2016	687
2017	707
2018	728
Thereafter	1,195

$4,643

Total rent expense under these and other operating leases were $673,000 and $691,000 in 2013 and 2012, respectively.

(continued)

THE BANKshares, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(7)	Deposits

Contractual maturities of time deposits at December 31, 2013 are as follows (in thousands):

Year Ending December 31,	Amount
2014	$60,086
2015	14,379
2016	7,407
2017	2,266
2018	4,414
Thereafter	5,967

Total	$94,519

The aggregate amount of jumbo time deposits, each with a minimum denomination of $100,000 was approximately $52.0 million and $60.3 million at December 31, 2013 and 2012, respectively.

(8)	Federal Home Loan Bank Advances

In July 2010, the Company restructured certain debt with the FHLB. Three convertible advances totaling $20 million were retired at a cost of $1.2 million. The $20 million was then replaced with a 1.90% stated fixed rate loan of $20 million with a term of four years. Since the original and new debt instruments were not substantially different, the cost of the restructure was being amortized using the interest method over the life of the new advance. During 2012, the Company paid off all of its FHLB advances aggregating $30 million incurring a penalty of $1,187,000.

(9)	Junior Subordinated Debentures

At December 31, 2013 and 2012, the Company has outstanding $5.2 million of Floating Rate Junior Subordinated Deferrable Interest Debentures due December 26, 2032 and callable by the Company, at its option, any time after December 26, 2007. The interest rate changes quarterly on March 26, June 26, September 26 and December 26 of each year and is determined by adding 3.25% to the LIBOR rate for U. S. dollar deposits with a three month maturity (3.50% at December 31, 2013).

At December 31, 2013 and 2012, the Company has outstanding $4.1 million of Floating Rate Junior Subordinated Deferrable Interest Debentures due March 17, 2034 and callable by the Company, at its option, any time after March 17, 2009. The interest rate changes quarterly on March 17, June 17, September 17 and December 17 of each year and is determined by adding 2.79% to the LIBOR rate for U. S. dollar deposits with a three month maturity (3.03% at December 31, 2013).

With respect to both the above issues, so long as no event of default has occurred and is continuing, the Company shall have the right from time to time and without causing an event of default, to defer payments of interest for up to twenty consecutive quarterly periods. Any deferral of interest requires that the interest payment and all subsequent payments be brought current before any dividend payments can be made with respect to common shareholders.

(continued)

THE BANKshares, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(9)	Junior Subordinated Debentures, Continued

At December 31, 2013 and 2012, the Company also has outstanding $5.2 million Junior Subordinated Debentures due February 23, 2036. The interest rate was fixed at 6.37% through February 2011 and thereafter, the coupon rate floats quarterly at the three month LIBOR rate plus 1.39%. The junior subordinated debenture is redeemable in certain circumstances after February 2011. The interest rate was 1.63% at December 31, 2013.

The Company has entered into agreements which, taken collectively, fully and unconditionally guarantee the preferred securities of the issuer trusts, which are unconsolidated subsidiary trusts, subject to the terms of the guarantees. Because of the deeply subordinated nature of the debentures, regulatory authorities allow the debentures to be considered for up to 25% of Tier 1 regulatory capital.

(10)	Other Borrowings

The Company offers repurchase agreements to its customers that sweep funds from deposit accounts to investment accounts. These investment accounts are not federally insured and are treated as borrowings. These agreements require the Company to pledge securities as collateral for borrowings under these agreements. At December 31, 2013 and 2012, the outstanding balances of such borrowings totaled $18.2 million and $18.0 million, respectively, and the Company pledged securities with carrying values of approximately $26.1 million and $24.5 million, respectively, as collateral for these agreements.

At December 31, 2013, the Company also had $56 million available under unsecured lines of credit and $5 million available under secured lines of credit with other banks. There were no amounts outstanding in connection with these agreements at December 31, 2013 or 2012.

(11)	Benefit Plans

Defined Contribution Plan. The Company has a 401(k) plan in which full-time employees who have completed at least ninety days of service and have attained the age of twenty-one years may participate. The Company matches up to 1.5% of a participant’s base salary. The total charge to operations for the Company’s share of these costs were $95,000 for 2013 and 2012.

Deferred Compensation. The Company has salary continuation plans for certain senior officers. The plans provide for payments to the participants at the age of retirement. The liability under these agreements was $260,000 and $273,000 at December 31, 2013 and 2012, respectively, and is included in the caption “other liabilities” on the accompanying consolidated balance sheets.

Certain of the senior officers were granted an interest in the proceeds of the Bank-Owned Life Insurance policies discussed in Note 12.

(12)	Bank-Owned Life Insurance

The Company has bank-owned life insurance with an aggregate face amount of $11.0 million on the lives of certain senior officers. The purpose of these policies is to defray future employee benefit costs through the growth in cash surrender value in future years. Earnings on the policy values are included in non-interest income. Mortality expense associated with the policies is included in other general and administrative expense.

(continued)

THE BANKshares, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(12)	Bank-Owned Life Insurance, Continued

A reconciliation of bank-owned life insurance is as follows (in thousands):

	Year Ended December 31,
	2013	2012
Beginning balance	$5,168	4,985
Earning on policy values	216	225
Mortality expense	(44)	(42)

Ending balance	$5,340	5,168

(13)	Income Taxes

Allocation of Federal and state income taxes between current and deferred portions is as follows (in thousands):

	Year Ended December 31,
	2013	2012
Current:
Federal	$491	57
State	146	13

Total current	637	70

Deferred:
Federal	21	238
State	4	67

Total deferred	25	305

Income taxes	$662	375

The Company’s effective income tax rate differs from the statutory Federal income tax rate for the following reasons ($ in thousands):

	Year Ended December 31,
	2013		2012
Income taxes at statutory Federal tax rate	$1,252	34.0%	$510	34.0%
(Increase) decrease in tax expense resulting from:
State taxes, net of Federal income tax benefit	131	3.6	53	3.5
Tax exempt income, net of disallowed interest expense	(161)	(4.4)	(182)	(12.1)
Prospective revision of an accounting estimate related to the acquisition of ECB	(541)	(14.7)	—	—
Other, net	(19)	(.5)	(6)	(.4)

Income taxes	$662	18.0%	$375	25.0%

(continued)

THE BANKshares, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(13)	Income Taxes, Continued

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below (in thousands).

	At December 31,
	2013	2012
Deferred tax assets:
Allowance for loan losses	$2,074	2,509
Net operating loss carryforward	1,750	1,918
Impaired loan interest	170	388
Real estate owned expenses	637	1,018
Deferred compensation	98	103
Unrealized loss on securities available for sale	559	—
Deferred rent	124	114
Alternative minimum tax carryforward	662	82
Other, net	56	165

Deferred tax assets	6,130	6,297

Deferred tax liabilities:
Intangible assets	(166)	(857)
Depreciation	(1,896)	(1,997)
Unrealized gain on securities available for sale	—	(809)
Prepaid expenses	(180)	(219)
Deferred loan costs	(552)	(422)

Deferred tax liabilities	(2,794)	(4,304)

Net deferred tax asset	$3,336	1,993

At December 31, 2013, the Company had net operating loss carryforwards of approximately $4.8 million for Federal and $3.6 million for Florida available to offset future taxable income. These carryforwards will begin to expire in 2029. Included in the net operating loss carryforwards are amounts from the ECB acquisition of $4.1 million for Federal and $3.6 million for Florida that are subject to an annual limitation.

With few exceptions, the Company is no longer subject to U.S. federal, state and local income tax examinations by tax authorities for years before 2010.

(continued)

THE BANKshares, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(14)	Related Party Transactions and Economic Dependence

The Company enters into lending transactions with officers, directors and principal stockholders of the Company and their affiliates in the ordinary course of business. The Company also accepts deposits from these same related parties. The following summarizes transactions with related parties (in thousands):

	Year Ended December 31,
	2013	2012
Loans:
Beginning balance	$4,596	5,375
Additions	—	1,513
Repayments	(690)	(2,292)

Ending balance	$3,906	4,596

Deposits	$2,410	3,267

Rent expense	$662	691

CapGen Capital Group LP, (“CapGen”) is the Company’s largest shareholder. As of December 31, 2013 and 2012, CapGen owned 41.6% and 41.8% of the Company’s outstanding common stock, respectively. Due to its ownership of the Company’s common stock, CapGen is a registered bank holding company for The BANKshares, Inc., under the Bank Holding Company Act of 1956, as amended, and is regulated by the Federal Reserve Board. As such, CapGen must obtain separate regulatory approval before the Company can engage in a number of activities, including acquisitions. If the Federal Reserve Board determines that CapGen, or any other company in which CapGen has invested, has engaged in any unsafe or unsound banking practices or activities, the Company may be prevented from engaging in a number of activities, including certain acquisitions and de novo banking center expansion. For this reason, regulation of CapGen by the Federal Reserve Board may adversely affect the Company’s business, financial condition, results of operation and future prospects. The activities and regulation of such shareholder may adversely affect the Company’s permissible activities.

The second largest shareholder is Castle Creek Capital, LLC, (“CCC”) and its affiliates. CCC, the general partner of the private equity fund Castle Creek Capital Partners Fund IV, LLC, and Castle Creek Financial, LLC, (“CCF”) a registered broker-dealer, combine to form a San Diego-based merchant bank dedicated to investing in companies operating within the financial services industry. CCF is an affiliate of CCC, which manages Castle Creek Capital Partners Fund IV, LLC.

As of December 31, 2013 and 2012, CCC and its affiliates owned all of the Company’s outstanding preferred stock. As of December 31, 2013 and 2012, CCC and its affiliates owned 9.9% of the Company’s outstanding common stock.

(15)	Share-Based Compensation

On February 1, 2007, the Company’s stockholders approved The BANKshares, Inc. 2007 Stock Incentive Plan (the “Plan”). A total of 700,000 shares of common stock were reserved for issuance in connection with the Plan. The Plan provides for the granting of stock options, restricted stock, performance stock awards and stock appreciation rights. A total of 368,870 and 392,589 shares were available for grant at December 31, 2013 and 2012, respectively.

(continued)

THE BANKshares, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(15)	Share-Based Compensation, Continued

The Company sponsors a Performance Stock Plan (“PSP”) to offer long-term incentives in addition to current compensation to certain employees of the Company. The PSP is governed by The BANKshares’ Compensation Committee, which may prescribe different criteria for different participants in the PSP. Such criteria may be expressed in terms of (i) the growth in net earnings per share during the award period, (ii) return on average equity in comparison with other banks and bank holding companies during the award period, (iii) growth in stockholders’ equity per share or tangible stockholders’ equity per share, or (iv) other reasonable bases. The vesting period is generally two to three years.

The fair value of grants under the PSP is based on the fair value of the Company’s stock on the grant-date and the total number of shares expected to be issued. The following table presents a summary of the status of nonvested performance share grants and changes during the years ended December 31, 2013 and 2012:

	Shares	Grant-Date Fair Value
Nonvested shares at December 31, 2011	125,271	$773,490
Granted	94,077	503,967
Awarded	(49,490)	(267,656)
Forfeited	(15,548)	(82,604)

Nonvested shares at December 31, 2012	154,310	927,197
Granted	94,720	512,382
Awarded	(49,169)	(265,512)
Forfeited	(71,001)	(387,344)

Nonvested shares at December 31, 2013	128,860	$786,723

The number of shares presented in the table above is based on the expected share payout using current performance measurements. The actual share payout may differ from the amount presented above. As of December 31, 2013 and 2012, there was approximately $492,575 and $552,814, respectively, of unrecognized compensation cost related to nonvested PSP awards. That cost is recognized using the straight-line method over the vesting term. The weighted average remaining vesting term at December 31, 2013 is twelve months. Expense related to the PSP for years ended December 31, 2013 and 2012 was $406,000 and $477,000, respectively. Tax benefits related to PSP compensation totaled $153,000 and $179,000 for the years ended December 31, 2013 and 2012, respectively. Compensation expense for 2013 and 2012 included $210,000 and $81,000, respectively, that was settled in cash.

In accordance with the terms of the PSP, a base grant of 94,720 and 94,077 shares (net of performance adjustment) was made in the years ended December 31, 2013 and 2012, respectively. The market value per share was $5.41 and $5.36 in 2013 and 2012, respectively. During the years ended December 31, 2013 and 2012, respectively, 49,169 and 49,490 shares were awarded to participants. At December 31, 2013 and 2012, outstanding awards of expected and maximum payouts were 128,860 and 154,310 shares, respectively.

The Company continuously updates its estimate of the total number of shares that will be issued related to each PSP grant based on the Company’s actual performance compared to the performance metrics of the PSP. As a result of this evaluation, there was no reduction made in either 2013 or 2012.

(continued)

THE BANKshares, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(16)	Off-Balance Sheet Financial Instruments

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments are commitments to extend credit, unused lines of credit, standby letters of credit and undisbursed construction loans in process and may involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the consolidated balance sheets. The contract amounts of these instruments reflect the extent of involvement the Company has in these financial instruments.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the counterparty.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. These letters of credit generally have expiration dates within one year of issuance. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The Company generally holds collateral supporting these commitments.

Commitments to extend credit, unused lines of credit, undisbursed construction loans in process and standby letters of credit typically result in loans with a market interest rate when funded. A summary of the contractual amounts of the Company’s financial instruments with off-balance sheet risk at December 31, 2013 follows (in thousands):

Amount
Commitments to extend credit	$69,449

Unused lines of credit	$6,582

Undisbursed construction loans in process	$11,614

Standby letters of credit	$800

(continued)

THE BANKshares, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(17)	Commitments and Contingencies

Various legal claims also arise from time to time in the normal course of business which, in the opinion of management of the Company will not have a material effect on the Company’s consolidated financial statements.

Concentrations of Credit Risk. The Company originates residential and commercial real estate loans, and other consumer and commercial loans in its Central Florida market area. In addition, the Company occasionally purchases loans, primarily in Florida. Although the Company has a diversified loan portfolio, a substantial portion of its borrowers’ ability to repay their loans is dependent upon economic conditions in the Company’s market area.

(18)	Regulatory Matters

Banking regulations place certain restrictions on dividends and loans or advances made by the Bank to the Holding Company. The amount of cash dividends that may be paid is based on the Bank’s net earnings of the current year combined with the Bank’s retained earnings of the preceding two years, as defined by state banking regulations. However, for any dividend declaration, the Bank must consider additional factors such as the amount of current period net earnings, liquidity, asset quality, capital adequacy and economic conditions. It is likely that these factors would further limit the amount of dividend which the Bank could declare. In addition, bank regulators have the authority to prohibit banks from paying dividends if they deem such payment to be an unsafe or unsound practice.

The Company and the Bank are subject to various regulatory capital requirements administered by various regulatory authorities. Failure to meet minimum capital requirements can initiate certain mandatory — and possibly additional discretionary — actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the Company’s and the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company’s and the Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to average assets (as defined). Management believes that the Company and the Bank met all of the capital requirements to which they are subject at December 31, 2013.

As of December 31, 2013, the most recent notification from the regulatory authorities categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage percentages as set forth in the table. There are no conditions or events since that notification that

(continued)

THE BANKshares, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(18)	Regulatory Matters, Continued

management believes have changed the Bank’s category. The Bank’s and Company’s actual capital amounts and percentages are presented in the table ($ in thousands).

	Actual		Minimum For Capital Adequacy Purposes		Minimum To be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	%	Amount	%	Amount	%
As of December 31, 2013:
Total Capital to Risk Weighted Assets:
Company	$74,939	18.08%	$33,156	8.00%	N/A	N/A
BankFIRST	69,984	17.04%	32,864	8.00%	$41,081	10.00%

Tier 1 Capital to Risk Weighted Assets:
Company	69,746	16.83%	16,578	4.00%	N/A	N/A
BankFIRST	64,836	15.78%	16,432	4.00%	24,648	6.00%
Tier 1 Capital to Average Assets:
Company	69,746	11.68%	23,876	4.00%	N/A	N/A
BankFIRST	64,836	10.93%	23,733	4.00%	29,666	5.00%

As of December 31, 2012:
Total Capital to Risk Weighted Assets:
Company	$70,228	17.87%	$31,437	8.00%	N/A	N/A
BankFIRST	64,788	16.59%	31,240	8.00%	$39,050	10.00%

Tier 1 Capital to Risk Weighted Assets:
Company	65,302	16.62%	15,718	4.00%	N/A	N/A
BankFIRST	59,894	15.34%	15,620	4.00%	23,430	6.00%

Tier 1 Capital to Average Assets:
Company	65,302	10.50%	24,872	4.00%	N/A	N/A
BankFIRST	59,894	9.67%	24,763	4.00%	30,954	5.00%

(continued)

THE BANKshares, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(19)	Fair Value of Financial Instruments

The table which follows shows the estimated fair value and the related carrying amounts of the Company’s financial instruments (in thousands):

	At December 31,
	2013		2012
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents(1)	$26,984	26,984	35,895	35,895
Time deposits(2)	249	250	249	249
Securities available for sale(2)	150,892	150,892	174,259	174,259
Federal Home Loan Bank stock, at cost(3)	817	817	1,032	1,032
Accrued interest receivable(3)	1,926	1,926	1,739	1,739
Loans, net(3)	360,670	354,601	334,373	332,379
Loans held for sale(3)	69	69	142	142

Financial liabilities:
Demand and savings deposits(3)	396,232	396,232	388,745	388,745
Time deposits(3)	94,519	95,689	110,480	111,963
Other borrowings(3)	18,160	18,160	18,017	18,017
Junior subordinated debentures(3)	14,434	8,523	14,434	6,557
Off-balance sheet financial instruments(3)	—	—	—	—

(1)	We consider these fair value measurements to be Level 1.
(2)	We consider these fair value measurements to be Level 2.
(3)	We consider these fair value measurements to be Level 3.

The following table sets forth the Company’s assets that are measured at fair value on a recurring basis (in thousands):

	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
At December 31, 2013:
U.S. government agency mortgage-backed securities	$87,056	—	87,056	—
Nongovernment mortgage-backed securities	1,140	—	1,140	—
Municipal securities	31,855	—	31,855	—
SBA pool securities	27,030	—	27,030	—
Asset-backed securities	3,811	—	3,811	—

Total	$150,892	—	150,892	—

(continued)

THE BANKshares, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(19)	Fair Value of Financial Instruments, Continued

	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
At December 31, 2012:
U.S. government agency mortgage-backed securities	$114,708	—	114,708	—
Nongovernment mortgage-backed securities	1,606	—	1,606	—
Municipal securities	26,586	—	26,586	—
SBA pool securities	31,359	—	31,359	—

Total	$174,259	—	174,259	—

During the years ended December 31, 2013 and 2012, no securities were transferred in or out of Level 1, Level 2 or Level 3.

During the years ended December 31, 2013 and 2012, the Company recognized losses related to certain assets that are measured at fair value on a nonrecurring basis (i.e. impaired loans). For assets measured at fair value on a nonrecurring basis in the years ended December 31, 2013 and 2012 that were still held by the Company at year end, the following table provides the level of valuation assumptions used to determine each adjustment and the carrying value of the related individual assets (in thousands):

	Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Losses	Losses Recorded in Operations During the Year
At December 31, 2013:
Impaired loans:
Commercial real estate:
Construction	$1,347	—	—	1,347	896	466
Nonfarm nonresidential	3,670	—	—	3,670	1,676	312
Residential real estate- 1-4 family	79	—	—	79	43	38

Total impaired loans	$5,096	—	—	5,096	2,615	816

Foreclosed real estate	$4,935	—	—	4,935	1,128	206

(continued)

THE BANKshares, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(19)	Fair Value of Financial Instruments, Continued

	Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Losses	Losses (Credits) Recorded in Operations During the Year
At December 31, 2012:
Impaired loans:
Commercial real estate:
Construction	$2,465	—	—	2,465	125	77
Nonfarm nonresidential	4,240	—	—	4,240	570	271
Residential real estate:
1-4 family	636	—	—	636	471	51
Multi-family	725	—	—	725	997	193
Commercial	133	—	—	133	358	108
Consumer:
Home equity	163	—	—	163	306	(25)
Installment	—	—	—	—	6	6

Total impaired loans	$8,362	—	—	8,362	2,833	681

Foreclosed real estate	$5,095	—	—	5,095	1,579	609

In connection with the 2012 acquisition of East Coast Community Bank the following assets were recorded at fair value (in thousands):

Assets acquired:
Cash and due from banks	$21,169	21,169	—	—
Securities available for sale	504	—	504	—
Federal Home Loan Bank stock	147	—	—	147
Loans	47,183	—	—	47,183
Premises and equipment, net	2,464	—	—	2,464
Other assets	569	—	—	569
Goodwill	3,025	—	—	3,025
Core deposit intangible	1,454	—	—	1,454
Foreclosed real estate	36	—	—	36
Deferred income taxes	3,068	—	—	3,068

Total assets acquired	$79,619	21,169	504	57,946

Total liabilities assumed	$77,117	—	—	77,117

(continued)

THE BANKshares, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(20)	The BANKshares, Inc. (Parent Company-Only) Financial Information

Condensed Balance Sheets

(In thousands)

	At December 31,
	2013	2012
Assets
Cash	$1,780	2,471
Investments in subsidiaries	138,686	137,241
Other assets	3,593	3,404

Total assets	$144,059	143,116

Liabilities
Other liabilities	29	33
Junior subordinated debentures	14,434	14,434

Total liabilities	14,463	14,467
Stockholders’ equity	129,596	128,649

Total liabilities and stockholders’ equity	$144,059	143,116

Condensed Statements of Earnings

(In thousands)

	Year Ended December 31,
	2013	2012
Income	$12	13

Expenses:
Salaries and employee benefits	30	30
Interest expense	405	423
Other general and administrative	84	136

Total expenses	519	589
Income tax benefit	(191)	(208)

Loss before equity in earnings of subsidiaries	(316)	(368)
Earnings of subsidiaries	3,335	1,494

Net earnings	$3,019	1,126

Independent Auditors’ Report on Supplementary Information

The Board of Directors and Stockholders

The BANKshares, Inc.

Winter Park, Florida:

We have audited the accompanying consolidated financial statements of The BANKshares, Inc. and Subsidiaries at and for the year ended December 31, 2013, and have issued our report thereon dated February 11, 2014. Our audit was conducted for the purpose of forming an opinion on the consolidated financial statements taken as a whole. The consolidating information in the accompanying schedules is presented for purposes of additional analysis and is not a required part of the consolidated financial statements. Such information is the responsibility of management and was derived from and relates directly to the underlying accounting and other records used to prepare the consolidated financial statements. The consolidating information and supplemental schedules has been subjected to the auditing procedures applied in the audit of the consolidated financial statements and certain additional procedures, including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the consolidated financial statements themselves, and other additional procedures in accordance with auditing procedures generally accepted in the United States of America. In our opinion, the information is fairly stated in all material respects in relation to the consolidated financial statements taken as a whole.

HACKER, JOHNSON & SMITH PA

Orlando, Florida

February 11, 2014

THE BANKshares, INC. AND SUBSIDIARIES

Consolidating Balance Sheet

At December 31, 2013

(In thousands)

	The BANKshares, Inc.	BankFIRST	Eliminations		Consolidated
Assets
Cash and due from banks	$1,780	17,138	(1,780	)(b)	17,138
Interest-earning deposits in other banks	—	10,095	—		10,095
Securities available for sale	—	150,892	—		150,892
Federal Home Loan Bank stock, at cost	—	817	—		817
Loans held for sale	—	69	—		69
Loans, net	—	360,670	—		360,670
Premises and equipment, net	—	22,642	—		22,642
Foreclosed real estate, net	—	4,935	—		4,935
Investment in subsidiaries	138,686	—	(138,686	)(a)	—
Investment and receivables due from trust subsidiaries	434	—	—		434
Goodwill	—	72,595	—		72,595
Core deposit intangible, net	—	3,497	—		3,497
Computer software, net	—	54	—		54
Accrued interest receivable	—	1,926	—		1,926
Bank-owned life insurance	—	5,340	—		5,340
Deferred income taxes	3,159	177	—		3,336
Other assets	—	1,588	—		1,588

Total	$144,059	652,435	(140,466)		656,028

Liabilities and Stockholders’ Equity
Deposits	—	492,531	(1,780	)(b)	490,751
Other borrowings	—	18,160	—		18,160
Junior subordinated debentures	14,434	—	—		14,434
Other interest paying liabilities	—	260	—		260
Accrued interest payable	17	45	—		62
Other liabilities	12	2,753	—		2,765

Total liabilities	14,463	513,749	(1,780)		526,432
Preferred stock	15	—	—		15
Common stock	125	2	(2)		125
Additional paid-in capital	135,083	140,229	(140,229)		135,083
Accumulated deficit	(4,699)	(617)	617		(4,699)
Accumulated other comprehensive loss	(928)	(928)	928		(928)

Total stockholders’ equity	129,596	138,686	(138,686	)(a)	129,596

Total liabilities and stockholders’ equity	$144,059	652,435	(140,466)		656,028

(a)	to eliminate investment in subsidiary.
(b)	to eliminate intercompany cash balances.

THE BANKshares, INC. AND SUBSIDIARIES

Consolidating Statement of Earnings

Year Ended December 31, 2013

(In thousands)

	The BANKshares, Inc.	BankFIRST	Eliminations		Consolidated
Interest income:
Interest and fees on loans	$—	20,386	—		20,386
Interest and dividends on securities	12	2,329	—		2,341
Other	—	54	—		54

Total interest income	12	22,769	—		22,781

Interest expense:
Deposits	—	1,266	—		1,266
Borrowings	405	51	—		456

Total interest expense	405	1,317	—		1,722

Net interest income (loss)	(393)	21,452	—		21,059
Provision for loan losses	—	1,435	—		1,435

Net interest income (loss) after provision for loan losses	(393)	20,017	—		19,624

Noninterest income:
Service charges and fees on deposit accounts	—	1,380	—		1,380
Broker fees	—	191	—		191
Gain on loan sales	—	16	—		16
Earnings on bank-owned life insurance	—	216	—		216
Gain on sales of securities available for sale	—	51	—		51
Contingent note recovery	—	1,286	—		1,286
Other	3,335	1,275	(3,335	)(a)	1,275

Total noninterest income	3,335	4,415	(3,335)		4,415

Noninterest expenses:
Salaries and employee benefits	30	9,756	—		9,786
Occupancy	—	2,029	—		2,029
Equipment	1	1,155	—		1,156
Core deposit intangible amortization	—	1,972	—		1,972
Foreclosed real estate, net	—	772	—		772
Other general and administrative	83	4,560	—		4,643

Total noninterest expense	114	20,244	—		20,358

Earnings before income taxes (benefit)	2,828	4,188	(3,335	)(a)	3,681
Income taxes (benefit)	(191)	853	—		662

Net earnings	$3,019	3,335	(3,335)		3,019

(a)	To eliminate income of subsidiaries.

THE BANKshares, INC. AND SUBSIDIARIES

Supplemental Schedule of Interest Income and Expense

Year Ended December 31, 2013

(In thousands)

	The BANKshares, Inc.	BankFIRST	Eliminations	Consolidated
Interest income:
Loan interest:
Real estate — 1-4 family residential	$—	2,564	—	2,564
Real estate — other	—	12,800	—	12,800
Installment	—	190	—	190
Commercial	—	4,594	—	4,594

	—	20,148	—	20,148

Loan costs:
Real estate — 1-4 family residential	—	—	—	—
Real estate — other	—	(260)	—	(260)
Installment	—	(2)	—	(2)
Commercial	—	(330)	—	(330)

	—	(592)	—	(592)

Loan discount accretion:
Real estate — 1-4 family residential	—	126	—	126
Real estate — other	—	270	—	270
Installment	—	(1)	—	(1)
Commercial	—	3	—	3

	—	398	—	398

Loan fees:
Real estate — 1-4 family residential	—	—	—	—
Real estate — other	—	406	—	406
Installment	—	—	—	—
Commercial	—	26	—	26

	—	432	—	432

Total interest and fees on loans:
Real estate — 1-4 family residential	—	2,691	—	2,691
Real estate — other	—	13,217	—	13,217
Installment	—	187	—	187
Commercial	—	4,293	—	4,293

	$—	20,386	—	20,386

(continued)

THE BANKshares, INC. AND SUBSIDIARIES

Supplemental Schedule of Interest Income and Expense, Continued

Year Ended December 31, 2013

(In thousands)

	The BANKshares, Inc.	BankFIRST	Eliminations	Consolidated
Interest and dividends on securities:
U.S. treasury/agency	$—	65	—	65
Mortgage-backed securities	—	946	—	946
Municipal securities tax exempt	—	480	—	480
Municipal securities taxable	—	456	—	456
SBA pools	—	355	—	355

Subtotal	—	2,302	—	2,302
FHLB stock dividends	—	27	—	27
Dividends — nonbank subsidiaries related to trust preferred securities	12	—	—	12

	$12	2,329	—	2,341

Other interest:
Due from depository intuitions	$—	51	—	51
Federal funds sold	—	3	—	3

	$—	54	—	54

Interest expense:
Deposit:
Transaction accounts (NOW)	$—	41	—	41
Nontransaction accounts:
Money market accounts	—	217	—	217
Savings	—	100	—	100
Certificates of less than $100,000	—	366	—	366
Certificated of $100,000 or more	—	533	—	533
Brokered certificates less than $100,000	—	—	—	—
Brokered certificates of$100,000 or more	—	9	—	9

	$—	1,266	—	1,266

Borrowings:
Federal funds lines of credit	$—	—	—	—
Securities sold under agreement to repurchase	—	41	—	41
FHLB advances	—	—	—	—
Other borrowed money	—	11	—	11
Trust preferred securities	404	—	—	404

	$404	52	—	456

THE BANKshares, INC. AND SUBSIDIARIES

Supplemental Schedule of Other Noninterest Income, Foreclosed Real Estate, Net and Other General and Administrative Expenses

Year Ended December 31, 2013

(In thousands)

	The BANKshares, Inc.	BankFIRST	Eliminations		Consolidated
Other noninterest income:
Net gains on sales of other assets	$—	1	—		1
Bank cards, interchange and ATM fees	—	734	—		734
Merchant processing fees	—	195	—		195
Other fees	—	303	—		303
Other noninterest income	3,335	42	(3,335	)(a)	42

	$3,335	1,275	(3,335)		1,275

Foreclosed real estate, net:
Net gains on sales of foreclosed real estate	—	(112)	—		(112)
Provisions for losses	—	466	—		466
Rent and other income from foreclosed real estate	—	(36)	—		(36)
Operating expenses	—	454	—		454

	$—	772	—		772

Other general and administrative:
Data processing expense	—	693	—		693
Advertising and marketing	—	367	—		367
Directors fee	56	122	—		178
Printing, stationary and supplies	3	217	—		220
Postage	—	115	—		115
Legal fees	—	284	—		284
FDIC deposit insurance assessments	—	582	—		582
Accounting and auditing expenses	12	216	—		228
Consulting and advisory expenses	6	45	—		51
ATM and interchange expenses	—	238	—		238
Telecommunications	—	295	—		295
Loan expenses	—	94	—		94
Other outside expenses	—	206	—		206
Other	6	1,086	—		1,092

	$83	4,560	—		4,643

(a)	To eliminate income of subsidiaries.

CONDENSED CONSOLIDATED BALANCE SHEETS

The BANKshares, INC. AND SUBSIDIARIES

	March 31,	December 31,
	2014	2013
	(unaudited)
Assets
Cash and due from banks	$34,515	$17,138
Interest-earnings demand deposits in other banks	10,363	9,846

Total cash and cash equivalents	44,878	26,984
Time deposits with other banks	249	249
Loans held for sale	123	69
Securities available for sale	146,199	150,892
Loans Before allowance for loan losses	371,781	366,806
Less allowance for loan losses	(5,704)	(6,136)

Loans, net of allowance for loan losses	366,077	360,670

Federal Home Loan Bank stock, at cost	610	817
Premises and equipment, net	22,559	22,696
Bank-owned life insurance	5,381	5,340
Goodwill	72,595	72,595
Core deposit intangible, net	3,067	3,497
Accrued interest receivable	1,636	1,926
Foreclosed real estate, net	5,522	4,935
Deferred income taxes	2,702	3,336
Other assets	2,474	2,022

Total assets	$674,072	$656,028

Liabilities and Stockholders’ Equity
Liabilities:
Noninterest-bearing demand deposits	$197,553	$182,375
Savings, NOW and money-market deposits	215,068	213,857
Time deposits under $100,000	41,833	42,518
Time deposits $100,000 and over	51,777	52,001

Total deposits	506,231	490,751

Other borrowings	20,038	18,160
Junior subordinated debentures	14,434	14,434
Other liabilities	2,260	3,087

Total liabilities	542,963	526,432

Stockholders’ equity:
Series A Preferred Stock, $.01 par value, 10,000,000 shares authorized; 1,476,666 shares issued and outstanding at March 31, 2014 and December 31, 2013	15	15
Common stock, $.01 par value, 30,000,000 shares authorized, 12,550,103 shares issued and outstanding at March 31, 2014 and 12,542,655 outstanding at December 31, 2013	125	125
Additional paid-in capital	135,179	135,083
Accumulated deficit	(4,035)	(4,699)
Accumulated other comprehensive loss	(175)	(928)

Total stockholders’ equity	131,109	129,596

Total liabilities and stockholders’ equity	$674,072	$656,028

See notes to the condensed consolidated financial statements.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

The BANKshares, INC. AND SUBSIDIARIES

	Three months ended March 31,
	2014	2013
Interest income:
Interest and fees on loans	$5,078	$4,970
Interest and dividends on securities	776	543
Other	6	16

Total interest income	5,860	5,529

Interest expense:
Deposits	289	333
Borrowings	108	119

Total interest expense	397	452

Net interest income	5,463	5,077

Provision for loan losses	133	334

Net interest income after provision for loan losses	5,330	4,743

Noninterest income:
Service charges and fees on deposit accounts	311	364
Broker fees	6	62
Earnings on bank-owned life insurance	52	55
Gain on sale of securities available for sale	9	49
Gain on loan sales	—	5
Other	323	303

Total noninterest income	701	838

Noninterest expense:
Salaries and employee benefits	2,526	2,337
Occupancy	488	480
Equipment	288	280
Core deposit intangible amortization	430	549
Foreclosed real estate, net	101	267
Other general and administrative	1,219	1,141

Total noninterest expense	5,052	5,054

Earnings before income taxes	979	527
Income taxes	315	163

Net earnings	$664	$364

Basic and diluted earnings per common share	$0.05	$0.03

Cash dividends declared	$—	$—
Weighted-average number of common shares outstanding	12,769,457	12,653,126

See notes to the condensed consolidated financial statements.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (Unaudited)

The BANKshares, INC. AND SUBSIDIARIES

	Three Months Ended March 31,
	2014	2013
Net earnings	$664	$364

Other comprehensive income:
Change in unrealized gain on investments:
Unrealized gain arising during the year	1,215	180
Reclassification adjustment for realized gains	(9)	(49)

Net change in unrealized gain	1,206	131
Deferred income tax benefit on above change	453	49

Total other comprehensive income	753	82

Comprehensive income	$1,417	$446

See notes to condensed consolidated financial statements.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

The BANKshares, Inc. and Subsidiaries

	Three Months Ended March 31,
	2014	2013
Cash flows from operating activities
Net income	$664	$364
Adjustments to reconcile net earnings to net cash provided by operating activities:
Provision for loan losses	133	334
Stock based compensation	97	114
Gain on sale of securities available for sale	(9)	(49)
Provision for losses on foreclosed real estate	103	177
Depreciation and amortization	254	277
Deferred income taxes	181	144
Net amortization of loan fees and costs	168	147
Net amortization of securities premiums/discounts	653	1,104
Net amortization of core deposit intangibles	430	549
Net earnings on bank-owned life insurance	(41)	(44)
Gain on sale of foreclosed assets	(103)	(56)
Loans funded for sale	(427)	(4,783)
Proceeds from sale of loans	373	4,483
Changes in period-end balances of:
Interest receivable	290	(48)
Other assets	(453)	(160)
Other liabilities	(826)	(249)

Net cash provided by operating activities	1,487	2,304

Cash flows from investing activities:
Purchase of securities available for sale	(3,345)	(22,800)
Sale of securities available for sale	2,203	10,726
Maturities and principal repayments of securities available for sale	6,397	15,843
Net increase in loans	(6,645)	(7,314)
Net purchase of premises and equipment	(117)	(7)
Net decrease in Federal Home Loan Bank stock	207	237
Proceeds from the sale of foreclosed assets	350	483

Net cash used in investing activities	(950)	(2,832)

Cash flows from financing activities:
Net increase in deposits	15,479	7,224
Net increase (decrease) in other borrowings	1,878	(842)

Net cash provided by financing activities	17,357	6,382

Net increase in cash and cash equivalents	17,894	5,854
Cash and cash equivalents:
Beginning of period	26,984	35,895

End of period	$44,878	41,749

Supplemental disclosure of cash flow information:
Cash paid during the period:
Income Taxes	$150	$20

Interest	$396	$447

Noncash transactions:
Unrealized holding gain on securities available-for-sale, net of income tax benefit	$753	$82

Loans reclassified to foreclosed real estate	$937	$1,893

See notes to condensed consolidated financial statements.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

THE BANKSHARES, INC. AND SUBSIDIARIES

NOTE A — BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with U. S. generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U. S. generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three-month period ended March 31, 2014, are not necessarily indicative of the results that may be expected for the year ending December 31, 2014 or any other period. For further information, refer to the audited consolidated financial statements for the year ended December 31, 2013 and 2012 (together with Independent Auditors’ Report).

Use of Estimates

The preparation of these condensed consolidated financial statements required the use of certain estimates by management in determining the Company’s assets, liabilities, revenues and expenses. Actual results could differ from those estimates.

Specific areas, among others, requiring the application of management’s estimates include determination of the allowance for loan losses, the valuation of investment securities available for sale, fair value of impaired loans, contingent liabilities, fair value of other real estate owned, and the valuation of deferred tax assets. Actual results could differ from those estimates.

NOTE B — RECENTLY ISSUED ACCOUNTING STANDARDS, Not adopted as of March 31, 2014

Accounting Standards Update No. 2014-01- Accounting for Investments in Qualified Affordable Housing Projects — In January 2014, FASB issued ASU 2014-01. This update provides guidance to investors in affordable housing projects that qualify for the low-income housing credit. The ASU will allow investors, in certain cases, to qualify for the use of the effective yield method of accounting in lieu of the equity method or the cost method. The new standard deems that investors should disclose information which allows users of its financial statements to understand this type of investment and the risks involved, including the related tax credits.

The amendments in this Update are effective for fiscal years beginning after December 15, 2014. Early adoption is permitted. The Company will adopt the methodologies prescribed by this ASU by the date required, and adoption is not expected to impact our consolidated financial statements.

Accounting Standards Update No. 2014-04- Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure — In January 2014, FASB issued ASU 2014-04. This amendment is intended to reduce diversity in practice by clarifying when an in substance repossession or foreclosure occurs, and when a creditor should be considered to have received physical possession of residential real estate property. The Update also defines when the accounting change for the loan should take place.

The amendments in this Update are effective for fiscal years beginning after December 15, 2014. Early adoption is permitted. The Company will adopt the methodologies prescribed by this ASU by the date required, and adoption is not expected to impact our consolidated financial statements.

NOTE C — BASIC AND DILUTED EARNINGS (LOSS) PER COMMON SHARE

Basic and diluted earnings per common share are calculated by dividing net earnings by the weighted-average number of shares of common stock outstanding during the reporting period. Nonvested share grants are deemed to be issued and outstanding. The following is the calculation of the basic and diluted earnings per share computations for the periods presented:

	Three months ended March 31,
	2014	2013
Basic and diluted:
Net income available to common shareholders	$664	$364

Average basic and diluted shares outstanding	12,769,457	12,653,126

Basic and diluted earnings per share	$0.05	$0.03

NOTE D — SECURITIES

All securities have been classified as available for sale by management. The carrying amounts of securities available for sale and their approximate fair values are as follows:

	March 31, 2014
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Mortgage-backed securities	$85,867	$677	$(686)	$85,858
Municipal securities	31,062	694	(1,240)	30,516
SBA pool securities	25,626	388	(1)	26,013
Asset-backed securities	3,925	—	(113)	3,812

	$146,480	$1,759	$(2,040)	$146,199

	December 31, 2013
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Mortgage-backed securities	$88,517	$688	$(1,009)	$88,196
Municipal securities	33,359	525	(2,029)	31,855
SBA pool securities	26,554	476	—	27,030
Asset-backed securities	3,949	—	(138)	3,811

	$152,379	$1,689	$(3,176)	$150,892

All securities have been classified as available for sale by management. The carrying amounts of securities available for sale and their approximate fair values are as follows:

	March 31, 2014
	Less Than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Mortgage-backed securities	$25,309	$(277)	$16,070	$(409)	$41,379	$(686)
Municipal securities	19,777	(1,157)	1,137	(83)	20,914	(1,240)
SBA pool securities	2,062	(1)	0	0	2,062	(1)
Asset-backed securities	3,812	(113)	0	0	3,812	(113)

Total	$50,960	$(1,548)	$17,207	$(492)	$68,167	$(2,040)

	December 31, 2013
	Less Than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Mortgage-backed securities	$27,442	$(385)	$18,038	$(624)	$45,480	$(1,009)
Municipal securities	21,303	(1,915)	1,112	(114)	22,415	(2,029)
Asset-backed securities	3,811	(138)	—	—	3,811	(138)

Total	$52,556	$(2,438)	$19,150	$(738)	$71,706	$(3,176)

At March 31, 2014, none of the securities had an aggregate unrealized loss of 15% or more of its amortized cost. The unrealized losses that exist are considered by management to be principally attributable to changes in market rates and credit spreads, and not to credit risk or deterioration on the part of the issuer. Accordingly, if rates and credit spreads were to decline, much or all of the current unrealized loss could be recovered through market appreciation. Since the Company has the intent and ability to hold their investments until a market price recovery or maturity, these investments are not considered other than temporarily impaired.

Amortized cost and estimated fair value of securities at March 31, 2014, by contractual maturity, are as follows:

	March 31, 2014
	1 Year Or Less	1-5 Years	5-10 Years	After 10 Years	Total
AMORTIZED COST
Mortgage-backed securities	$—	$3,645	$17,310	$64,912	$85,867
Municipal securities	—	1,036	9,287	20,739	31,062
SBA pool securities	—	—	11,893	13,733	25,626
Asset-backed securities	—	—	3,925	—	3,925

Total	$—	$4,681	$42,415	$99,384	$146,480

	March 31, 2014
	1 Year Or Less	1-5 Years	5-10 Years	After 10 Years	Total
FAIR VALUE
Mortgage-backed securities	$—	$3,768	$17,395	$64,695	$85,858
Municipal securities	—	1,105	9,422	19,989	30,516
SBA pool securities	—	—	12,015	13,998	26,013
Asset-backed securities	—	—	3,812	—	3,812

Total	$—	$4,873	$42,644	$98,682	$146,199

Proceeds from sales of securities during the three month period ended March 31, 2014 were $2,203,000 with gross gains of $9,000 and no gross losses. Proceeds from sales of securities during the three month period ended March 31, 2013 were $10,726,000 with gross gains of $86,000 and gross losses of $37,000.

Securities available for sale with a carrying amount of $29.4 million and $24.6 million, respectively, were pledged at March 31, 2014 and 2013 to collateralize the Company’s repurchase agreements, public funds deposits, and future Federal Home Loan Bank borrowings.

NOTE E — LOANS

Information relating to loans is summarized as follows:

	March 31,	December 31,
	2014	2013
Commercial real estate:
Construction	$30,056	$26,169
Nonfarm nonresidential	225,528	224,227
Residential Real Estate:
1-4 Family, Adjustable	34,862	35,890
Multifamily, Adjustable	1,893	1,758
Construction	1,285	1,448
Commercial:
Secured	54,539	52,703
Unsecured	1,340	1,348
Consumer:
Home equity	17,493	18,372
Installment and other	3,845	3,904

Total Loans	370,841	365,819
Add (deduct):
Allowance for loan losses	(5,704)	(6,136)
Deferred loan costs, net	940	987

Loans, net	$366,077	$360,670

The following table presents the contractual aging of the recorded investment in past due loans by class of loans as of March 31, 2014 and December 31, 2013:

	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days Past Due	Total Past Due	Current	Total	Past Due Ninety Days or More, but Still Accruing	Nonaccrual Loans
At March 31, 2014:
Commercial real estate:
Construction	$—	—	1,400	1,400	28,656	30,056	—	1,400
Nonfarm nonresidential	—	426	795	1,221	224,307	225,528	—	2,072
Residential real estate:
1-4 Family	—	—	1,123	1,123	33,739	34,862	—	1,200
Multi-family	—	—	—	—	1,893	1,893	—	—
Construction	—	—	—	—	1,285	1,285	—	—
Commercial:
Secured	402	25	—	427	54,112	54,539	—	272
Unsecured	—	—	—	—	1,340	1,340	—	—
Consumer:
Home Equity	—	66	59	125	17,368	17,493	—	98
Installment	—	—	—	—	3,845	3,845	—	—

Total	$402	517	3,377	4,296	366,545	370,841	—	5,042

	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days Past Due	Total Past Due	Current	Total	Past Due Ninety Days or More, but Still Accruing	Nonaccrual Loans
At December 31, 2013:
Commercial real estate:
Construction	$301	—	1,400	1,701	24,468	26,169	—	1,654
Nonfarm nonresidential	875	515	2,562	3,952	220,275	224,227	—	2,892
Residential real estate:
1-4 Family	700	579	114	1,393	34,497	35,890	—	121
Multi-family	—	—	—	—	1,758	1,758	—	—
Construction	—	—	—	—	1,448	1,448	—	—
Commercial:
Secured	288	134	—	422	52,281	52,703	—	25
Unsecured	—	—	—	—	1,348	1,348	—	—
Consumer:
Home Equity	70	—	59	129	18,243	18,372	—	59
Installment	10	—	—	10	3,894	3,904	—	—

Total	$2,244	1,228	4,135	7,607	358,212	365.819	—	4,751

The Company utilizes an internal asset classification system as a means of reporting problem and potential problem loans. Under the Company’s risk rating system, the Company classifies problem and potential problem loans as “Special Mention,” “Substandard,” and “Doubtful” and these loans are monitored on an ongoing basis. Substandard loans include those characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected. Loans classified as substandard may require a specific allowance, but generally that allowance does not exceed 30% of the principal balance. Loans classified as Doubtful, have all the weaknesses inherent in those classified Substandard with the added characteristic that the weaknesses present make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable. The principal balance of loans classified as doubtful are generally charged off. Loans that do not currently expose the Company to sufficient risk to warrant classification in one of the aforementioned categories, but possess weaknesses that deserve management’s close attention are deemed to be Special Mention. Risk ratings are updated any time the situation warrants.

Loans not meeting the criteria above are considered to be pass-rated loans, and risk grades are recalculated at least annually by the loan relationship manager. The following tables present the risk category of loans by class of loans based on the most recent analysis performed as of March 31, 2014 and December 31, 2013:

	Commercial Real Estate		Residential Real Estate			Commercial		Consumer
	Construction	Nonfarm Nonresidential	1-4 Family	Multi-Family	Construction	Secured	Unsecured	Home Equity	Installment	Total
Credit Risk Profile by	—	—	—	—	—	—	—	—	—	—
Internally Assigned	—	—	—	—	—	—	—	—	—	—
Grade:	—	—	—	—	—	—	—	—	—	—
At March 31, 2014:
Grade:
Pass	$24,823	202,616	32,241	1,893	1,285	49,924	1,296	16,181	3,738	333,997
Watch	604	9,190	1,068	—	—	1,751	—	498	49	13,160
Special Mention	853	6,406	—	—	—	383	—	204	—	7,846
Substandard	2,376	5,776	356	—	—	2,209	44	512	53	11,326
Doubtful	1,400	1,540	1,197	—	—	272	—	98	5	4,512

	$30,056	225,528	34,862	1,893	1,285	54,539	1,340	17,493	3,845	370,841

At December 31, 2013:
Grade:
Pass	19,953	200,071	33,402	1,758	1,448	48,953	1,303	17,104	3,846	327,838
Watch	612	9,198	1,733	—	—	1,858	—	475	49	13,925
Special Mention	1,561	6,778	—	—	—	567	—	207	3	9,116
Substandard	2,389	5,288	634	—	—	1,300	45	527	2	10,185
Doubtful	1,654	2,892	123	—	—	25	—	59	4	4,755

	$26,169	224,227	35,890	1,758	1,448	52,703	1,348	18,372	3,904	365,819

NOTE F — IMPAIRED LOANS AND ALLOWANCE FOR LOAN LOSSES

During the three months ending March 31, 2014 and 2013, there were no newly identified troubled debt restructurings (“TDRs”). Loans that are modified, but where full collection under the modified terms is doubtful, are classified as nonaccrual loans from the date of modification.

The Company’s TDR concessions granted generally do not include forgiveness of principal balances. Loan modifications are not reported in calendar years after modification if the loans were modified at an interest rate equal to the yields of new loan originations with comparable risk and the loans are performing based on the terms of the restructuring agreements.

When a loan is modified as a TDR, there is not a direct, material impact on the loans within the Consolidated Balance Sheet, as principal balances are generally not forgiven. Most loans prior to modification were classified as impaired loans and the allowance for loan losses is determined in accordance with Company policy.

No accruing loans that were restructured within the twelve months preceding March 31, 2014 defaulted during the three months ended March 31, 2014. The Company considers a loan to have defaulted when it becomes 60 days or more delinquent under the modified terms, has been transferred to nonaccrual status, or has been transferred to other real estate owned. A defaulted TDR is generally placed on nonaccrual and a specific allowance for loan loss is assigned in accordance with the Company’s policy.

As of March 31, 2014 and December 31, 2013, the company’s recorded investment in impaired loans and the related valuation allowance were as follows:

At March 31, 2014:	Recorded Investment	Unpaid Contractual Principal Balance	Related Allowance
With No Related Allowance Recorded:
Commercial Real Estate:
Construction	$332	332	—
Non-farm, Non-residential	3,583	4,909	—
Residential Real Estate:
1-4 family	507	615	—
Commercial:
Secured	673	685	—
Consumer:
Home Equity	189	352	—

Total	$5,284	6,893	—

With an allowance recorded:
Commercial Real Estate:
Construction	1,924	2,843	297
Non-farm, Non-residential	749	978	229
Residential Real Estate:
1-4 family	904	1,580	259
Commercial:
Secured	115	140	25
Consumer:
Home Equity	317	509	172
Installment	5	11	5

Total	$4,014	6,061	987

Total:
Commercial Real Estate:
Construction	$2,256	3,175	297

Non-farm, Non-residential	$4,332	5,887	229

Residential Real Estate:
1-4 family	$1,411	2,195	259

Commercial:
Secured	$788	825	25

Consumer:
Home Equity	$506	861	172

Installment	$5	11	5

Total	$9,298	$12,954	$987

At December 31, 2013:	Recorded Investment	Unpaid Contractual Principal Balance	Related Allowance
With No Related Allowance Recorded:
Commercial Real Estate:
Construction	$343	343	—
Non-farm, Non-residential	3,455	4,730	—
Residential Real Estate:
1-4 family	99	107	—
Commercial:
Secured	558	568	—
Consumer:
Home Equity	193	357	—
Installment	2	10	—

Total	$4,650	6,115	—

With an allowance recorded:
Commercial Real Estate:
Construction	2,173	3,344	549
Non-farm, Non-residential	2,246	3,031	444
Residential Real Estate:
1-4 family	240	695	39
Consumer:
Home Equity	319	511	172
Installment	4	8	4

Total	4,982	7,589	1,208

Total:
Commercial Real Estate:
Construction	$2,516	3,687	549
Non-farm, Non-residential	$5,701	7,761	444
Residential Real Estate:
1-4 family	$339	802	39
Commercial:
Secured	$558	568	—
Consumer:
Home Equity	$512	868	172
Installment	$6	18	4

Total	$9,632	13,704	1,208

For the three months ended March 31, 2014 and 2013, the Company’s average recorded investments in impaired loans and related interest income were as follows:

	For the Period Ended March 31,
	2014		2013
	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized
Commercial Real Estate:
Construction	$993	10	3,507	12
Non-farm, Non-residential	5,742	44	9,592	27
Residential Real Estate:
1-4 family	1,153	5	1,176	5
Multi-family	—	—	968	—
Commercial:	792	12	1,585	9
Consumer:
Home Equity	404	5	591	5
Installment	1	—	12	—

Total	$9,085	76	17,431	58

Impaired loans also include loans that have been modified in troubled debt restructurings where concessions to borrowers who experienced financial difficulties have been granted. At March 31, 2014 and December 31, 2013, accruing TDRs totaled $4.8 million and $4.9 million, respectively.

Interest payments received on impaired loans are recorded as interest income unless collection of the remaining recorded investment is doubtful in which case payments received are recorded as reductions to principal. For the three months ended March 31, 2014 and 2013, the Company recorded $75,000 and $58,000, respectively, in interest income on impaired loans.

For impaired loans whose impairment is measured based on the present value of expected future cash flows, a total of $39,000 and $21,000, respectively, was included in interest income for the three months ended March 31, 2014 and 2013, and represents the change in present value attributable to the passage of time.

Activity in the allowance for loan losses for the three-month periods ended March 31, 2014 and 2013 is summarized as follows:

	Allowance for Loan Losses for the Three Months Ended March 31, 2014
	Beginning Balance	Provision (Credit) for Loan Losses	Charge- Offs	Recoveries	Net Charge- Offs	Ending Balance
Commercial Real Estate	$4,461	(202)	481	20	461	3,798
Residential Real Estate	412	311	135	16	119	604
Commercial	765	134	1	8	(7)	906
Consumer	498	(110)	9	17	(8)	396

	$6,136	133	626	61	565	5,704

	Allowance for Loan Losses for the Three Months Ended March 31, 2013
	Beginning Balance	Provision (Credit) for Loan Losses	Charge- Offs	Recoveries	Net Charge- Offs	Ending Balance
Commercial Real Estate	$2,901	(33)	499	46	453	2,415
Residential Real Estate	1,414	557	268	18	250	1,721
Commercial	965	23	107	77	30	958
Consumer	683	(213)	—	7	(7)	477

	$5,963	334	874	148	726	5,571

The allowance for loan losses is composed of specific allowances for certain impaired loans and general allowances grouped into loan pools based on similar characteristics. The Company’s loan portfolio and related allowance at March 31, 2014 and 2013 are shown in the following tables:

	At March 31, 2014
	Individually Evaluated for Impairment		Collectively Evaluated for Impairment		Total
	Carrying Value	Associated Allowance	Carrying Value	Associated Allowance	Carrying Value	Associated Allowance
Commercial Real Estate	$6,588	393	248,996	3,405	255,584	3,798
Residential Real Estate	1,411	259	36,629	345	38,040	604
Commercial	788	158	55,091	748	55,879	906
Consumer	511	177	20,827	219	21,338	396

	$9,298	987	361,543	4,717	370,841	5,704

	At March 31, 2013
	Individually Evaluated for Impairment		Collectively Evaluated for Impairment		Total
	Carrying Value	Associated Allowance	Carrying Value	Associated Allowance	Carrying Value	Associated Allowance
Commercial Real Estate	$9,330	670	224,631	1,745	233,961	2,415
Residential Real Estate	—	275	34,497	1,446	34,497	1,721
Commercial	11,721	127	41,298	831	53,019	958
Consumer	1,001	127	21,515	350	22,516	477

	$22,052	1,199	321,941	4,372	343,993	5,571

NOTE G — INCOME TAXES

At March 31, 2014, the Company had net operating loss carryforwards of approximately $4.0 million for Federal and $3.5 million for Florida tax purposes available to offset future taxable income. These carryforwards include amounts which are attributable to the East Coast Community Bank acquisition in 2012 and are subject to an annual limitation. The carryforwards will begin to expire in 2029.

With few exceptions, the Company is no longer subject to U.S. federal, state and local income tax examinations by tax authorities for years before 2010.

NOTE H — EQUITY CAPITAL

Banking regulations place certain restrictions on dividends and loans or advances made by the subsidiary bank, BankFIRST (the “Bank”) to the BANKshares, Inc. (the “Company” or the “Holding Company”). The amount of cash dividends that may be paid is based on the Bank’s net earnings of the current year combined with the Bank’s retained earnings of the preceding two years, as defined by state banking regulations. However, for any dividend declaration, the Bank must consider additional factors such as the amount of current period net earnings, liquidity, asset quality, capital adequacy and economic conditions. It is likely that these factors would further limit the amount of dividend which the Bank could declare. In addition, bank regulators have the authority to prohibit banks from paying dividends if they deem such payment to be an unsafe or unsound practice.

The Company and the Bank are subject to various regulatory capital requirements administered by various regulatory authorities. Failure to meet minimum capital requirements can initiate certain mandatory — and possibly additional discretionary — actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the Company’s and the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company’s and the Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

As of March 31, 2014, the Company and the Bank are considered well capitalized for regulatory purposes. To be categorized as well capitalized, the Company and the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios.

NOTE I — CONTINGENCIES

Various legal claims also arise from time to time in the normal course of business which, in the opinion of management of the Company, will not have a material effect on the Company’s consolidated financial statements.

Concentrations of Credit Risk. The Company originates residential and commercial real estate loans, and other consumer and commercial loans in its Central Florida market area. In addition, the Company occasionally purchases loans, primarily in Florida. Although the Company has a diversified loan portfolio, a substantial portion of its borrowers’ ability to repay their loans is dependent upon economic conditions in the Company’s market area.

NOTE J — FAIR VALUE

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The fair value hierarchy requires the Company to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2: Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities that are not active; and model-driven valuations whose inputs are observable or whose significant value drivers are observable. Valuations may be obtained from, or corroborated by, third-party pricing services.

Level 3: Unobservable inputs to measure fair value of assets and liabilities for which there is little, if any market activity at the measurement date, using reasonable inputs and assumptions based upon the best information at the time, to the extent that inputs are available without undue cost and effort.

The following describes valuation methodologies used for assets measured at fair value:

Securities Available for Sale. Where quoted prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. Level 1 securities include highly liquid government bonds, certain mortgage products and exchange-traded equities. If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics, or discounted cash flows. Examples of such instruments, which would generally be classified within Level 2 of the valuation hierarchy, include certain collateralized mortgage and debt obligations and certain high-yield debt securities. In certain cases where there is limited activity or less transparency around inputs to the valuation, securities are classified within Level 3 of the valuation hierarchy. Securities classified within Level 3 include certain residual interests in securitizations and other less liquid securities.

Impaired Loans. The Company’s impaired loans are normally collateral dependent and, as such, are carried at the lower of the Company’s net recorded investment in the loan or the estimated fair value of the collateral less estimated selling costs. Estimates of fair value are determined based on a variety of information, including the use of available appraisals, estimates of market value by licensed appraisers or local real estate brokers and the knowledge and experience of the Company’s senior lending officers related to values of properties in the Company’s market areas. These officers take into consideration the type, location and occupancy of the property as well as current economic conditions in the area the property is located in assessing estimates of fair value. Accordingly, fair value estimates for impaired loans are classified as Level 3.

Foreclosed Real Estate. Estimates of fair values are determined based on a variety of information, including the use of available appraisals, estimates of market value by licensed appraisers or local real estate brokers and the knowledge and experience of the Company’s senior lending officers related to values of properties in the Company’s market areas. These officers take into consideration the type, location and occupancy of the property as well as current economic conditions in the area the property is located in assessing estimates of fair value. Accordingly, the fair values estimates for foreclosed real estate are classified as Level 3.

Acquired Assets and Assumed Liabilities. All assets acquired and liabilities assumed were recorded at estimated fair value at the date of acquisition. Estimates of fair values were determined based on a variety of information. Acquired assets and assumed liabilities were valued based on estimated cash flows and other unobservable inputs and are classified as Level 3, with the exception of acquired securities which were classified as a Level 2.

The following methods and assumptions were used by the Company in estimating fair values of financial instruments:

Cash and Cash Equivalents. The carrying amounts of cash and cash equivalents approximate their fair value.

Time Deposits. Fair values for time deposits are estimated using discounted cash flow analysis using interest rates currently being offered for time deposits with similar terms.

Securities Available for Sale. Fair values for securities are based on the framework for measuring fair values disclosed above under Fair Value Measurements.

Federal Home Loan Bank Stock. Fair value of the Company’s investment in Federal Home Loan Bank (“FHLB”) stock is based on its redemption value.

Loans. For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for certain fixed-rate mortgage (e.g. one-to-four family residential), commercial real estate and commercial loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are based on the framework for measuring fair value disclosed above under Fair Value Measurements.

Loans Held for Sale. Fair values for loans held for sale are based on quoted market prices.

Deposits. The fair values disclosed for demand, NOW, money-market and savings deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts).

Fair values for time deposits are estimated using a discounted cash flow calculation that applies interest rates currently being offered on time deposits to a schedule of aggregated expected monthly maturities of time deposits.

Junior Subordinated Debentures and Other Borrowings. The carrying amount of borrowings under customer repurchase agreements and line of credit approximate their fair value. The fair value of junior subordinated debentures are estimated using discounted cash flow analysis based on the Company’s incremental borrowing rates for similar types of borrowing arrangements.

Accrued Interest. The carrying amounts of Company’s accrued interest approximate their fair values.

Off-Balance-Sheet Financial Instruments. Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing.

The following table sets forth the Company’s assets that are measured at fair value on a recurring basis:

	Fair Value Measurements	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
March 31, 2014
Mortgage-backed securities	$85,857	—	85,857	—
Municipal securities	30,517	—	30,517	—
SBA pool securities	26,013	—	26,013	—
Asset-backed securities	3,812	—	3,812	—

	$146,199	—	146,199	—

March 31, 2013
Mortgage-backed securities	$103,133	—	103,133	—
Municipal securities	31,547	—	31,547	—
SBA pool securities	34,885	—	34,885	—
Asset-backed securities	—	—	—	—

	$169,565	—	169,565	—

During the three months ended March 31, 2014 and 2013, no securities were transferred in or out of Level 1, Level 2 or Level 3.

The table which follows shows the estimated fair value and the related carrying amounts of the Company’s financial instruments:

		At March 31,
		2014		2013
		Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents	(1)	$44,878	44,878	41,744	41,744
Time deposits	(2)	249	249	249	250
Securities available for sale	(2)	146,199	146,199	169,565	169,565
Federal Home Loan Bank stock, at cost	(3)	610	610	795	795
Accrued interest receivable	(3)	1,636	1,636	1,787	1,787
Loans, net	(3)	366,077	358,799	339,312	336,612
Loans held for sale	(3)	123	123	447	447

Financial liabilities:
Demand and savings deposits	(3)	412,621	412,621	401,210	401,210
Time deposits	(3)	93,610	94,217	105,240	106,535
Other borrowings	(3)	20,038	20,038	17,175	17,175
Junior subordinated debentures	(3)	14,434	8,530	14,434	8,503
Off-balance sheet financial instruments	(3)	—	—	—	—

(1)	We consider these fair value measurements to be Level 1.
(2)	We consider these fair value measurements to be Level 2.
(3)	We consider these fair value measurements to be Level 3.

NOTE K — SUBSEQUENT EVENTS

Acquisition

On April 24, 2014, the Company signed a definitive agreement to be purchased by Seacoast Banking Corporation of Florida (“Seacoast”). Seacoast, founded in 1926, is headquartered in Stuart, Florida and has approximately $2.3 billion in assets and $1.8 billion in deposits as of March 31, 2014. The all-stock transaction provides that BANKshares’ shareholders will receive 0.4975 shares of Seacoast common stock for each share of BANKshares common or preferred stock. Based on Seacoast’s closing price on April 23, 2014, the transaction would be valued at approximately $76 million, with closing to be completed in the fourth quarter of 2014, subject to regulatory approvals and customary closing conditions.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

SEACOAST BANKING CORPORATION OF FLORIDA

SEACOAST NATIONAL BANK

THE BANKSHARES, INC.

AND

BANKFIRST

Dated as of April 24, 2014

A-i

ARTICLE 6 — TERMINATION		A-36
6.1	Termination	A-36
6.2	Effect of Termination	A-37
ARTICLE 7 — MISCELLANEOUS		A-37
7.1	Definitions	A-37
7.2	Non-Survival of Representations and Covenants	A-44
7.3	Expenses	A-45
7.4	Termination Fee	A-45
7.5	Entire Agreement	A-45
7.6	Amendments	A-46
7.7	Waivers	A-46
7.8	Assignment	A-46
7.9	Notices	A-46
7.10	Governing Law	A-47
7.11	Counterparts	A-47
7.12	Captions	A-47
7.13	Interpretations	A-47
7.14	Severability	A-47
7.15	Attorneys’ Fees	A-47
7.16	Waiver of Jury Trial	A-48

A-ii

LIST OF EXHIBITS

Exhibit	Description
A	Bank Merger Agreement

B	Form of Company Shareholder Support Agreement

B-1	Form of SBC Shareholder Support Agreement

C	Form of Claims Letter

D	Form of Restrictive Covenant Agreement

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of April 24, 2014, by and among Seacoast Banking Corporation of Florida, a Florida corporation (“SBC”), Seacoast National Bank, a national banking association and wholly owned subsidiary of SBC (“SNB” and collectively with SBC, “Seacoast”), The BANKshares, Inc., a Florida corporation (“Holding”), and BankFIRST, a Florida bank and wholly owned subsidiary of Holding (the “Bank” and collectively with Holding, the “Company”).

Preamble

WHEREAS, the Boards of Directors of SBC and Holding have approved this Agreement and the transactions described herein and have declared the same advisable and in the best interests of each of SBC and Holding and each of SBC and Holding’s shareholders;

WHEREAS, this Agreement provides for the acquisition of Holding by SBC pursuant to the merger of Holding with and into SBC (the “Merger”). This Agreement also provides for the merger of the Bank with and into SNB (the “Bank Merger”) pursuant to the terms of the Agreement to Merge between SNB and Bank attached hereto as Exhibit A (the “Bank Merger Agreement”); and

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to Seacoast’s willingness to enter into this Agreement, each of the directors and each beneficial holder of 10% or more of the outstanding shares of Holding Common Stock and Holding Preferred Stock have executed and delivered to SBC an agreement in substantially the form of Exhibit B (each a “Company Shareholder Support Agreement”), pursuant to which they have agreed, among other things, subject to the terms of such Company Shareholder Support Agreement, to vote the shares of Holding Common Stock and Holding Preferred Stock, respectively, held of record by such Persons or as to which they otherwise have sole voting power to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger and the Bank Merger, and each of the directors, and each beneficial holder of 10% or more of the outstanding SBC Common Stock have executed and delivered to Holding an agreement in substantially the form of Exhibit B-1 (each a “SBC Shareholder Support Agreement”), pursuant to which they have agreed, subject to the terms of such SBC Shareholder Support Agreement, to vote the shares of SBC Commons Stock held of record by such Persons or as to which they otherwise have sole voting power to approve and adopt this Agreement and the transaction contemplated hereby, including the Merger and the Bank Merger.

Certain terms used and not otherwise defined in this Agreement are defined in Section 7.1.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE 1

TRANSACTIONS AND TERMS OF MERGER

1.1 Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.4 herein), Holding shall be merged with and into SBC in accordance with the provisions of the FBCA. SBC shall be the surviving corporation (the “Surviving Corporation”) resulting from the Merger and the separate corporate existence of Holding shall thereupon cease. SBC shall continue to be governed by the Laws of the State of Florida, and the separate corporate existence of SBC with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger.

1.2 Bank Merger. Prior to the Effective Time, the Boards of Directors of SNB and the Bank will execute the Bank Merger Agreement. Subject to the terms and conditions of this Agreement and the Bank Merger Agreement, the Bank shall be merged with and into SNB in accordance with the provisions of 12 U.S.C. Section 215 and with the effect provided in 12 U.S.C. Section 215. SNB shall be the surviving bank (the “Surviving Bank”) resulting from the Bank Merger and the separate existence of the Bank shall thereupon cease. SNB shall continue to be governed by the Laws of the United States, and the separate existence of SNB with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Bank Merger. Subject to the satisfaction of the conditions to closing set forth in the Bank Merger Agreement, the Bank Merger shall occur immediately following the Merger unless otherwise determined by Seacoast in its sole discretion.

1.3 Time and Place of Closing. Unless otherwise mutually agreed to by SBC and Holding, the closing of the Merger (the “Closing”) shall take place in the offices of Alston & Bird LLP, One Atlantic Center, 1201 West Peachtree Street, Atlanta, Georgia 30309 at 10:00 a.m., Atlanta time, on the date when the Effective Time is to occur (the “Closing Date”).

1.4 Effective Time. Subject to the terms and conditions of this Agreement, on the Closing Date, the Parties will cause articles of merger to be filed with the Secretary of State of the State of Florida as provided in the FBCA (the “Articles of Merger”). The Merger shall take effect when the Articles of Merger becomes effective (the “Effective Time”). Subject to the terms and conditions hereof, the Parties shall use their reasonable best efforts to cause the Effective Time to occur on a mutually agreeable date following the date on which satisfaction or waiver of the conditions set forth in Article 5 has occurred (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions).

1.5	Conversion of Holding Stock.

(a) At the Effective Time, in each case subject to Section 1.5(d) and excluding Dissenting Shares, by virtue of the Merger and without any action on the part of the Parties or the holder thereof, each share of Holding Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the number of shares of SBC Common Stock that is equal to the Exchange Ratio (the “Stock Consideration”). The Stock Consideration is sometimes referred to herein as the “Merger Consideration.” The consideration which all of the Company shareholders are entitled to receive pursuant to this Article 1 is referred to herein as the “Aggregate Merger Consideration.”

(b) At the Effective Time, all shares of Holding Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist as of the Effective Time, and each certificate or electronic book-entry previously representing any such shares of Holding Stock (the “Holding Certificates”) shall thereafter represent only the right to receive the Merger Consideration and any cash in lieu of fractional shares pursuant to Section 1.5(c), and any Dissenting Shares shall thereafter represent only the right to receive applicable payments as set forth in Section 2.3.

(c) Notwithstanding any other provision of this Agreement, each holder of shares of Holding Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of SBC Common Stock (after taking into account all Holding Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of SBC Common Stock multiplied by the average closing price per share of SBC Common Stock on the NASDAQ Global Select Market for the five (5) trading day period ending on the trading day preceding the date of Closing, less any applicable withholding Taxes. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

(d) If, prior to the Effective Time, the issued and outstanding shares of SBC Common Stock or Holding Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, then an appropriate and proportionate adjustment shall be made to the Merger Consideration. (e) Each share of Holding Stock issued and outstanding immediately prior to the Effective Time and owned by any of the Parties or their respective Subsidiaries (in each case other than shares of Holding Stock held on behalf of third parties) shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled and retired without payment of any consideration therefore and shall cease to exist (together with the Dissenting Shares, the “Excluded Shares”).

1.6 SBC Common Stock. At and after the Effective Time, each share of SBC Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of SBC Common Stock and shall not be affected by the Merger.

1.7 Holding Equity Awards. Holding shall take all actions necessary to cause each outstanding Holding Equity Award to be, immediately prior to the Effective Time, either (a) vested in accordance with its terms, (b) exercised in accordance with its terms, or (c) terminated. Prior to the Effective Time, Holding shall also take all actions necessary to terminate the Holding Stock Plans as of the Effective Time and to cause the provisions in any other Holding Benefit Plan providing for the issuance, transfer or grant of any capital stock of Holding or any interest in respect of any capital stock of Holding to terminate and be of no further force and effect as of the Effective Time, and Holding shall ensure that following the Effective Time no holder of any Holding Equity Award or any participant in any Holding Stock Plan or other Holding Benefit Plan shall have any right thereunder to acquire any capital stock of SBC, SNB, Holding or the Bank, except as provided in Section 1.5 of this Agreement with respect to Holding Common Stock which such person received or became entitled to receive in accordance with the vesting or exercise of such Holding Equity Award prior to the Effective Time.

1.8	Organizational Documents of Surviving Corporation; Directors and Officers.

(a) The Organizational Documents of SBC in effect immediately prior to the Effective Time shall be the Organizational Documents of the Surviving Corporation after the Effective Time until otherwise amended or repealed.

(b) The directors of SBC immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time plus one director of Holding to be identified by SBC in its sole discretion no later than 30 days prior to the Closing Date, until the earlier of their resignation or removal or otherwise ceasing to be a director or until their respective successors are duly elected and qualified, as the case may be. The officers of SBC immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time, until the earlier of their resignation or removal or otherwise ceasing to be an officer or until their respective successors are duly elected and qualified, as the case may be.

1.9 Tax Consequences. It is the intention of the Parties to this Agreement that the Merger and the Bank Merger, for federal income Tax purposes, shall qualify as “reorganizations” within the meaning of Section 368(a) of the Internal Revenue Code and that this Agreement shall constitute “plans of reorganization” for purposes of Sections 354 and 361 of the Internal Revenue Code. SBC shall have the right to revise the structure of the Merger and/or the Bank Merger contemplated by this Agreement in order to assure that the Merger and the Bank Merger, for federal income Tax purposes shall qualify as “reorganizations” within the meaning of Section 368(a) of the Internal Revenue Code or to substitute an interim corporation that is wholly owned by SBC (“Interim”), which interim corporation may merge with and into Holding, provided, that no such revision to the structure of the Merger or the Bank Merger shall result in any changes in the amount or type of the consideration that the holders of shares of Holding Stock are entitled to receive under this Agreement. SBC may exercise this right of revision by giving written notice to the Company in the manner provided in Section 7.9, which notice shall be in the form of an amendment to this Agreement or in the form of an Amended and Restated Agreement and Plan of Merger.

ARTICLE 2

DELIVERY OF MERGER CONSIDERATION

2.1	Exchange Procedures.

(a) Delivery of Transmittal Materials. Prior to the Effective Time, SBC shall appoint its transfer agent, Continental Stock Transfer and Trust Company (the “Exchange Agent”), pursuant to an agreement to act as exchange agent hereunder. As promptly as practicable after the Effective Time (and within five Business Days), the Exchange Agent shall send to each former holder of record of shares of Holding Stock, excluding the holders, if any, of Dissenting Shares, immediately prior to the Effective Time transmittal materials for use in exchanging such holder’s Holding Certificates for the Merger Consideration (which shall specify that delivery shall be effected, and risk of loss and title to the Holding Certificates shall pass, only upon proper delivery of such Holding Certificates (or effective affidavit of loss in lieu thereof as provided in Section 2.1(e)) to the Exchange Agent).

(b) Delivery of Merger Consideration. After the Effective Time, following the surrender of a Holding Certificate to the Exchange Agent (or effective affidavit of loss in lieu thereof as provided in Section 2.1(e)) in accordance with the terms of such letter of transmittal, duly executed, the holder of such Holding Certificate shall be entitled to receive in exchange therefor the Merger Consideration in respect of the shares of Holding Stock represented by its Holding Certificate or Certificates. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name a Holding Certificate so surrendered is registered, it shall be a condition to such payment that such Holding Certificate shall be properly endorsed or otherwise be in proper form for transfer, and the Person requesting such payment shall pay to the Exchange Agent any transfer or other similar Taxes required as a result of such payment to a Person other than the registered holder of such Holding Certificate, or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable. Payments to holders of Dissenting Shares shall be made as required by the FBCA.

(c) Payment of Taxes. The Exchange Agent (or, after the agreement with the Exchange Agent is terminated, SBC) shall be entitled to deduct and withhold from the Merger Consideration (including cash in lieu of fractional shares of SBC Common Stock) otherwise payable pursuant to this Agreement to any holder of Holding Stock such amounts as the Exchange Agent or SBC, as the case may be, is required to deduct and withhold under the Internal Revenue Code, or any provision of state, local or foreign Tax law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or SBC, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Holding Stock in respect of whom such deduction and withholding was made by the Exchange Agent or SBC, as the case may be.

(d) Return of Merger Consideration to SBC. At any time upon request by SBC following 180 days after the Closing Date, SBC shall be entitled to require the Exchange Agent to deliver to it any remaining portion of the Merger Consideration not distributed to holders of Holding Certificates that was deposited with the Exchange Agent (the “Exchange Fund”) (including any interest received with respect thereto and other income resulting from investments by the Exchange Agent, as directed by SBC), and holders shall be entitled to look only to SBC (subject to abandoned property, escheat or other similar laws) with respect to the Merger Consideration, any cash in lieu of fractional shares of SBC Common Stock and any dividends or other distributions with respect to SBC Common Stock payable upon due surrender of their Holding Certificates, without any interest thereon. Notwithstanding the foregoing, neither SBC nor the Exchange Agent shall be liable to any holder of a Holding Certificate for Merger Consideration (or dividends or distributions with respect thereto) or cash from the Exchange Fund in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(e) Lost Holding Certificates. In the event any Holding Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Holding Certificate(s) to be lost, stolen or destroyed and, if required by SBC or the Exchange Agent, the posting by such Person of a bond in such sum as SBC may reasonably direct as indemnity against any claim that may be made against Holding or SBC with respect to such Holding Certificate(s), the Exchange Agent will issue the Merger Consideration deliverable in respect of the shares of Holding Stock represented by such lost, stolen or destroyed Holding Certificates.

2.2 Rights of Former Holding Shareholders. At the Effective Time, the stock transfer books of Holding shall be closed as to holders of Holding Stock and no transfer of Holding Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 2.1, each Holding Certificate (other than Holding Certificates representing Excluded Shares) shall from and after the Effective Time represent for all purposes only the right to receive the Merger Consideration in exchange therefor and any cash in lieu of fractional shares of SBC Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 1.5(c), and any dividends or distributions to which such holder is entitled pursuant to this Article 2. No dividends or other distributions with respect to SBC Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Holding Certificate with respect to the shares of SBC Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.5(c), and all such dividends, other distributions and cash in lieu of fractional shares of SBC Common Stock shall be paid by SBC to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Holding Certificate in accordance with this Article 2. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Holding Certificate there shall be paid to the holder of a SBC stock certificate representing whole shares of SBC Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions, if applicable, with a record date after the Effective Time theretofore paid with respect to such whole shares of SBC Common Stock and the amount of any cash payable in lieu of a fractional share of SBC Common Stock to which such holder is entitled pursuant to Section 1.5(c), and (ii) at the appropriate payment date, the amount of dividends or other distributions, if applicable, with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of SBC Common Stock. SBC shall make available to the Exchange Agent cash for these purposes, if necessary.

2.3 Dissenters’ Rights. Any Person who otherwise would be deemed a holder of Dissenting Shares (a “Dissenting Shareholder”) shall not be entitled to receive the applicable Merger Consideration with respect to the Dissenting Shares only until such Person shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to dissent from the Merger under the FBCA. Each Dissenting Shareholder shall be entitled to receive only the payment provided by the provisions of Sections 607.1301 through 607.1333 of the FBCA with respect to shares of Holding Stock owned by such Dissenting Shareholder. Holding shall give SBC (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law received by Holding relating to shareholders’ rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the FBCA. Holding shall not, except with the prior written consent of SBC, voluntarily make any payment with respect to any demands for appraisals of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal of any such demands.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1 Company Disclosure Letter. Prior to the execution and delivery of this Agreement, the Company has delivered to Seacoast a letter (the “Company Disclosure Letter”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of the Company’s representations or warranties contained in this Article 3 or to one or more of its covenants contained in Article 4; provided, that (a) no such item is required to be set forth in the Company Disclosure Letter as an exception to any representation or warranty of the

Company if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 3.2, and (b) the mere inclusion of an item in the Company Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission by the Company that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect with respect to the Company. Any disclosures made with respect to a subsection of Section 3.3 shall be deemed to qualify any subsections of Section 3.3 specifically referenced or cross-referenced that contains sufficient detail to enable a reasonable Person to recognize the relevance of such disclosure to such other subsections. All representations and warranties of Seacoast shall be qualified by reference to Seacoast’s SEC Reports and such disclosures in any such SEC Reports or other publicly available documents filed with or furnished by Seacoast to the SEC or any other Governmental Authority prior to the date hereof (but excluding any risk factor disclosures contained under the heading “Risk Factors”, any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly forward-looking in nature).

3.2	Standards.

(a) No representation or warranty of any Party hereto contained in this Article 3 (other than the representations and warranties in (i) Section 3.3(c) and 3.4(c), which shall be true and correct in all respects (except for inaccuracies that are de minimis in amount), and (ii) Sections 3.3(b)(i), 3.3(b)(ii), 3.3(d) and 3.4(b)(i), which shall be true and correct in all material respects) shall be deemed untrue or incorrect, and no Party shall be deemed to have breached any of its representations or warranties, as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together in the aggregate with all other facts, circumstances or events inconsistent with such Party’s representations or warranties contained in this Article 3, has had or is reasonably likely to have a Material Adverse Effect on such Party; provided, that, for purposes of Sections 5.2(a) and 5.3(a) only, the representations and warranties which are qualified by references to “material,” “Material Adverse Effect” or to the “Knowledge” of any Party shall be deemed not to include such qualifications.

(b) Unless the context indicates specifically to the contrary, a “Material Adverse Effect” on a Party shall mean any change, event, development, violation, inaccuracy or circumstance the effect, individually or in the aggregate, of which is or is reasonably likely to have, a material adverse impact on (i) the condition (financial or otherwise), property, business, assets (tangible or intangible) or results of operations or prospects of such Party taken as a whole or (ii) prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of such Party to perform its obligations under this Agreement or to timely consummate the Merger, the Bank Merger, or the other transactions contemplated by this Agreement; provided, however, that “Material Adverse Effect” shall not be deemed to include for purposes of (b)(i) above, (A) changes after the date of this Agreement in GAAP or regulatory accounting requirements for the financial services industry, (B) changes after the date of this Agreement in laws, rules or regulations or interpretations of laws, rules or regulations by Governmental Authorities of general applicability to companies in the industry in which such Party and its subsidiaries operate, and (C) changes after the date of this Agreement in general economic or market conditions in the United States or any state or territory thereof, in each case generally affecting other companies in the industry in which such Party and its subsidiaries operate, except with respect to clauses (A), (B) and (C) to the extent that the effects of such changes are disproportionately adverse to the business, assets, operations, prospects, condition (financial or otherwise) or results of operations of such Party and its Subsidiaries, as compared to other companies in the industry in which such Party and its Subsidiaries operate; or for purposes of (b)(ii) above, the impact of actions and omissions of a Party (or any of its Subsidiaries) taken with the prior informed consent of the other Party in contemplation of the transactions contemplated hereby. Similarly, unless the context indicates specifically to the contrary, a “Material Adverse Change” is an event, change or occurrence resulting in a Material Adverse Effect on such Party and its subsidiaries, taken as a whole.

3.3 Representations and Warranties of the Company. Subject to and giving effect to Sections 3.1 and 3.2 and except as set forth in the Company Disclosure Letter, Holding and the Bank, jointly and severally, hereby represent and warrant to Seacoast as follows:

(a) Organization, Standing, and Power. Each Subsidiary of Holding is listed in Section 3.3(a) of the Company Disclosure Letter. Holding and each of its Subsidiaries are duly organized, validly existing, and (as to corporations) are in good standing under the Laws of the jurisdiction of its formation. Holding and each of its Subsidiaries have the requisite corporate power and authority to own, lease, and operate their properties and assets and to carry on their businesses as now conducted. Holding and each of its Subsidiaries are duly qualified or licensed to do business and in good standing in the States of the United States and foreign jurisdictions where the character of their assets or the nature or conduct of their business requires them to be so qualified or licensed. Holding is a bank holding company within the meaning of the BHC Act. The Bank is a Florida state bank. The Bank is an “insured institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and its deposits are insured by the Bank Insurance Fund.

(b) Authority; No Breach of Agreement.

(i) Holding and the Bank each has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action (including valid authorization and adoption of this Agreement by its duly constituted Board of Directors and, in the case of the Bank, its sole shareholder), subject only to the Holding Shareholder Approval and such regulatory approvals as are required by law. Subject to the Holding Shareholder Approval and assuming due authorization, execution, and delivery of this Agreement by each of SBC and SNB, this Agreement represents a legal, valid, and binding obligation of each of Holding and the Bank enforceable against Holding and the Bank in accordance with its terms (except in all cases as such enforceability may be limited by (A) bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship, and other laws now or hereafter in effect relating to or affecting the enforcement of creditors’ rights generally or the rights of creditors of insured depository institutions, (B) general equitable principles and (C) laws relating to the safety and soundness of insured depository institutions, and except that no representation is made as to the effect or availability of equitable remedies or injunctive relief (regardless of whether such enforceability is considered in a proceeding in equity or at law) and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(ii) As of the date hereof, Holding’s Board of Directors has (A) duly approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby, including the Bank Merger Agreement and the Bank Merger; (B) determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of Holding and the holders of Holding Stock; (C) resolved to recommend adoption of this Agreement, the Merger and the other transactions contemplated hereby to the holders of shares of Holding Stock (such recommendations being the “Holding Directors’ Recommendation”); and (D) directed that this Agreement be submitted to the holders of shares of Holding Stock for their adoption.

(iii) The Bank’s Board of Directors has duly approved and declared advisable the Bank Merger Agreement, the Bank Merger and the other transactions contemplated hereby and thereby.

(iv) Neither the execution and delivery of this Agreement or the Bank Merger Agreement by it nor the consummation by it of the transactions contemplated hereby or thereby, nor compliance by it with any of the provisions hereof or thereof, will (A) violate, conflict with or result in a breach of any provision of its Organizational Documents, (B) except as set forth in Section 3.3(b)(iv) of the Company Disclosure Letter, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any material assets of Holding or its Subsidiaries under, any Contract or Permit, or (C) subject to receipt of the Regulatory Consent and the expiration of any waiting period required by Law, violate any Law or Order applicable to Holding or its Subsidiaries or any of their respective material assets.

(v) Other than in connection or compliance with the provisions of the Securities Laws, and other than (A) the Regulatory Consents, (B) notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation or both with respect to any Benefit Plans, and (C) as set forth in Section 3.3(b)(v)(C) of the Company Disclosure Letter, no notice to, filing with, or Consent of, any Governmental Authority is necessary in connection with the execution, delivery or performance of this Agreement and the consummation by it of the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

(c) Capital Stock. Holding’s authorized capital stock consists of (i) 30,000,000 shares of Holding Common Stock, of which, as of the date of this Agreement, 12,550,103 shares are validly issued and outstanding, and (ii) 10,000,000 shares of Holding Preferred Stock, of which, as of the date of this Agreement, 1,476,666 shares are validly issued and outstanding. Set forth in Section 3.3(c) of the Company Disclosure Letter is a true and complete schedule of all outstanding Rights to acquire shares of Holding Common Stock, including grant date, vesting schedule, exercise price, expiration date and the name of the holder of such Rights. As of the date hereof, there were 219,354 restricted shares of Holding Common Stock granted and unvested in accordance with Holding Stock Plans and such restricted shares represent all of the Rights issued under the Holding Stock Plans. Except as set forth in this Section 3.3(c) or in Section 3.3(c) of the Company Disclosure Letter, there are no shares of Holding Common Stock or other equity securities of Holding outstanding and no outstanding Rights relating to the Holding Common Stock, and no Person has any Contract or any right or privilege (whether pre-emptive or contractual) capable of becoming a Contract or Right for the purchase, subscription or issuance of any securities of Holding. All of the outstanding shares of Holding Common Stock are duly and validly issued and outstanding and are fully paid and, except as expressly provided otherwise under applicable Law, nonassessable under the FBCA. None of the outstanding shares of Holding Common Stock has been issued in violation of any preemptive rights of the current or past shareholders of Holding. There are no Contracts among Holding and its shareholders or by which Holding is bound with respect to the voting or transfer of Holding Common Stock or the granting of registration rights to any holder thereof. All of the outstanding shares of Holding Capital Stock and all Rights to acquire shares of Holding Capital Stock have been issued in compliance with all applicable federal and state Securities Laws, except for de minimis issuances of Holding Common Stock. All issued and outstanding shares of capital stock of its Subsidiaries have been duly authorized and are validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of its Subsidiaries are owned by Holding or a wholly owned Subsidiary thereof, free and clear of all Liens. None of its Subsidiaries has outstanding any Right to acquire any shares of its capital stock or any security convertible into such shares, or has any obligation or commitment to issue, sell or deliver any of the foregoing or any shares of its capital stock. The outstanding capital stock of each of its Subsidiaries has been issued in compliance with all legal requirements and is not subject to any preemptive or similar rights. Neither Holding nor any of its Subsidiaries has any subsidiaries (other than the Bank and the Subsidiaries) or any direct or indirect ownership interest in any firm, corporation, bank, joint venture, association, partnership or other entity.

(d) Financial Statements; Regulatory Reports.

(i) Holding has delivered to Seacoast true and complete copies of (A) all monthly reports and financial statements of Holding and its Subsidiaries that were prepared for Holding’s or the Bank’s Board of Directors since December 31, 2013, including the Holding Financial Statements; (B) the annual report of Bank Holding Companies to the Federal Reserve Board for the year ended December 31, 2013, of Holding and its Subsidiaries required to file such reports; (C) all call reports and consolidated and parent company only financial statements, including all amendments thereto, made to the Federal Reserve Board, and the FDIC since December 31, 2012, of Holding’s and its Subsidiaries required to file such reports; and (D) Holding’s Annual Report to Shareholders for the year ended 2012 and all subsequent Quarterly Reports to Shareholders.

(ii) Holding’s Financial Statements have been (and all financial statements to be delivered to Seacoast as required by this Agreement will be) prepared in accordance with GAAP applied on a consistent basis throughout the periods covered. Holding’s Financial Statements fairly present the financial position, results of operations, changes in shareholders’ equity and cash flows of Holding and its Subsidiaries as of the dates thereof and for the periods covered thereby. All call and other regulatory reports referred to above have been filed on the appropriate form and prepared in all material respects in accordance with such forms’ instructions and the applicable rules and regulations of the regulating federal and/or state agency. As of the date of the latest balance sheet forming part of Holding’s Financial Statements (the “Holding Latest Balance Sheet”), none of Holding or its Subsidiaries has had, nor are any of such entities’ assets subject to, any material liability, commitment, indebtedness or obligation (of any kind whatsoever, whether absolute, accrued, contingent, known or unknown, matured or unmatured) that is not reflected and adequately provided for in accordance with GAAP. No report, including any report filed with the FDIC, the Federal Reserve Board or other banking regulatory agency, and no report, proxy statement, registration statement or offering materials made or given to shareholders of Holding or the Bank since January 1, 2011, as of the respective dates thereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No report, including any report filed with the FDIC, the Federal Reserve Board, or other banking regulatory agency, and no report, proxy statement, registration statement or offering materials made or given to shareholders of Holding or the Bank to be filed or disseminated after the date of this Agreement will contain any untrue statement of a material fact or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading. Holding’s Financial Statements are supported by and consistent with the general ledger and detailed trial balances of investment securities, loans and commitments, depositors’ accounts and cash balances on deposit with other institutions, copies of which have been made available to Seacoast. Holding and the Bank have timely filed all reports and other documents required to be filed by them with the FDIC and the Federal Reserve Board. The call reports of the Bank and accompanying schedules as filed with the FDIC, for each calendar quarter beginning with the quarter ended December 31, 2011, through the Closing Date have been, and will be, prepared in accordance with applicable regulatory requirements, including applicable regulatory accounting principles and practices through periods covered by such reports.

(iii) Each of Holding and its Subsidiaries maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls, which provide assurance that (A) transactions are executed with management’s authorization; (B) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Holding in accordance with GAAP and to maintain accountability for Holding’s consolidated assets; (C) access to Holding’s assets is permitted only in accordance with management’s authorization; (D) the reporting of Holding’s assets is compared with existing assets at regular intervals and (E) accounts, notes and other receivables and assets are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Such records, systems, controls, data and information of Holding and its Subsidiaries are recorded, stored maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control Holding or its Subsidiaries. The corporate record books of Holdings and its Subsidiaries are complete and accurate in all material respects and reflect all meetings, consents and other actions of the boards of directors and shareholders of Holdings and its Subsidiaries, respectively.

(iv) Since January 1, 2011, neither Holding nor any Subsidiary nor any current director, officer, nor to Holding’s Knowledge, any former officer or director or current employee, auditor, accountant or representative of Holding or any Subsidiary has received or otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding a material weakness, significant deficiency or other defect or failure in the accounting or auditing practices, procedures, methodologies or methods of Holding or any Subsidiary or their respective internal accounting controls. No attorney representing Holding or any Subsidiary, whether or not employed by Holding or any Subsidiary, has reported evidence of a material violation (as such term is interpreted under Section 307 of the Sarbanes-Oxley Act and the SEC’s regulations thereunder) by Holding or any Subsidiary or any officers, directors, employees or agents of Holding or any of its Subsidiaries to Holding’s Board of Directors or any committee thereof or to any director or officer of Holding. For purposes of the Agreement, Knowledge of Holding shall mean the actual knowledge of the individuals listed in Section 3.3(d)(iv) of the Company Disclosure Letter, after reasonable inquiry.

(v) Holding’s independent public accountants, which have expressed their opinion with respect to the Financial Statements (including the related notes), are and have been throughout the periods covered by such Financial Statements (A) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act) (to the extent applicable during such period), (B) “independent” with respect to Holding within the meaning of Regulation S-X and (C) with respect to Holding, in compliance with subsections (g) through (l) of Section 10A of the 1934 Act and related Securities Laws. Section 3.3(d) of the Company Disclosure Letter lists all nonaudit services performed by Holding’s independent public accountants for Holding and its Subsidiaries since January 1, 2010.

(vi) There is no transaction, arrangement or other relationship between Holding or any of its Subsidiaries and any unconsolidated or other affiliated entity that is not reflected in the Holding Financial Statements. Holding is not aware of (1) any significant deficiency in the design or operation of internal controls which could adversely affect Holding’s ability to record, process, summarize and report financial data or any material weaknesses in internal controls or (2) any fraud, whether or not material, that involves management or other employees who have a significant role in Holding’s internal controls. Since December 31, 2013, there have been no significant changes in internal controls or in other factors that could significantly affect internal controls of Holding.

(vii) None of Holding or its Subsidiaries has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Holding Material Adverse Effect, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Holding as of December 31, 2013, included in the Holdings Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto. None of Holding or its Subsidiaries has incurred or paid any Liability since December 31, 2012, except for such Liabilities incurred or paid (A) in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Holding Material Adverse Effect or (B) in connection with the transactions contemplated by this Agreement. Except as disclosed in Section 3.3(d)(vii) of the Company Disclosure Letter, none of Holding or its Subsidiaries is directly or indirectly liable, by guarantee or otherwise, to assume any Liability or any Person for any amount in excess of $10,000. Except (x) as reflected in Holdings latest Balance Sheet or liabilities described in any notes thereto (or liabilities for which neither accrual nor footnote disclosure is required pursuant to GAAP) or (y) for liabilities incurred in the ordinary course of business since January 1, 2013 consistent with past practice or in connection with this Agreement or the transactions contemplated hereby, neither Holding nor any of its Subsidiaries has any Liabilities or obligations of any nature.

(e) Absence of Certain Changes or Events. Since December 31, 2013, (i) Holding and each of its Subsidiaries has conducted its business only in the ordinary course, (ii) neither Holding nor any of its Subsidiaries has taken action which, if taken after the date of this Agreement, would constitute a breach of Section 4.1 or 4.2, and (iii) there have been no events, changes, or occurrences that have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Holding and its Subsidiaries, taken as a whole.

(f) Tax Matters.

(i) All Taxes of Holding and each of its Subsidiaries that are or were due or payable (whether or not shown on any Tax Return) have been fully and timely paid. Holding and each of its Subsidiaries has timely filed all Tax Returns in all jurisdictions in which Tax Returns are required to have been filed by it or on its behalf, and each such Tax Return is complete and accurate in all material respects. Except as disclosed in

Section 3.3(f)(i) of the Company Disclosure Letter, neither Holding nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return. Except as disclosed in Section 3.3(f)(i) of the Company Disclosure Letter, there have been no examinations or audits of any Tax Return by any Taxing Authority. Holding and each of its Subsidiaries has made available to Seacoast true and correct copies of the United States federal and state and local income Tax Returns filed by it for each of the three most recent fiscal years ended on or before December 31, 2012. No claim has ever been made by a Taxing Authority in a jurisdiction where Holding or any of its Subsidiaries does not file a Tax Return that Holding or any of its Subsidiaries may be subject to Taxes by that jurisdiction, and to the Knowledge of Holding and each of its Subsidiaries, no basis for such a claim exists.

(ii) Neither Holding nor any of its Subsidiaries has received any notice of assessment or proposed assessment in connection with any Tax, and there is no threatened or pending dispute, action, suit, proceeding, claim, investigation, audit, examination, or other Litigation regarding any Tax of Holding, any of its Subsidiaries or the assets of Holding or any of its Subsidiaries. No officer or employee responsible for Tax matters of Holding or any of its Subsidiaries expects any Taxing Authority to assess any additional Tax for any period for which a Tax Return has been filed. There are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment of any Tax or deficiency against Holding or any of its Subsidiaries, and neither Holding nor any of its Subsidiaries has waived or extended the applicable statute of limitations for the assessment or collection of any Tax or agreed to a Tax assessment or deficiency.

(iii) Except as disclosed in Section 3.3(f)(iii) of the Company’s Disclosure Letter, Neither Holding nor any of its Subsidiaries is a party to a Tax allocation, sharing, indemnification or similar agreement or any agreement pursuant to which it has any obligation to any Person with respect to Taxes, and neither Holding nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal or state or local income Tax Return or any combined, affiliated or unitary group for any Tax purpose (other than the group of which it is currently a member), and neither Holding nor any of its Subsidiaries has any Tax liability under Treasury Regulation Section 1.1502-6 or any similar provision of Law, or as a transferee or successor, by contract or otherwise.

(iv) The proper and accurate amounts of Tax have been withheld by Holding and each of its Subsidiaries and timely paid to the appropriate Taxing Authority for all periods through the Effective Time in compliance with all Tax withholding provisions of all applicable federal, state, local and foreign Laws, rules and regulations, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441, 1442 and 3406 of the Internal Revenue Code or similar provisions under state, local or foreign Law.

(v) Neither Holding nor any of its Subsidiaries has been a party to any distribution occurring during the five-year period ending on the date hereof in which the parties to such distribution treated the distribution as one to which Section 355 of the Internal Revenue Code applied. No Liens for Taxes exist with respect to any assets of Holding or any of its Subsidiaries, except for statutory Liens for Taxes not yet due and payable.

(vi) Neither Holding nor any of its Subsidiaries is a controlled foreign corporation within the meaning of the Internal Revenue Code. Holding and each of its Subsidiaries has complied with all of the income inclusion and Tax reporting provisions of the U.S. anti-deferral Tax regimes, including the controlled foreign corporation, passive foreign investment company and foreign personal holding company regimes.

(vii) Neither Holding nor any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any contract that could obligate it to make any payments that could be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code or any comparable provision of state or local Tax Law.

(viii) Neither Holding nor any of its Subsidiaries is or has ever been a United States real property holding corporation within the meaning of Internal Revenue Code Section 897(c) or any comparable provision of state Tax Law. Neither Holding nor any of its Subsidiaries has been or will be required to include any item in income or exclude any item of deduction from taxable income for any Tax period (or portion thereof) ending after the Closing Date: (i) pursuant to Section 481 of the Internal Revenue Code or any comparable provision under state, local or foreign Tax Laws; (ii) as a result of any ‘‘closing agreement’’ as described in Section 7121 of the Internal Revenue Code or any comparable provision under state, local, or foreign Tax Laws, executed on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Internal Revenue Code or any comparable provision under state, local, or foreign Tax Laws; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(ix) The current net operating losses of Holding and each of its Subsidiaries are described in Section 3.3(f)(ix) of the Company Disclosure Letter and none of such net operating losses are capital losses or, except as disclosed in Section 3.3(f)(ix) of the Company Disclosure Letter, subject to any limitation on their use under the provisions of Sections 382 or 269 of the Internal Revenue Code or any other provisions of the Internal Revenue Code or the Treasury Regulations or any comparable provision of state or local Tax Law dealing with the utilization of net operating losses, other than any such limitations as may arise as a result of the consummation of the transactions contemplated by this Agreement.

(x) Holding and each of its Subsidiaries has disclosed on its Tax Returns any position taken for which substantial authority (within the meaning of Internal Revenue Code Section 6662(d)(2)(B)(i) or comparable provision of state or local Tax Law) did not exist at the time the return was filed. Neither Holding nor any of its Subsidiaries has participated in any reportable transaction, as defined in Treasury Regulation Section 1.6011-4(b)(1) or any comparable provision of state or local Tax Law, or a transaction substantially similar to a reportable transaction. Neither Holding nor any of its Subsidiaries is a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for federal income Tax purposes.

(xi) The unpaid Taxes of Holding and each of its Subsidiaries (A) did not, as of the date of the Holding Latest Balance Sheet, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Holding Latest Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Holding and each of its Subsidiaries in filing their Tax Returns. Since the date of the Holding Latest Balance Sheet, neither Holding nor any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past practice.

(g) Environmental Matters.

(i) Holding and the Bank have delivered, or caused to be delivered to Seacoast, or provided Seacoast access to, true and complete copies of, all environmental site assessments, test results, analytical data, boring logs, and other environmental reports and studies held by Holding and each of its Subsidiaries relating to their respective Properties and Facilities.

(ii) Holding and each of its Subsidiaries and their respective Facilities and Properties are, and have been, in compliance with all Environmental Laws, except for violations that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, and there are no past or present events, conditions, circumstances, activities or plans related to the Properties or Facilities that did or would violate or prevent compliance or continued compliance with any of the Environmental Laws.

(iii) There is no Litigation pending or threatened before any Governmental Authority or other forum in which Holding or its Subsidiaries or any of their respective Properties or Facilities (including but not limited to Properties and Facilities that secure or secured loans made by Holding or its Subsidiaries and Properties and Facilities now or formerly held, directly or indirectly, in a fiduciary capacity by Holding or its Subsidiaries) has been or, with respect to threatened Litigation, may be named as a defendant (A) for alleged noncompliance (including by any predecessor) with or Liability under any Environmental Law or (B) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) any such Properties or Facilities.

(iv) During or prior to the period of (A) Holding or any of its Subsidiaries’ ownership or operation (including but not limited to ownership or operation, directly or indirectly, in a fiduciary capacity) of, or (B) Holding or any of its Subsidiaries’ participation in the management (including but not limited to such participation, directly or indirectly, in a fiduciary capacity) of, there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such Properties or Facilities.

(h) Compliance with Permits, Laws and Orders.

(i) Holding and each of its Subsidiaries has in effect all Permits and has made all filings, applications, and registrations with Governmental Authorities that are required for it to own, lease, or operate its material assets and to carry on its business as now conducted and there has occurred no Default under any Permit applicable to their respective businesses or employees conducting their respective businesses.

(ii) Neither Holding nor any of its Subsidiaries is in Default under any Laws or Orders applicable to its business or employees conducting its business. As of the date of this Agreement, none of Holdings or its Subsidiaries knows of any reason why all Regulatory Approvals required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

(iii) Neither Holding nor any of its Subsidiaries has received any notification or communication from any Governmental Authority, (A) asserting that Holding or any of its Subsidiaries is in Default under any of the Permits, Laws or Orders which such Governmental Authority enforces, (B) threatening to revoke any Permits, or (C) requiring or advising that it may require Holding or any of its Subsidiaries (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any resolution of its Board of Directors or similar undertaking that restricts materially the conduct of its business or in any material manner relates to its management.

(iv) Holding and each of its Subsidiaries are and, at all times since January 1, 2011, have been, in compliance with all Laws applicable to their businesses, operations, properties or assets, including the Sarbanes-Oxley Act of 2002, Sections 23A and 23B of the Federal Reserve Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, the Bank Secrecy Act and all other applicable fair lending laws and other laws relating to discriminatory business practices.

(v) There (A) is no unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of Holding or any of its Subsidiaries, (B) have been no formal or informal inquiries by, or disagreements or disputes with, any Governmental Authority with respect to its or any of its Subsidiaries’ business, operations, policies or procedures since December 31, 2010, and (C) is not any pending or, to its Knowledge, threatened, nor has any Governmental Authority indicated an intention to conduct any, investigation or review of Holding or any of its Subsidiaries.

(vi) Neither Holding, the Bank (nor to the Company’s Knowledge any of their respective directors, executives, representatives, agents or employees) (A) has used or is using any corporate funds for any illegal contribution, gift, entertainment or other unlawful expense relating to political activity, (B) has used or is using any corporate funds for any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (C) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (D) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment.

(vii) Except as required by the Bank Secrecy Act, to Company’s Knowledge, no employee of Holding or any Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law by Holding or any of its Subsidiaries or any employee thereof acting in its capacity as such. Neither Holding nor any Subsidiary nor any officer, employee, contractor, subcontractor or agent of Holding or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against any employee of Holding or any Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. Section 1514A(a).

(viii) Since January 1, 2011, Holding and each of its Subsidiaries have filed all reports and statements, together with any amendments required to be made with respect thereto, that Holding and each of its Subsidiaries was required to file with any Governmental Authority and all other reports and statements required to be filed by Holding and each of its Subsidiaries since January 1, 2011, including any report or statement required to be filed pursuant to the Laws of the United States, any state or political subdivision, any foreign jurisdiction, or any other Governmental Authority have been so filed, and Holding and each of its Subsidiaries have paid all fees and assessments due and payable in connection therewith.

(ix) Neither Holding nor any of its Subsidiaries is authorized to act in any capacity as a corporate fiduciary.

(i) Labor Relations. Neither Holding nor any of its Subsidiaries is the subject of any Litigation asserting that Holding or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel Holding or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is Holding or any of its Subsidiaries a party to or bound by any collective bargaining agreement, Contract, or other agreement or understanding with a labor union or labor organization, nor is there any strike or other labor dispute involving it pending or, to its Knowledge, threatened, nor, to its Knowledge, is there any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

(j) Employee Benefit Plans.

(i) Section 3.3(j)(i) of the Company Disclosure Letter sets forth each Benefit Plan whether or not such Benefit Plan is or is intended to be (A) arrived at through collective bargaining or otherwise, (B) funded or unfunded, (C) covered or qualified under the Internal Revenue Code, ERISA, or other applicable law, (D) set forth in an employment agreement, consulting agreement, individual award agreement, or (E) written or oral.

(ii) The Company has delivered to Seacoast prior to the date of this Agreement correct and complete copies of the following documents: (A) all Benefit Plan documents (and all amendments thereto), (B) all trust agreements or other funding arrangements for its Benefit Plans (including insurance or group annuity Contracts), and all amendments thereto, (C) with respect to any Benefit Plans or amendments, the most recent determination letters, as well as a correct and complete copy of each pending application for a determination letter (if any), and all rulings, opinion letters, information letters, or advisory opinions issued by the Internal Revenue Service, the United States Department of Labor, or the Pension Benefit Guaranty Corporation after December 31, 1994, (D) annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports, and summary annual reports prepared for any Benefit Plans with respect to the most recent plan year, including but not limited to the annual report on Form 5500 (if such report was required), (E) the most recent summary plan description for each Benefit Plan for which a summary plan description is required by Law, including any summary of material modifications thereto, and (F) in the case of Benefit Plans that are individual award agreements under the Holding Stock Plan, a representative form of award agreement together with a list of persons covered by such representative form and the number of shares of Holding Common Stock covered thereby.

(iii) All of the Benefit Plans have been administered in compliance with their terms and with the applicable provisions of ERISA; the Code; the Patient Protection and Affordable Care Act, in combination with the Health Care and Reconciliation Act of 2010 (together, the “Affordable Care Act”); and any other applicable Laws. All Benefit Plans that are employee pension benefit plans, as defined in Section 3(2) of ERISA, that are intended to be tax qualified under Section 401(a) of the Code, have received a current, favorable determination letter from the Internal Revenue Service or have filed a timely application therefor, and there are no circumstances that will or could reasonably result in revocation of any such favorable determination letter or negative consequences to an application therefor. Each trust created under any of its ERISA Plans has been determined to be exempt from Tax under Section 501(a) of the Internal Revenue Code and the Company is not aware of any circumstance that will or could reasonably result in revocation of such exemption. With respect to each of its Benefit Plans, to the Company’s Knowledge, no event has occurred that will or could reasonably give rise to a loss of any intended Tax consequences under the Internal Revenue Code or to any Tax under Section 511 of the Internal Revenue Code that is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company. There are no pending or, to the Company’s Knowledge, threatened Litigation, governmental audits or investigations or other proceedings, or participant claims (other than claims for benefits in the normal course of business) with respect to any Benefit Plan.

(iv) The Company has not engaged in a transaction with respect to any of its Benefit Plans that, assuming the Taxable Period of such transaction expired as of the date of this Agreement or the Effective Time, would subject the Company to a Tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA. Neither the Company nor any administrator or fiduciary of any of its or its Subsidiaries’ Benefit Plans (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner with respect to any of its Benefit Plans that could subject it to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary, or other duty under ERISA. No oral or written representation or communication with respect to any aspect of its Benefit Plans of the Company or its Subsidiaries has been made to employees of the Company or any of its Subsidiaries that is not in conformity with the written or otherwise preexisting terms and provisions of such plans.

(v) The Company, any Subsidiaries, or any ERISA Affiliates thereof do not and have never sponsored, maintained, contributed to, or been obligated under ERISA or otherwise to contribute to (A) a “defined benefit plan” (as defined in ERISA Section 3(35) or Internal Revenue Code Section 414(j); (B) a “multi-employer plan” (as defined in ERISA Sections 3(37) and 4001(a)(3); (C) a “multiple employer plan” (meaning a plan sponsored by more than one employer within the meaning of ERISA Sections 4063 or 4064 or Internal Revenue Code Section 413(c); or (D) a “multiple employer welfare arrangement” as defined in ERISA Section 3(40). The Company and its ERISA Affiliates have not incurred and there are no circumstances under which either could reasonably incur any Liability under Title IV of ERISA or Internal Revenue Code Section 412.

(vi) Neither the Company nor any of its Subsidiaries nor ERISA Affiliates has any incurred current or projected obligations or Liability for post-employment or post-retirement health, medical, or life insurance benefits under any of its Benefit Plans, other than with respect to benefit coverage mandated by Internal Revenue Code Section 4980B or other applicable Law.

(vii) No Benefit Plan exists and there are no other Contracts, plans, or arrangements (written or otherwise) covering any Company employee that, individually or collectively, as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement (whether alone or in connection with any other event(s)), would reasonably be expected to, (A) result in any material severance pay upon any termination of employment, (B) accelerate the time of payment or vesting or result in any material payment or material funding (through a grantor trust or otherwise) of compensation or benefits under, materially increase the amount payable, require the security of material benefits under or result in any other material obligation pursuant to, any such Company Plans, contracts, plans, or arrangements, or (C) result in the payment of any amount that would, individually or in combination with any other such payment, result in the loss of a deduction under Internal Revenue Code Section 280G or be subject to an excise tax under Section 4999 of the Internal Revenue Code.

(viii) Each Benefit Plan that is a “non-qualified deferred compensation plan” (as defined for purposes of Internal Revenue Code Section 409A) is in documentary compliance with, and has been operated and administered in compliance with, Internal Revenue Code Section 409A and the applicable guidance issued thereunder, and no Benefit Plan provides any compensation or benefits which could subject, or have subjected, a covered service provider to gross income inclusion or tax pursuant to Internal Revenue Code Section 409A. Neither the Company nor any of its Subsidiaries has any indemnification obligation pursuant to any Contract to which the Company or any of its Subsidiaries is a party for any Taxes imposed under Section 4999 or 409A of the Internal Revenue Code.

(k) Material Contracts.

(i) Except as listed in Section 3.3(k) of the Company Disclosure Letter, as of the date of this Agreement, neither Holding nor any of its Subsidiaries, nor any of their respective assets, businesses, or operations is a party to, or is bound or affected by, or receives benefits under, (A) any employment, severance, termination, consulting, or retirement Contract, (B) any Contract relating to the borrowing of money by Holding or any of its Subsidiaries or the guarantee by Holding or any of its Subsidiaries of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Home Loan Bank advances of the Bank or Contracts pertaining to trade payables incurred in the ordinary course of business), (C) any Contract containing covenants that limit the ability of Holding or any of its Affiliates to engage in any line of business or to compete in any line of business or with any Person, or that involve any restriction of the geographic area in which, or method by which, Holding or any of its Subsidiaries or Affiliates may carry on its business (other than as may be required by Law or any Governmental Authority), (D) any Contract or series of related Contracts for the purchase of materials, supplies, goods, services, equipment or other assets that (x) provides for or is reasonably likely to require annual payments by Holding or any of its Subsidiaries of $25,000 or more or (y) have a term exceeding 12 months in duration (except those entered into in the ordinary course of business with respect to loans, lines of credit, letters of credit, depositor agreements, certificates of deposit and similar routine banking activities and equipment maintenance agreements that are not material), (E) any Contract between or among Holding or any of its Subsidiaries, (F) any Contract involving Intellectual Property (excluding generally commercially available “off the shelf” software programs licensed pursuant to “shrink wrap” or “click and accept” licenses), (G) any Contract relating to the provision of data processing, network communications or other technical services to or by Holding or any of its Subsidiaries, or (H) any other Contract or amendment thereto that would be required to be filed as an exhibit to any SEC Report (as described in Items 601(b)(4) and 601(b)(10)). With respect to each of its Contracts that is disclosed in its Disclosure Letter: (v) the Contract is in full force and effect; (w) neither Holding nor any of its Subsidiaries is in Default thereunder; (x) neither Holding nor any of its Subsidiaries has repudiated or waived any material provision of any such Contract; and (y) no other party to any such Contract is, to its Knowledge, in Default in any material respect or has repudiated or waived any material provision of any such Contract. No Consent is required by any such Contract for the execution, delivery or performance of this Agreement, the consummation of the Merger or the other transactions contemplated hereby. All indebtedness for money borrowed of Holding and its Subsidiaries is prepayable without penalty or premium.

(ii) All interest rate swaps, caps, floors, collars, option agreements, futures, and forward contracts, and other similar risk management arrangements, contracts or agreements, whether entered into for its own account or for the account of one or more of its Subsidiaries or their respective customers, were entered into (A) in the ordinary course of business consistent with past practice and in accordance with prudent business practices and all applicable Laws and (B) with counterparties believed to be financially responsible, and each of them is enforceable in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought), and is in full force and effect. Neither Holding nor any of its Subsidiaries, nor to its Knowledge, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement. Its Financial Statements disclose the value of such agreements and arrangements on a market-to-market basis in accordance with GAAP and, since January 1, 2011, there has not been a change in such value that, individually or in the aggregate, has resulted in a Material Adverse Effect on the Company.

(l) Legal Proceedings. There is no Litigation pending or, to its Knowledge, threatened against Holding or any of its Subsidiaries or its or any of its Subsidiaries’ assets, interests, or rights, nor are there any Orders of any Governmental Authority or arbitrators outstanding against Holding or any of its Subsidiaries, nor do any facts or circumstances exist that would be likely to form the basis for any material claim against Holding or its Subsidiaries that, if adversely determined, individually or in the aggregate, would have a Material Adverse Effect on Holding or its Subsidiaries. There is no Litigation, pending or, to the Knowledge of Holding, threatened, against any officer, director, advisory director or employee of Holding or its Subsidiaries, in each case by reason of any person being or having been an officer, director, advisory director or employee of Holding or its Subsidiaries.

(m) Intellectual Property.

(i) Except as specifically set forth on Section 3.3(m)(i) of the Company Disclosure Letter, Holding and each of its Subsidiaries own, or are licensed or otherwise possess legally enforceable and unencumbered rights to use, all Intellectual Property (including the Technology Systems) that is used by Holding or its Subsidiaries in its or its Subsidiaries’ business. Neither Holding nor any of its Subsidiaries has (A) licensed to any Person in source code form any Intellectual Property owned by Holding or any of its Subsidiaries or (B) entered into any exclusive agreements relating to Intellectual Property owned by Holding or its Subsidiaries.

(ii) Section 3.3(m)(ii) of the Company Disclosure Letter lists all patents and patent applications, all registered and unregistered trademarks and applications therefor, trade names and service marks, registered copyrights and applications therefor, domain names, web sites, and mask works owned by or exclusively licensed to Holding or its Subsidiaries included in its Intellectual Property, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed. No royalties or other continuing payment obligations are due in respect of any third-party patents, trademarks or copyrights, including software.

(iii) All patents, registered trademarks, service marks and copyrights held by Holding and its Subsidiaries are valid and subsisting. Since January 1, 2011, neither Holding nor any of its Subsidiaries (A) has, to its Knowledge, been sued in any Litigation which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party or (B) has brought any Litigation for infringement of its Intellectual Property or breach of any license or other Contract involving its Intellectual Property against any third party.

(n) Loan and Investment Portfolios. All loans, discounts and financing leases in which Holding or any of its Subsidiaries is the lender reflected on the Holding Latest Balance Sheet were as of the date hereof, and with respect to the consolidated balance sheets delivered as of the dates subsequent to the execution of this Agreement will be as of the dates thereof, (i) at the time and under the circumstances in which made, made for good, valuable and adequate consideration in the ordinary course of business of Holding and its Subsidiaries and are the legal, valid and binding obligations of the obligors thereof, (ii) evidenced by genuine notes, agreements or other evidences of indebtedness and (iii) to the extent secured, have been secured, to its Knowledge, by valid Liens that have been perfected. Accurate lists of all loans, discounts and financing leases as of December 31, 2013 and on a monthly basis thereafter, and of the investment portfolios of Holding and each of its Subsidiaries as of such date, have been and will be delivered to Seacoast concurrently with the Company Disclosure Letter. Except as specifically set forth on Section 3.3(n) of the Company Disclosure Letter, neither Holding nor any of its Subsidiaries is a party to any written or oral loan agreement, note or borrowing arrangement, including any loan guaranty, that was, as of the most recent month-end prior to the date of this Agreement (i) delinquent by more than 30 days in the payment of principal or interest, (ii) known by Holding or any of its Subsidiaries to be otherwise in material default for more than 30 days, (iii) classified as “substandard,” “doubtful,” “loss,” “other assets especially mentioned” or any comparable classification by Holding or any of its Subsidiaries or any Regulatory Authority having jurisdiction over Holding or any of its Subsidiaries, (iv) an obligation of any director, executive officer or 10% shareholder of Holding or any of its Subsidiaries who is subject to Regulation O of the Federal Reserve Board (12 C.F.R. Part 215), or any Person controlling, controlled by or under common control with any of the foregoing, or (v) in violation of any Law.

(o) Adequacy of Allowances for Losses. Each of the allowances for losses on loans, financing leases and other real estate included on the Holding Latest Balance Sheet (along with any subsequent balance sheet required to be delivered hereunder) is, and with respect to the consolidated balance sheets delivered as of the dates subsequent to the execution of this Agreement will be as of the dates thereof, adequate in accordance with applicable regulatory guidelines and GAAP in all material respects, and, to its Knowledge, there are no facts or circumstances that are likely to require in accordance with applicable regulatory guidelines or GAAP a future material increase in any such provisions for losses or a material decrease in any of the allowances therefor. Each of the allowances for losses on loans, financing leases and other real estate reflected on the books of Holding and its Subsidiaries at all times from and after the date of the Holding Latest Balance Sheet is, and will be, adequate in accordance with applicable regulatory guidelines and GAAP in all material respects, and, to its Knowledge, there are no facts or circumstances that are likely to require, in accordance with applicable regulatory guidelines or GAAP, a future material increase in any of such provisions for losses or a material decrease in any of the allowances therefor.

(p) Loans to Executive Officers and Directors. Holding has not extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of Seller, except as permitted by Section 13(k) of the 1934 Act, as applicable, and as permitted by Federal Reserve Regulation O and that have been made in accordance with the provisions of Regulation O. Section 3.3(p) of the Company Disclosure Letter identifies any loan or extension of credit maintained by Holding to which the second sentence of Section 13(k)(1) of the 1934 Act applies.

(q) Community Reinvestment Act. The Bank has complied in all material respects with the provisions of the Community Reinvestment Act of 1977 (“CRA”) and the rules and regulations thereunder, has a CRA rating of not less than “satisfactory” in its most recently completed exam, has received no material criticism from regulators with respect to discriminatory lending practices, and has no Knowledge of any conditions, facts or circumstances that are could result in a CRA rating of less than “satisfactory” or material criticism from regulators or consumers with respect to discriminatory lending practices.

(r) Privacy of Customer Information.

(i) Holding and its Subsidiaries, as applicable, are the sole owners of all individually identifiable personal information (“IIPI”) relating to customers, former customers and prospective customers that will be transferred to SNB or a subsidiary of SNB pursuant to this Agreement and the Bank Merger Agreement and the other transactions contemplated hereby. For purposes of this Section 3.3(r), “IIPI” means any information relating to an identified or identifiable natural person.

(ii) Holding and its Subsidiaries’ collection and use of such IIPI, the transfer of such IIPI to Seacoast or any of its Subsidiaries, and the use of such IIPI by Seacoast or any of its Subsidiaries complies with all applicable privacy policies, the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act and all other applicable state, federal and foreign privacy Laws, and any contract or industry standard relating to privacy.

(s) Technology Systems.

(i) Except to the extent disclosed on Section 3.3(s)(i) of the Company Disclosure Letter, no action will be necessary as a result of the transactions contemplated by this Agreement to enable use of the Technology Systems to continue by the Surviving Corporation and its Subsidiaries to the same extent and in the same manner that it has been used by Holding and its Subsidiaries prior to the Effective Time.

(ii) The Technology Systems (for a period of 18 months prior to the Effective Time) have not suffered unplanned disruption causing a Material Adverse Effect on the Company. Except for ongoing payments due under Contracts with third parties, the Technology Systems are free from any Liens. Access to business-critical parts of the Technology Systems is not shared with any third party.

(iii) Section 3.3(s)(iii) of the Company Disclosure Letter sets forth details of Holding’s disaster recovery and business continuity arrangements.

(iv) Neither Holding nor any of its Subsidiaries has received notice of or is aware of any material circumstances, including the execution of this Agreement, that would enable any third party to terminate any of its or any of its Subsidiaries’ agreements or arrangements relating to the Technology Systems (including maintenance and support).

(t) Insurance Policies. Holding and each of its Subsidiaries maintains in full force and effect insurance policies and bonds in such amounts and against such liabilities and hazards of the types and amounts as (i) it reasonably believes to be adequate for its business and operations and the value of its properties and (ii) are comparable to those maintained by other banking organizations of similar size and complexity. An accurate list of all such insurance policies is attached as Section 3.3(t) of the Company Disclosure Letter. Neither Holding nor any of its Subsidiaries is now liable for, nor has any such member received notice of, any material retroactive premium adjustment. All policies are valid and enforceable and in full force and effect, and none of Holding or any of its Subsidiaries have received any notice of a material premium increase or cancellation with respect to any of its insurance policies or bonds. Within the last three years, none of Holding or any of its Subsidiaries have been refused any basic insurance coverage sought or applied for (other than certain exclusions for coverage of certain events or circumstances as stated in such policies), and neither Holding nor the Bank has any reason to believe that its existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions standard in the market at the time renewal is sought as favorable as those presently in effect.

(u) Corporate Documents. Holding has delivered to SBC, with respect to Holding and each its Subsidiaries, true and correct copies of its Organizational Documents, and the charters of each of the committees of its board of directors, all as amended and currently in effect. All of the foregoing, and all of the corporate minutes and stock transfer records of Holding and each of its Subsidiaries that will be made available to SBC after the date hereof, are current, complete and correct in all material respects.

(v) State Takeover Laws. Holding has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “anti-greenmail,” “business combination” or other anti-takeover Laws of any jurisdiction (collectively, “Takeover Laws”). Holding has taken all action required to be taken by it in order to make this Agreement and the transactions contemplated hereby comply with, and this Agreement and the transactions contemplated hereby do comply with, the requirements of any provisions of its Organizational Documents concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement” or other related provisions.

(w) Certain Actions. Neither Holding nor any of its Subsidiaries or Affiliates has taken or agreed to take any action, and it has no Knowledge of any fact or circumstance, that is reasonably likely to (i) prevent the Merger and the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any required Regulatory Consents. To its Knowledge, there exists no fact, circumstance, or reason that would cause any required Consent not to be received in a timely manner.

(x) Real and Personal Property. Holding and its Subsidiaries have good, valid and marketable title to all material real property owned by them free and clear of all Liens, except Permitted Liens and other standard exceptions commonly found in title policies in the jurisdiction where such real property is located, and such encumbrances and imperfections of title, if any, as do not materially detract from the value of the properties and do not materially interfere with the present or proposed use of such properties or otherwise materially impair such operations. Holding and its Subsidiaries have good, valid and marketable title to, or in the case of leased property and leased tangible assets, a valid leasehold interest in, all material tangible personal property owned by them, free and clear of all Liens (other than Permitted Liens). Each of Holding and its Subsidiaries has complied with the terms of all leases to which it is a party, and all such leases are valid and binding in accordance with their respective terms and in full force and effect, and there is not under any such lease any material existing default by Holding or such Subsidiary or, to the knowledge of Company, any other party thereto, or any event which with notice or lapse of time or both would constitute such a default, except for any such noncompliance, default or failure to be in full force and effect that, individually or in the aggregate, has not had a Holding Material Adverse Effect.

(y) Brokers and Finders. Except for Hovde Group LLC, neither Holding nor any of its Subsidiaries, nor any of their respective directors, officers, employees or Representatives, has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby.

(z) Fairness Opinion. Prior to the execution of this Agreement, Holding has received an executed opinion of Hovde Group LLC to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Exchange Ratio is fair, from a financial point of view, to the shareholders of Holding and a signed copy of such opinion has been delivered to SBC. Such opinion has not been amended or rescinded as of the date of this Agreement.

(aa) Transactions with Affiliates. There are no agreements, contracts, plans, arrangements or other transactions between Holding or any of its Subsidiaries, on the one hand, and any (1) officer or director of Holding or any of its Subsidiaries, (2) record or beneficial owner of five percent (5%) or more of the voting securities of Holding, (3) affiliate or family member of any such officer, director or record or beneficial owner or (4) any other affiliate of Holding, on the other hand, except those of a type available to non-affiliates of Holding generally.

(bb) Representations Not Misleading. No representation or warranty by Holding in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

3.4 Representations and Warranties of Seacoast. Subject to and giving effect to Section 3.2, SBC and SNB, jointly and severally, hereby represent and warrant to the Company as follows:

(a) Organization, Standing, and Power. Each of SBC and SNB is duly organized, validly existing, and (as to SBC) in good standing under the Laws of the jurisdiction in which it is incorporated. SBC is a bank holding company within the meaning of the BHC Act. SNB is a national banking association domiciled in the State of Florida. SNB is an “insured institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and its deposits are insured by the Bank Insurance Fund.

(b) Authority; No Breach of Agreement.

(i) SBC and SNB each have the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action (including valid authorization and adoption of this Agreement by its duly constituted Board of Directors and in the case of SNB, its sole shareholder). Assuming due authorization, execution and delivery of this Agreement by Holding and the Bank, this Agreement represents a legal, valid and binding obligation of each of SBC and SNB, enforceable against each of SBC and SNB, in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(ii) SBC’s Board of Directors has duly approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby, including the Bank Merger Agreement and the Bank Merger. SNB’s Board of Directors has duly approved and declared advisable the Bank Merger Agreement, the Bank Merger and the other transactions contemplated hereby and thereby.

(iii) Neither the execution and delivery of this Agreement by SBC or SNB, nor the consummation by either of them of the transactions contemplated hereby, nor compliance by them with any of the provisions hereof, will (A) violate, conflict with or result in a breach of any provision of their respective Organizational Documents, or (B) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any material asset under, any Contract or Permit, or (C) subject to receipt of the Required Consents and the expiration of any waiting period required by Law, violate any Law or Order applicable to SBC or SNB or any of their respective material assets.

(c) Capital Stock. SBC’s authorized capital stock consists of 60 million shares of SBC Common Stock, of which, as of the date of this Agreement, 25,987,934 shares are issued and 25,984,488 are outstanding with 3,446 of those shares held in its treasury. Set forth in Section 3.4(c) of the SBC Disclosure Letter is a true and complete schedule of all outstanding rights to acquire shares of SBC Common Stock, including grant date, vesting schedule, exercise price and expiration date. As of the date hereof, there were 161,687 restricted shares of SBC Common Stock validly issued and outstanding and the restricted shares were each issued in accordance with SBC Stock Plans and such restricted shares represent all of the Rights issued under the SBC Stock Plans. Except as set forth in Section 3.4(c) or in Section 3.4(c) of the SBC Disclosure Letter or as set forth in its SEC Reports, there are no shares of SBC Common Stock or other equity securities of SBC outstanding and no outstanding Rights relating to the SBC Common Stock, and no Person has any Contract or any right of privilege (whether pre-emptive or contractual) capable of becoming a Contract or Right for the purchase, subscription or issuance of any securities of SBC. All of the outstanding shares of SBC Common Stock are duly and validly issued and outstanding and are fully paid and, except as expressly provided otherwise under applicable Law, non-assessable under the FBCA. None of the outstanding shares of SBC Common Stock have been issued in violation of any preemptive rights of the current or past shareholders of SBC. All of the outstanding shares of SBC Common Stock and all Rights to acquire shares of SBC Common Stock have been issued in compliance in all material respects with all applicable federal and state Securities Laws. All issued and outstanding shares of capital stock of its Subsidiaries have been duly authorized and are validly issued, fully paid and (except as provided in 12 U.S.C. Section 55) nonassessable. The outstanding capital stock of each of its Subsidiaries has been issued in compliance with all legal requirements and is not subject to any preemptive or similar rights. Seacoast owns all of the issued and outstanding shares of capital stock of SNB free and clear of all liens, charges, security interests, mortgages, pledges and other encumbrances.

(d) Financial Statements.

(i) The financial statements of SBC and its Subsidiaries included (or incorporated by reference) in the SBC SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of SBC and its Subsidiaries; (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of SBC and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring audit adjustments normal in nature and amount); (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. As of the date hereof, the books and records of SBC and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(ii) There is no material transaction, arrangement or other relationship between SBC or any of its Subsidiaries and any unconsolidated or other affiliated entity that, as of the date hereof, is not reflected in the SBC SEC Reports that would be required to be reflected in such SEC Reports.

(iii) The records, systems, controls, data and information of SBC and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership or direct control of SBC or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on SBC’s (or any SBC Subsidiary’s) system of internal accounting controls.

(iv) Since January 1, 2011 (i) neither SBC nor, to the Knowledge of SBC, any director, officer, employee, auditor, accountant or representative of SBC or SNB has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of SBC or any of its Subsidiaries or its internal accounting controls, including any material complaint, allegation, assertion or claim that SBC or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing SBC or any of its Subsidiaries, or other Person, whether or not employed by SBC or any of its Subsidiaries, has reported evidence of a material: violation of securities laws, breach of fiduciary duty or violation of banking or other laws by SBC or any of its Subsidiaries or any of their officers, directors, employees or agents to the Board of Directors or senior management of SBC or any of its Subsidiaries or any committee thereof or to any director or officer of SBC or any of its Subsidiaries. For purposes of this Agreement, Knowledge of SBC shall mean the actual knowledge of the individuals listed in Section 3.4 (d) of the SBC Disclosure Letter, after reasonable inquiry.

(e) Legal Proceedings. There is no Litigation that would be required to be disclosed in a Form 10-K or Form 10-Q pursuant to Item 103 of Regulation S-K of SEC Rules and Regulations that are not so disclosed, pending or, to its Knowledge, threatened against Seacoast, or against any asset, interest, or right of any of them, nor are there any Orders of any Governmental Authority or arbitrators outstanding against Seacoast.

(f) Compliance with Laws.

(i) SBC and each of its Subsidiaries are, and at all times since January 1, 2011, have been, in compliance in all material respects with all laws applicable to their businesses, operations, properties, assets, and employees. SBC and each of its Subsidiaries have in effect, and at all relevant times since December 31, 2010, held all material Permits necessary for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted and, to SBC’s Knowledge, no suspension or cancellation of any such Permits is threatened and there has occurred no violation of, default under (with or without notice or lapse of time or both) or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit. The deposit accounts of SNB are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. No action for the revocation or termination of such deposit insurance is pending or, to the Knowledge of SBC, threatened.

(ii) Since January 1, 2011, neither SBC nor any of its Subsidiaries has received any written notification or communication from any Governmental Authority (A) requiring SBC or any of its Subsidiaries to enter into or consent to the issuance of a cease and desist order, formal or written agreement, directive, commitment, memorandum of understanding, board resolution, extraordinary supervisory letter or other formal or informal enforcement action of any kind that imposes any restrictions on its conduct of business or that relates to its capital adequacy, its credit or risk management policies, its dividend policy, its management, its business or its operations (any of the foregoing, a “SBC Regulatory Agreement”), or (B) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, FDIC insurance coverage, and, to the Knowledge of SBC, neither SBC nor any of its Subsidiaries has been advised by any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such judgment, order, injunction, rule, agreement, memorandum of understanding, commitment letter, supervisory letter, decree or similar submission. Neither SBC nor any of its Subsidiaries is currently a party to or subject to any SBC Regulatory Agreement.

(iii) Neither SBC nor any of its Subsidiaries (nor, to the Knowledge of SBC, any of their respective directors, executives, representatives, agents or employees) (A) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (B) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (C) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (D) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (E) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

(g) SEC Filings. SBC has and each of its Subsidiaries have timely filed all reports, registrations, statements, and certifications, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2011 and prior to the date hereof with Governmental Authorities, and have paid all fees and assessments due and payable in connection therewith. There is no unresolved violation or exception of which SBC has been given notice by any Governmental Authority with respect to any such report, registration statement or certification. No report, including any report filed with the SEC, the FDIC, the OCC, the Federal Reserve Board or other banking regulatory agency, and no report, proxy statement, registration statement or offering materials made or given to shareholders of SBC or SNB since January 1, 2011, as of the respective dates thereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, all of the foregoing reports complied as to form in all material respects with the published rules and regulations of the Governmental Authority with jurisdiction thereof and with respect thereto. There are no outstanding comments from or unresolved issues raised by the Governmental Authorities with respect to any of the foregoing reports filed by SBC or its Subsidiaries. SBC and SNB have timely filed all reports and other documents required to be filed by them with the SEC, the FDIC, the OCC, and the Federal Reserve Board.

(h) Community Reinvestment Act. SNB has complied in all material respects with the provisions of the CRA and the rules and regulations thereunder, has a CRA rating of not less that “satisfactory” in its most recently completed exam, has received no material criticism from regulators with respect to discriminatory lending practices, and has no knowledge of any conditions, facts of circumstances that could result in a CRA rating of less than “satisfactory” or material criticism from regulators or consumers with respect to discriminatory lending practices.

(i) Legality of Seacoast Securities. All shares of SBC Common Stock to be issued pursuant to the Merger have been duly authorized and, when issued pursuant to this Agreement, will be validly and legally issued, fully paid and nonassessable, and will be, at the time of their delivery, free and clear of all Liens and any preemptive or similar rights.

(j) Certain Actions. Neither SBC nor any of its Subsidiaries or Affiliates has taken or agreed to take any action and it has no Knowledge of any fact or circumstance, that is reasonably likely to (i) prevent the Merger and the Bank Merger from qualifying as a reorganization with the meaning of Section 368(e) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any required Regulatory Consents. To SBC’s Knowledge, there exists no fact, circumstance, or reason that would cause any required Regulatory Consent not to be received in a timely manner.

(k) Brokers and Finders. Except for Guggenheim Securities, LLC, neither SBC nor any of its Subsidiaries, nor any of their respective directors, officers, employees or Representatives, has employed any broker or finder or incurred and Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby.

(l) Representations Not Misleading. No representation or warranty by Seacoast in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

ARTICLE 4

COVENANTS AND ADDITIONAL AGREEMENTS OF THE PARTIES

4.1 Conduct of Business Prior to Effective Time. During the period from the date of this Agreement until the earlier of the termination of this Agreement pursuant to Article 6 or the Effective Time, except as expressly contemplated or permitted by this Agreement, each Party shall (a) conduct its business in the ordinary course consistent with past practice, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, (c) maintain its books, accounts and records in the usual manner on a basis consistent with that heretofore employed and (d) take no action that would adversely affect or delay the satisfaction of the conditions set forth in Section 5.1(a) or 5.1(b) or the ability of either Party to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

4.2 Forbearances. During the period from the date of this Agreement until the earlier of the termination of this Agreement pursuant to Article 6 or the Effective Time, except as expressly contemplated or permitted by this Agreement or as otherwise indicated in this Section 4.2, the Company shall not, without the prior written consent of the chief executive officer or chief financial officer of SBC (which consent shall not be unreasonably withheld or delayed):

(a) amend its Organizational Documents or any resolution or agreement concerning indemnification of its directors or officers;

(b) (i) adjust, split, combine, subdivide or reclassify any capital stock, (ii) make, declare, set aside or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock, (iii) grant any Rights, (iv) issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of its capital stock, or (v) make any change in any instrument or Contract governing the terms of any of its securities;

(c) other than in the ordinary course of business or pursuant to Contracts in force at the date hereof, or permitted by, this Agreement, make any investment (either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets) in any other Person;

(d)(i) charge off (except as may otherwise be required by law or by regulatory authorities or by GAAP) or sell (except in the ordinary course of business consistent with past practices) any of its portfolio of loans, discounts or financing leases, or (ii) sell any asset held as other real estate or other foreclosed assets for an amount that is more than $100,000 less than its book value;

(e) terminate or allow, after the use of reasonable best efforts, to be terminated any of the policies of insurance it maintains on its business or property, cancel any material indebtedness owing to it or any claims that it may have possessed, or waive any right of substantial value or discharge or satisfy any material noncurrent liability;

(f) enter into any new line of business, or change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable Laws or any policies imposed on it by any Governmental Authority;

(g) except in the ordinary course of business consistent with past practices: (i) lend any money or pledge any of its credit in connection with any aspect of its business whether as a guarantor, surety, issuer of a letter of credit or otherwise, (ii) mortgage or otherwise subject to any lien, encumbrance or other liability any of its assets, (iii) sell, assign or transfer any of its assets in excess of $50,000.00 in the aggregate or (iv) incur any material liability, commitment, indebtedness or obligation (of any kind whatsoever, whether absolute or contingent), or cancel, release or assign any indebtedness of any Person or any claims against any Person, except (i) in the ordinary course of business or (ii) pursuant to Contracts in force as of the date of this Agreement and disclosed in Section 4.2(e) of the Company Disclosure Letter or transfer, agree to transfer or grant, or agree to grant a license to, any of its material Intellectual Property;

(h) other than in the ordinary course of business, incur any indebtedness for borrowed money (other than short-term indebtedness incurred to refinance short-term indebtedness (it being understood that for purposes of this Section 4.2(f), “short-term” shall mean maturities of six months or less); assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any Person;

(i) other than in consultation with SBC, restructure or change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(j) other than in the ordinary course of business, terminate or waive any material provision of any Contract other than normal renewals of Contracts without materially adverse changes of terms;

(k) Except as set forth in Section 4.2(k) of the Company Disclosure Letter, other than in the ordinary course of business and consistent with past practice or as required by Benefit Plans and Contracts as in effect at the date of this Agreement, (i) increase in any manner the compensation or fringe benefits of any of its officers, employees or directors, whether under a Benefit Plan or otherwise, (ii) pay any pension or retirement allowance not required by any existing Benefit Plan or Contract to any such officers, employees or directors, (iii) become a party to, amend or commit itself to any Benefit Plan or Contract (or any individual Contracts evidencing grants or awards thereunder) or employment agreement with or for the benefit of any officer, employee or director, or (iv) accelerate the vesting of, or the lapsing of restrictions with respect to, Rights pursuant to any Holding Stock Plan or (v) make any changes to a Benefit Plan that are not required by Law;

(l) settle any Litigation, except in the ordinary course of business;

(m) revalue any of its or its Subsidiaries’ assets or change any method of accounting or accounting practice used by it or any of its Subsidiaries, other than changes required by GAAP or the FDIC or any Regulatory Authority;

(n) file or amend any Tax Return except in the ordinary course of business; settle or compromise any Tax Liability; or make, change or revoke any Tax election or change any method of Tax accounting, except as required by applicable Law;

(o) knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article 5 not being satisfied, except as may be required by applicable Law; provided, that nothing in this Section 4.2(o) shall preclude Holding from exercising its rights under Sections 4.5 or 4.12;

(p) merge or consolidate it or any of its Subsidiaries with any other Person;

(q) acquire assets outside of the ordinary course of business consistent with past practices from any other Person with a value or purchase price in the aggregate in excess of $50,000, other than purchase obligations pursuant to Contracts to the extent in effect immediately prior to the execution of this Agreement and described in Section 4.2(q) of the Company Disclosure Letter;

(r) enter into any Contract that is material and would have been material had it been entered into prior to the execution of this Agreement;

(s) the Bank shall not make any changes in the mix, rates, terms or maturities of the Bank’s deposits or other Liabilities, except in a manner and pursuant to policies consistent with past practice and competitive factors in the market place; open any new branch or deposit taking facility; or close or relocate any existing branch or facility;

(t) make any extension of credit that, when added to all other extensions of credit to a borrower and its affiliates, would exceed its applicable regulatory lending limits; make any loans, or enter into any commitments to make loans, which vary other than in immaterial respects from its written loan policies, a true and correct copy of such policies has been provided to Seacoast; provided, that this covenant shall not prohibit the Bank from extending or renewing credit or loans in the ordinary course of business consistent with past lending practices or in connection with the workout or renegotiation of loans currently in its loan portfolio; provided further that from the date hereof, any new individual loan or new extension of credit in excess of $1,000,000 shall require the written approval of the Chief Executive Officer or Chief Credit Officer of SNB, which approval or rejection shall be given in writing within two (2) Business Days after the loan package is delivered to such individual. Notwithstanding the foregoing, the right of SNB to approve any loans or extensions of credit shall terminate when the aggregate amount of such loans reviewed by SNB exceeds $11,000,000 from and after the date hereof;

(u) take any action that at the time of taking such action is reasonably likely to prevent, or would materially interfere with, the consummation of the Merger;

(v) knowingly take any action that would prevent or impede the Merger and the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; or

(w) agree or commit to take any of the actions prohibited by this Section 4.2.

4.3 Litigation. Holding shall give Seacoast the opportunity to consult with Holding in the defense or settlement of any shareholder or derivative Litigation against Holding and or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Seacoast’s prior written consent which shall not be unreasonably withheld or delayed.

4.4 State Filings. Upon the terms and subject to the conditions of this Agreement and prior to or in connection with the Closing, SBC and Holding shall execute and the Parties shall cause to be filed the Articles of Merger with the Secretary of State of the State of Florida.

4.5 Holding Shareholder Approval; Registration Statement and Proxy Statement/ Prospectus.

(a) Each of Holding and SBC shall call a meeting of its respective shareholders to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC for the purpose of obtaining the Holding Shareholder Approval and the SBC Shareholder Approval and such other matters as the Board of Directors of Holding or SBC may direct, and each Party shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable. Each Party shall be entitled to have a representative attend such other Party’s meeting of shareholders. The Board of Directors of SBC shall make the SBC Directors’ Recommendation to its shareholders and such recommendation shall be included in the Proxy Statement/Prospectus. The Board of Directors of Holding shall make the Holding Directors’ Recommendation to its shareholders and the Holding Directors’ Recommendation shall be included in the Proxy Statement/Prospectus; provided, that the Holding Board of Directors may withdraw, modify, or change in an adverse manner to Seacoast its recommendations if the Board of Directors of Holding concludes in good faith (and based upon the written advice of its outside counsel) that the failure to so withdraw, modify, or change its recommendations would or would be reasonably likely to result in a breach of the fiduciary duties of Holding’s Board of Directors under applicable Law. Notwithstanding such withdrawal of Holding’s Director’s recommendation, if Holding has not terminated this Agreement in accordance with Article 6, then Holding shall nevertheless submit this Agreement to its shareholders for adoption.

(b) As soon as reasonably practicable after the execution of this Agreement (but in no event later than (60) sixty days following the date of this Agreement), SBC shall file the Registration Statement with the SEC and shall use all reasonable efforts to cause the Registration Statement to be declared effective under the 1933 Act as promptly as practicable after filing thereof. Each Party agrees to cooperate with the other Party, and its Representatives, in the preparation of the Registration Statement and the Proxy Statement/Prospectus. The Parties agree to use all reasonable best efforts to obtain all Permits required by the Securities Laws to carry out the transactions contemplated by this Agreement, and each Party agrees to furnish all information concerning it and the holders of its capital stock as may be reasonably requested in connection with any such action.

(c) Each Party agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment and supplement thereto, if any, become effective under the 1933 Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto, at the date of mailing to Holding shareholders and SBC shareholders and at the times of the meeting of Holding shareholders and SBC shareholders, will contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading, or necessary to correct any statement in any earlier statement in the Proxy Statement/Prospectus or any amendment or supplement thereto. Each Party further agrees that if it shall become aware prior to the Effective Time of any information furnished by it that would cause any of the statements in the Proxy Statement/Prospectus or the Registration Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other Party thereof and to take the necessary steps to correct the Proxy Statement/Prospectus or the Registration Statement.

4.6 Quotation of SBC Common Stock. SBC shall cause the shares of SBC Common Stock to be issued in the Merger to be approved for quotation on NASDAQ, prior to the Effective Time.

4.7 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, the Parties will use all reasonable best efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable Laws, including using its reasonable best efforts to lift or rescind any

Order adversely affecting its ability to consummate the transactions contemplated hereby and to cause to be satisfied the conditions in Article 5, to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, and each will cooperate fully with and furnish information to, the other Party to that end, and obtain all consents of, and give all notices to and make all filings with, all Governmental Authorities and other third parties that may be or become necessary for the performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby; provided, that nothing contained herein shall preclude any Party from exercising its rights under this Agreement.

(b) Immediately following the Effective Time (or such later time as SBC may direct), the Parties shall take all actions necessary to consummate the Bank Merger and cause the Bank Merger Agreement effecting the Bank Merger to be filed with the Office of the Comptroller of the Currency.

(c) Each Party undertakes and agrees to use its reasonable efforts to cause the Merger and Bank Merger, and to take no action that would cause the Merger and the Bank Merger not, to qualify for treatment as “reorganizations” within the meaning of Section 368(a) of the Internal Revenue Code for federal income Tax purposes.

(d) The Parties shall consult with respect to the character, amount and timing of restructuring charges to be taken by each of them in connection with the transactions contemplated hereby and shall take such charges in accordance with GAAP, as such Parties mutually agree upon.

4.8 Applications and Consents.

(a) The Parties shall cooperate in seeking all Consents of Governmental Authorities and other Persons necessary to consummate the transactions contemplated hereby.

(b) Without limiting the foregoing, the Parties shall cooperate in (i) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System under the BHC Act, and obtaining approval of such applications and notices, (ii) the filing of any required applications or notices with any foreign or state banking, insurance or other Regulatory Authorities and obtaining approval of such applications and notices, (iii) making any notices to or filings with the Small Business Administration, (iv) making any notices or filings under the HSR Act, and (v) making any filings with and obtaining any Consents in connection with compliance with the applicable provisions of the rules and regulations of any applicable industry self-regulatory organization, including approvals from FINRA and any relevant state regulator in connection with a change of control of the Company Subsidiaries that are broker-dealers, or that are required under consumer finance, mortgage banking and other similar Laws (collectively, the “Regulatory Consents”). Each Party shall file any application and notice required of it to any Regulatory Authority within sixty (60) days following the date of this Agreement.

(c) Each Party will promptly furnish to the other Party copies of applications filed with all Governmental Authorities and copies of written communications delivered and received by such Party from any Governmental Authorities with respect to the transactions contemplated hereby. Each Party agrees that it will consult with the other Party with respect to the obtaining of all Regulatory Consents and other material Consents advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other Party apprised of the status of material matters relating to completion of the transactions contemplated hereby. All documents that the Parties or their respective Subsidiaries are responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby (including to obtain Regulatory Consents) will comply as to form in all material respects with the provisions of applicable Law.

4.9 Notification of Certain Matters. Each Party will give prompt notice to the other (and subsequently keep such other Party informed on a current basis) upon its becoming aware of the occurrence or existence of any fact, event, development or circumstance that (a) is reasonably likely to result in any Material Adverse Effect on it, or (b) would cause or constitute a breach of any of its representations, warranties, covenants, or agreements contained herein; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute the failure of any condition set forth in Section 5.2(b) or 5.2(c), as the case may be, to be satisfied, or otherwise constitute a breach of this Agreement by such Party due to its failure to give such notice unless the underlying breach would independently result in a failure of the conditions set forth in Sections 5.2(a) or 5.2(b), or Sections 5.3(a) or 5.3(b), as the case may be, or give rise to a termination right under Section 6.1. The Company shall deliver to Seacoast a copy of each written opinion (or any withdrawal of such opinion) of Hovde Group LLC or any other financial advisor, as soon as reasonably practicable after the Company’s receipt thereof.

4.10 Investigation and Confidentiality.

(a) Each Party shall permit the other to make or cause to be made such investigation of the business and Properties of it and its Subsidiaries and of its Subsidiaries’ financial and legal conditions as the other reasonably requests; provided, that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other or the right of a Party to rely thereon.

(b) Each Party shall, and shall cause its directors, officers, employees and Representatives to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries’ businesses, operations, and financial positions to the extent required by, and in accordance with, the Confidentiality Agreement, and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement.

4.11 Press Releases; Publicity. Prior to the Effective Time, the Parties shall consult with each other as to the form and substance of any press release, other public statement or shareholder communication related to this Agreement and the transactions contemplated hereby prior to issuing such press release, public statement or shareholder communication or making any other public or shareholder disclosure related thereto; provided, that nothing in this Section 4.11 shall be deemed to prohibit any Party from making any disclosure that its counsel deems necessary or advisable in order to satisfy such Party’s disclosure obligations imposed by Law or NASDAQ.

4.12 Acquisition Proposals.

(a) The Company agrees that it will not, and will cause its directors, officers, employees and Representatives and Affiliates not to, (i) initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, (ii) engage or participate in any negotiations concerning, or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any Person relating to, any Acquisition Proposal; provided, that, in the event the Company receives an unsolicited bona fide Acquisition Proposal that does not violate (i) and (ii) above at any time prior to, but not after, the time this Agreement is adopted by the Holding Shareholder Approval, and Holding’s Board of Directors concludes in good faith that there is a reasonable likelihood that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, the Company may, and may permit its officers and Representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions to the extent that the Board of Directors of Holding concludes in good faith (and based upon the written advice of its outside counsel) that failure to take such actions would result in a violation of its fiduciary duties under applicable Law; provided further, that prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, the Company shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the Confidentiality Agreement. The Company will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than Seacoast with respect to any Acquisition Proposal. The Company shall promptly (and in any event within two Business Days) advise Seacoast following the receipt or notice of any Acquisition Proposal and the substance thereof (including the identity of the Person making such Acquisition Proposal), and will keep

Seacoast apprised of any related developments, discussions and negotiations on a current basis. The Company agrees that any breach by its Representatives of this Section 4.12 shall be deemed a breach by the Company.

(b) Notwithstanding the foregoing, if Holding’s Board of Directors concludes in good faith (and based up the written advice of its outside counsel and after consultation with its financial advisor) that an Acquisition Proposal constitutes a Superior Proposal and that failure to accept such Superior Proposal would or would be reasonably likely to result in a violation of its fiduciary obligations to shareholders of Holding under applicable Laws, the Holding Board of Directors may at any time prior to the Holding Shareholder Approval (i) withdraw or modify (a “Change in Recommendation”) the Holding Board of Directors’ recommendation that shareholders of Holding approve this Agreement or make or cause to be made any third party or public communication proposing or announcing an intention to withdraw or modify the Holding Board of Directors recommendation for Holding shareholder approval of this Agreement, and (ii) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal; provided, however, that the Board of Directors of Holding may not make a Change in Recommendation, and terminate this Agreement, with respect to an Acquisition Proposal unless (i) Holding shall not have breached this Section 4.12 in any respect and (ii) (A) the Board of Directors of Holding determines in good faith (after consultation with counsel and its financial advisors) that such Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal after taking into account all adjustments to the terms of this Agreement that may be offered by SBC under this Section 4.12(b); (B) Holding has given SBC at least (4) four Business Days’ prior written notice of its intention to take such actions set forth above (which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the Person making such Superior Proposal) and has contemporaneously provided an unredacted copy of the relevant proposed transaction agreements with the Person making such Superior Proposal; and (C) before effecting such Change in Recommendation, Holding has negotiated, and has caused its representatives to negotiate in good faith with SBC during such notice period to the extent SBC wishes to negotiate, to enable SBC to revise the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal. In the event of any material change to the terms of the such Superior Proposal, Holding shall, in each case, be required to deliver to SBC a new written notice, the notice period shall have recommenced and Holding shall be required to comply with its obligations under this Section 4.12 with respect to such new written notice. Holding will advise SBC in writing within twenty-four (24) hours following the receipt of any Acquisition Proposal and the substance thereof (including the identity of the Person making such Acquisition Proposal) and will keep SBC apprised of any related developments, discussions and negotiations (including the terms and conditions of the Acquisition Proposal) on a current basis.

4.13 Takeover Laws. If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated hereby, Holding and the members of its Board of Directors will grant such approvals and take such actions as are necessary (other than any action requiring the approval of its shareholders (other than as contemplated by Section 4.5)) so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Law on any of the transactions contemplated by this Agreement.

4.14 Employee Benefits and Contracts.

(a) Following the Effective Time, SBC shall maintain or cause to be maintained employee benefit plans and compensation opportunities for the benefit of employees (as a group) who are full-time active employees of the Company and its Subsidiaries on the Closing Date (“Covered Employees”) that provide employee benefits and compensation opportunities which, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities that are made available on a uniform and non-discriminatory basis to similarly situated employees of SBC or its Subsidiaries, as applicable; provided, however, that in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of SBC or its Subsidiaries. SBC shall give the Covered Employees full credit for their prior service with the Company and its Subsidiaries (i) for purposes of eligibility (including initial participation and eligibility for current benefits) and vesting under any qualified or non-qualified employee benefit plan maintained by SBC and in which Covered Employees may be eligible to participate and (ii) for all purposes under any welfare benefit plans, vacation plans and similar arrangements maintained by SBC.

(b) With respect to any employee benefit plan of SBC that is a health, dental, vision or other welfare plan in which any Covered Employee is eligible to participate, for the plan year in which such Covered Employee is first eligible to participate, SBC or its applicable Subsidiary shall use its commercially reasonable best efforts to (i) cause any pre-existing condition limitations or eligibility waiting periods under such SBC or Subsidiary plan to be waived with respect to such Covered Employee to the extent such condition was or would have been covered under the Company Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time, and (ii) recognize any health, dental, vision or other welfare expenses incurred by such Covered Employee in the year that includes the Closing Date (or, if later, the year in which such Covered Employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental, vision or other welfare plan.

(c) Prior to the Effective Time, the Company shall take, and shall cause its Subsidiaries to take, all actions requested by SBC that may be necessary or appropriate to (i) cause one or more the Company Benefits Plans to terminate as of the Effective Time, or as of the date immediately preceding the Effective Time, (ii) cause benefit accruals and entitlements under any the Company Benefit Plan to cease as of the Effective Time, or as of the date immediately preceding the Effective Time, (iii) cause the continuation on and after the Effective Time of any contract, arrangement or insurance policy relating to any Company Benefit Plan for such period as may be requested by SBC, or (iv) facilitate the merger of any Company Benefit Plan into any employee benefit plan maintained by SBC or an SBC Subsidiary. All resolutions, notices, or other documents issued, adopted or executed in connection with the implementation of this Section 4.14(c) shall be subject to SBC’s reasonable prior review and approval, which shall not be unreasonably withheld, conditioned or delayed.

(d) Nothing in this Section 4.14 shall be construed to limit the right of SBC or any of its Subsidiaries (including, following the Closing Date, the Company and its Subsidiaries) to amend or terminate any Company Benefit Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Section 4.14 be construed to require SBC or any of its Subsidiaries (including, following the Closing Date, the Company and its Subsidiaries) to retain the employment of any particular Covered Employee for any fixed period of time following the Closing Date, and the continued retention (or termination) by SBC or any of its Subsidiaries of any Covered Employee subsequent to the Effective Time shall be subject in all events to SBC’s or its applicable Subsidiary’s normal and customary employment procedures and practices, including customary background screening and evaluation procedures, and satisfactory employment performance.

(e) If, within six (6) months after the Effective Time, any Covered Employee is terminated by SBC or its Subsidiaries other than “for cause” or as a result of unsatisfactory job performance, then SBC shall pay severance to such Covered Employee in an amount as set forth in the severance policies set forth in Section 4.14(e)(i) of the SBC Disclosure Letter (and based upon the non-exempt and exempt status and/or title for the Covered Employee with the Company at the Closing). Any severance to which a Covered Employee may be entitled in connection with a termination occurring more than six (6) months after the Effective Time will be as set forth in the severance policies set forth in Section 4.14 (e)(ii) of the SBC Disclosure Letter.

(f) At the Effective Time, Seacoast shall assume the obligations of the Company’s salary continuation plans as described in Section 3.3(j)(i) of the Company Disclosure Letter.

(g) At the Effective Time, the Company shall pay to Donald J. McGowan the amounts owed him in accordance with, and subject to (including any limitation necessary to avoid disallowance of any deduction due to the application of Internal Revenue Code Section 280G or the provisions of that certain Separation Agreement entered into at the Effective Time between Mssr. McGowan and the Company), the terms of his employment agreement, as amended, and included in Section 3.3(j)(i) of the Company Disclosure Letter.

(h) If the Effective Time occurs during 2014, then Seacoast will pay to the Bank participants as soon as practicable in 2015 (and to the extent that such participants have not previously been paid by the Bank for calendar year 2014) the amounts such participants would have received from the Bank for 2014 pursuant to the Bank 2014 Executive Incentive Plan and as if the Merger had not occurred). Notwithstanding anything in this Agreement to the contrary, the Bank participants shall receive payments under the Bank 2014 Executive Inventive Plan in lieu of participation in any similar Seacoast incentive, bonus or other compensation plan for the calendar year 2014.

4.15 Indemnification.

(a) From and after the Effective Time, in the event of any threatened or actual claim, action, suit, proceeding, or investigation, whether civil, criminal, or administrative, in which any Person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of the Company (each an “Indemnified Party”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that the Indemnified Party is or was a director, officer, or employee of the Company its Subsidiaries or any of its predecessors, or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, Seacoast shall indemnify, defend and hold harmless, to the greatest extent such Indemnified Parties are indemnified or have the right to advancement of expenses pursuant to the (i) Organizational Documents of the Company and indemnification agreements, if any, in existence on the date of this Agreement with the Company or its Subsidiaries and disclosed in the Company Disclosure Letter, and (ii) the FBCA, each such Indemnified Party against any Liability (including advancement of reasonable attorneys’ fees and expenses prior to the final disposition of any claim, suit, proceeding, or investigation to each Indemnified Party to the fullest extent permitted by Law upon receipt of any undertaking required by applicable Law), judgments, fines, and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding, or investigation. In the event of any such threatened or actual claim, action, suit, proceeding, or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them; provided, that (1) Seacoast shall have the right to assume the defense thereof and upon such assumption Seacoast shall not be required to advance to any Indemnified Party any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Seacoast elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are material issues that raise conflicts of interest between Seacoast and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and Seacoast shall advance the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) Seacoast shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld), and (3) Seacoast shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(b) Seacoast agrees that all existing rights to indemnification and all existing limitations on Liability existing in favor of the directors, officers, and employees of the Company (the “Covered Parties”) as provided in their respective Organizational Documents as in effect as of the date of this Agreement or in any indemnification agreement in existence on the date of this Agreement with the Company and disclosed in the Company Disclosure Letter with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect, and shall be honored by such entities or their respective successors as if they were the indemnifying party thereunder, without any amendment thereto; provided, that nothing contained in this Section 4.15(b) shall be deemed to preclude the liquidation, consolidation, or merger of Seacoast or SNB, in which case all of such rights to indemnification and limitations on Liability shall be deemed to so survive and continue notwithstanding any such liquidation, consolidation or merger. Without limiting the foregoing, in any case in which approval by Seacoast is required to effectuate any indemnification for any director or officer of the Company, Seacoast shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between Seacoast and the Indemnified Party.

(c) Seacoast, from and after the Effective Time, will directly or indirectly cause the Persons who served as directors or officers of the Company at or before the Effective Time to be covered by the Company’s existing directors’ and officers’ liability insurance policy; provided, that Seacoast may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous than such policy; provided further, that in no event shall the aggregate premiums applicable to coverage exceed 250% of the current annual premium paid by the Company (as set forth in the Company Disclosure Letter) for such insurance. Such insurance coverage shall commence at the Effective Time and will be provided for a period of no less than six years after the Effective Time.

(d) If SBC or SNB or any of their respective successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of SBC or SNB, as applicable, as the surviving entities shall assume the obligations set forth in this Section 4.15.

(e) The provisions of this Section 4.15 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

4.16 Intentionally Omitted.

4.17 Resolution of Certain Matters. Holding shall use its reasonable best efforts and take any all actions (including completing any necessary filings with Regulatory Authorities) to resolve and cause the Bank to resolve the items set forth on Schedule 4.17 of the Company Disclosure Letter, all subject to SBC’s reasonable satisfaction.

4.18 Claims Letters. Concurrently with the execution and delivery of this Agreement and effective upon the Closing, the Company has caused each director of the Company and Bank to execute and deliver a Claims Letter in the form attached hereto as Exhibit C.

4.19 Restrictive Covenant Agreement. Concurrently with the execution and delivery of this Agreement, the Company has caused each director of the Company and the Bank to execute and deliver a Restrictive Covenant Agreement in the form attached hereto as Exhibit D.

4.20 Systems Integration; Operating Functions. From and after the date hereof, the Company shall cause the Bank and its directors, officers and employees to, and shall make all commercially reasonable best efforts (without undue disruption to either business) to cause the Bank’s data processing consultants and software providers to, cooperate and assist Holding and Seacoast in connection with an electronic and systems conversion of all applicable data of the Bank and Holding to the Seacoast systems, including the training of Holding and Bank employees, during normal business hours. Holding and its Subsidiaries shall cooperate with Seacoast in connection with the planning for the efficient and orderly combination of the parties and the operation of SNB (including the former operations of the Bank) after the Bank Merger, and in preparing for the consolidation of appropriate operating functions to be effective at the Effective Time or such later date as Seacoast may decide. Holding shall take any action Seacoast may reasonably request prior to the Effective Time to facilitate the combination of the operations of the Bank with SNB. Without limiting the foregoing, senior officers of Company and Seacoast shall meet from time to as Company or Seacoast may reasonably request, to review the financial and operational affairs of Holding and its Subsidiaries, and Holding shall give due consideration to Seacoast’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, (i) neither SBC nor SNB shall be permitted to exercise control of Holding or Bank, prior to the Effective Time, and (ii) neither Holding nor Bank shall be under any obligation to act in a manner that could reasonably be deemed to constitute anti-competitive behavior under federal or state antitrust Laws.

4.21 Assumption of Indentures. At the Effective Time, SBC will assume, pursuant to duly executed and delivered supplemental indentures satisfactory in form to the trustees under the Indentures, the assumption of the obligations of Holding pursuant to the Indentures in accordance with their terms.

ARTICLE 5

CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

5.1 Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by each Party pursuant to Section 7.7:

(a) Shareholder Approval. Holding shall have obtained the Holding Shareholder Approval and SBC shall have obtained the SBC Shareholder Approval.

(b) Regulatory Approvals. All Regulatory Consents required by law to consummate the transactions contemplated by this Agreement and the Bank Merger Agreement (the “Required Consents”) shall (i) have been obtained or made and be in full force and effect and all waiting periods required by Law shall have expired, and (ii) not be subject to any condition or consequence that would, after the Effective Time, have a Material Adverse Effect on Seacoast or any of its Subsidiaries, including the Company.

(c) No Orders or Restraints; Illegality. No Order issued by any Governmental Authority (whether temporary, preliminary, or permanent) preventing the consummation of the Merger shall be in effect and no Law or Order shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits, restrains or makes illegal the consummation of the Merger.

(d) Registration Statement. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, and no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing.

(e) Quotation of SBC Common Stock. The shares of SBC Common Stock to be issued to the holders of Holding Stock upon consummation of the Merger shall have been authorized for quotation on NASDAQ.

5.2 Conditions to Obligations of Seacoast. The obligations of Seacoast to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Seacoast pursuant to Section 7.7:

(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement, after giving effect to Sections 3.1 and 3.2, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct as of such date), and Seacoast shall have received certificates, dated the Closing Date, signed on behalf of the Company by the chief executive officer and the chief financial officer of Holding, to such effect.

(b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of the Company to be performed and complied with pursuant to this Agreement prior to the Effective Time shall have been duly performed and complied with in all material respects and Seacoast shall have received certificates, dated the Closing Date, signed on behalf of the Company by the chief executive officer and the chief financial officer of Holding, to such effect.

(c) Corporate Authorization. Seacoast shall have received from the Company (i) certified resolutions of its Board of Directors and shareholders authorizing the execution and delivery of this Agreement and the Bank Merger Agreement and the consummation of the transactions contemplated hereby and thereby; (ii) a certificate as to the incumbency and signatures of officers authorized to execute this Agreement; and (iii) certificates of good standing, dated not more than three Business Days before the Closing Date, from the Secretary of State of the State of Florida.

(d) Consents. The Company shall have obtained all Consents required as a result of the transactions contemplated by this Agreement pursuant to the Contracts set forth in Section 3.3(b) and Section 3.3(k) of the Company Disclosure Letter.

(e) Material Adverse Effect. Since the date hereof, there shall not have occurred any fact, circumstance or event, individually or taken together with all other facts, circumstances or events that has had or is reasonably likely to have a Material Adverse Effect on the Company.

(f) Tax Opinions. Seacoast shall have received a written opinion from Alston & Bird LLP in a form reasonably satisfactory to it, dated the date of the Effective Time, substantially to the effect that, (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and each of SBC and Holding will be a party to that reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) the Bank Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and each of SNB and the Bank will be a party to that reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and (iii) no gain or loss will be recognized by holders of Holding Stock who exchange all of their Holding Stock solely for SBC Common Stock pursuant to the Merger (except with respect to any cash received in lieu of a fractional share interest in SBC Common Stock). In rendering such opinion, such counsel shall be entitled to rely upon representations of officers of Seacoast and the Company reasonably satisfactory in form and substance to such counsel.

(g) Claims Letters. Seacoast shall have received from the Persons listed in Section 4.18 of the Company Disclosure Letter an executed written agreement in substantially the form of Exhibit D.

(h) Restrictive Covenant Agreement. Each of the Persons as set forth in Section 4.19 of the Company Disclosure Letter shall have entered into the Restrictive Covenant Agreement in substantially the form of Exhibit D.

(i) Holding Consolidated Tangible Shareholders’ Equity. Holding’s Consolidated Tangible Shareholders’ Equity as of the close of business on the fifth Business Day prior to the Closing Date shall be an amount not less than $54,598,000.

(j) Vesting, Exercise or Termination of Holding Equity Awards. All outstanding Holding Equity Awards shall have been vested, exercised or terminated as provided in Section 1.9, and Holding’s Board of Directors and shareholders shall have taken all action necessary to terminate the Holding Stock Plans effective prior to the Effective Time. No Holding Equity Awards, whether vested or unvested, shall be outstanding as of the Effective Time.

(k) Completion of Section 4.17 Items. Each of the items set forth in Section 4.17 of the Company Disclosure Letter shall have been completed and finalized, all to the reasonable satisfaction of Seacoast.

(l) FIRPTA Certificate. Seacoast shall have received from each of Holding and the Company, under penalties of perjury, a certificate stating that each of Holding and the Company, respectively, is not and has not been a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Treasury Regulation Section 1.897-2(h) and as reasonably acceptable to Seacoast.

5.3 Conditions to Obligations of the Company. The obligations of the Company to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by the Company pursuant to Section 7.7:

(a) Representations and Warranties. The representations and warranties of Seacoast set forth in this Agreement, after giving effect to Sections 3.1 and 3.2, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct as of such date) and the Company shall have received a certificate, dated the Closing Date, signed on behalf of Seacoast by a duly authorized officer of Seacoast, to such effect.

(b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Seacoast to be performed and complied with pursuant to this Agreement prior to the Effective Time shall have been duly performed and complied with in all material respects and the Company shall have received a certificate, dated the Closing Date, signed on behalf of Seacoast by a duly authorized officer of Seacoast, to such effect.

(c) Tax Opinion. Holding shall have received a written opinion from, Hacker Johnson & Smith P.A. in a form reasonably satisfactory to it, dated the date of the Effective Time, substantially to the effect that, (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) each of SBC and Holding will be a party to that reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (iii) no gain or loss will be recognized by holders of Holding Stock who exchange all of their Holding Stock solely for SBC Common Stock pursuant to the Merger (except with respect to any cash received in lieu of a fractional share interest in SBC Common Stock), (iv) that basis in the shares SBC Common Stock received in the Merger will consist of the basis for the shares of Holding Stock exchanged therefor (reduced by an amount of any cash received), and (v) the holding period for the shares of SBC Common Stock received in the Merger will include the holding period for the shares of Holding Stock exchanged therefor. In rendering such opinion, Hacker Johnson & Smith P.A. shall be entitled to rely upon representations of officers of Seacoast and the Company reasonably satisfactory in form and substance to it.

(d) Material Adverse Effect. Since the date hereof, there shall not have occurred any fact, circumstance or even, individually or taken together with all other facts, circumstances or events that has had or is reasonably likely a Material Adverse Effect on Seacoast.

(e) SBC Consolidated Tangible Shareholders’ Equity. SBC’s Consolidated Tangible Shareholders’ Equity as of the close of business on the fifth Business Day prior to the Closing Date shall be an amount not less than $235,936,000.

ARTICLE 6

TERMINATION

6.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding Holding Shareholder Approval, this Agreement and the Bank Merger Agreement may be terminated and the Merger and the Bank Merger abandoned at any time prior to the Effective Time:

(a) By mutual consent of the Board of Directors of Holding and the Board of Directors or Executive Committee of the Board of Directors of SBC; or

(b) By the Board of Directors of either Party in the event of a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the other Party, which breach would result in, if occurring or continuing on the Closing Date, the failure of the conditions to the terminating Party’s obligations set forth in Sections 5.2 or 5.3, as the case dictates, and that cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach, provided that the right to effect such cure shall not extend beyond the date set forth in subparagraph (d) below; or

(c) By the Board of Directors of either Party in the event that (i) any Regulatory Consent required to be obtained from any Governmental Authority has been denied by final non-appealable action of such Governmental Authority, (ii) Holding Shareholder Approval has not been obtained by reason of the failure to obtain the required vote at the Holding shareholders’ meeting where this Agreement was presented to such shareholders for approval and voted upon, or (iii) SBC Shareholder Approval has not been obtained by reason of the failure to obtain the required vote at the SBC shareholders’ meeting where this Agreement was presented to such shareholders for approval and voted upon; or

(d) By the Board of Directors of either Party in the event that the Merger has not been consummated by December 31, 2014, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 6.1(d); or

(e) By the Board of Directors of SBC in the event that (i) Holding has withdrawn, qualified or modified the Holding Directors’ Recommendation in a manner adverse to Seacoast or shall have resolved to do any of the foregoing, (ii) Holding has failed to substantially comply with its obligations under Sections 4.5 or 4.12, or (iii) the Board of Directors of Holding has recommended, endorsed, accepted or agreed to an Acquisition Proposal; or

(f) By the Board of Directors of Holding in the event that (i) the Board of Directors of Holding has determined in accordance with Section 4.12 that a Superior Proposal has been made with respect to it and has not been withdrawn and the Board of Directors of Holding has accepted or agreed to an Acquisition Proposal, and (ii) neither Holding nor any of its Representatives has failed to comply in all material respects with Section 4.12; or

(g) By the Board of Directors of SBC if holders of more than 5% in the aggregate of the outstanding Holding Common Stock shall have voted such shares against this Agreement or the Merger at any meeting called for the purpose of voting thereon and shall have given notice of their intention to exercise their dissenters’ rights in accordance with the FBCA.

6.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 6.1, this Agreement shall become void and have no effect, and none of Seacoast, Holding, any of their respective Subsidiaries, or any of the officers or directors of any of them, shall have any Liability of any nature whatsoever hereunder or in conjunction with the transactions contemplated hereby, except that (i) the provisions of Section 4.10(b), Article 6 and Article 7 shall survive any such termination and abandonment, and (ii) a termination of this Agreement shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement of such Party contained in this Agreement.

ARTICLE 7

MISCELLANEOUS

7.1 Definitions.

(a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“1933 Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 15% or more of the consolidated assets of Holding and its Subsidiaries or 15% or more of any class of equity or voting securities of Holding or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of Holding, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 15% or more of any class of equity or voting securities of Holding or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of Holding, (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Holding or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of Holding, or (iv) any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or the Bank Merger or that could reasonably be expected to dilute materially the benefits to Seacoast of the transactions contemplated hereby.

“Affiliate” of a Person shall mean (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person or (ii) any director, partner or officer of such Person or, for any Person that is a limited liability company, any manager or managing member thereof. For purposes of this definition, “control” (and its derivatives) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of equity, voting or other interests, as trustee or executor, by contract or otherwise.

“Benefit Plan” shall mean any “employee benefit plan” (as that term is defined in Section 3(3) of ERISA) and any other employee benefit plan, policy, or agreement, whether or not covered by ERISA, and any pension, retirement, profit-sharing, deferred compensation, equity compensation, employment, stock purchase, gross-up, retention, incentive compensation, employee stock ownership, severance, vacation, bonus, or deferred compensation plan, policy, or arrangement, any medical, vision, dental, or other written health plan, any life insurance plan, fringe benefit plan, and any other employee program or agreement, whether formal or informal, that is entered into, maintained by, sponsored in whole or in part by, or contributed to by the Company or any Subsidiaries thereof, or under which the Company or any Subsidiaries thereof could have any obligation or Liability, whether actual or contingent, with respect to any Company employee.

“BHC Act” shall mean the federal Bank Holding Company Act of 1956, as amended, and rules and regulations thereunder.

“Business Day” shall mean any day that NASDAQ is normally open for trading for a full day and that is not a Saturday, a Sunday or a day on which banks in New York, New York are authorized or required to close for regular banking business.

“Confidentiality Agreement” shall mean that certain Confidentiality Agreement, dated December 4, 2013 by and between Seacoast and the Company.

“Consent” shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

“Consolidated Tangible Shareholders’ Equity” shall mean as to a Party as of the close of business on the fifth Business Day prior to the Closing Date (the “Measuring Date”), the consolidated shareholders’ equity of such Party as set forth on its balance sheet on the Measuring Date calculated in accordance with GAAP and including the recognition of or accrual for all Permitted Expenses paid or incurred, or projected to be paid or incurred, in connection with this Agreement and the transactions contemplated by it, excluding all intangible assets, and minus any unrealized gains or plus any unrealized losses (as the case may be) in such Party’s Subsidiaries’ securities portfolio due to mark-to-market adjustments as of the Measuring Date. The calculation of Consolidated Tangible Shareholders’ Equity shall be delivered by each Party to the other Party, accompanied by appropriate supporting detail, no later than the close of business on the fourth Business Day preceding the Closing Date, and such calculation shall be subject to verification and approval by the other Party, which approval shall not be unreasonably withheld.

“Contract” shall mean any written or oral agreement, arrangement, commitment, contract, indenture, instrument, lease, understanding, note, bond, license, mortgage, deed of trust or undertaking of any kind or character to which any Person is a party or that is binding on any Person or its capital stock, assets, or business.

“Declaration of Trust” shall mean the Amended and Restated Declarations of Trust for the BankFIRST (FL) Statutory Trust I, BankFIRST (FL) Statutory Trust II, and The BANKshares Capital Trust I.

“Default” shall mean (i) any breach or violation of or default under any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Law, Order, or Permit.

“Dissenting Shares” shall mean shares of Holding Stock that are owned by shareholders that properly demand and exercise their dissenters’ rights and who complies in all respects with the provisions of Section 607.1301 to 607.1333 of the FBCA.

“Environmental Laws” shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common Law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Resource Conservation and Recovery Act, as amended, and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material, including all requirements for permits, licenses and other authorizations that may be required.

“ERISA Affiliate” of any Person means any entity that is, or at any relevant time was, a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Internal Revenue Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Internal Revenue Code) or (iii) an affiliated service group (as defined under Section 414(m) of the Internal Revenue Code or the regulations under Section 414(o) of the Internal Revenue Code) with such Person.

“ERISA Plan” shall mean any Benefit Plan that is an “employee welfare benefit plan,” as that term is defined in Section 3(l) of ERISA, or an “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA.

“Exchange Ratio” shall mean 0.4975.

“Exhibits” A through D, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

“Facilities” shall mean all buildings and improvements on the Property of any Person.

“FBCA” shall mean the Florida Business Corporation Act.

“FINRA” shall mean the Financial Industry Regulatory Authority.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System.

“Financial Statements” shall mean the consolidated balance sheets (including related notes and schedules, if any) of a Party and its Subsidiaries as of December 31, 2012 and 2013, and as of March 31, 2014, and the related consolidated statements of operations, cash flows, and shareholders’ equity and comprehensive income (loss) (including related notes and schedules, if any) for each of the three years ended December 31, 2011, 2012 and 2013, and for the three months ended March 31, 2014, as delivered by such party to the other Party or as filed or to be filed by such Party in its SEC Reports.

“GAAP” shall mean accounting principles generally accepted in the United States of America, consistently applied during the periods involved.

“Governmental Authority” shall mean each Regulatory Authority and any other domestic or foreign court, administrative agency, commission or other governmental authority or instrumentality (including the staff thereof), or any industry self-regulatory authority (including the staff thereof).

“Hazardous Material” shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws), and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products that are or become regulated under any applicable local, state, or federal Law (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

“Holding Capital Stock” shall mean the Holding Common Stock and the Holding Preferred Stock.

“Holding Common Stock” shall mean the $0.01 par value per share common stock of Holding.

“Holding Equity Award” shall mean an award, grant, unit, option to purchase, or other right to receive a share or shares of Holding Common Stock and shall specifically include any restricted stock awards.

“Holding Preferred Stock” shall mean the $0.01 par value per share Series A Convertible Perpetual Preferred Stock of Holding.

“Holding Shareholder Approval” shall mean the approval of this Agreement by the holders of at least a majority of the outstanding shares of Holding Common Stock and Holding Preferred Stock, voting as separate classes.

“Holding Stock” shall mean the shares of Holding Common Stock and Holding Preferred Stock.

“Holding Stock Plan” shall mean any equity compensation plan, stock purchase plan, incentive compensation plan, or any other Benefit Plan under which Holding Equity Awards have been or may be issued.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, any successor statute thereto, and the rules and regulations promulgated thereunder.

“Indentures” means the Holding Indentures relating to the BankFIRST (FL) Statutory Trust I, BankFIRST (FL) Statutory Trust II, and the The BANKshares Capital Trust I.

“Intellectual Property” shall mean (i) any patents, copyrights, trademarks, service marks, maskworks or similar rights throughout the world, and applications or registrations for any of the foregoing, (ii) any proprietary interest, whether registered or unregistered, in know-how, copyrights, trade secrets, database rights, data in databases, website content, inventions, invention disclosures or applications, software (including source and object code), operating and manufacturing procedures, designs, specifications and the like, (iii) any proprietary interest in any similar intangible asset of a technical, scientific or creative nature, including slogans, logos and the like and (iv) any proprietary interest in or to any documents or other tangible media containing any of the foregoing.

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended, any successor statute thereto, and the rules and regulations thereunder.

“Law” shall mean any code, law (including any rule of common law), ordinance, regulation, rule, or statute applicable to a Person or its assets, Liabilities, or business, including those promulgated, interpreted, or enforced by any Governmental Authority.

“Liability” shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost, or expense (including costs of investigation, collection, and defense), claim, deficiency, or guaranty of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” shall mean any mortgage, pledge, reservation, restriction (other than a restriction on transfers arising under the Securities Laws), security interest, lien, or encumbrance of any nature whatsoever of, on, or with respect to any property or property interest, other than Liens for property Taxes not yet due and payable.

“Litigation” shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability, but shall not include claims of entitlement under any Benefit Plans that are made or received in the ordinary course of business.

“NASDAQ” shall mean the National Market System of The NASDAQ Stock Market.

“OCC” shall mean the Office of the Comptroller of the Currency.

“Order” shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local, or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Governmental Authority.

“Organizational Documents” shall mean the articles of incorporation, certificate of incorporation, charter, bylaws or other similar governing instruments, in each case as amended as of the date specified, of any Person.

“Party” shall mean Seacoast, on the one hand, or the Company, on the other hand, and “Parties” shall mean Seacoast and the Company.

“Permit” shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, or permit from Governmental Authorities that are required for the operation of the businesses of a Person or its Subsidiaries.

“Permitted Expenses” shall mean with respect to the Company and Seacoast, (i) the reasonable expenses of such Party incurred in connection with the Merger and the Bank Merger (including fees and expenses of attorneys, accountants or other consultants) and (ii) the fee payable to such Party’s financial advisor in accordance with the engagement letter disclosed to each Party prior to the execution of this Agreement.

“Person” shall mean any natural person or any legal, commercial, or governmental entity, including, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, or person acting in a representative capacity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the 1934 Act.

“Property” shall mean all real property leased or owned by any Person and its Subsidiaries, either currently or in the past.

“Proxy Statement/Prospectus” shall mean the joint proxy statement and other proxy solicitation materials of Holding and SBC, respectively, and the prospectus of SBC constituting a part of the Registration Statement.

“Registration Statement” shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by SBC under the 1933 Act with respect to the shares of SBC Common Stock to be issued to the holders of Holding Stock in connection with the transactions contemplated by this Agreement.

“Regulatory Authorities” shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Federal Reserve Board, the OCC, the FDIC, the Consumer Financial Protection Bureau, the Internal Revenue Service, all federal and state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, FINRA, and the SEC (including, in each case, the staff thereof).

“Representative” shall mean any investment banker, financial advisor, attorney, accountant, consultant, agent or other representative of a Person.

“Rights” shall mean, with respect to any Person, securities, or obligations convertible into or exercisable for, or giving any other Person any right to subscribe for or acquire, or any options, calls, restricted stock, deferred stock awards, stock units, phantom awards, dividend equivalents, or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person, whether vested or unvested or exercisable or unexercisable, and shall include Holding Equity Awards.

“SBC Common Stock” shall mean the $0.10 par value per share common stock of SBC.

“SBC Shareholder Approval” shall mean the approval of the issuance of the Merger Consideration and the Agreement, as applicable, by the holders of SBC Common Stock.

“SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.

“SEC Reports” shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with the SEC.

“Securities Laws” shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, the Investment Advisers Act of 1940, and the Trust Indenture Act of 1939, each as amended, state securities and “Blue Sky” Laws, including in each case the rules and regulations thereunder.

“Subsidiary” or “Subsidiaries” shall have the meaning assigned in Rule 1-02(x) of Regulation S-X of the SEC.

“Superior Proposal” means any bona fide, unsolicited, written Acquisition Proposal for at least a majority of the outstanding shares of Holding Stock on terms that the Board of Directors of Holding concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger and the other transactions contemplated by this Agreement (including the terms, if any, proposed by Seacoast to amend or modify the terms of the transactions contemplated by this Agreement), (1) after receiving the written advice of its financial advisor (which shall be a nationally recognized investment banking firm, Seacoast acknowledging that Hovde Group LLC is a nationally recognized investment banking firm), (2) after taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (3) after taking into account all legal (with the written advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable Law.

“Tax” or “Taxes” shall mean all federal, state, local, and foreign taxes, charges, fees, levies, imposts, duties, or other like assessments, including assessments for unclaimed property, as well as income, gross receipts, excise, employment, sales, use, transfer, intangible, recording, license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, or any amount in respect of unclaimed property or escheat, imposed by or required to be paid or withheld by the United States or any state, local, or foreign government or subdivision or agency thereof, whether disputed or not, including any related interest, penalties, and additions imposed thereon or with respect thereto, and including any liability for Taxes of another Person pursuant to a contract, as a transferee or successor, under Treasury Regulation Section 1.1502-6 or analogous provision of state, local or foreign Law or otherwise.

“Tax Return” shall mean any report, return, information return, or other information provided or required to be provided to a Taxing Authority in connection with Taxes, including any return of an Affiliated or combined or unitary group that includes a Party or its Subsidiaries and including without limitation any estimated Tax return.

“Taxable Period” shall mean any period prescribed by any Taxing Authority.

“Taxing Authority” shall mean any federal, state, local, municipal, foreign, or other Governmental Authority, instrumentality, commission, board or body having jurisdiction over the Parties to impose or collect any Tax.

“Technology Systems” shall mean the electronic data processing, information, record keeping, communications, telecommunications, hardware, third-party software, networks, peripherals, portfolio trading and computer systems, including any outsourced systems and processes, and Intellectual Property used by the Company.

“Termination Fee” shall mean $4,000,000.

(b) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

Articles of Merger	Section 1.4
Agreement	Parties
Bank	Parties
Bank Merger	Preamble
Bank Merger Agreement	Preamble
Closing	Section 1.3
Closing Date	Section 1.3
Company	Parties
Company Disclosure Letter	Section 3.1
Company Insiders	Section 4.16
Company Shareholder Support Agreement	Preamble
Continuing Employees	Section 4.14(a)
Covered Parties	Section 4.15(b)
CRA	Section 3.3(p)
Dissenting Shareholder	Section 2.3
Effective Time	Section 1.4
Exchange Agent	Section 2.1
Holding	Parties
Holding Certificates	Section 1.5(b)
Holding Directors’ Recommendation	Section 3.3(b)(ii)
Holding Latest Balance Sheet	Section 3.3(d)(ii)
IIPI	Section 3.3(q)
Indemnified Party	Section 4.15(a)
Material Adverse Effect	Section 3.2(b)
Merger	Preamble
Merger Consideration	Section 1.5(a)
Regulatory Consents	Section 4.8(b)
Required Consents	Section 5.1(b)
Sarbanes-Oxley Act	Section 3.3(d)(iii)
SBC Shareholder Support Agreement	Preamble
Surviving Bank	Section 1.2
Surviving Corporation	Section 1.1
Takeover Laws	Section 3.3(u)
SBC	Parties
Seacoast	Parties
Seacoast SEC Reports	Section 3.4(d)(i)
SNB	Parties

(c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” The words “hereby,” “herein,” “hereof” or “hereunder,” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific section.

7.2 Non-Survival of Representations and Covenants. Except for Articles 1 and 2, Sections 4.7(b), 4.7(c), 4.10(b) and 4.15 and this Article 7, the respective representations, warranties, obligations, covenants, and agreements of the Parties shall be deemed only to be conditions of the Merger and shall not survive the Effective Time.

7.3 Expenses.

(a) Except as otherwise provided in this Section 7.3 or in Section 7.4, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration, and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that Seacoast shall bear and pay the filing fees payable in connection with the Registration Statement and the Proxy Statement/Prospectus and one half of the printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement/Prospectus.

(b) Nothing contained in this Section 7.3 or Section 7.4 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the non-breaching Party.

7.4 Termination Fee.

(a) In the event that (A) SBC terminates this Agreement pursuant to Section 6.1(b), as a result of a willful breach of a covenant or agreement by the Company, or pursuant to Sections 6.1(e)(i) or 6.1(e)(ii), (B) at any time after the date of this Agreement and prior to such termination Company shall have received or there shall have been publicly announced an Acquisition Proposal that has not been formally withdrawn or abandoned prior to such termination, and (C) within 12 months following such termination an Acquisition Proposal is consummated or a definitive agreement or letter of intent is entered into by the Company with respect to an Acquisition Proposal, the Company shall pay Seacoast the Termination Fee within five Business Days after the date it becomes payable pursuant hereto, by wire transfer of immediately available funds.

(b) In the event that SBC terminates this Agreement pursuant to Section 6.1(e)(iii), the Company shall pay to Seacoast the Termination Fee within five Business Days after the date this Agreement is terminated, by wire transfer of immediately available funds. In the event that Holding terminates this Agreement pursuant to Section 6.1(f), the Company shall pay to Seacoast the Termination Fee on the date this Agreement is terminated, by wire transfer of immediately available funds.

(c) The Company hereby acknowledges that the agreements contained in this Section 7.4 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Seacoast would not enter into this Agreement. In the event that the Company fails to pay if and when due any amount payable under this Section 7.4, then (i) the Company shall reimburse Seacoast for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in connection with the collection of such overdue amount, and (ii) the Company shall pay to Seacoast interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid in full) at a rate per annum equal to five percent (5%) over the “prime rate” (as published in the “Money Rates” column in The Wall Street Journal or, if not published therein, in another national financial publication selected by Seacoast) in effect on the date such overdue amount was originally required to be paid.

(d) Assuming the Company is not in breach of its obligations under this Agreement, including Sections 4.5 and 4.12, then the payment of the Termination Fee shall fully discharge the Company from and be the sole and exclusive remedy of the other Party with respect to, any and all losses that may be suffered by such other Party based upon, resulting from or rising out of the circumstances giving rise to such termination of this Agreement under Section 7.4(a) or 7.4(b). In no event shall the Company be required to pay the Termination Fee on more than one occasion.

7.5 Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the Company Disclosure Letter and the Exhibits) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral, other than the Confidentiality Agreement, which shall remain in effect. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement except as expressly set forth in Sections 4.14 and 4.15.

7.6 Amendments. Before the Effective Time, this Agreement (including the Company Disclosure and the Exhibits) may be amended by a subsequent writing signed by each of the Parties, whether before or after the Holding Shareholder Approval has been obtained, except to the extent that any such amendment would require the approval of the shareholders of Holding, unless such required approval is obtained.

7.7 Waivers.

(a) Prior to or at the Effective Time, either Party shall have the right to waive any Default in the performance of any term of this Agreement by the other Party, to waive or extend the time for the compliance or fulfillment by the other Party of any and all of such other Party’s obligations under this Agreement, and to waive any or all of the conditions precedent to its obligations under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No waiver by a Party shall be effective unless in writing signed by a duly authorized officer of such Party.

(b) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

7.8 Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of each other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and assigns.

7.9 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile or electronic transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the Persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

Seacoast:	Seacoast Banking Corporation of Florida 815 Colorado Avenue Stuart, Florida 34994 Telecopy Number: (772) 288-6086 Attention: Dennis Hudson

Copy to Counsel (which shall not constitute notice):	Alston & Bird LLP 1201 West Peachtree Street Atlanta, Georgia 30309 Telecopy Number: (404) 881-7777 Attention: Randolph A. Moore III

Company:	The BANKshares, Inc. 1031 W. Morse Blvd., Suite 323 Winter Park, Florida 32789 Telecopy Number: (407) 622-3181 Attention: Donald J. McGowan

Copy to Counsel (which shall not constitute notice):	Smith Mackinnon, PA 255 South Orange Avenue, Suite 800 Orlando, Florida 32801 Telecopy Number: (407) 843-2448 Attention: John P Greeley

7.10 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Florida, without regard to any applicable principles of conflicts of Laws that would result in the application of the law of another jurisdiction, except that the Laws of the United States shall govern the consummation of the Bank Merger.

7.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.

7.12 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

7.13 Interpretations. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of the Parties.

7.14 Severability. If any term or provision of this Agreement is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination, the Parties and Merger Sub shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the Parties. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

7.15 Attorneys’ Fees.

In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive its reasonable attorneys’ fees and costs and expenses incurred in such action or suit.

7.16 Waiver of Jury Trial.

THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THAT ANY PARTY MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY PROCEEDING, LITIGATION OR COUNTERCLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. IF THE SUBJECT MATTER OF ANY LAWSUIT IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY TO THIS AGREEMENT SHALL PRESENT AS A NONCOMPULSORY COUNTERCLAIM IN ANY SUCH LAWSUIT ANY CLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. FURTHERMORE, NO PARTY TO THIS AGREEMENT SHALL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL CANNOT BE WAIVED.

[Signatures on Next Page]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.

SEACOAST BANKING CORPORATION OF FLORIDA

By:	/s/ Dennis S. Hudson, III
Name: Dennis S. Hudson, III
Title: Chief Executive Officer

SEACOAST NATIONAL BANK

By:	/s/ Dennis S. Hudson, III
Name: Dennis S. Hudson, III
Title: Chief Executive Officer

THE BANKSHARES, INC.

By:	/s/ Donald J. McGowan
Name: Donald J. McGowan
Title: Chief Executive Officer

BANKFIRST

By:	/s/ Donald J. McGowan
Name: Donald J. McGowan
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

PLAN OF MERGER AND MERGER AGREEMENT

BankFIRST

with and into

SEACOAST NATIONAL BANK

under the charter of

SEACOAST NATIONAL BANK

under the title of

“SEACOAST NATIONAL BANK”

(“Resulting Bank”)

THIS AGREEMENT is made this day of March, 2014, between Seacoast National Bank. (hereinafter referred to as “Seacoast Bank” and the “Resulting Bank”), a national banking association, with its main office located at 815 Colorado Avenue, Stuart, FL 34994 and BankFIRST, a Florida bank, with its main office located at 1031 West Morse Blvd, Winter Park, FL 32789 (hereinafter referred to as “BankFIRST” and, together with Seacoast National Bank, the “Banks”).

WHEREAS, at least a majority of the entire Board of Directors of Seacoast Bank has approved this Agreement and authorized its execution pursuant to the authority given by and in accordance with the provisions of The National Bank Act (the “Act”);

WHEREAS, at least a majority of the entire Board of Directors of BankFIRST has approved this Agreement and authorized its execution in accordance with Florida Statutes §658.42 and the Act; and

WHEREAS, Seacoast Banking Corporation of Florida (“SBCF”), which owns all of the outstanding shares of Seacoast Bank, and The BANKShares, Inc., which owns all of the outstanding shares of BankFIRST, have entered into an Agreement and Plan of Merger (the “Plan of Merger”) which, among other things, contemplates the merger of The BANKShares, Inc. with and into SBCF, all subject to the terms and conditions of such Plan of Merger (the “BHC Merger”); and

WHEREAS, each of the Banks is entering this Agreement to provide for the merger of BankFIRST with and into Seacoast Bank, with Seacoast Bank being the surviving corporation of such merger transaction subject to, and as soon as practicable following, the closing of the BHC Merger.

NOW, THEREFORE, for and in consideration of the premises and the mutual promises and agreements herein contained, the parties hereto agree as follows:

SECTION 1

Subject to the terms and conditions of this Agreement and the closing of the BHC Merger, at the Effective Time (as defined below) and pursuant to the Act, BankFIRST shall be merged with and into Seacoast Bank (the “Merger”). Upon consummation of the Merger, Seacoast Bank shall continue its existence as the surviving company and Resulting Bank under the charter of the Resulting Bank and the separate corporate existence of BankFIRST shall cease. The closing of the Merger shall become effective at the time specified in the certificate of merger issued by the Office of the Comptroller of the Currency (the “OCC”) in connection with the Merger (such time when the Merger becomes effective, the “Effective Time”).

SECTION 2

The name of the Resulting Bank shall be “Seacoast National Bank” or such other name as such bank may adopt prior to the Effective Time. The Resulting Bank will exercise trust powers.

A-1-1

SECTION 3

The business of the Resulting Bank shall be that of a national banking association. This business initially shall be conducted by the Resulting Bank at its main office which shall be located at 1815 Colorado Avenue, Stuart, FL 34994, as well as all of the banking offices of Seacoast National Bank and the banking offices of BankFIRST that are acquired in the Merger (which such banking offices are set forth on Exhibit A to this Agreement and shall continue to conduct operations after the closing of the Merger as branch offices of Seacoast National Bank). The savings accounts of the Resulting Bank will be issued by the Resulting Bank in accordance with the Act.

SECTION 4

Immediately upon the Merger becoming effective, the amount of issued and outstanding capital stock of the Resulting Bank shall be the amount of capital stock of Seacoast National Bank issued and outstanding immediately prior to the Merger becoming effective. Preferred stock shall not be issued by the Resulting Bank.

SECTION 5

All assets of BankFIRST and the Resulting Bank, as they exist at the effective time of the Merger shall pass to and vest in the Resulting Bank without any conveyance or other transfer; and the Resulting Bank shall be considered the same business and corporate entity as each constituent bank with all the rights, powers and duties of each constituent bank and the Resulting Bank shall be responsible for all the liabilities of every kind and description, of each of BankFIRST and the Resulting Bank existing as of the effective time of the Merger, all in accordance with the provisions of the Act.

SECTION 6

Seacoast Bank and BankFIRST shall contribute to the Resulting Bank acceptable assets having a book value, over and above liability to its creditors, in such amounts as set forth on the books of Seacoast Bank and BankFIRST at the time the Merger becomes effective.

SECTION 7

At the effective time of the Merger, each outstanding share of common stock of BankFIRST shall be cancelled with no consideration being paid therefor.

Outstanding certificates representing shares of the common stock of BankFIRST shall, at the effective time of the Merger, be cancelled.

SECTION 8

Upon the Effective Time, the then outstanding shares of the Seacoast Bank Common Stock shall continue to remain outstanding shares of Seacoast Bank Common Stock, all of which shall continue to be owned by SBCF.

SECTION 9

The directors of the Resulting Bank following the Effective Time shall consist of those directors of Seacoast Bank as of the Effective Time, who shall serve until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal. The executive officers of the Resulting Bank

A-1-2

following the Effective Time shall consist of those executive officers of Seacoast Bank as of the Effective Time, who shall serve until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

SECTION 10

This Agreement has been approved by SBCF, which owns all of the outstanding shares of Seacoast Bank and by The BANKShares, Inc., which owns all of the outstanding shares of BankFIRST.

SECTION 11

This Agreement is also subject to the following terms and conditions:

(a) The BHC Merger shall have closed and become effective.

(b) The OCC shall have approved this Agreement and the Merger and shall have issued all other necessary authorizations and approvals for the Merger, and any statutory waiting period shall have expired.

SECTION 12

Each of the Banks hereby invites and authorizes the OCC to examine each of such bank’s records in connection with the Merger.

SECTION 13

Effective as of the time this Merger shall become effective, the Articles of Association and Bylaws of the Resulting Bank shall consist of the Articles of Association and Bylaws of Seacoast Bank as in effect immediately prior to the time this Merger shall become effective.

SECTION 14

This Agreement shall terminate if and at the time of any termination of the Plan of Merger.

SECTION 15

This Agreement embodies the entire agreement and understanding of the Banks with respect to the transactions contemplated hereby, and supersedes all other prior commitments, arrangements or understandings, both oral and written, among the Banks with respect to the subject matter hereof.

The provisions of this Agreement are intended to be interpreted and construed in a manner so as to make such provisions valid, binding and enforceable. In the event that any provision of this Agreement is determined to be partially or wholly invalid, illegal or unenforceable, then such provision shall be deemed to be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or, if such provision cannot be modified or restricted in a manner so as to make such provision valid, binding and enforceable, then such provision shall be deemed to be excised from this Agreement and the validity, binding effect and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any manner.

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No waiver, amendment, modification or change of any provision of this Agreement shall be effective unless and until made in writing and signed by the Banks. No waiver, forbearance or failure by any Bank of its rights to enforce any provision of this Agreement shall constitute a waiver or estoppel of such Bank’s right to enforce any other provision of this Agreement or a continuing waiver by such Bank of compliance with any provision hereof.

Except to the extent Federal law is applicable hereto, this Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of Florida without regard to principles of conflicts of laws.

This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Banks’ respective successors and permitted assigns.

Unless otherwise expressly stated herein, this Agreement shall not benefit or create any right of action in or on behalf of any person or entity other than the Banks.

This Agreement may be executed in counterparts (including by facsimile or optically-scanned electronic mail attachment), each of which shall be deemed to be original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have signed this Plan of Merger and Merger Agreement effective as of the date and year first set forth above.

SEACOAST NATIONAL BANK

By:
Dennis S. Hudson III
As its:	Chief Executive Officer

BANKFIRST

By:

As its:

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EXHIBIT A TO PLAN OF MERGER AND MERGER AGREEMENT

BANKING OFFICES OF THE RESULTING BANK

Main Office:

815 Colorado Avenue

Stuart, FL 34994

Branch	Offices:

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EXHIBIT B

FORM OF COMPANY SHAREHOLDER SUPPORT AGREEMENT

THIS SHAREHOLDER SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of April     , 2014, by and among Seacoast Banking Corporation of Florida, a Florida corporation (“Buyer”), The BANKshares, Inc., a Florida corporation (“Seller”), and each of the undersigned (i) beneficial owners of 5% or more of the outstanding shares of Seller Stock (defined below), (ii) directors of Seller that are beneficial owners of any shares of Seller Stock and (iii) executive officers of Seller that are beneficial owners of any shares of Seller Stock (each of (i), (ii) and (iii), a “Shareholder,” and collectively, the “Shareholders”).

RECITALS

WHEREAS, the Shareholders desire that Buyer and Seller consummate the transactions (the “Transactions”) set forth in that certain Agreement and Plan of Merger, dated as of April     , 2014 (as the same may be amended or supplemented, the “Merger Agreement”), by and among Buyer, SNB, Seller and Bank, that provides for, among other things, the merger of Seller with and into Buyer (the “Merger”); and

WHEREAS, the Shareholders, Seller and Buyer are executing this Agreement as an inducement and condition to Buyer entering into, executing and performing the Merger Agreement and consummating the Transactions.

NOW, THEREFORE, in consideration of, and as a material inducement to, entering into and the execution and delivery by Buyer of the Merger Agreement and the mutual covenants, conditions and agreements contained herein and therein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1.     Representations and Warranties. Each Shareholder represents and warrants to Buyer severally, but not jointly, as follows:

(a) The Shareholder has voting power over the number of shares (“Shareholder’s Shares”) of the common and/or preferred stock of Seller, par value $0.01 per share (“Seller Stock”), set forth below such Shareholder’s name on the signature page hereof. Except for the Shareholder’s Shares, the Shareholder does not have voting power over any shares of Seller Stock.

(b) This Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Shareholder, enforceable in accordance with its terms.

(c) Neither the execution and delivery of this Agreement nor the consummation by the Shareholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which the Shareholder is a party or bound or to which the Shareholder’s Shares are subject. Consummation by the Shareholder of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to the Shareholder or the Shareholder’s Shares.

(d) The Shareholder’s Shares and the certificates representing the Shareholder’s Shares are now, and at all times during the term hereof will be, held by the Shareholder, or by a nominee or custodian for the benefit of such Shareholder, free and clear of all pledges, liens, security interests, claims, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever (any such encumbrance, a “Lien”), except for (i) any such Liens arising hereunder, and (ii) Liens, if any, which have been previously disclosed in writing to Buyer and will be satisfied and released at Closing.

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(e) The Shareholder understands and acknowledges that Buyer entered into the Merger Agreement in reliance upon the Shareholder’s execution and delivery of this Agreement. The Shareholder acknowledges that the irrevocable proxy set forth in Section 2 of this Agreement is granted in consideration of the execution and delivery of the Merger Agreement by Buyer.

(f) No broker, investment banker, financial adviser or other Person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Shareholder.

(g) The Shareholder represents that there are no outstanding or valid proxies or voting rights given to any Person in connection with Shareholder’s Shares.

2.     Voting Agreements. The Shareholder agrees with, and covenants to, Buyer as follows:

(a) At any meeting of shareholders of Seller called to vote upon the Merger Agreement, the Merger and the Transactions, and at any adjournment or postponement thereof, or in any other circumstances upon which a vote, consent or other approval with respect to the Merger Agreement, the Merger and the Transactions is sought (collectively, the “Shareholders’ Meeting”), the Shareholder shall vote (or cause to be voted) all of the Shareholder’s Shares in favor of the approval of the terms of the Merger Agreement, the Merger and each of the Transactions, and shall not grant any proxies to any third party, except where such proxies are expressly directed to vote in favor of the Merger Agreement, the Merger and the Transactions. The Shareholder hereby waives all notice and publication of notice of any Shareholders’ Meeting to be called or held with respect to the Merger Agreement, the Merger and the Transactions.

(b) At any Shareholders’ Meeting or in any other circumstances upon which their vote, consent or other approval is sought, the Shareholder shall vote (or cause to be voted) such Shareholder’s Shares against (i) any acquisition proposal, including, without limitation, any merger or exchange agreement or merger or exchange (other than the Merger Agreement, the Merger and the Transactions), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Seller; (ii) any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Seller contained in the Merger Agreement or of Shareholder contained in this Agreement; and (iii) any amendment of Seller’s articles of incorporation or bylaws or other proposal or transaction involving Seller or any of its Subsidiaries, which amendment or other proposal or transaction would in any manner delay, impede, frustrate, prevent or nullify the Merger Agreement, or any of the Transactions (each of the foregoing in clauses (i), (ii) or (iii) above, a “Competing Transaction”).

Shareholder further agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of Seller, to approve or adopt the Merger Agreement unless this Agreement shall have been terminated in accordance with its terms.

3.     Covenants. The Shareholder agrees with, and covenants to, the Buyer as follows:

(a) Without the prior written consent of Buyer, the Shareholder shall not (i) “Transfer” (which term shall include, without limitation, for the purposes of this Agreement, any sale, gift, pledge, transfer, hypothecation or other disposition), or consent to any Transfer of, any or all of the Shareholder’s Shares or any interest therein, (ii) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer of any or all of Shareholder’s Shares or any interest therein, (iii) grant or solicit any proxy, power of attorney or other authorization in or with respect to Shareholder’s Shares, except for this Agreement, (iv) deposit Shareholder’s Shares into a voting trust or enter into any voting agreement, arrangement or understanding with respect to Shareholder’s Shares for any purpose (other than to satisfy its obligations under this Agreement), or (v) initiate a shareholders’ vote or action by consent of Seller’s shareholders with respect to a Competing Transaction. The restriction on the Transfer of the Shareholder’s Shares set forth in this Section 3(a) shall terminate upon the first to occur of (x) the Effective Time of the Merger and the Transactions or (y) the date upon which the Merger Agreement is terminated in accordance with its terms.

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(b) The Shareholder hereby waives any rights of appraisal, or rights to dissent from the Merger or the Transactions that such Shareholder may have.

(c) The Shareholder shall not, nor shall it permit any investment banker, attorney or other adviser or representative of the Shareholder to, directly or indirectly, (i) solicit, initiate, induce or knowingly encourage, or knowingly take an action to facilitate the making of the submission of any Competing Transaction, or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transactions, other than the Merger or the Transactions contemplated by the Merger Agreement.

4.     Irrevocable Proxy. Subject to the last sentence of this Section 4, by execution of this Agreement, Shareholder does hereby appoint Buyer with the full power of substitution and resubstitution, as Shareholder’s true and lawful attorney and irrevocable proxy, to the full extent of Shareholder’s rights with respect to Shareholder’s Shares, to vote each of such Shares that Shareholder shall be entitled to so vote with respect to the matters set forth in Section 2 hereof at any meeting of the shareholders of Seller, and at any adjournment or postponement thereof, and in connection with any action of the shareholders of Seller taken by written consent. Shareholder intends this proxy to be irrevocable and couple with interest hereafter until the termination of this Agreement pursuant to the terms of Section 9 hereof and hereby revokes any proxy previously granted by Shareholder with respect to the Shares. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the termination of this Agreement.

5.     Certain Events. The Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Shareholder’s Shares and shall be binding upon any person or entity to which legal or beneficial ownership of Shareholder’s Shares shall pass, whether by operation of law or otherwise, including the Shareholder’s successors or assigns. In the event of any stock split, stock dividend, merger, exchange, reorganization, recapitalization or other change in the capital structure of the Seller affecting the Seller Common Stock, or the acquisition of additional shares of Seller Stock or other voting securities of Seller by Shareholder, the number of shares of Seller Stock subject to the terms of this Agreement shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Seller Stock or other voting securities of the Seller issued to or acquired by the Shareholder.

6.     Specific Performance; Remedies; Attorneys’ Fees. Shareholder acknowledges that it is a condition to the willingness of Buyer to enter into the Merger Agreement that Shareholder execute and deliver this Agreement and that it will be impossible to measure in money the damage to Buyer if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, irreparable damage will occur and Buyer will not have any adequate remedy at law. It is accordingly agreed that Buyer shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach or to prevent any breach and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity. Seller agrees that it shall not oppose the granting of such relief on the basis that Buyer has an adequate remedy at law. In addition, any third party participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement and of the rights of Buyer hereunder, and any such participation by such third party with Shareholder in activities in violation of the Shareholder’s agreement with Buyer set forth in this Agreement may give rise to claims by Buyer against such third party and Buyer acknowledges that Shareholder may be responsible for any associated liabilities caused by such third party. In any legal action or other proceeding relating to this Agreement and the transactions contemplated hereby or if the enforcement of any provision of this Agreement is brought against either Party, the prevailing Party in such action or proceeding shall be entitled to recover all reasonable expenses relating thereto (including reasonable attorneys’ fees and expenses, court costs and expenses incident to arbitration, appellate and post-judgment proceedings) from the Party against which such action or proceeding is brought, in addition to any other relief to which such prevailing Party may be entitled.

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7.     Further Assurances. The Shareholder shall, upon the request of the Buyer, promptly execute and deliver any additional documents and take such further actions as may reasonably be deemed by the Buyer to be necessary or desirable to carry out the provisions hereof and to vest in the Buyer the power to vote such Shareholder’s Shares as contemplated by Section 2 and 4 of this Agreement and the other irrevocable proxies provided therein.

8.     Confidentiality. The undersigned recognizes and acknowledges that he or she may have access to certain confidential information of the Buyer and its subsidiaries (including that obtained from the Seller and its shareholders in connection with the Transactions), the Seller and its Subsidiaries and their shareholders, including, without limitation, customer lists, information regarding customers, confidential methods of operation, lending, credit information, organization, pricing, mark-ups, commissions and other information and that all such information constitutes valuable, special and unique property of the Buyer, the Seller and the Buyer’s shareholders. All such information, which shall exclude any information that is publicly known or hereafter becomes publicly known other than as a result of any action or omission by the undersigned, is herein referred to as “Confidential Information.” The undersigned will not disclose or directly or indirectly utilize in any manner any such Confidential Information for Shareholder’s own benefit or the benefit of anyone other than the Buyer and/or its shareholders during the term of this Agreement and for a period of two (2) years after the termination of this Agreement pursuant to Section 9; provided that the undersigned may disclose such Confidential Information as required by law, court order or other valid and appropriate legal process.

9.     Term of Agreement; Termination. The term of this Agreement shall commence on the date hereof. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the written consent of the parties hereto, and this Agreement shall be automatically terminated upon either (i) the termination of the Merger Agreement in accordance with its terms, or (ii) the consummation of the Merger. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, that such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.

10.     Severability. In the event that any one or more provisions of this Agreement shall for any reasonable be held invalid, illegal or unenforceable in any respect by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purpose and intents of this Agreement.

11.     Miscellaneous.

(a) Capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings assigned to them in the Merger Agreement. As used herein, the singular shall include the plural and any reference to gender shall include all other genders. The terms “include,” “including” and similar phrases shall mean including without limitation, whether by enumeration or otherwise.

(b) All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by reliable overnight delivery or by facsimile or electronic transmission to the parties at the following addresses (or at such other address for a party as shall be specified by like notice): (i) if to the Buyer or Seller, to the addresses set forth in Section 7.9 of the Merger Agreement; and (ii) if to the Shareholder, to its address shown below its signature on the last page hereof.

(c) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(d) This Agreement may be executed in two or more counterparts by facsimile or other electronic means, all of which shall be considered and have the same force and effect as one and the same agreement.

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(e) This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

(f) This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Florida without regard to the applicable conflicts of laws principles thereof.

(g) If any term, provision, covenant or restriction herein, or the application thereof to any circumstance, shall, to any extent, be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions herein and the application thereof to any other circumstances, shall remain in full force and effect, shall not in any way be affected, impaired or invalidated, and shall be enforced to the fullest extent permitted by law.

(h) Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of the other parties, except as expressly contemplated by Section 3(a) of this Agreement. Any assignment in violation of the foregoing shall be void.

(i) No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.

(j) The parties acknowledge that nothing in this Agreement shall be interpreted to give rise to joint obligations among the Shareholders. No Shareholder shall be deemed to be in breach of this Agreement as a result of the actions of any other Shareholder.

(k) Notwithstanding any other provision of this Agreement, the obligations of the Shareholder under this Agreement shall not be applicable in connection with an Acquisition Transaction that is a Superior Proposal, provided that Seller has complied with the terms and conditions of the Merger Agreement, including Section 4.5 and 4.12 of the Merger Agreement.

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IN WITNESS WHEREOF, the undersigned parties have executed and delivered this Support Agreement as of the day and year first above written.

“SELLER”

THE BANKSHARES, INC.

By:
Name:
Title:

“BUYER”

SEACOAST BANKING CORPORATION OF FLORIDA

By:
Name:
Title:

“SHAREHOLDER”

Name:
Address:

Number of Shares Over Which Shareholder Has Voting Power and Capacity of Ownership:

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EXHIBIT B-1

FORM OF SBC SHAREHOLDER SUPPORT AGREEMENT

THIS SBC SHAREHOLDER SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of April     , 2014, by and among Seacoast Banking Corporation of Florida, a Florida corporation (“Buyer”), The BANKshares, Inc., a Florida corporation (“Seller”), and each of the undersigned (i) beneficial owners of 10% or more of the outstanding shares of SBC Common Stock (defined below) and (ii) directors of Buyer that are beneficial owners of any shares of SBC Common Stock (each of (i) and (ii), a “Shareholder,” and collectively, the “Shareholders”).

RECITALS

WHEREAS, the Shareholders desire that Buyer and Seller consummate the transactions (the “Transactions”) set forth in that certain Agreement and Plan of Merger, dated as of April     , 2014 (as the same may be amended or supplemented, the “Merger Agreement”), by and among Buyer, SNB, Seller and Bank, that provides for, among other things, the merger of Seller with and into Buyer (the “Merger”); and

WHEREAS, the Shareholders, Seller and Buyer are executing this Agreement as an inducement and condition to Seller entering into, executing and performing the Merger Agreement and consummating the Transactions.

NOW, THEREFORE, in consideration of, and as a material inducement to, entering into and the execution and delivery by Seller of the Merger Agreement and the mutual covenants, conditions and agreements contained herein and therein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1.     Representations and Warranties. Each Shareholder represents and warrants to Buyer severally, but not jointly, as follows:

(a) The Shareholder has voting power over the number of shares (“Shareholder’s Shares”) of the common stock of Seller, par value $0.10 per share (“SBC Common Stock”), set forth below such Shareholder’s name on the signature page hereof. Except for the Shareholder’s Shares, the Shareholder does not have voting power over any other shares of SBC Common Stock.

(b) This Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Shareholder, enforceable in accordance with its terms.

(c) Neither the execution and delivery of this Agreement nor the consummation by the Shareholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which the Shareholder is a party or bound or to which the Shareholder’s Shares are subject. Consummation by the Shareholder of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to the Shareholder or the Shareholder’s Shares.

(d) The Shareholder’s Shares and the certificates representing the Shareholder’s Shares are now, and at all times during the term hereof will be, held by the Shareholder, or by a nominee or custodian for the benefit of such Shareholder, free and clear of all pledges, liens, security interests, claims, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever (any such encumbrance, a “Lien”), except for (i) any such Liens arising hereunder, and (ii) Liens, if any, which have been previously disclosed in writing to Buyer and will be satisfied and released at Closing.

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(e) The Shareholder understands and acknowledges that Seller entered into the Merger Agreement in reliance upon the Shareholder’s execution and delivery of this Agreement. The Shareholder acknowledges that the irrevocable proxy set forth in Section 2 of this Agreement is granted in consideration of the execution and delivery of the Merger Agreement by Seller.

(f) No broker, investment banker, financial adviser or other Person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Shareholder.

(g) The Shareholder represents that there are no outstanding or valid proxies or voting rights given to any Person in connection with Shareholder’s Shares.

2.     Voting Agreements. The Shareholder agrees with, and covenants to, Seller as follows:

(a) At any meeting of shareholders of Buyer called to vote upon the Merger Agreement, the Merger and the Transactions, and at any adjournment or postponement thereof, or in any other circumstances upon which a vote, consent or other approval with respect to the Merger Agreement, the Merger and the Transactions is sought (collectively, the “SBC Shareholders’ Meeting”), the Shareholder shall vote (or cause to be voted) all of the Shareholder’s Shares in favor of the approval of the terms of the Merger Agreement, the Merger and each of the Transactions, and shall not grant any proxies to any third party, except where such proxies are expressly directed to vote in favor of the Merger Agreement, the Merger and the Transactions. The Shareholder hereby waives all notice and publication of notice of any Shareholders’ Meeting to be called or held with respect to the Merger Agreement, the Merger and the Transactions.

(b) Shareholder further agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of Buyer, to approve or adopt the Merger Agreement unless this Agreement shall have been terminated in accordance with its terms.

3.     Covenants. The Shareholder agrees with, and covenants to, the Seller as follows:

(a) Without the prior written consent of Seller, the Shareholder shall not (i) “Transfer” (which term shall include, without limitation, for the purposes of this Agreement, any sale, gift, pledge, transfer, hypothecation or other disposition), or consent to any Transfer of, any or all of the Shareholder’s Shares or any interest therein, (ii) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer of any or all of Shareholder’s Shares or any interest therein, (iii) grant or solicit any proxy, power of attorney or other authorization in or with respect to Shareholder’s Shares, except for this Agreement, or (iv) deposit Shareholder’s Shares into a voting trust or enter into any voting agreement, arrangement or understanding with respect to Shareholder’s Shares for any purpose (other than to satisfy its obligations under this Agreement). The restriction on the Transfer of the Shareholder’s Shares set forth in this Section 3(a) shall terminate upon the first to occur of (x) the Effective Time of the Merger and the Transactions or (y) the date upon which the Merger Agreement is terminated in accordance with its terms.

(b) The Shareholder hereby waives any rights to dissent from the Merger or the Transactions that such Shareholder may have.

4.    Irrevocable Proxy. Subject to the last sentence of this Section 4, by execution of this Agreement, Shareholder does hereby appoint Seller with the full power of substitution and resubstitution, as Shareholder’s true and lawful attorney and irrevocable proxy, to the full extent of Shareholder’s rights with respect to Shareholder’s Shares, to vote each of such Shares that Shareholder shall be entitled to so vote with respect to the matters set forth in Section 2 hereof at any meeting of the shareholders of Buyer, and at any adjournment or postponement thereof, and in connection with any action of the shareholders of Buyer taken by written consent. Shareholder intends this proxy to be irrevocable and couple with interest hereafter until the termination of this Agreement pursuant to the terms of Section 9 hereof and hereby revokes any proxy previously granted by Shareholder with respect to the Shares. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the termination of this Agreement.

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5.     Certain Events. The Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Shareholder’s Shares and shall be binding upon any person or entity to which legal or beneficial ownership of Shareholder’s Shares shall pass, whether by operation of law or otherwise, including the Shareholder’s successors or assigns. In the event of any stock split, stock dividend, merger, exchange, reorganization, recapitalization or other change in the capital structure of Buyer affecting the SBC Common Stock, or the acquisition of additional shares of SBC Common Stock or other voting securities of Buyer by Shareholder, the number of shares of SBC Common Stock subject to the terms of this Agreement shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of SBC Common Stock or other voting securities of the Buyer issued to or acquired by the Shareholder.

6.     Specific Performance; Remedies; Attorneys’ Fees. Shareholder acknowledges that it is a condition to the willingness of Seller to enter into the Merger Agreement that Shareholder execute and deliver this Agreement and that it will be impossible to measure in money the damage to Seller if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, irreparable damage will occur and Seller will not have any adequate remedy at law. It is accordingly agreed that Seller shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy for any such breach or to prevent any breach and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity. Buyer agrees that it shall not oppose the granting of such relief on the basis that Seller has an adequate remedy at law. In addition, any third party participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement and of the rights of Seller hereunder, and any such participation by such third party with Shareholder in activities in violation of the Shareholder’s agreement with Seller set forth in this Agreement may give rise to claims by Seller against such third party and Buyer acknowledges that Shareholder may be responsible for any associated liabilities caused by such third party. In any legal action or other proceeding relating to this Agreement and the transactions contemplated hereby or if the enforcement of any provision of this Agreement is brought against either Party, the prevailing Party in such action or proceeding shall be entitled to recover all reasonable expenses relating thereto (including reasonable attorneys’ fees and expenses, court costs and expenses incident to arbitration, appellate and post-judgment proceedings) from the Party against which such action or proceeding is brought, in addition to any other relief to which such prevailing Party may be entitled.

7.     Further Assurances. The Shareholder shall, upon the request of Seller, promptly execute and deliver any additional documents and take such further actions as may reasonably be deemed by Seller to be necessary or desirable to carry out the provisions hereof and to vest in Seller the power to vote such Shareholder’s Shares as contemplated by Section 2 and 4 of this Agreement and the other irrevocable proxies provided therein.

8.     Confidentiality. The undersigned recognizes that he or she may have access to certain confidential information of the Buyer and its Subsidiaries, Seller and its Subsidiaries and their shareholders, including without limitation, customer lists, information regarding customers, confidential methods of operation, lending, credit information, organization, pricing, mark-ups, commissions and other information and that all such information constitutes valuable, special and unique property of the Buyer, the Seller and the Buyer’s shareholders. All such information, which shall exclude any information that is publicly known or hereafter becomes publicly known other than as a result of any action or omission by the undersigned, is herein referred to as “Confidential Information.” The undersigned will not disclose or directly or indirectly utilize in any manner any such Confidential Information for Shareholder’s own benefit or the benefit of anyone other than the Buyer and/or its shareholders during the term of this Agreement and for a period of two (2) years after the termination of this Agreement pursuant to Section 9; provided that the undersigned may disclose such Confidential Information as required by law, court order or other valid and appropriate legal process.

9.     Term of Agreement; Termination. The term of this Agreement shall commence on the date hereof. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the written consent of the parties hereto, and this Agreement shall be automatically terminated upon either (i) the termination of the Merger Agreement in accordance with its terms, or (ii) the

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consummation of the Merger. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, that such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.

10.     Severability. In the event that any one or more provisions of this Agreement shall for any reasonable be held invalid, illegal or unenforceable in any respect by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purpose and intents of this Agreement.

11.     Miscellaneous.

(a) Capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings assigned to them in the Merger Agreement. As used herein, the singular shall include the plural and any reference to gender shall include all other genders. The terms “include,” “including” and similar phrases shall mean including without limitation, whether by enumeration or otherwise.

(b) All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by reliable overnight delivery or by facsimile or electronic transmission to the parties at the following addresses (or at such other address for a party as shall be specified by like notice): (i) if to Buyer or Seller, to the addresses set forth in Section 7.9 of the Merger Agreement; and (ii) if to the Shareholder, to its address shown below its signature on the last page hereof.

(c) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(d) This Agreement may be executed in two or more counterparts by facsimile or other electronic means, all of which shall be considered and have the same force and effect as one and the same agreement.

(e) This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

(f) This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Florida without regard to the applicable conflicts of laws principles thereof.

(g) If any term, provision, covenant or restriction herein, or the application thereof to any circumstance, shall, to any extent, be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions herein and the application thereof to any other circumstances, shall remain in full force and effect, shall not in any way be affected, impaired or invalidated, and shall be enforced to the fullest extent permitted by law.

(h) Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of the other parties, except as expressly contemplated by Section 3(a) of this Agreement. Any assignment in violation of the foregoing shall be void.

(i) No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.

(j) The parties acknowledge that nothing in this Agreement shall be interpreted to give rise to joint obligations among the Shareholders. No Shareholder shall be deemed to be in breach of this Agreement as a result of the actions of any other Shareholder.

[Signatures on following pages.]

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IN WITNESS WHEREOF, the undersigned parties have executed and delivered this Support Agreement as of the day and year first above written.

“SELLER”

THE BANKSHARES, INC.

By:
Name:
Title:

“BUYER”

SEACOAST BANKING CORPORATION OF FLORIDA

By:
Name:
Title:

“SHAREHOLDER”

Name:

Address:

Number of Shares Over Which Shareholder Has Voting Power and Capacity of Ownership:

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EXHIBIT C

FORM OF CLAIMS LETTER

April     , 2014

Seacoast Banking Corporation of Florida

815 Coloroda Avenue

Stuart, Florida 34994

Attention: Dennis S. Hudson, III

Gentlemen:

This claims letter (“Claims Letter”) is delivered pursuant to Section 4.18 of that certain Agreement and Plan of Merger, dated as of April     , 2014 (as the same may be amended or supplemented, the “Merger Agreement”), by and among Seacoast Banking Corporation of Florida, a Florida corporation (“Buyer”), Seacost National Bank, a national banking association and wholly owned subsidiary of Buyer, The BANKshares, Inc., a Florida corporation (“Seller”) and BankFIRST, Inc., a Florida state-chartered bank and wholly owned subsidiary of Seller. Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to them in the Merger Agreement.

Concerning claims which the undersigned may have against Seller or Buyer or any of their respective Subsidiaries in all capacities, whether as an officer, director, employee, partner, controlling person or Affiliate or otherwise of Seller or any Seller entity, and in consideration of the premises, and the mutual covenants contained herein and in the Merger Agreement and the mutual benefits to be derived hereunder and thereunder, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the undersigned, intending to be legally bound, hereby affirms and agrees to the following in each and every such capacity of the undersigned.

1. Claims. The undersigned does not have, and is not aware of, any claims he or she might have against Seller or Buyer or any of their respective Subsidiaries, except for (i) compensation and related benefits for services rendered that have been accrued but not yet paid in the ordinary course of business consistent with past practice, (ii) contract rights, under written loan commitments and agreements between the undersigned and Seller, specifically limited to possible future advances in accordance with the terms of such commitments or agreements (iii) certificates of deposit and deposit accounts, (iv) fees owed on account of any services rendered by the undersigned that have been accrued but not yet paid in the ordinary course of business consistent with past practice, (v) checks issued by any other depositor of Seller, (v) any rights that the undersigned has or may have under the Merger Agreement, and (vi) amounts payable to the undersigned pursuant to the Merger Agreement in his or her capacity as a shareholder of BankFIRST, Inc..

2. Releases. Upon the Closing, the undersigned hereby fully, finally and irrevocably releases and forever discharges Seller, Buyer and all other Seller entities and Buyer entities, and their respective directors, officers, employees, agents, attorneys, representatives, Subsidiaries, partners, controlling persons and insurers in their capacities as such, and their respective successors and assigns, and each of them (hereinafter, individually and collectively, the “Releasees”) of and from any and all liabilities, losses, claims, demands, debts, accounts, covenants, agreements, obligations, costs, expenses, actions or causes of action of every nature, character or description, now accrued or which may hereafter accrue, without limitation and whether or not in law, equity or otherwise, based in whole or in part on any known or unknown facts, conduct, activities, transactions, events or occurrences, matured or unmatured, contingent or otherwise, which have or allegedly have existed, occurred, happened, arisen or transpired from the beginning of time to the date of the closing of the transactions contemplated by the Merger Agreement, except for (i) compensation for services rendered that have been accrued but not yet paid in the ordinary course of business consistent with past practice, (ii) contract rights, underwritten loan commitments and written agreements between the undersigned and Seller or Seller entity,

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(iii) certificates of deposit and (iv) any rights the undersigned has or may have under the Merger Agreement (collectively, subject only to the foregoing exceptions (i)-(iv), the “Claims”). The undersigned further irrevocably releases, discharges, and transfers to Buyer, as successor to Seller, respectively, all claims, actions and interests of the undersigned in any Intellectual Property of any nature whatsoever created, developed, registered, licensed or used by or for the undersigned or the Seller or any Seller entity (which shall also be considered to be Claims). The undersigned represents, warrants and covenants that no Claim released herein has been assigned, expressly, impliedly, by operation of law or otherwise, and that all Claims released hereby are owned solely by the undersigned, which has the sole authority to release them.

3. Forbearance. The undersigned shall forever refrain and forebear from commencing, instituting, prosecuting or making any lawsuit, action, claim or proceeding before or in any court, Regulatory Authority, Governmental Authority, Taxing Authority arbitral or other authority to collect or enforce any Claims which are released and discharged hereby.

4. Miscellaneous.

(a) This Claims Letter shall be governed by, and construed in accordance with, the laws of the State of Florida without regard to conflict of laws principles (other than the choice of law provisions thereof).

(b) This Claims Letter contains the entire agreement between the parties with respect to the Claims released hereby, and such Claims Letter supersedes all prior agreements, arrangements or understandings (written or otherwise) with respect to such Claims, and no representation or warranty, oral or written, express or implied, has been made by or relied upon by any party hereto, except as expressly contained herein, or in the Merger Agreement.

(c) This Claims Letter shall be binding upon and inure to the benefit of the undersigned and the Releasees and their respective heirs, legal representatives, successors and assigns.

(d) In the event that a party seeks to obtain or enforce any right or benefit provided by this Claims Letter through Litigation (as defined in the Merger Agreement), and in the event that such party prevails in any such Litigation pursuant to which an arbitral panel, court or other Governmental Authority issues a final order, judgment, decree or award granting substantially the relief sought, then the prevailing party shall be entitled upon demand to be paid by the other party, all reasonable costs incurred in connection with such Litigation, including the reasonable legal fees and charges of one counsel, provided no party shall be entitled to any punitive or exemplary damages, which are hereby waived.

(e) IN ANY CIVIL ACTION, COUNTERCLAIM, PROCEEDING, OR LITIGATION, WHETHER AT LAW OR IN EQUITY, WHICH ARISES OUT OF, CONCERNS, OR RELATES TO THIS CLAIMS LETTER, ANY AND ALL TRANSACTIONS CONTEMPLATED BY THIS CLAIMS LETTER, THE PERFORMANCE OF THIS CLAIMS LETTER, OR THE RELATIONSHIP CREATED BY THIS CLAIMS LETTER, WHETHER SOUNDING IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE, TRIAL SHALL BE TO A COURT OF COMPETENT JURISDICTION AND NOT TO A JURY. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS CLAIMS LETTER WITH ANY COURT, AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THIS CLAIMS LETTER OF THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. NEITHER PARTY HAS MADE OR RELIED UPON ANY ORAL REPRESENTATIONS TO OR BY ANY OTHER PARTY REGARDING THE ENFORCEABILITY OF THIS PROVISION. EACH PARTY HAS READ AND UNDERSTANDS THE EFFECT OF THIS JURY WAIVER PROVISION. EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY ITS OWN COUNSEL WITH RESPECT TO THE TRANSACTIONS GOVERNED BY THIS CLAIMS LETTER AND SPECIFICALLY WITH RESPECT TO THE TERMS OF THIS SECTION.

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(f) This Claims Letter may not be modified, amended or rescinded except by the written agreement of the undersigned and the Buyer, it being the express understanding of the undersigned and the Releasees that no term hereof may be waived by the action, inaction or course of dealing by or between the undersigned or the Releasees, except in strict accordance with this paragraph, and further that the waiver of any breach of this Claims Letter shall not constitute or be construed as the waiver of any other breach of the terms hereof.

(g) The undersigned represents, warrants and covenants that he or she is fully aware of his or her rights to discuss any and all aspects of this matter with any attorney he or she chooses, and that the undersigned has carefully read and fully understands all the provisions of this Claims Letter, and that the undersigned is voluntarily entering into this Claims Letter.

(h) This Claims Letter shall become effective upon the consummation of the Merger, and its operation to extinguish all of the Claims released hereby is not dependent on or affected by the performance or non-performance of any future act by the undersigned or the Releasees.

[Signatures on following page.]

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Sincerely,

Signature of Officer or Director

Printed Name of Officer or Director

On behalf of Releasees, the undersigned thereunto duly authorized, acknowledges receipt of this letter as of April     , 2014.

SEACOAST BANKING CORPORATION OF FLORIDA

By:
Name:
Title:

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EXHIBIT D

FORM OF RESTRICTIVE COVENANT AGREEMENT

THIS RESTRICTIVE COVENANT AGREEMENT (the “Agreement”) is made and entered into as of April     , 2014, by and between Seacoast Banking Corporation of Florida., a Florida corporation (“Buyer”), and the undersigned director (“Director”) of The BANKshares, Inc., a Florida corporation and/or BankFIRST, a Florida bank and wholly owned subsidiary of Holding (collectively, the “Seller”) and shall become effective as of the Effective Time of the Merger as provided in the Merger Agreement (defined below).

WHEREAS, Buyer, Seacoast National Bank, a national banking association and wholly owned subsidiary of Buyer (“Buyer Sub”), BankFIRST, a Florida state-chartered bank (“Merger Sub”), and Seller are parties to that certain Agreement and Plan of Merger, dated as of                     , 2014, as the same may be amended or supplemented (the “Merger Agreement”), that provides for, among other things, the merger of Seller with and into Buyer, and the subsequent merger of Merger Sub with and into Buyer Sub (the “Merger”);

WHEREAS, the Director is a director of Seller and, as a result of the Merger and pursuant to the transactions contemplated by the Merger Agreement, Director or an Affiliate of the Director is expected to receive Merger Consideration in exchange for the shares of Holding Common Stock held by Director and/or the Director’s Affiliate;

WHEREAS, prior to the date hereof, Director has served as a member of the Board of Directors of Seller, and, therefore, Director has knowledge of the Confidential Information (hereinafter defined);

WHEREAS, as a result of the Merger, Buyer will succeed to all of the Confidential Information, for which Buyer, as of the Effective Time, will have paid valuable considerations and desires reasonable protection; and

WHEREAS, the Merger Agreement contemplates that, upon the execution and delivery of the Merger Agreement by Seller, as a condition and inducement to the willingness of Buyer and Buyer Sub to enter into the Merger Agreement, Director will enter into and perform this Agreement.

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, including, without limitation, the Merger Consideration to be received by Director and/or the Director’s Affliate, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, covenant and agree as follows:

1. Certain Definitions.

(a) “Affiliated Company” means any company or entity controlled by, controlling or under common control with Buyer or Seller.

(b) “Confidential Information” means all information regarding Seller, Buyer and their Affiliated Companies and any of their respective activities, businesses or customers that is not generally known to persons not employed by Seller, Buyer or their respective Affiliated Companies, and that is not generally disclosed publicly to persons not employed by Seller, Buyer or their respective Affiliated Companies (except to applicable regulatory authorities and/or pursuant to confidential or other relationships where there is no expectation of public disclosure or use by third Persons). “Confidential Information” shall include, without limitation, all customer information, customer lists, confidential methods of operation, lending and credit information, commissions, mark-ups, product/service formulas, information concerning techniques for use and integration of websites and other products/services, current and future development and expansion or contraction plans of Seller, Buyer or their respective Affiliated Companies, sale/acquisition plans and contacts, marketing plans and contacts, information concerning the legal affairs of and information concerning the pricing of products and

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services, strategy, tactics and financial affairs of Seller, Buyer or their respective Affiliated Companies. “Confidential Information” also includes any “confidential information,” “trade secrets” or any equivalent term under any applicable federal, state or local law. “Confidential Information” shall not include information that (i) has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of Seller or Buyer or their respective Affiliated Companies or any duty owed to any of them; or (ii) is independently developed by a person or entity without reference to or use of Confidential Information. The Director acknowledges and agrees that the trading in Buyer or Seller securities using Confidential Information or other non-public information may violate federal and state securities laws.

(c) Capitalized terms used but not defined herein shall have the same meanings provided in the Merger Agreement.

2. Restrictive Covenants.

(a) Nondisclosure of Confidential Information. From and after the Effective Time, Director shall not directly or indirectly transmit or disclose any Confidential Information to any Person, or use or permit others to use any such Confidential Information, directly or indirectly, for any purpose for so long as such information remains Confidential Information, without the prior express written consent of the Chief Executive Officer of Buyer, which consent may be withheld in the sole discretion of Buyer’s Chief Executive Officer. Anything herein to the contrary notwithstanding, Director shall not be restricted from disclosing information that is required to be disclosed by law, court order or other valid and appropriate legal process; provided, however, that in the event such disclosure is required by law, Director shall (i) if allowed by law or legal process, provide Buyer with prompt notice of such requirement so that Buyer may seek an appropriate protective order prior to any such required disclosure by Director; and (ii) use commercially reasonable efforts to obtain assurances that any Confidential Information disclosed will be accorded confidential treatment; provided, further, that no such notice or efforts shall be required in connection with any routine audit or investigation by any Governmental Authority or Taxing Authority that does not expressly reference Seller, Buyer or any of their Affiliated Companies. If, in the absence of a required waiver or protective order, Director is nonetheless, in the opinion of his counsel, required to disclose Confidential Information, disclosure may be made only as to that portion of the Confidential Information that counsel advises Director is required to be disclosed.

(b) Nonrecruitment of Employees. Director hereby agrees that, for two (2) years following the Effective Time, Director shall not, without the prior written consent of the Buyer’s Chief Executive Officer, which consent may be withheld at the sole discretion of the Buyer’s Chief Executive Officer, directly or indirectly solicit or recruit or attempt to solicit or recruit for employment or encourage to leave employment with Buyer or any of its Affiliated Companies, on his own behalf or on behalf of any other Person, (i) any then-current employee of Buyer or any of its Affiliated Companies or (ii) any employee of Seller who worked at Seller or any of its Affiliated Companies on or after November 1, 2013 regardless of whether or not the individual is still employed with Buyer, Seller, or any Affiliated Companies, as applicable. It is acknowledged that general advertisements shall not be deemed to violate this provision.

(c) Nonsolicitation of Customers. Director hereby agrees that, for two (2) years following the Effective Time, Director shall not, without the prior written consent of the Buyer’s Chief Executive Officer, which consent may be withheld at the sole discretion of Buyer’s Chief Executive Officer, directly or indirectly, on behalf of himself or of anyone other than Seller, Buyer or any Affiliated Company, in the Restricted Area (as defined in Section 2(d) below), solicit or attempt to solicit any customer or client of Seller for the purpose of either (i) providing any Business Activities (as defined in Section 2(d)) or (ii) inducing such customer or client to cease, reduce, restrict or divert its business with Seller, Buyer or any Affiliated Company. It is acknowledged that general advertisements shall not be deemed to violate this provision. It is further acknowledged that this provision shall not apply to the activities of a financial institution for which Director serves as a member of the board of directors as of the date hereof.

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(d) Noncompetition. Director hereby agrees that, for two (2) years following the Effective Time, Director shall not, without the prior written consent of Buyer’s Chief Executive Officer, which consent may be withheld at the sole discretion of Buyer’s Chief Executive Officer, prepare or apply to commence, or engage or participate in, Business Activities with, for or on behalf of any other financial institution as an officer, director, manager, owner, partner, joint venture, consultant, independent contractor, employee, or shareholder of, or on behalf of any other Person, business or enterprise that competes in the Restricted Area with the Buyer and its Affiliated Companies with respect to Business Activities. For purposes of this Agreement, “Business Activities” shall be any business activities conducted by Buyer, Seller or any of their Affiliated Companies, which consist of commercial or consumer loans and extensions of credit, letters of credit, commercial and consumer deposits and deposit accounts, securities repurchase agreements and sweep accounts, cash management services, money transfer and bill payment services, internet or electronic banking, automated teller machines, IRA and retirement accounts, mortgage loans, and home equity lines of credit. For avoidance of doubt, nothing in this Section 2(d) shall prohibit a Director from providing services that the Director provides as of the date of this Agreement as well as services that the Director has provided prior to the date of this Agreement as a part of such Director’s current business to any entity which engages in Business Activities. For purposes of this Agreement, the “Restricted Area” shall mean Brevard, DeSoto, Glades, Hendry, Highlands, Indian River, Lake, Martin, Okeechobee, Orange, Palm Beach, Seminole, St. Lucie and Volusia counties in Florida. Nothing in this Section 2(d) shall prohibit (i) Director from acquiring or holding, for investment purposes only, less than five percent (5%) of the outstanding securities of any public company business organization which may compete directly or indirectly with Seller, Buyer or any of their Affiliated Companies, or (ii) Castle Creek Capital or any of its Affiliated investment funds, general partners, investment advisors, or principals (other than Director) or any of their respective Affiliates from acquiring or holding, for investment purposes only, less than thirty-three percent (33%) of the outstanding equity or serving as a director of any bank holding company (whether or not in the Restricted Area). Nothing in this Agreement shall prohibit a Director or any of such Director’s Affiliated Companies from continuing to hold outstanding securities held by the Director and any Affiliated Company as of the date of this Agreement and which engages in Business Activities.

(e) Enforceability of Covenants. Director acknowledges and agrees that the covenants in this Agreement are direct consideration for a sale of a business and should be governed by standards applicable to restrictive covenants entered into in connection with a sale of a business. Director acknowledges that each of Buyer and its Affiliated Companies have a current and future expectation of business within the Restricted Area and from the current and proposed customers of Seller that are derived from the acquisition of Seller by Buyer. Director acknowledges that the term, geographic area, and scope of the covenants set forth in this Agreement are reasonable, and agrees that he will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration or scope of the covenants set forth herein. Director agrees that his position as a director of Seller involves duties and authority relating to all aspects of the Business Activities and all of the Restricted Area. Director further acknowledges that complying with the provisions contained in this Agreement will not preclude him from engaging in a lawful profession, trade or business, or from becoming gainfully employed. Director and Buyer agree that Director’s obligations under the above covenants are separate and distinct under this Agreement, and the failure or alleged failure of the Buyer to perform its obligations under any other provisions of this Agreement shall not constitute a defense to the enforceability of this covenant. Director and Buyer agree that if any portion of the foregoing provisions is deemed to be unenforceable because the geography, time or scope of activities restricted is deemed to be too broad, the court shall be authorized to substitute for the overbroad term an enforceable term that will enable the enforcement of the covenants to the maximum extent possible under applicable law. Director acknowledges and agrees that any breach or threatened breach of this covenant will result in irreparable damage and injury to the Buyer and its Affiliated Companies and that damages arising out of such breach would be difficult to ascertain. Director hereby agrees that, in addition to all other remedies provided at law or in equity, Buyer will be entitled to exercise all rights including, without limitation, obtaining one or more temporary restraining orders, injunctive relief and other equitable relief, including specific performance in the event of any breach or threatened breach of this Agreement, without the necessity of posting any bond or security (all of which are waived by the Director), and to exercise all other rights or remedies, at law or in equity, including, without limitation, the rights to damages.

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3. Successors.

(a) This Agreement is personal to Director is not assignable by Director, and none of Director’s duties hereunder may be delegated.

(b) This Agreement may be assigned by, and shall be binding upon and inure to the benefit of the Buyer and any of its Affiliated Companies and their successors and assigns.

4. Miscellaneous.

(a) Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Director and Buyer. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time.

(b) Severability. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect. In the event that a Party seeks to obtain or enforce any right or benefit provided by this Agreement through Litigation (as defined in the Merger Agreement), and in the event that such Party prevails in any such Litigation pursuant to which an arbitral panel, court or other Governmental Authority issues a final order, judgment, decree or award granting substantially the relief sought, then the prevailing party shall be entitled upon demand to be paid by the other party, all reasonable costs incurred in connection with such Litigation, including the reasonable legal fees and charges of one counsel, provided no party shall be entitled to any punitive or exemplary damages, which are hereby waived.

(c) Governing Law and Forum Selection. Buyer and Director agree that this Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Florida without giving effect to its conflicts of law principles. Director agrees that any action to enforce this Agreement, as well as any action relating to or arising out of this Agreement, shall be filed only in the state courts of Martin County, Florida. With respect to any such court action, Director hereby (i) irrevocably submits to the personal jurisdiction of such courts; (ii) consents to service of process; (iii) consents to venue; and (iv) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction, service of process, or venue. Both parties hereto further agree that the state courts of Martin County, Florida are convenient forums for any dispute that may arise herefrom and that neither party shall raise as a defense that such courts are not convenient forums.

(d) Notices. All notice, consent, demand, request or other communication given to a party hereto in connection with this Agreement shall be in writing and shall be deemed to have been given such party (i) when delivered personally to such party or (ii) provided that a written acknowledgement of receipt is obtained, five (5) days after being sent by prepaid certified or registered mail or two (2) days after being sent by a nationally recognized overnight courier, to the address (if any) specified below for such party (or to such other address at such party shall have specified by ten (10) days’ advance notice given in accordance with this Section 4(d), or (iii) in the case of Buyer only, on the first business day after it is sent by electronic transmission or facsimile to the facsimile number set forth below (or to other such facsimile number as shall have specified by ten (10) days’ advance notice given in accordance with this Section 4(d)), with a confirmation copy sent by certified or registered mail or by overnight courier in accordance with this Section 4(d).

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To Buyer:	Seacoast Banking Corporation of Florida 815 Colorado Avenue
Stuart, Florida 34994
Facsimile Number: (XXX) XXX-XXXX
Attention: Dennis S. Hudson, III

To Director:	To the address set forth under such Director’s name on the signature page of this Agreement

Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

(e) Amendments and Modifications. This Agreement may be amended or modified only by a writing signed by both parties hereto, which makes specific reference to this Agreement.

(f) Entire Agreement. Except as provided herein, this Agreement contains the entire agreement between Buyer and Director with respect to the subject matter hereof and, from and after the date hereof, this Agreement shall supersede any prior agreement, understanding and arrangement, oral or written, between the parties with respect to the subject matter hereof.

(g) Counterparts, etc. This Agreement may be executed in identical counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. A facsimile signature shall constitute and have the same force and effect as an original signature for all purposes under this Agreement.

(h) Termination. If the Merger Agreement is terminated in accordance with Article 6 thereof, this Agreement shall become null and void.

[Signatures on following page]

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.

BUYER:

SEACOAST BANKING CORPORATION OF FLORIDA

By:
Name:
Title:

DIRECTOR:

Name:
Address:

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APPENDIX B

April 21, 2014

Board of Directors

The BANKshares, Inc.

1031 West Morse Boulevard, Suite 323

Winter Park, Florida 32789

Dear Members of the Board:

Hovde Group, LLC (“we” or “Hovde”) understand that Seacoast Banking Corporation of Florida, a Florida corporation (“SBC”), Seacoast National Bank, a national banking association and wholly owned subsidiary of SBC (“SNB” and collectively with SBC, “Seacoast”), The BANKshares, Inc., a Florida corporation (“Holding”), and BankFIRST, a Florida bank and wholly owned subsidiary of Holding (the “Bank” and collectively with Holding, the “Company”) are about to enter into an Agreement and Plan of Merger, to be dated on or about April 22, 2014 (the “Agreement”). Pursuant to the Agreement, Holding will be acquired by SBC pursuant to the merger of Holding with and into SBC (the “Merger”), with SBC as the surviving corporation (the “Surviving Corporation”), resulting from the Merger. We note that the Agreement also provides for the merger of the Bank with and into SNB (the “Bank Merger”) pursuant to the terms of an Agreement to Merge between SNB and Bank (the “Bank Merger Agreement”), with SNB as the surviving bank (the “Surviving Bank”) resulting from the Bank Merger.

Pursuant to the Agreement, and, except as otherwise set forth therein, at the Effective Time, in each case subject to Section 1.5(d) of the Agreement and excluding Dissenting Shares, by virtue of the Merger and without any action on the part of the Parties or the holder thereof, each share of Holding Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the number of shares of SBC Common Stock that is equal to the Exchange Ratio (the “Stock Consideration”). The Exchange Ratio, as defined in the Agreement, is 0.4975. The Stock Consideration is sometimes referred to herein as the “Merger Consideration.” The consideration which all of the Company shareholders are entitled to receive pursuant to Article 1 of the Agreement is referred to as the “Aggregate Merger Consideration.”

We note that at the Effective Time, all shares of Holding Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist as of the Effective Time, and each certificate or electronic book-entry previously representing any such shares of Holding Stock (the “Holding Certificates”) shall thereafter represent only the right to receive the Merger Consideration and any cash in lieu of fractional shares pursuant to Section 1.5(c) of the Agreement, and any Dissenting Shares shall thereafter represent only the right to receive applicable payments as set forth in Section 2.3 of the Agreement.

We further note that each holder of shares of Holding Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of SBC Common Stock (after taking into account all Holding Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of SBC Common Stock multiplied by the average closing price per share of SBC Common Stock on the NASDAQ Global Select Market for the five (5) trading day period ending on the trading day preceding the date of Closing, less any applicable withholding Taxes. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares. Further, if, prior to the Effective Time, the issued and outstanding shares of SBC Common Stock or Holding Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, then an appropriate and proportionate adjustment shall be made to the Merger Consideration.

We have assumed for purposes of this opinion that there are 14,246,123 fully diluted shares of Holding Stock outstanding as of the date of the Agreement. We have further assumed that based on the Exchange Ratio set forth in the Agreement, Seacoast will issue 0.4975 shares of SCB Common Stock for each share of Holding Stock, which based on the closing price of SBC Common Stock as of April 17, 2014 ($11.03 per share), would result in Aggregate Merger Consideration to be received by shareholders of the Company of approximately $78.2 million.

The foregoing descriptions of the Merger, Exchange Ratio, Stock Consideration, Merger Consideration, Aggregate Merger Consideration, and the Agreement are qualified in their entirety by reference to the Agreement. Capitalized terms used herein that are not otherwise defined shall have the same meaning attributed to them in the Agreement. In connection therewith, you have requested our opinion as to whether the Exchange Ratio in connection with the Merger is fair to the shareholders of Holding from a financial point of view.

During the course of our engagement and for the purposes of the opinion set forth herein, we have:

(i)	reviewed a draft of the Agreement, as provided to Hovde by the Company;

(ii)	reviewed certain unaudited financial statements of the Company and Seacoast for the three month period ended March 31, 2014;

(iii)	reviewed certain historical annual reports of the Company and Seacoast, including audited financials for the year ending December 31, 2013;

(iv)	reviewed certain historical publicly available business and financial information concerning the Company and Seacoast;

(v)	reviewed certain internal financial statements and other financial and operating data concerning the Company and Seacoast, including, without limitation, internal financial analyses and forecasts prepared by management of the Company and of Seacoast and held discussions with senior management of the Company regarding recent developments and regulatory matters;

(vi)	analyzed financial projections prepared by certain members of senior management of the Company and of Seacoast;

(vii)	discussed with certain members of senior management of the Company and Seacoast, the business, financial condition, results of operations and historical financial performance, outlook and future prospects of the Company and Seacoast;

(viii)	reviewed the terms of recent merger, acquisition and control investment transactions, to the extent publicly available, involving financial institutions and financial institution holding companies that we considered relevant;

(ix)	analyzed the pro forma impact of the Merger on the combined company’s earnings per share, consolidated capitalization and financial ratios;

(x)	evaluated the pro forma ownership of SBC’s Common Stock by the holders of the Holding Stock relative to the pro forma contribution of the Company’s assets, deposits, equity and earnings to the combined company;

(xi)	reviewed historical market prices and trading volumes of SBC’s common stock;

(xii)	assessed the general economic, market and financial conditions;

(xiii)	taken into consideration our experience in other similar transactions and securities valuations as well as our knowledge of the banking and financial services industry;

(xiv)	reviewed and analyzed certain publicly available financial and stock market data relating to selected public companies that Hovde deemed relevant to its analysis;

(xv)	discussed with management of the Company and Seacoast its assessment of the rationale for the Merger; and

(xvi)	performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed, without independent verification, that the representations as well as the financial and other information provided to us by the Company or included in the Agreement, which have formed a substantial basis for this opinion, are true and complete. Hovde has relied upon the management of the Company as to the reasonableness and achievability of the financial forecasts and projections (and the assumptions and bases therein) provided to Hovde by the Company, and Hovde assumed such forecasts and projections have been reasonably prepared by the Company on a basis reflecting the best currently available information and the Company’s judgments and estimates. We have assumed that such forecasts would be realized in the amounts and at the times contemplated thereby. Hovde has relied on these forecasts without independent verification or analyses and does not in any respect assume any responsibility for the accuracy or completeness thereof.

We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto. We have assumed that such allowances for the Company and Seacoast are, in the aggregate, adequate to cover such losses, and will be adequate on a pro forma basis for the combined entity. We were not requested to make, and have not made, an independent evaluation, physical inspection or appraisal of the assets, properties, facilities, or liabilities (contingent or otherwise) of the Company or Seacoast, the collateral securing any such assets or liabilities, or the collectability of any such assets and we were not furnished with any such evaluations or appraisals; nor did we review any loan or credit files of the Company or Seacoast.

We have assumed that the Merger will be consummated substantially in accordance with the terms set forth in the Agreement, without any waiver of material terms or conditions by the Company, or any other party to the Agreement and that the final Agreement will not differ materially from the draft we reviewed. We have assumed that the Merger has been, and will be, conducted in compliance with all laws and regulations that are applicable to the Company and Seacoast. The Company has advised us that there are no factors that would impede any necessary regulatory or governmental approval of the Merger. We have assumed that, in the course of obtaining the necessary regulatory and governmental approvals, no restrictions will be imposed on the Company or on Seacoast that would have a material adverse effect on the contemplated benefits of the Merger.

Our opinion does not constitute a recommendation to the Company as to whether or not the Company should enter into the Agreement or to any shareholder of the Company as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. Our opinion neither addresses the underlying business decision to proceed with the Merger nor the fairness of the amount or nature of the compensation, if any, to be received by any of the Company’s officers, directors or employees, or class of such persons, relative to the Aggregate Merger Consideration to be paid with respect to the Merger. Our opinion should not be construed as implying that the Aggregate Merger Consideration is necessarily the highest or best price that could be obtained in the Merger or in a sale, merger, or combination transaction with a third party. Other than as specifically set forth herein, we are not expressing any opinion with respect to the terms and provisions of the Agreement and/or the enforceability of any such terms or provisions. Our opinion is not a solvency opinion and does not in any way address the solvency or financial condition of the Company.

This opinion was approved by Hovde’s fairness opinion committee. This letter is directed solely to the board of directors of Holding and is not to be used for any other purpose or quoted or referred to, in whole or in part, in any registration statement, prospectus, proxy statement, or any other document, except in each case in accordance with our prior written consent; provided, however, that we hereby consent to the inclusion and reference to this letter in any registration statement, proxy statement, information statement or tender offer document to be delivered to the holders of Holding’s common stock in connection with the Merger if and only if this letter is quoted in full or attached as an exhibit to such document and this letter has not been withdrawn prior to the date of such document.

Our opinion is based solely upon the information available to us, and the economic, market and other circumstances as they exist as of the date hereof. Events occurring and information that becomes available after the date hereof could materially affect the assumptions and analyses used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring or information that becomes available after the date hereof.

Hovde, as part of its investment banking business, regularly performs valuations of businesses and their securities in connection with mergers and acquisitions and other corporate transactions. In addition to being retained to render this opinion letter, we were retained by the Company to act as their financial advisor in connection with the Merger.

We will receive compensation from the Company in connection with our services, which may include, without limitation, a fairness opinion fee that is contingent upon the issuance of this opinion letter and a completion fee that is contingent upon the consummation of the Merger.

Additionally, we, or our affiliates have received compensation in the past, and may receive compensation from Seacoast in the future, in connection with certain other advisory services or engagements, which may include, without limitation, fees for general financial advisory o r c a p i t a l services, or fees which are contingent upon the consummation of corporate transactions. In particular, within the last two years Hovde received compensation for serving as placement agent for Seacoast in a placement of securities, and Hovde has been and currently is engaged by Seacoast to provide advisory services in connection with certain matters other than the acquisition of the Company in the Merger. In connection with the current engagement by Seacoast, Hovde has been paid a retainer fee and would be entitled to receive potential contingent compensation under certain circumstances that are unrelated to the Company, the Merger and the subject matter of this letter. In the ordinary course of its business, Hovde and its affiliates and/or employees may trade and/or hold equity of the Company and/or Seacoast for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities. Hovde does not believe that any such holdings are material in relation to the Merger. Further, the Company has agreed to indemnify us and our affiliates for certain liabilities that may arise out of our engagement. Except for the foregoing, during the past two years there have not been, and there are no mutual understandings contemplating in the future, any material relationships between Hovde and the Company or Seacoast.

Based upon and subject to the foregoing, we are of the opinion, as of the date hereof, that the Exchange Ratio in connection with the Merger is fair to the shareholders of Holding from a financial point of view.

Sincerely,

HOVDE GROUP, LLC

APPENDIX C

GUGGENHEIM SECURITIES, LLC 330 MADISON AVENUE NEW YORK, NEW YORK 10017 GUGGENHEIMPARTNERS.COM

April 21, 2014

The Board of Directors

Seacoast Banking Corporation of Florida

815 Colorado Avenue Stuart, FL 34994

Members of the Board:

We understand that Seacoast Banking Corporation of Florida (“Seacoast”) and The BANKshares, Inc. (“BANKshares”) intend to enter into an Agreement and Plan of Merger to be dated as of April 24, 2014 (the “Agreement”), pursuant to which BANKshares will be merged with and into Seacoast (the “Merger”) with Seacoast as the surviving entity and each outstanding share of (i) common stock, par value $0.01 per share, and (ii) Series A Convertible Perpetual Preferred Stock, par value $0.01 per share, of BANKshares, other than shares as to which dissenters rights have been properly exercised, will be converted into the right to receive 0.50 of a share of Seacoast common stock (the “Exchange Ratio”). The terms and conditions of the Merger are more fully set forth in the Agreement.

You have asked us to render our opinion as to whether the Exchange Ratio is fair, from a financial point of view, to Seacoast.

In the course of performing our reviews and analyses for rendering our opinion, we have:

•	Reviewed a draft of the Agreement dated as of April 18, 2014, and certain related transaction documents;

•	Reviewed certain publicly available business and financial information regarding each of Seacoast and BANKshares;

•	Reviewed certain non-public business and financial information regarding BANKshares’s business and prospects, including the budget for 2014, all as prepared and provided to us by BANKshares’s senior management;

•	Reviewed certain non-public business and financial information regarding Seacoast’s and BANKshares’s respective businesses and prospects, including certain financial projections for each of Seacoast and BANKshares (collectively, the “Management Projections”), all as prepared and provided to us by Seacoast’s senior management;

•	Reviewed certain estimates of cost savings, restructuring charges, purchase accounting adjustments and other transaction adjustments (all of the foregoing, “transaction adjustments”) expected to result from the Merger, all as prepared and provided to us by Seacoast’s senior management;

•	Discussed with Seacoast’s senior management their strategic and financial rationale for the Merger as well as their views of Seacoast’s and BANKshares’s respective businesses, operations, historical and projected financial results, and future prospects;

•	Discussed with BANKshares’s senior management their views of BANKshares’s business, operations, historical and projected financial results, and future prospects;

•	Reviewed the historical prices, trading multiples and trading volumes of the common shares of Seacoast;

•	Compared (i) the financial performance of Seacoast and the trading multiples and trading activity of the common shares of Seacoast and (ii) the financial performance of BANKshares with corresponding data for certain companies which we deemed relevant in evaluating Seacoast and BANKshares, respectively;

•	Reviewed the valuation and financial metrics of certain mergers and acquisitions which we deemed relevant in evaluating the Merger;

•	Performed discounted dividend analyses based on the Management Projections and transaction adjustments furnished to us by Seacoast;

•	Reviewed the pro forma financial results, financial condition and capitalization of Seacoast giving effect to the Merger; and

•	Conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

With respect to the information used in arriving at our opinion:

•	We have relied upon and assumed the accuracy, completeness and reasonableness of all industry, business, financial, legal, regulatory, tax, accounting, actuarial and other information (including, without limitation, the Management Projections, transaction adjustments, other estimates and other forward-looking information) furnished by or discussed with Seacoast and BANKshares or obtained from reputable public sources, data suppliers and other third parties.

•	We (i) do not assume any responsibility, obligation or liability for the accuracy, completeness, reasonableness, achievability or independent verification of, and we have not independently verified, any such information (including, without limitation, the Management Projections, transaction adjustments, other estimates and other forward-looking information), (ii) express no view, opinion, representation, guaranty or warranty (in each case, express or implied) regarding the reasonableness or achievability of the Management Projections, transaction adjustments, other estimates and other forward-looking information or the assumptions upon which they are based and (iii) have relied upon the assurances of Seacoast’s and BANKshare’s senior management (as the case may be) that they are unaware of any facts or circumstances that would make such information (including, without limitation, the Management Projections, transaction adjustments, other estimates and other forward-looking information) incomplete, inaccurate or misleading.

•	Specifically, with respect to (i) the Management Projections, transaction adjustments, other estimates and other forward-looking information furnished by or discussed with Seacoast, (a) we have been advised by Seacoast’s senior management, and we have assumed, that such Management Projections, transaction adjustments, other estimates and other forward-looking information utilized in our analyses have been reasonably prepared on bases reflecting the best currently available estimates and judgments of Seacoast’s senior management as to the expected future performance of Seacoast and BANKshares and the realization of the cost savings reflected in the transaction adjustments and (b) we have assumed that such Management Projections, transaction adjustments, other estimates and other forward-looking information have been reviewed by Seacoast’s Board of Directors with the understanding that such information will be used and relied upon by us in connection with rendering our opinion herein, (ii) the financial projections, other estimates and other forward-looking information furnished by or discussed with BANKshares, we have assumed that such financial projections, other estimates and other forward-looking information utilized in our analyses have been reasonably prepared on bases reflecting the best currently available estimates and judgments of BANKshares’s senior management as to the expected future performance of BANKshares and (iii) any financial projections, other estimates and/or other forward-looking information obtained by us from public sources, data suppliers and other third parties, we have assumed that such information is reasonable and reliable.

In arriving at our opinion, we have not performed or obtained any independent appraisal or valuation of (i) the assets or liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of Seacoast or

BANKshares (ii) the collateral securing any of such assets or liabilities or (iii) the solvency or fair value of Seacoast or BANKshares, and we have not been furnished with any such appraisal or valuation. We did not make an independent evaluation of and we render no opinion regarding the collectability of any assets or the future performance of any loans of Seacoast or BANKshares. In addition, we did not make an independent evaluation of the adequacy of the allowance for loan and lease losses (“ALLL”) for Seacoast or BANKshares, nor have we conducted any review of the credit files of Seacoast or BANKshares. We have assumed that the respective ALLLs for Seacoast and BANKshares are adequate to cover such future loan and lease losses and will be adequate on a pro forma basis for the combined company resulting from the Merger. We also have assumed that there has been no material change in the assets, liabilities, financial condition, results of operations, business or prospects of either Seacoast or BANKshares since December 31, 2013. We are not expressing any view or rendering any opinion regarding the tax consequences to Seacoast of the Merger. We are not legal, regulatory, tax, consulting, accounting, appraisal or actuarial experts and nothing in this letter or our opinion should be construed as constituting advice with respect to such matters; accordingly, we have relied on the assessments of Seacoast and its advisors with respect to such matters.

In rendering our opinion, we have assumed that, in all respects material to our analyses, (i) the final executed form of the Agreement will not differ from the draft that we have been provided, (ii) Seacoast and BANKshares will comply in all material respects with all terms of the Agreement and (iii) the representations and warranties of Seacoast and BANKshares contained in the Agreement are true and correct and all conditions to the obligations of each party to the Agreement to consummate the Merger will be satisfied without any waiver thereof. We also have assumed that (i) all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on Seacoast, BANKshares or on the expected benefits of the Merger in any way material to our analysis and (ii) the Merger will be consummated in a timely manner and in accordance with the terms of the Agreement, without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that would have an adverse effect on Seacoast or the Merger.

In rendering our opinion, we do not express any view or opinion as to the price or range of prices at which the shares of common stock or other securities of Seacoast may trade at any time, including, without limitation, subsequent to the announcement or consummation of the Merger.

We have acted as a financial advisor to Seacoast in connection with the Merger and will receive a customary fee for such services, a substantial portion of which is contingent on successful consummation of the Merger. A portion of our compensation is payable upon delivery of this letter and our opinion and will be credited against the fee payable upon consummation of the Merger. In addition, Seacoast has agreed to reimburse us for certain expenses and to indemnify us against certain liabilities arising out of our engagement.

Aside from our current engagement by Seacoast, Guggenheim Securities, LLC (“Guggenheim Securities”) has not been previously engaged by Seacoast, nor has Guggenheim Securities been previously engaged by BANKshares, to provide investment banking and/or financial advisory services for which we received fees. Guggenheim Securities may seek to provide Seacoast and its affiliates with certain investment banking and financial advisory services unrelated to the Merger in the future.

Guggenheim Securities and its affiliates engage in a wide range of financial services activities for our and their own accounts and the accounts of our and their customers, including: asset, investment and wealth management; investment banking; corporate finance; mergers and acquisitions; restructuring; merchant banking; fixed income and equity sales, trading and research; derivatives; foreign exchange; and futures. In the ordinary course of these activities, Guggenheim Securities or its affiliates may (i) provide such financial services to Seacoast, BANKshares, other participants in the Merger or their respective affiliates, subsidiaries, investment funds and portfolio companies for which services Guggenheim Securities or its affiliates has received, and may receive, compensation and (ii) directly or indirectly, hold long or short positions, trade and otherwise conduct such activities in or with respect to certain bank debt, debt or equity securities and derivative products of or relating to

Seacoast, BANKshares, other participants in the Merger or their respective affiliates, subsidiaries, investment funds and portfolio companies. Furthermore, Guggenheim Securities or its affiliates and our and their directors, officers, employees, consultants and agents may have investments in Seacoast, BANKshares, other participants in the Merger or their respective affiliates, subsidiaries, investment funds and portfolio companies.

Consistent with applicable legal and regulatory guidelines, Guggenheim Securities has adopted certain policies and procedures to establish and maintain the independence of its research departments and personnel. As a result, Guggenheim Securities’ research analysts may hold views, make statements or investment recommendations and publish research reports with respect to Seacoast, BANKshares, other participants in the Merger or their respective affiliates, subsidiaries, investment funds and portfolio companies and the Merger that differ from the views of Guggenheim Securities’ investment banking personnel.

It is understood that this letter and our opinion have been provided to Seacoast’s Board of Directors (in its capacity as such) for its information and assistance in connection with its evaluation of the Exchange Ratio. This letter and our opinion may not be disclosed publicly, made available to third parties or reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any proxy statement/prospectus to be distributed to the holders of Seacoast common stock in connection with the Merger.

This letter and our opinion do not constitute a recommendation to Seacoast’s Board of Directors with respect to the Merger, nor do this letter, our opinion or any materials provided in connection therewith constitute advice or a recommendation to any holder of Seacoast common stock as to how to vote in connection with the Merger or otherwise. This letter and our opinion do not address Seacoast’s underlying business or financial decision to pursue the Merger, the relative merits of the Merger as compared to any alternative business or financial strategies that might exist for Seacoast or the effects of any other transaction in which Seacoast might engage. This letter and our opinion address only the fairness to Seacoast, from a financial point of view, of the Exchange Ratio pursuant to the Agreement. We do not express any view or opinion as to any other term or aspect of the Agreement or the Merger, any term or aspect of any other agreement, transaction document or instrument contemplated by the Agreement or to be entered into or amended in connection with the Merger or the fairness, financial or otherwise, of the Merger to, or of any consideration to be paid to or received by, the holders of any other class of securities, creditors or other constituencies of Seacoast, BANKshares or any other party to any transaction contemplated by the Agreement. Furthermore, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of Seacoast’s or BANKshares’s directors, officers or employees, or any class of such persons, in connection with the Merger relative to the Exchange Ratio or otherwise.

This letter and our opinion have been authorized for issuance by the Fairness Opinion and Valuation Committee of Guggenheim Securities. Our opinion is subject to the assumptions, limitations, qualifications and other conditions contained herein and is necessarily based on economic, capital markets and other conditions, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on facts, circumstances or events occurring after the date hereof.

Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to Seacoast.

Very truly yours,

GUGGENHEIM SECURITIES, LLC

APPENDIX D

607.1301 Appraisal rights; definitions. — The following definitions apply to ss. 607.1302-607.1333:

(1) “Affiliate” means a person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with another person or is a senior executive thereof. For purposes of s. 607.1302(2)(d), a person is deemed to be an affiliate of its senior executives.

(2) “Beneficial shareholder” means a person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner’s behalf.

(3) “Corporation” means the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in ss. 607.1322-607.1333, includes the surviving entity in a merger.

(4) “Fair value” means the value of the corporation’s shares determined:

(a) Immediately before the effectuation of the corporate action to which the shareholder objects.

(b) Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable to the corporation and its remaining shareholders.

(c) For a corporation with 10 or fewer shareholders, without discounting for lack of marketability or minority status.

(5) “Interest” means interest from the effective date of the corporate action until the date of payment, at the rate of interest on judgments in this state on the effective date of the corporate action.

(6) “Preferred shares” means a class or series of shares the holders of which have preference over any other class or series with respect to distributions.

(7) “Record shareholder” means the person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation.

(8) “Senior executive” means the chief executive officer, chief operating officer, chief financial officer, or anyone in charge of a principal business unit or function.

(9) “Shareholder” means both a record shareholder and a beneficial shareholder.

History. — s. 118, ch. 89-154; s. 21, ch. 2003-283; s. 2, ch. 2005-267.

607.1302 Right of shareholders to appraisal. —

(1) A shareholder of a domestic corporation is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder’s shares, in the event of any of the following corporate actions:

(a) Consummation of a conversion of such corporation pursuant to s. 607.1112 if shareholder approval is required for the conversion and the shareholder is entitled to vote on the conversion under ss. 607.1103 and607.1112(6), or the consummation of a merger to which such corporation is a party if shareholder approval is required for the merger under s. 607.1103 and the shareholder is entitled to vote on the merger or if such corporation is a subsidiary and the merger is governed by s. 607.1104;

(b) Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the exchange, except that appraisal rights shall not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged;

(c) Consummation of a disposition of assets pursuant to s. 607.1202 if the shareholder is entitled to vote on the disposition, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

(d) An amendment of the articles of incorporation with respect to the class or series of shares which reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created;

(e) Any other amendment to the articles of incorporation, merger, share exchange, or disposition of assets to the extent provided by the articles of incorporation, bylaws, or a resolution of the board of directors, except that no bylaw or board resolution providing for appraisal rights may be amended or otherwise altered except by shareholder approval; or

(f) With regard to a class of shares prescribed in the articles of incorporation prior to October 1, 2003, including any shares within that class subsequently authorized by amendment, any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

1. Altering or abolishing any preemptive rights attached to any of his or her shares;

2. Altering or abolishing the voting rights pertaining to any of his or her shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

3. Effecting an exchange, cancellation, or reclassification of any of his or her shares, when such exchange, cancellation, or reclassification would alter or abolish the shareholder’s voting rights or alter his or her percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

4. Reducing the stated redemption price of any of the shareholder’s redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his or her shares, or making any of his or her shares subject to redemption when they are not otherwise redeemable;

5. Making noncumulative, in whole or in part, dividends of any of the shareholder’s preferred shares which had theretofore been cumulative;

6. Reducing the stated dividend preference of any of the shareholder’s preferred shares; or

7. Reducing any stated preferential amount payable on any of the shareholder’s preferred shares upon voluntary or involuntary liquidation.

(2) Notwithstanding subsection (1), the availability of appraisal rights under paragraphs (1)(a), (b), (c), and (d) shall be limited in accordance with the following provisions:

(a) Appraisal rights shall not be available for the holders of shares of any class or series of shares which is:

1. Listed on the New York Stock Exchange or the American Stock Exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

2. Not so listed or designated, but has at least 2,000 shareholders and the outstanding shares of such class or series have a market value of at least $10 million, exclusive of the value of such shares held by its subsidiaries, senior executives, directors, and beneficial shareholders owning more than 10 percent of such shares.

(b) The applicability of paragraph (a) shall be determined as of:

1. The record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action requiring appraisal rights; or

2. If there will be no meeting of shareholders, the close of business on the day on which the board of directors adopts the resolution recommending such corporate action.

(c) Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in paragraph (a) at the time the corporate action becomes effective.

(d) Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares if:

1. Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to the corporate action by a person, or by an affiliate of a person, who:

a. Is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, the beneficial owner of 20 percent or more of the voting power of the corporation, excluding any shares acquired pursuant to an offer for all shares having voting power if such offer was made within 1 year prior to the corporate action requiring appraisal rights for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action; or

b. Directly or indirectly has, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporation of the corporate action requiring appraisal rights had, the power, contractually or otherwise, to cause the appointment or election of 25 percent or more of the directors to the board of directors of the corporation; or

2. Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to such corporate action by a person, or by an affiliate of a person, who is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, a senior executive or director of the corporation or a senior executive of any affiliate thereof, and that senior executive or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than:

a. Employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action;

b. Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in s.607.0832; or

c. In the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity in the corporate action or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of such entity or such affiliate.

(e) For the purposes of paragraph (d) only, the term “beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares, provided that a member of a national securities exchange shall not be deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person solely because such member is the recordholder of such securities if the member is precluded by the rules of such exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby shall be deemed to have acquired beneficial ownership, as of the date of such agreement, of all voting shares of the corporation beneficially owned by any member of the group.

(3) Notwithstanding any other provision of this section, the articles of incorporation as originally filed or any amendment thereto may limit or eliminate appraisal rights for any class or series of preferred shares, but any such limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately prior to the effective date of such amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange, or other right existing immediately before the effective date of such amendment shall not apply to any corporate action that becomes effective within 1 year of that date if such action would otherwise afford appraisal rights.

(4) A shareholder entitled to appraisal rights under this chapter may not challenge a completed corporate action for which appraisal rights are available unless such corporate action:

(a) Was not effectuated in accordance with the applicable provisions of this section or the corporation’s articles of incorporation, bylaws, or board of directors’ resolution authorizing the corporate action; or

(b) Was procured as a result of fraud or material misrepresentation.

History. — s. 119, ch. 89-154; s. 5, ch. 94-327; s. 31, ch. 97-102; s. 22, ch. 2003-283; s. 1, ch. 2004-378; s. 3, ch. 2005-267.

607.1303 Assertion of rights by nominees and beneficial owners. —

(1) A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

(2) A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

(a) Submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in s. 607.1322(2)(b)2.

(b) Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

History. — s. 23, ch. 2003-283.

607.1320 Notice of appraisal rights. —

(1) If proposed corporate action described in s. 607.1302(1) is to be submitted to a vote at a shareholders’ meeting, the meeting notice must state that the corporation has concluded that shareholders are, are not, or may be entitled to assert appraisal rights under this chapter. If the corporation concludes that appraisal rights are or may be available, a copy of ss. 607.1301-607.1333 must accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

(2) In a merger pursuant to s. 607.1104, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice must be sent within 10 days after the corporate action became effective and include the materials described in s. 607.1322.

(3) If the proposed corporate action described in s. 607.1302(1) is to be approved other than by a shareholders’ meeting, the notice referred to in subsection (1) must be sent to all shareholders at the time that consents are first solicited pursuant to s. 607.0704, whether or not consents are solicited from all shareholders, and include the materials described in s. 607.1322.

History. — s. 120, ch. 89-154; s. 35, ch. 93-281; s. 32, ch. 97-102; s. 24, ch. 2003-283.

607.1321 Notice of intent to demand payment. —

(1) If proposed corporate action requiring appraisal rights under s. 607.1302 is submitted to a vote at a shareholders’ meeting, or is submitted to a shareholder pursuant to a consent vote under s. 607.0704, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(a) Must deliver to the corporation before the vote is taken, or within 20 days after receiving the notice pursuant to s. 607.1320(3) if action is to be taken without a shareholder meeting, written notice of the shareholder’s intent to demand payment if the proposed action is effectuated.

(b) Must not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

(2) A shareholder who does not satisfy the requirements of subsection (1) is not entitled to payment under this chapter.

History. — s. 25, ch. 2003-283; s. 7, ch. 2004-378.

607.1322 Appraisal notice and form. —

(1) If proposed corporate action requiring appraisal rights under s. 607.1302(1) becomes effective, the corporation must deliver a written appraisal notice and form required by paragraph (2)(a) to all shareholders who satisfied the requirements of s. 607.1321. In the case of a merger under s. 607.1104, the parent must deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

(2) The appraisal notice must be sent no earlier than the date the corporate action became effective and no later than 10 days after such date and must:

(a) Supply a form that specifies the date that the corporate action became effective and that provides for the shareholder to state:

1. The shareholder’s name and address.

2. The number, classes, and series of shares as to which the shareholder asserts appraisal rights.

3. That the shareholder did not vote for the transaction.

4. Whether the shareholder accepts the corporation’s offer as stated in subparagraph (b)4.

5. If the offer is not accepted, the shareholder’s estimated fair value of the shares and a demand for payment of the shareholder’s estimated value plus interest.

(b) State:

1. Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under subparagraph 2.

2. A date by which the corporation must receive the form, which date may not be fewer than 40 nor more than 60 days after the date the subsection (1) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date.

3. The corporation’s estimate of the fair value of the shares.

4. An offer to each shareholder who is entitled to appraisal rights to pay the corporation’s estimate of fair value set forth in subparagraph 3.

5. That, if requested in writing, the corporation will provide to the shareholder so requesting, within 10 days after the date specified in subparagraph 2., the number of shareholders who return the forms by the specified date and the total number of shares owned by them.

6. The date by which the notice to withdraw under s. 607.1323 must be received, which date must be within 20 days after the date specified in subparagraph 2.

(c) Be accompanied by:

1. Financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of the fiscal year ending not more than 15 months prior to the date of the corporation’s appraisal notice, an income statement for that year, a cash flow statement for that year, and the latest available interim financial statements, if any.

2. A copy of ss. 607.1301-607.1333.

History. — s. 26, ch. 2003-283.

607.1323 Perfection of rights; right to withdraw. —

(1) A shareholder who wishes to exercise appraisal rights must execute and return the form received pursuant to s. 607.1322(1) and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to s. 607.1322(2)(b)2. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection (2).

(2) A shareholder who has complied with subsection (1) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to s. 607.1322(2)(b)6. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

(3) A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates if required, each by the date set forth in the notice described in subsection (2), shall not be entitled to payment under this chapter.

History. — s. 27, ch. 2003-283.

607.1324 Shareholder’s acceptance of corporation’s offer. —

(1) If the shareholder states on the form provided in s. 607.1322(1) that the shareholder accepts the offer of the corporation to pay the corporation’s estimated fair value for the shares, the corporation shall make such payment to the shareholder within 90 days after the corporation’s receipt of the form from the shareholder.

(2) Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares.

History. — s. 28, ch. 2003-283.

607.1326 Procedure if shareholder is dissatisfied with offer. —

(1) A shareholder who is dissatisfied with the corporation’s offer as set forth pursuant to s. 607.1322(2)(b)4. must notify the corporation on the form provided pursuant to s. 607.1322(1) of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest.

(2) A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection (1) within the timeframe set forth in s. 607.1322(2)(b)2. waives the right to demand payment under this section and shall be entitled only to the payment offered by the corporation pursuant to s. 607.1322(2)(b)4.

History. — s. 29, ch. 2003-283.

607.1330 Court action. —

(1) If a shareholder makes demand for payment under s. 607.1326 which remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60- day period, any shareholder who has made a demand pursuant to s.607.1326 may commence the proceeding in the name of the corporation.

(2) The proceeding shall be commenced in the appropriate court of the county in which the corporation’s principal office, or, if none, its registered office, in this state is located. If the corporation is a foreign corporation without a registered office in this state, the proceeding shall be commenced in the county in this state in which the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

(3) All shareholders, whether or not residents of this state, whose demands remain unsettled shall be made parties to the proceeding as in an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each shareholder party who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident shareholder party by registered or certified mail or by publication as provided by law.

(4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) is plenary and exclusive. If it so elects, the court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them or in any amendment to the order. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.

(5) Each shareholder made a party to the proceeding is entitled to judgment for the amount of the fair value of such shareholder’s shares, plus interest, as found by the court.

(6) The corporation shall pay each such shareholder the amount found to be due within 10 days after final determination of the proceedings. Upon payment of the judgment, the shareholder shall cease to have any interest in the shares.

History. — s. 2, ch. 2004-378.

607.1331 Court costs and counsel fees. —

(1) The court in an appraisal proceeding shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(2) The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with ss. 607.1320 and 607.1322; or

(b) Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(3) If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

(4) To the extent the corporation fails to make a required payment pursuant to s. 607.1324, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

History. — s. 30, ch. 2003-283; s. 98, ch. 2004-5.

607.1332 Disposition of acquired shares. —

Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this chapter, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger or share exchange, they may be held and disposed of as the plan of merger or share exchange otherwise provides. The shares of the surviving corporation into which the shares of such shareholders demanding appraisal rights would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.

History. — s. 31, ch. 2003-283.

607.1333 Limitation on corporate payment. —

(1) No payment shall be made to a shareholder seeking appraisal rights if, at the time of payment, the corporation is unable to meet the distribution standards of s. 607.06401. In such event, the shareholder shall, at the shareholder’s option:

(a) Withdraw his or her notice of intent to assert appraisal rights, which shall in such event be deemed withdrawn with the consent of the corporation; or

(b) Retain his or her status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the shareholders not asserting appraisal rights, and if it is not liquidated, retain his or her right to be paid for the shares, which right the corporation shall be obliged to satisfy when the restrictions of this section do not apply.

(2) The shareholder shall exercise the option under paragraph (1)(a) or paragraph (b) by written notice filed with the corporation within 30 days after the corporation has given written notice that the payment for shares cannot be made because of the restrictions of this section. If the shareholder fails to exercise the option, the shareholder shall be deemed to have withdrawn his or her notice of intent to assert appraisal rights.

History. — s. 32, ch. 2003-283.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers of Seacoast

The Florida Business Corporation Act, as amended, or the “FBCA,” permits, under certain circumstances, the indemnification of officers, directors, employees and agents of a corporation with respect to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which such person was or is a party or is threatened to be made a party, by reason of his or her being an officer, director, employee or agent of the corporation, or is or was serving at the request of, such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability incurred in connection with such proceeding, including appeals thereof; provided, however, that the officer, director, employee or agent acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any such third-party action by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent does not, of itself, create a presumption that the person (i) did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or (ii) with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

In the case of proceedings by or in the right of the corporation, the FBCA permits for indemnification of any person by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of, such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability incurred in connection with such proceeding, including appeals thereof; provided, however, that the officer, director, employee or agent acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification is made where such person is adjudged liable, unless a court of competent jurisdiction determines that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

To the extent that such person is successful on the merits or otherwise in defending against any such proceeding, Florida law provides that he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith.

Our Bylaws contain indemnification provisions similar to the FBCA, and further provide that we may purchase and maintain insurance on behalf of directors, officers, employees and agents in their capacities as such, or serving at the request of the corporation, against any liabilities asserted against such persons whether or not we would have the power to indemnify such persons against such liability under our Bylaws.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statement Schedules.

(a)	List of Exhibits

Exhibit 2.1	—	Agreement and Plan of Merger dated April 24, 2014 by and between Seacoast Banking Corporation of Florida, Seacoast National Bank, The BANKshares, Inc. and BankFIRST (attached as Appendix A to the joint proxy statement/prospectus).

Certain exhibits and schedules to the Agreement and Plan of Merger have been omitted. Such exhibits and schedules are described in the Agreement and Plan of Merger. Seacoast Banking Corporation of Florida hereby agrees to furnish to the Securities and Exchange Commission, upon its request, any or all of such omitted exhibits and schedules.

Exhibit 3.1.1	—	Amended and Restated Articles of Incorporation (incorporated herein by reference from Exhibit 3.1 to Seacoast’s Quarterly Report on Form 10-Q, filed May 10, 2006).

Exhibit 3.1.2	—	Articles of Amendment to the Amended and Restated Articles of Incorporation (incorporated herein by reference from Exhibit 3.1 to Seacoast’s Form 8-K, filed December 23, 2008).

Exhibit 3.1.3		Articles of Amendment to the Amended and Restated Articles of Incorporation (incorporated herein by reference from Exhibit 3.4 to Seacoast’s Form S-1, filed June 22, 2009).

Exhibit 3.1.4	—	Articles of Amendment to the Amended and Restated Articles of Incorporation (incorporated herein by reference from Exhibit 3.1 to Seacoast’s Form 8-K, filed July 20, 2009).

Exhibit 3.1.5	—	Articles of Amendment to the Amended and Restated Articles of Incorporation (incorporated herein by reference from Exhibit 3.1 to Seacoast’s Form 8-K, filed December 3, 2009).

Exhibit 3.1.6	—	Articles of Amendment to the Amended and Restated Articles of Incorporation (incorporated herein by reference from Exhibit 3.1 to Seacoast’s Form 8-K/A, filed July 14, 2010).

Exhibit 3.1.7	—	Articles of Amendment to the Amended and Restated Articles of Incorporation (incorporated herein by reference from Exhibit 3.1 to Seacoast’s Form 8-K, filed June 25, 2010).

Exhibit 3.1.8	—	Articles of Amendment to the Amended and Restated Articles of Incorporation (incorporated herein by reference from Exhibit 3.1 to Seacoast’s Form 8-K, filed June 1, 2011).

Exhibit 3.1.9	—	Articles of Amendment to the Amended and Restated Articles of Incorporation (incorporated herein by reference from Exhibit 3.1 to Seacoast’s Form 8-K, filed December 13, 2013).

Exhibit 3.2	—	Amended and Restated By-laws of the Corporation (incorporated herein by reference from Exhibit 3.2 to Seacoast’s Form 8-K, filed December 21, 2007).

Exhibit 4.1	—	Specimen Common Stock Certificate (incorporated herein by reference from Exhibit 4.1 to Seacoast’s Form 10-K, filed March, 17, 2014).

Exhibit 5.1	—	Legal Opinion of Alston & Bird, LLP

Exhibit 8.1	—	Tax Opinion of Alston & Bird, LLP

Exhibit 8.2	—	Tax Opinion of Hacker Johnson & Smith P.A.

Exhibit 21.1	—	Subsidiaries of the Registrant (incorporated herein by reference from Exhibit 21 Seacoast’s Form 10-K, filed March 17, 2014).

Exhibit 23.1	—	Consent of Alston & Bird (included in Exhibits 5.1 and 8.1)

Exhibit 23.2	—	Consent of Hacker, Johnson & Smith, P.A.

Exhibit 23.3	—	Consent of KPMG LLP

Exhibit 24	—	Power of Attorney*

Exhibit 99.1	—	Form of Proxy to be used at BANKshares, Inc. Special Shareholders Meeting

Exhibit 99.2	—	Form of Proxy to be used at Seacoast Banking Corporation of Florida Special Shareholders Meeting

Exhibit 99.3	—	Consent of Guggenheim Securities, LLC*

Exhibit 99.4	—	Consent of Hovde Group, LLC*

*	Previously filed.

(b) Financial Statement Schedules

None. All other schedules for which provision is made in Regulation S-X of the Securities and Exchange Commission are not required under the related restrictions or are inapplicable, and, therefore, have been omitted.

(c) Opinion of Financial Advisors

Furnished as Appendix B and Appendix C to the proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4.

Item	22. Undertakings.

The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stuart and State of Florida, on July 28, 2014.

SEACOAST BANKING CORPORATION OF FLORIDA

By:	/s/ Dennis S. Hudson, III
Name: Dennis S. Hudson, III
Title: Chief Executive Officer
(Principal executive officer)

By:	/s/ William R. Hahl
Name: William R. Hahl
Title: Executive Vice President and Chief Financial Officer
(Principal financial officer and principal accounting officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on July 28, 2014.

Signature	Title
/s/ DENNIS S. HUDSON, III Dennis S. Hudson, III	Chairman of the Board of Directors, Chief Executive Officer and Director (principal executive officer)

/s/ WILLIAM R. HAHL William R. Hahl	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)

* Dennis J. Arczynski	Director

* Stephen E. Bohner	Director

* Michael Crook	Director

* H. Gilbert Culbreth, Jr.	Director

* Julie H. Daum	Director

* Christopher E. Fogal	Director

* Maryann B. Goebel	Director

* Roger O. Goldman	Director

* Robert B. Goldstein	Director

* Dale M. Hudson	Director

* Dennis S. Hudson, Jr.	Director

* Thomas E. Rossin	Director

* Edwin E. Walpole, III	Director

*By:	/S/ DENNIS S. HUDSON, III
Attorney-in-Fact